As filed with the Securities and Exchange Commission on July 21, 2021.
Registration Statement No. 333-257713

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 1
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRESTON HOLLOW COMMUNITY CAPITAL, INC.
(Exact name of registrant as specified in its governing instruments)

Maryland (State or other jurisdiction of incorporation or organization)	6199 (Primary Standard Industrial Classification Code Number)	87-1135422 (I.R.S. Employer Identification No.)
1717 Main Street, Suite 3900
Dallas, Texas 75201
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
Jim Thompson
Chief Executive Officer
1717 Main Street, Suite 3900
Dallas, Texas 75201
(214) 389-0800
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
Copies to:
Jay L. Bernstein, Esq. Jake A. Farquharson, Esq. Jason W. Parsont, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375	Richard D. Truesdell, Jr., Esq. Pedro J. Bermeo, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel (212) 450-4000 Fax (212) 701-5800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “ large accelerated filer,” “ accelerated filer,” “ smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Emerging growth company ☒	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(1)
Class A Common Stock, $0.01 par value per share	$242,105,268	$26,413.69

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes the offering price of Class A common stock based on the high-point of the price range shown below that may be purchased by the underwriters upon exercise of their option to purchase additional shares.

(3)
Of this amount, $10,910 was previously paid in connection with this Registration Statement on July 6, 2021. The additional registration fee payable in connection with the additional $142,105,268 aggregate initial offering price of securities registered hereunder, caclculated pursuant to Rule 457(o) of the Securities Act of 1933, as amended is $15,503.69, and is being paid contemporaneously with the filing of this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these shares until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these shares and it is not soliciting an offer to buy these shares in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated July 21, 2021
PRELIMINARY PROSPECTUS
10,526,316 Shares
Class A Common Stock

Preston Hollow Community Capital, Inc. is a market leader in providing specialized impact financing solutions for projects of significant social and economic importance to local communities in the United States. Our strategy is focused on producing attractive risk-adjusted total returns from the direct origination and structuring of debt financings, primarily in the form of tax-exempt municipal bonds or loans, in transactions that deliver meaningful social impact across a broad range of project types that are not easily financed through traditional lending channels.
This is our initial public offering and no public market currently exists for shares of our Class A common stock. We are offering shares of our Class A common stock as described in this prospectus. We expect the initial public offering price of our Class A common stock to be between $18.00 and $20.00 per share. We expect to be approved for listing on the New York Stock Exchange (“NYSE”), subject to official notice of issuance, under the symbol “PHCC.”
Prior to the completion of this offering, we operated our business through our predecessor, Preston Hollow Capital, LLC, a Delaware limited liability company (“PHC LLC”). In connection with this offering, PHC LLC will contribute its business to our operating partnership subsidiary and will receive OP units (as defined herein) and an equivalent number of shares of our Class B common stock. Immediately prior to the closing of this offering, PHC LLC will be our sole stockholder and we and PHC LLC will be the only holders of OP units in our operating partnership.
We will have two classes of common stock outstanding after this offering. Class A common stock and Class B common stock. Holders of our Class A common stock and holders of our Class B common stock are each entitled to one vote per share and all such holders will vote together as a single class. Upon completion of this offering, PHC LLC will hold all of our issued and outstanding shares of Class B common stock, which will represent approximately 91.0% of the total voting power of our common stock (or approximately 89.8% of the total voting power of our common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock in this offering). The aggregate voting power of the Class B common stock is intended to be in proportion to the economic ownership interests in our operating partnership represented by holders of OP units other than us. Shares of Class B common stock also represent an economic interest equal to 1/50th of a share of Class A common stock. Each OP unit is, from time to time, exchangeable for one share of Class A common stock, subject to equitable adjustment for stock splits, stock dividends and reclassifications. Upon exchange of OP units for shares of Class A common stock, the shares of Class B common stock with which such OP units are paired will also mandatorily convert into Class A common stock at a conversion ratio of 50 shares of Class B common stock for each share of Class A common stock.
Upon the completion of this offering, PHC LLC will control a majority of the voting power of shares eligible to vote in the election of our directors. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. See “Management — Controlled Company Exception.”
We are an “emerging growth company” under the U.S. federal securities laws and, as such, have elected to comply with certain reduced disclosure requirements in this prospectus and in future filings that we make with the Securities and Exchange Commission (the “SEC”). See “Prospectus Summary — Emerging Growth Company Status.”
Investing in shares of our Class A common stock involves risks that are described in the “Risk Factors” section beginning on page 28 of this prospectus.

	Per share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses(1), to us	$	$

(1)
We have agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriting” for a detailed description of compensation payable to the underwriters.

We have granted the underwriters the option to purchase up to 1,578,947 additional shares of our Class A common stock from us at the initial public offering price, less the underwriting discount, within 30 days after the date of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The shares sold in this offering will be ready for delivery on or about           , 2021.

Joint Bookrunning Managers
J.P. MorganBarclays
UBS Investment Bank	Piper Sandler

Co-Managers
Deutsche Bank SecuritiesLoop Capital Markets
The date of this prospectus is            , 2021

We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus, and we and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our Class A common stock.

i

Market and Industry Data and Forecasts
Certain market and industry data included in this prospectus has been obtained from third party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications, government publications and third party forecasts in conjunction with our assumptions about our markets. We have not independently verified such third party information. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

ii

PROSPECTUS SUMMARY
This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in shares of our Class A common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the information in this prospectus assumes (i) that the underwriters will not exercise their option to purchase up to an additional 1,578,947 shares of our Class A common stock, (ii) the completion of our formation transactions described in this prospectus under “The Structure and Formation of Our Company,” and (iii) the shares of our Class A common stock to be sold in this offering are sold at $19.00 per share, which is the mid-point of the initial public offering price range shown on the cover page of this prospectus. Except where the context suggests otherwise, the terms “Preston Hollow,” “company,” “we,” “us” and “our” refer to (i) Preston Hollow Community Capital, Inc., a Maryland corporation, together with our consolidated subsidiaries, including PHCC OP, LP, a Delaware limited partnership, which we refer to as our “operating partnership” or our “operating partnership subsidiary,” after giving effect to the formation transactions described in this prospectus, and (ii) the terms “PHC LLC” or “our predecessor” refers to Preston Hollow Capital, LLC, a Delaware limited liability company, and its consolidated subsidiaries before giving effect to the formation transactions described in this prospectus. Except where the context suggests otherwise, references to our “common stock” refer to Class A common stock and Class B common stock, together as a single class, and references to “OP units” or “Class A OP units” refer to Class A units of limited partnership interest in our operating partnership.
Our Mission
Our corporate mission is to generate attractive risk-adjusted returns for our stockholders through the origination, ownership and management of a diversified portfolio of predominantly tax-advantaged assets that renew and improve local communities or support sustainable economic growth objectives. As we focus on providing capital to local governments, institutions of higher education, not-for-profit entities and other borrowers, we are committed to supporting transformational community outcomes while serving as a creative, flexible and dependable financing partner to our borrowers. We believe that our track record demonstrates that financial, sustainability and community impact objectives can be achieved together through rigorous and disciplined credit underwriting and creative investment structuring.
Our Company
We are a market leader in providing specialized impact financing solutions for projects of significant social and economic importance to local communities in the United States. We maintain long-standing relationships with local governments, institutions of higher education, not-for-profit entities and other borrowers that use the financing we provide to fund economic development projects in infrastructure, education, healthcare, housing and other projects that renew and improve local communities or support sustainable economic growth.
We have two interconnected strategies that we focus on to achieve our business growth and profitability objectives: our direct origination strategy and our active portfolio management strategy. Our direct origination strategy is focused on producing attractive risk-adjusted total returns from the direct sourcing and structuring of debt financings in transactions that deliver meaningful social impact across a broad range of project types that are not easily financed through traditional lending channels. Our active portfolio management strategy complements our direct origination strategy through the execution of value-accretive secondary transactions in the municipal finance market.
By using our proprietary Social Impact Finance Framework across our investment platform, we actively craft transactions that address one or more of the United Nations Sustainable Development Goals and monitor impact performance over the life of the investment. We structure our social impact finance transactions primarily in the tax-exempt, nonrated revenue bond segment of the municipal finance market, which is the largest community-focused investment market in the United States. We also provide financing through taxable municipal bonds, loans, and equity investments in qualified opportunity funds (“QOFs”) and similar programs.

Our transactions require specialized knowledge of structural, regulatory, strategic and economic considerations associated with financing impactful community projects. Through our direct origination platform, we generally lead and are often the sole financing provider to our borrowers, which enables us to tailor our financings to their specific needs. We also structure the terms of our financings, which generally consist of senior secured or preferred positions, to include security and covenant protections in order to enhance their credit profile and manage downside risk.
We were founded in 2014 by Jim Thompson, our Chairman and Chief Executive Officer, and Cliff Weiner, our Head of Fixed Income. Mr. Thompson has a 42-year track record in financial services and served as Chief Executive Officer of ORIX USA where, during his 22-year tenure, he managed the growth of Tokyo-based ORIX Corp.’s (NYSE: IX) U.S. operations to 1,100 employees with more than $6 billion in assets and $25 billion in assets under management. Mr. Weiner brings 37 years of diverse experience in portfolio investment, origination, acquisition leadership and fixed income trading and served as Chief Executive Officer and President of ORIX USA’s municipal finance group for over five years. Mr. Thompson and Mr. Weiner are supported by a cohesive executive team with extensive experience originating and managing tax-advantaged social impact assets through a variety of credit and interest rate environments and economic cycles. The consistency and strength of management and our investment strategy have enabled us to raise $1.4 billion in equity capital, including sizeable commitments from investment funds managed by Stone Point Capital LLC and affiliates of HarbourVest Partners. Upon completion of this offering, our founders, together with our executive officers and other members of our senior management team, will together hold through their interests in PHC LLC 14,693,887 OP units in our operating partnership and 14,693,887 shares of our Class B common stock, representing an estimated 13.5% ownership stake in our company (excluding any shares purchased in our directed share program).
We are one of the leaders in the social impact finance market with a high quality portfolio of approximately $1.9 billion as of March 31, 2021 diversified across 23 U.S. States and the District of Columbia. We are internally managed and have built a vertically integrated platform that features an established track record of direct origination, creative investment structuring, disciplined credit underwriting and due diligence, and a comprehensive approach to active portfolio management. These capabilities have enabled us to originate over $3.7 billion in financings cumulatively since our inception and produce meaningful tax-advantaged returns with minimal credit losses. We have achieved 29 consecutive quarters of positive net income and have an 11.7% Compound Annual Growth Rate in book value per share since inception through March 31, 2021 (assuming full dividend reinvestment at book value).
As a result of our highly disciplined approach to asset targeting and selection, the credit performance of our portfolio has been strong. We have had only one credit impairment across over 95 investments since inception, and this was, in part, due to the impact of the COVID-19 pandemic. In addition, our portfolio management expertise has allowed us to generate gains on the workout of challenging credits. Our assets exhibit lower correlation in market value volatility to macroeconomic shocks compared to many other fixed income asset classes, and the long duration nature of our assets has enabled us to generate consistent and positive earnings and cash flows that can be distributed to our stockholders or redeployed in new assets.
We were formed as a Maryland corporation and will conduct substantially all of our operations through, and will be the sole general partner of, our operating partnership subsidiary. Our structure provides us with the ability to retain capital that can be used to fund our strategic business and growth objectives. We also intend to operate our business in a manner that will permit us to maintain an exclusion from registration under the Investment

Company Act of 1940, as amended, or the 1940 Act. For additional information see “Business — Regulation — Investment Company Act Exclusion.”
Our Impact Investment Strategy
Overview of Impact Investment Strategies
We have built and relied on two interconnected strategies to achieve our business growth and profitability objectives: our direct origination strategy and our active portfolio management strategy.
Direct Origination Strategy
Our direct origination strategy is focused on the direct sourcing and structuring of primarily debt financings in transactions that deliver meaningful and measurable social impact to our borrowers and their respective communities across a broad range of project types that are not easily or efficiently financed through traditional lending channels. Our targeted origination approach is centered on an established yet growing relationship network with local governments, institutions of higher education, not-for-profit entities, and other borrowers that use the financing we provide, to fund economic development projects in infrastructure, education, healthcare, and housing. Most of our direct origination transactions are structured as debt financings in the form of municipal bonds that bear CUSIPs and are cleared through the facilities of the Depository Trust Company (“DTC”) or as non-syndicated loans.
As direct private market originators, we have the flexibility to structure tailored financing solutions to the specific needs of our borrowers and their respective communities. Customized structures such as drawdown bonds to finance construction, stepped coupons, taxable bridge financing to tax-exempt bonds, and master facilities are typically not available in standardized public capital market executions, and set our financing solutions apart from our competition. Further, our deep public finance market knowledge and structuring expertise enable us to underwrite assets that are unfamiliar to other lenders, or are unsuitable for the plain-vanilla financing structures found in the public markets. This has enabled us to benefit from reduced competition at the time of origination and subsequent value upside in the form of sale gains from an investment’s positive credit migration over time.
Active Portfolio Management Strategy
Our active portfolio management strategy complements our direct origination strategy with two primary objectives: (i) take advantage of periods of price volatility in the municipal bond market to acquire high quality municipal bonds at a significant discount to their fundamental valuation and subsequently sell them at a premium, locking in a capital gain, and (ii) strategically crystalize gains on sale of directly originated investments we believe have completed their positive credit migration and redeploy capital to more attractive, directly originated opportunities with higher yields. This strategy provides us with secondary market liquidity in times of turbulence and enables us to use management's special servicing and restructuring experience to capitalize on complex or troubled credit situations. While our direct origination strategy is expected to be the key driver of growth for our portfolio in the long run, we aim to actively manage our portfolio through the execution of value-accretive secondary transactions in the municipal finance market.

From the end of 2016 through the end of 2020, our investment portfolio grew from $0.8 billion to $1.9 billion. The following table shows our net realized gains by category during this period:
Category of Net Realized Gains	Year ended December 31, 2016	Year ended December 31, 2017	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
	$ in millions
Gain on sales of direct originations	$1.0	$5.7	$17.5	$33.8	$20.9
Gain on sales of special opportunities	$12.6	$14.1	$19.4	$7.7	$5.5
Gains on redemptions, trading and other	$3.5	$5.2	$2.9	$3.7	$2.4
Total	$17.1	$25.0	$39.8	$45.2	$28.8

During this period, our cumulative average net gain on direct origination sales as a percentage of volume sold was 15% and our cumulative average net gain on special opportunities was 49%.
We believe that our ability to generate returns for our stockholders through a combination of long-term contracted cash flows from our directly originated debt financings and sale gains from the strategic execution of our portfolio management strategy provides us with a distinct competitive advantage. These complementary profit drivers have been instrumental in strengthening the resiliency and predictability of our cash flows and corporate profitability over market cycles.
For additional information about our originations, investment portfolio, and net realized gains, see “— Recent Developments.”
Overview of Our Markets
We seek to realize our corporate mission to generate attractive social impact investments by operating in the municipal finance market and the public-private partnership market, and, to a lesser extent, to create and acquire equity interests in projects located in economically distressed communities that have been designated as opportunity zones (“Opportunity Zones”). Each segment is briefly summarized below.
Municipal Bonds
Debt issued by community-based organizations, most often in the form of municipal bonds, can have direct, measurable impact on pressing local issues. Municipal bonds, issued by U.S. state and local governments, institutions of higher education and eligible not-for-profit corporations, inherently track with important environmental, social and governance (“ESG”) goals, and their proceeds often fund activities that directly promote positive social and environmental improvement. Investors who purchase project-oriented municipal bonds are often lending capital used to build schools, hospitals, and a variety of other public projects of social importance.
The transactions we execute in the municipal bond market are predominantly in the revenue bond category, which comprises over 92.4% of our total portfolio as of March 31, 2021. We believe revenue bonds to be particularly attractive from a risk management and credit standpoint as they are backed by revenues from a specific project or source, for example by the revenue generated by specific not-for-profit colleges or hospitals or other not-for-profit entities for whom a bond is issued by a municipal entity. Furthermore, our transactions are typically secured by a significant amount of tangible collateral. In the case of many of our financings, this collateral consists of mortgages or other liens on real property that give us the right (as bondholder) to foreclose or to direct the foreclosure of the underlying real property in the case of default.
In addition to tax-exempt revenue bonds, which in aggregate represents 87.1% of our portfolio as of March 31, 2021, we have the flexibility to execute our impact investment strategy through taxable municipal bonds or loans depending upon the borrower’s objectives.

Public-Private Partnerships
U.S. municipalities and other public or not-for-profit entities, such as universities, will occasionally use Public-Private Partnerships (“P3s”) to deliver new critical infrastructure or monetize existing infrastructure.
We actively participate in the P3 market with a distinct investment strategy and ownership approach. Rather than directly act as the concessionaire, we typically partner with a not-for-profit concessionaire and lend it the required capital to fulfill its obligations of the concession agreement. We make our investment in the form of tax-exempt debt rather than through a traditional equity investment. Our debt investment structure allows for residual revenues generated from a P3 project to both support the project during the term of the concession and accumulate as an additional benefit for the sponsoring public agency to be provided upon the reversion of the asset itself. This investment approach fully aligns our interest with that of the sponsoring public agency and not-for-profit concessionaire, while revenue accumulation from the P3 project provides us with a reserve of funds to support the payment of interest and principal obligations should the project face temporary cash flow challenges.
Opportunity Zones
The Opportunity Zone program (the “OZ Program”) was established by Congress in the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) as an innovative approach to incentivize long-term private sector investments in low-income, economically distressed communities. The goal of the program is to economically revitalize underserved markets and create jobs. The OZ Program provides a vehicle for investors to defer taxes on prior capital gains and reduce subsequent taxes, depending on their holding period and date of investment, which is not possible through most traditional investment vehicles. The U.S. Department of the Treasury has certified as Opportunity Zones over 8,760 individual census tracts across all 50 states, six territories, and the District of Columbia.
The goals of the OZ Program align well with our impact investment strategy, and we will occasionally utilize the OZ Program to make equity investments that meet our credit underwriting criteria. Since the inception of the OZ Program through March 31, 2021, we have realized qualifying gains totaling $69.5 million and have contributed $57.8 million into two QOFs.
To the extent that we recognize capital gains with respect to investments we own, it is possible we may elect to defer such capital gains by investing in one or more QOFs.
Our Approach to Impact Investment Origination
We aim to use our nationwide relationship network and structuring expertise to originate assets that have positive, measurable community impact while delivering attractive risk-adjusted returns to our stockholders. Our approach to impact investing is characterized by the following:
•
Purpose-built Direct Origination Platform. We originate most of our investments directly through our extensive network of thousands of relationships in the community impact finance sector, including state and local governments, institutions of higher education, project developers, municipal advisors, large public finance investors and other tax-exempt focused financial intermediaries. Our origination platform has been organically and purposely built from the ground up and, therefore, does not have the inefficient legacy attributes often observed in other public finance platforms that are part of larger and more bureaucratic financial institutions or are the result of multiple business combinations. As of March 31, 2021, our investment team is comprised of eight direct originators and 13 employees in investment-related support functions such as credit underwriting, legal, portfolio surveillance and credit workouts.

•
Intentional Focus on Projects with Measurable Social Benefit. Identifying financing projects with the potential to create measurable social impact by addressing local needs and opportunities for community development is at the core of what we do. While we do not aim to manage these projects directly, we are not a passive capital provider. We work alongside our prospective borrowers and their advisors to ensure our financing projects address one or more of the United Nations Sustainable Development Goals. According to a second party opinion provided to us by ISS ESG, which is the responsible investment arm of Institutional Shareholders Services Inc. (“ISS”) and an independent organization, the use of proceeds for portfolio investments that we have identified in our proprietary Social Impact Finance Framework is aligned with the International Capital Market Association's (“ICMA”) social bond principles and significantly contributes to addressing the following United Nations Sustainable Development Goals: reduced inequalities, sustainable cities and communities, clean water and sanitation, quality education and good health and well being. We also utilize our internally developed Social Impact Finance Framework to ensure all investments comply with our social impact finance guiding principles, which focus on the above United Nations Sustainable Development Goals and other such goals at the community level, including affordable basic infrastructure and housing, access to essential services, and employment generation, among others. Our commitment to social impact does not end as the financing transaction is originated. We work closely with our borrowers to develop quantifiable and observable measures of impact performance that provide ongoing transparency and accountability, and then monitor those measures during the life of the investment, taking action if the social impact framework agreed with the borrower at the outset does not materialize as expected.
•
Flexible Lending Solutions Tailored to the Specific Needs of our Target Borrowers. Our borrowers often have specific financing needs that require tailored and negotiated solutions. For instance, they may need a gradual drawdown schedule over the construction period of the social impact project, interim financing as the broader funding package is negotiated, or the ability to change certain financing terms over time. While our business and funding model is built to provide our borrowers with such flexibility and tailored solutions, many of our competitors and public municipal market investors are generally unable to do so. Crafting highly-negotiated financing solutions works to our advantage as we are able to include appropriate downside risk management tools through security and covenant protections, which are key to delivering attractive risk-adjusted returns for our stockholders.

•
Expertise Across Asset Classes. We have the experience and proficiency to provide impact financing solutions across a broad range of asset classes, including economic development, infrastructure, healthcare, education and affordable/workforce housing. This allows for credit risk diversification across our investment portfolio while enabling us to deliver our expertise in impact financing to, among others, a wide range of local governments, institutions of higher education, and not-for-profit borrowers.

•
Borrower Retention Over Life Cycle. As successful direct asset originators, we take pride in nurturing our relationships with current, past and prospective borrowers to identify new potential financing opportunities. In fact, repeat borrowers are a key source of asset origination. When new projects or financing needs arise at the local level, entities that have already tested the value and efficacy of our capital solutions are likely to come back to us to discuss potential new business opportunities. Approximately 41% of the financings we have originated since inception have been generated with borrowers with whom we have had multiple financing transactions. Additionally, we actively engage in financing discussions with multiple other borrowers with whom we have previously executed single financing transactions.

Our Portfolio and Funding Strategy
Portfolio
Following the completion of this offering and our formation transactions, our portfolio will consist of 87 debt finance assets, with a total market value of approximately $1.9 billion as of March 31, 2021. All of the debt finance assets in our portfolio are collateralized by projects that we have underwritten to achieve positive risk-adjusted returns, and significant and lasting positive social impacts. These projects are geographically diversified across 23 U.S. states and the District of Columbia, and across multiple sectors, including healthcare, higher education, infrastructure, and housing. Our debt finance assets include tax-exempt, nonrated revenue bonds with a market value of approximately $1.7 billion, or approximately 87.1% of our total portfolio, as of March 31, 2021, as well as taxable revenue bonds receivables, and real estate with a combined market value of approximately $250 million, or approximately 12.9% of our total portfolio, as of March 31, 2021. Our debt finance assets have a weighted average gross coupon of 6.51% and after taking into consideration total funding costs, generated a net interest margin of 4.6% and 4.9% and an adjusted net income margin of 4.9% and 5.0% in the three months ended March 31, 2021 and for the year ended December 31, 2020, respectively. We expect our portfolio will continue to generate positive earnings and cash flow immediately following the completion of this offering and our formation transactions. Since our inception in 2014, we have had only one credit impairment of approximately $10 million, equivalent to 0.27% of our total originations over the same period. While this credit remains in our portfolio today, we do not currently anticipate further impairments and believe we have clear visibility on its workout plan.
The below table sets forth a summary of the impact finance assets in our portfolio by sector as of March 31, 2021.
Sector	Market Value (in $)	(%)	Weighted Average Coupon(1)
Economic Development	479,402,583	24.7%	6.77%
Infrastructure	436,138,110	22.5%	6.28%
Acute Healthcare	306,537,782	15.8%	5.77%
Public-Private Partnership	253,215,996	13.1%	7.77%
Higher Education	247,627,345	12.8%	6.35%
Senior Living	70,761,443	3.7%	4.96%
Governmental Entities	71,247,892	3.7%	7.11%
Student Housing	41,320,561	2.1%	7.11%
Primary K-12 Education	32,171,793	1.7%	6.87%
Total/Weighted Average	1,938,423,505	100%	6.51%
(1) Represents the gross weighted average yield by sector.
The below table sets forth a summary of the impact finance assets in our portfolio by state as of March 31, 2021.
State	Market Value (in $)	(%)	Weighted Average Coupon(1)
Texas	376,635,595	19.4%	7.44%
Florida	275,274,116	14.2%	5.52%
California	182,921,142	9.4%	6.40%
New York	177,211,517	9.1%	5.75%
Ohio	155,064,616	8.0%	6.23%
District of Columbia	112,001,202	5.8%	6.37%
Georgia	98,186,545	5.1%	6.61%
Illinois	95,610,485	4.9%	6.05%
New Jersey	81,925,668	4.2%	6.25%
Other (15)	383,592,619	19.8%	7.00%
Total/Weighted Average	1,938,423,505	100%	6.51%
(1) Represents the weighted average yield by state.
Funding strategy
We finance our assets with what we believe to be a prudent amount of leverage, while relying on a diversified number of funding sources, with a specific focus on Term Matched Trusts (“TMTs”). Our TMTs are normally structured with fixed interest rates for an initial ten-year term, with a step-up interest rate in year 11 that remains fixed through the maturity of the TMT. Each TMT has a final maturity that generally matches the final maturity of the underlying Trust assets. Our TMTs include structural elements, such as the absence of market value tests and the ability to tap underlying bond reserve funds, that provide significant stability in our borrowing base and give us flexibility to weather short-term market challenges that may occur during periods of debt market illiquidity, which occurred, for example, in March and April of 2020. TMTs also allow us to pass through tax-exempt interest income to holders, which lowers our borrowing costs.
In addition to the TMTs, we also maintain a $400 million taxable term A/B trust facility and a senior secured borrowing facility with an available borrowing commitment of $150 million with an option to extend under certain conditions to $300 million. While our main approach to managing interest rate risk is our matched funding strategy, we expect, from time to time, to engage in a variety of hedging transactions that seek to mitigate the effects of fluctuations in interest rates on our cash flows. We expect that these hedging transactions will allow us to reduce, but not eliminate, the risk that we have to refinance our liabilities before the maturities of our investments and to reduce the impact of changing interest rates on our earnings.
Case Studies of Impact Financing In Action
The following are three illustrative examples of how we directly originate community-oriented impact finance assets and how we actively manage our portfolio of such assets. For additional examples, see “Our Business — Direct origination case studies” and “Our Business — Active portfolio management case studies.”
Brooks Development Authority (San Antonio, TX)
The U.S. Congress, the state of Texas, and the City of San Antonio created the Brooks Development Authority (“Brooks”), as a governmental body, in 2002 to take title to and redevelop the former 1,300+ acre Brooks Air Force Base. Brooks is located entirely within an Opportunity Zone, and its stated mission is “to promote and develop a vibrant, sustainable community that serves as a catalyst for progressive economic development and regional prosperity.” This mission was especially critical for this historically economically disadvantaged area in light of jobs and other economic drivers lost due to the base closure. Brooks has remodeled the former base into a transformative south San Antonio live-work-play development with new residential units, significant employment centers, retail, charter schools, and a VIA Metropolitan Transit center.
In 2015, we made an initial $54.9 million investment in Brooks in the form of taxable and tax-exempt municipal bonds. This investment provided capital to enhance critical infrastructure, develop a new 43-acre Greenline Park, and help restore historically significant assets, setting the table for increasing economic development activity on the Brooks campus. We maintained a supportive relationship with Brooks, providing an additional $36.4 million in capital in the form of tax exempt bonds to construct and open an Embassy Suites Hotel and a $19 million qualified Opportunity Zone equity investment to develop a 350,000 square foot warehouse distribution facility now leased to Amazon. In addition, we also invested $17 million in two additional transactions comprising $7.5 million of taxable and tax-exempt bonds as well as a $9.5 million taxable loan. We plan to invest another approximately $85 million in the form of Opportunity Zone equity and tax-exempt bonds to develop a new 450-unit, purpose-built, single-family workforce housing rental community, which would yield a total investment in Brooks of over $212 million. We have invested approximately $127 million in Brooks to date, with a weighted average coupon owed to the company of 6.545% on our retained investments. Today, aided by our investment, the Brooks campus has more jobs than it had at its peak employment as an Air Force Base, with 5,000 new jobs created with employers such as the University of the Incarnate Word School of Osteopathic Medicine, Cuisine Solutions, Okin, Baptist Health, and Amazon. As of June 30, 2021, we have deposited $68.8 million in aggregate principal amount of these bonds into TMTs.
Roosevelt University (Chicago, IL) — $195 million tax-exempt bonds (we invested $125 million)
Roosevelt University serves over 4,000 full-time equivalent students comprising approximately 70% undergraduate and 30% graduate in its historic south loop and Schaumburg campuses. Roosevelt's student body is one of the most diverse in the United States. The 2019 US News & World Report Annual Guide to Colleges ranked it as the 6th most diverse regional university in the Midwest. In addition, over 60% of Roosevelt's undergraduate students are first generation college students.
In 2018, we worked with the university, its board of trustees and various professionals to craft a refinancing plan that allowed Roosevelt to achieve its goal of significant near-term debt service relief. Given the inability of the university to refinance its debt with tax-exempt debt because of the elimination of advance refundings in the 2017 Tax Act, we developed a bond structure wherein a large portion of taxable bonds would be sold for a nine-month period and then refinanced with tax-exempt debt. We committed to purchase both the initial taxable and tax-exempt debt as well as the tax-exempt future bonds to be delivered in July 2019. This financing structure was customized to meet Roosevelt's goals and we believe was unavailable from other funding sources.
In 2019 and 2020, we worked with Roosevelt to provide additional financing for the university. In March 2020, we provided approval and the subsequent financing, up to $12 million, for Roosevelt to issue additional debt to acquire certain assets of Robert Morris University of Illinois. We were able to work with the university to provide necessary approvals that would not have been possible to obtain in a public capital markets transaction given the sensitive and confidential nature of the discussions involving the two universities. We did so on behalf of all of the bondholders in our capacity as ‘‘bondholder representative,’’ which is a role that we frequently undertake when we hold a significant position in the bonds. As bondholder representative, we have the right, but not the obligation, to give consents, authorizations, and approvals under the bond’s governing documents and to exercise remedies upon the occurrence of certain events of default with respect to the bonds.
Following positive migration of the Roosevelt University bonds, we sold down our position in 2019 and 2020 for a return on investment of 20.4%. We remain the bondholder representative.
Our investments are helping Roosevelt transform the paradigm of higher education business models as it provides high quality education to underrepresented student populations and first-generation college students. As of June 30, 2021, we have deposited $39.0 million in aggregate principal amount of these bonds into TMTs.
City of San Bernardino, California  — $34,302,793 cashflow receivable:
We purchased a $34,302,793 cashflow receivable stream from a European Bank for a price of $9,750,000. The cashflow stream was payable semi-annually from December 15, 2019 through December 15, 2046 and was created as part of a settlement out of the city’s bankruptcy and restructuring of its outstanding pension debt via an exchange agreement. The security of the receivable stream was the city’s general fund obligation to pay (not a general obligation pledge).
We worked with the city and its municipal advisor to convert the receivable stream into single series of bonds issued by the city with two sub series totaling $19,850,000 ($13,905,000 and $5,945,000). The purchase price of the series 2020 bonds was $1,224,489. The city applied $933,000 of the purchase price to reduce its interest cost through funding a capitalized interest payment. After the issuance of the bonds, we held the bonds for sale on our balance sheet and helped facilitate the process for the city and its municipal advisor to receive its first public post-bankruptcy general fund credit rating. Fitch rated the city BBB+ as an Issuer Default Rating and rated the $19,850,000 of bonds BBB.
We sold the bonds throughout late 2020 for a gain of approximately $3.3 million, equating to a gain of approximately 35% from its original investment in December 2019. We were able to work with the city and its municipal advisor to allow value to be created for both the city, through short-term budgetary savings and long-term capital access, and us, by facilitating its first public post-bankruptcy credit rating, which increased the liquidity of the city’s bonds.
Market Opportunity
Overview
Social impact investing is the provision of finance with the intention to produce attractive risk-adjusted returns in transactions that deliver meaningful social impact. Based on the 2020 Annual Impact Investor Survey conducted by the Global Impact Investing Network, there is an estimated $404 billion of impact investing assets in the United States. Impact investments can be made in a wide variety of project types, and through a variety of investment vehicles and strategies. These assets help local governments provide essential services to communities and improve access to a range of facilities and amenities that improve living standards and quality of community life. Social impact assets tend to have a high ESG score and are generally aligned with several of the United Nations Sustainable Development Goals. Social impact assets have emerged as an important, institutional-scale opportunity for private investors to align their portfolios with societal benefits and achieve competitive financial performance.
Investments in social impact projects tend to have several attractive attributes that offer predictable, steady returns and less exposure to market and systemic risks, such as:
Stable long-term cash generation: social impact investments generally provide stable cash generation, with revenue arising from long-term cash flow streams. Revenues may also be linked to inflation, which provides protection over the term of the contract.
Low correlation and volatility: social impact investments show low correlation to traditional asset classes such as equities and fixed income and are less vulnerable to volatility. Services provided by social impact borrowers are often essential, making them less exposed to market volatility and less dependent on day-to-day economic activities in their immediate vicinity. This provides more certainty on the income and cash flows in times of distress.

Low refinancing risk: most of our social impact investments have long maturities, usually 30 years, and are typically self-amortizing, which enables repayment of principal with less reliance on future market access.
Opportunity for portfolio diversification: social impact investments have a high degree of heterogeneity across sectors (health, education, judiciary, security, culture or recreation) and regions. These assets all serve different human and social needs, with different users, business profiles, laws and regulations.
Low default rate: social impact investments have experienced lower default rates (approximately 2%) than other infrastructure sectors (approximately 7%) according to Moody’s May 2020 report on the Infrastructure asset class.
Large and Growing Demand for Investment in Social Impact Assets
In the decade following the global financial crisis, governments have struggled to meet the growing demand for impactful infrastructure due to austerity measures, regulatory barriers and other factors. The dearth of investment has contributed to the aging of infrastructure, which has been acute for social sectors like healthcare, housing and education. The COVID-19 pandemic further highlighted the lack of necessary facilities, such as accessible healthcare facilities and affordable housing, to effectively combat threats like COVID-19 and emphasized the need for additional investment. In the United States, where the responsibility for addressing the infrastructure investment gap falls primarily on municipalities with limited debt capacity or access to federal funding, there is an estimated $433 billion infrastructure investment need in 2021 according to the Global Infrastructure Hub, and an estimated $259 billion of annual investment is required to close the infrastructure investment gap over the next 10 years based on estimates from the 2021 Infrastructure Report Card of the American Society of Civil Engineers (the “ASCE”).
Given limitations on public spending and increased demand that is expected after the end of the COVID-19 pandemic, the opportunity for private capital investment in social impact assets is expected to be significant. We believe that the rising demand for capital that provides a social impact to local, underserved communities and the need for bespoke solutions will help to fuel our growth and positively impact our business. The following is a brief description of the sectors and customers we serve as well as the primary drivers of demand for each.
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State and Local Governments / Municipalities — Governments and municipalities will use tax and other incentives to induce transformative economic development projects that the private sector could not otherwise do on its own. These projects deliver economic development activity for their communities measured in new jobs and tax revenues generated and make them vibrant places to live, work, learn and play. In addition, government entities with limited capital may require direct financing in order to effectively serve their communities. We believe the fiscal and budgetary constraints facing state and local governments will continue to drive the demand for bespoke capital financing and generate further growth. We have strong relationships with local governments, municipalities and other borrowers interested in economic development projects and believe we are well-positioned to capture additional market share.

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Infrastructure — New infrastructure is a critical need for any type of community development. Given the strong demand for new development combined with the general strain on municipal budgets, a significant amount of new infrastructure is funded by and for the specific project. We have a strong history of delivering this capital across high-growth areas of the country.

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Healthcare Facilities — The global pandemic highlighted the substantial need for capital to replace aging infrastructure and improve healthcare facilities, particularly in underserved communities with a scarcity of capital providers. The increasing prevalence of chronic diseases, a growing elderly population in the United States, and technological advances are also expected to drive long term demand to fund capital for acute healthcare facilities.

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Education — Public and private education institutions in the United States often have limited access to capital to replace aging infrastructure and meet the rising demand for new projects, including student housing. Further, in primary education there continues to be a demand for alternative school facilities. especially in underserved communities. The ASCE’s 2021 Infrastructure Report Card estimates that $38 billion of annual infrastructure spending over the next 10 years is required to close the infrastructure investment gap for public school facilities. We think the financial strain caused by the COVID-19 pandemic has further limited these institutions’ access to capital and will increase the demand for bespoke capital solutions.
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Public-Private Partnerships — The public sector increasingly looks to public-private partnerships (“P3s”), as a preferred procurement model for the development of new non-core assets or the monetization of existing non-core assets. These and other attributes make P3s attractive to public sector borrowers, and the COVID-19 pandemic has only accelerated the trend toward greater use of P3s as a preferred procurement and project delivery method.

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Housing (Senior Living and Workforce) — The demographic shift in the United States towards an older population is driving increased demand for various senior living housing care options from not-for-profit owners. There is also significant demand for housing that meets the needs of certain citizens, including government and private sector employees, that do not meet the criteria for affordable housing in high cost communities or those with housing shortages.

The macroeconomic and market trends across these various sectors combine to create our market opportunity. As the public listing broadens the awareness of our business and focus on positive social impact in underserved communities, we believe there will be a significant expansion of our origination network.
On March 31, 2021, the Biden administration announced the American Jobs Plan, a proposal to invest $2.2 trillion in infrastructure across the United States. While we believe more investment in the framework of the United States is a positive for the development of the public finance market, as well as the development of communities, our focus is on investments in projects at the state and local level and we do not expect the proposals laid out in the American Jobs Plan will have any material impact on our business strategy or expected level of originations.
Municipal Finance Market
In the United States, municipal bonds are a major source of funding for social impact assets, with a total of approximately $3.9 trillion of municipal debt outstanding as of December 31, 2020. In general, municipal bonds fall into one of two categories: revenue bonds where principal and interest are secured by revenues derived from tolls, charges or rents from the facility built with the proceeds, and general obligations backed by the general revenues of the issuing municipality. Our municipal bond transactions are predominantly in the revenue bond category, which had $285 billion of issuance in 2020 representing approximately 59% of total municipal financing volume.
We focus primarily on non-rated transactions/borrowers or special situations for below investment grade borrowers that are not easily financed through the traditional capital markets. According to the Securities Industry and Financial Markets Association (“SIFMA”), the overall municipal finance bond market is expected to have approximately $452 billion of issuance in 2021.
Lack of Direct Competitors
We operate in a highly fragmented sector with limited competition due to the characteristics of the assets we finance and our differentiated origination capabilities. Transaction structures are similar to traditional commercial finance, but are complicated by the negotiation of municipal approvals, the need for special underwriting or structuring efforts and other factors (multiple forms of collateral, etc.). Given the need for direct, local connectivity and highly specialized credit and underwriting expertise across a range of sectors, we are able to underwrite transactions for assets that are unfamiliar or too complex for traditional lenders including most banks, business development companies (“BDCs”), real estate investment trusts (“REITs”), mutual funds and other non-bank specialty finance lenders. Regulatory headwinds have also limited the competition from banks and insurance companies. The tightening of banking regulation following the 2008 financial crisis, primarily through regulatory capital requirements from the Basel III framework, means bank loans have been partially replaced by direct private loans from non-bank institutions. In addition, insurance companies are subject to capital requirements that penalize sub-investment grade and unrated credits. We will continue to focus on differentiating ourselves through consistent sector focus, structuring expertise, and long-term capital support for complicated transactions. As a result, in this large and dynamic segment of the impact finance industry, few alternative lending and investing sources are available for borrowers who require the tailored, long-term financing we provide.
Our Business and Growth Strategy
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Expand Direct Origination Franchise to Grow Our Market Share. Our platform is well-positioned to take advantage of the growing demand for social impact investments. We plan to continue investing in the expansion of our network of relationships with local governments, institutions of higher education, not-for-profit entities and other borrowers and believe our expertise and reputation with these parties will enable us to grow our market share by expanding our solution-oriented origination model to new and repeat borrowers. Our experienced investment team is well-equipped to capitalize on these opportunities while we strategically invest in our platform to further support our organic growth. We will continue to recruit value-added origination professionals that can expand our network of relationships and origination volumes. Most recently, for example, we hired a senior originator who will focus on the sectors of workforce housing and charter schools, expanding our network and positioning in these important social impact project categories.

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Continue to Capitalize on Market Opportunities Through Our Active Portfolio Management Strategy. Historically, disruptions in the municipal bond market can give rise to opportunities to acquire high-quality municipal bonds at significant discounts to our underwritten valuations of the bonds. Our management team has a strong track record of identifying and executing secondary market trading opportunities, having realized an 11.2% internal rate of return (“IRR”)1 for the years 2017 through 2020 on the capital allocated for secondary investments. We believe we will be able to leverage our management team’s experience and expertise to grow our portfolio with accretive secondary market purchases and to realize gains in the directly originated portfolio with opportunistic market sales as our investments complete their positive credit migration journey.

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Expand Use of Efficient Balance Sheet Financing. We rely on diversified sources of funding, including our proprietary TMT financing product which provides us with a stable borrowing base and relatively lower cost of funds. Over time, we plan to take advantage of our TMT financing to target 1.0:1 leverage in the near term and 2.0:1 leverage in the long term on our portfolio of assets on a debt-to-equity basis. We believe that the characteristics of our portfolio of community impact finance assets, coupled with our efficient financing structure (current weighted average interest rate of 3.21% as of March 31, 2021) will allow us to generate superior risk-adjusted returns for our stockholders over the long term, while maintaining a conservative capital structure with modest financial leverage.

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Increased Focus on Customers in Sectors Adversely Impacted by COVID-19. The lingering COVID-19 pandemic has placed financial stress upon many not-for-profit borrowers in the higher education, healthcare, senior living, and hospitality sectors and has limited their access to capital. Our business model and expertise in restructuring troubled capital structures position us well to assist these institutions. Community borrowers adapting to the COVID-19 economy often need new capital structures and business plans. Our hands-on bondholder representative model and permanent capital allow us to be more adaptive to these borrowers’ needs than traditionally passive municipal market investors can be. The active

1 We calculate IRR as the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting fromor produced by each of the investments), whether positive or negative taking into account the dates on which such cash flows occurred or are expectedto occur, and compounding interest accordingly.

environment for mergers and acquisitions in the healthcare and higher education sectors also presents us with significant opportunities to fund new collaborations.
Our Competitive Strengths
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Market Leader in Providing Financing Solutions to Projects with Significant Social and Economic Impact. We have established a market-leading, highly scalable platform capable of directly originating social impact investments with a pristine credit track record, sourced through our proprietary relationship network. We believe that our borrowers’ ability to leverage our deep experience and specialized knowledge of the strategic, structural, regulatory and economic framework associated with community-oriented impact financing further differentiates us from traditional public finance lenders and the municipal finance markets. We believe our structuring expertise enables us to be a creative, flexible and dependable financing partner to our borrowers, while structuring our financings to achieve both positive measurable community impact and attractive risk-adjusted returns at a premium to the broader municipal bond market.

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Profitable and Long-term Contracted Cash Flows. Since our formation, we have originated over $3.7 billion in financings, achieved 29 consecutive quarters of positive net income and generated an 11.7% Compound Annual Growth Rate in book value per share since inception through March 31, 2021 (assuming full dividend reinvestment at book value). We have also recognized $142 million of total gains on originated investments since inception through the sale of $702 million of investments following the realization of positive migration of the credit story expected at the time of origination or purchase. Further, our investment portfolio has a weighted average remaining term of 25.5 years, which provides long-term visibility into the cash flow generation profile for our existing investment portfolio.

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Significant Growth Opportunities through Identified Pipeline. We have a large and active pipeline of 29 potential new social impact finance opportunities at various stages of our underwriting process. As of March 31, 2021, our pipeline contained more than $1.4 billion in new opportunities that could potentially close over the next 12 months, consisting entirely of opportunities in which we will be the lead investor. Of this total, approximately 96% are tax-exempt municipal bonds and the balance are taxable investments. Similarly, 20% of these opportunities represent public-private partnership transactions. As of June 30, 2021, we target to close at least $500 million of our pipeline before December 31, 2021. Our overall investment pipeline is diversified across a broad range of sectors as illustrated in the chart below:

The impact finance opportunities in our pipeline are subject to our ongoing due diligence and the negotiation and execution of mutually acceptable definitive and binding agreements. There can be no assurance that we will be able to negotiate and execute satisfactory definitive agreements, or that we will be able to complete any or all of the financings in our pipeline.
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Structuring Expertise and Highly Disciplined Credit Approach. We have built a direct origination platform with a strong, cycle-tested risk management culture. While we aim to provide financing and structural flexibility to our borrowers in a way that differentiates us from the competition, we never lose sight of the disciplined credit underwriting and due diligence standards that guide every step of our origination and portfolio monitoring process. This disciplined approach has produced meaningful tax-advantaged returns with minimal credit losses for our stockholders since our inception. We have experienced only one credit impairment since inception in 2014. and credit losses have amounted to 0.27% of total originations of $3.7 billion over the same period.
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Opportunity to Enhance ROAE over Time with Gradually Higher Leverage. Over the last five years we have realized a return on average equity (“ROAE”) of 8.4% and an adjusted return on average equity (“Adjusted ROAE”) of 9.1% while operating at very low levels of leverage to avoid over-reliance on short term debt financing as evidenced by our 0.34x debt-to-equity ratio as of March 31, 2021. As our TMT debt platform continues to expand with six financing counterparties already in the program and several more in the pipeline, we believe it is prudent and desirable to increase our leverage over time by taking advantage of the match-funded nature of TMT debt. thereby enhancing our targeted return on equity. Although we are not subject to any specific leverage regulatory standard, we expect over time to target, on a debt-to-equity basis, a near-term leverage target of 1.0:1, working eventually toward 2.0:1 leverage on our portfolio of assets. We believe that this leverage target is not only consistent with the credit characteristics of our investment portfolio of social impact finance assets, but also conservative or in line with the average leverage profile of other commercial specialty finance lenders.

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Internal Management Structure Creates Strong Alignment of Interest and Operational Scalability. We are structured as a vertically integrated, internally managed company with all members of our senior management team serving as full-time executive officers. We believe this represents a key competitive advantage as we continue to scale our investment portfolio and, as a result, extract operating leverage and efficiencies from our existing, scalable company infrastructure. We believe this sets us apart from many externally managed investment vehicles, which have permanent investment capital and are involved in direct credit origination but do not have a similar amount of operating leverage as their cost base tends to generally increase proportionally to the amount of capital invested by their external manager.

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Seasoned Leadership Team with Deep Industry Experience across Interest Rate and Credit Cycles. The members of our management team have an average of over 25 years of industry experience and have deep knowledge in originating, underwriting, structuring, financing and managing portfolios of high quality, tax-advantaged social impact assets through a variety of credit and interest rate environments and economic cycles. These individuals have an in-depth understanding of the credit fundamentals of impact finance, which requires specialized knowledge, as well as the ability to analyze and set value parameters around various types of revenue streams, projects and collateral. Furthermore, certain senior members of our management team have worked together for over 20 years in various roles across their careers, well before the founding of our company.

Recent developments
Preliminary estimates for the three months ended June 30, 2021
Certain preliminary estimated results and operating metrics of our predecessor as of and for the three months ended June 30, 2021 are set forth below. The information provided below reflects preliminary estimates, as our predecessor has not yet completed our closing procedures for the three months ended June 30, 2021. The preliminary estimates below are based solely on information available to us as of the date hereof and are inherently uncertain and subject to change, and we undertake no obligation to update this information. Our predecessor’s actual results remain subject to the completion of management’s final review and our other quarterly closing procedures. During the course of our closing procedures and the preparation of our interim financial statements, additional items that would require material adjustments to these preliminary estimates may be identified. These preliminary estimates do not constitute a comprehensive statement of our operational results or financial position as of and for the three months ended June 30, 2021. In addition, these preliminary estimates as of and for the three months ended June 30, 2021 are not necessarily indicative of the results to be achieved in any future period. Accordingly, you should not place undue reliance on these preliminary financial results.

The preliminary estimated results and operating metrics presented below have been prepared by, and are the responsibility of, our management. Our independent registered public accounting firm, KPMG LLP, has not reviewed or performed any procedures with respect to the preliminary estimates provided below.
During the three months ended June 30, 2021:
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we directly originated approximately $153 million in new community-oriented impact financings, including a $55 million opportunity zone equity investment, amounting to over $3.85 billion in financings originated since our formation;

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our debt finance assets had a weighted average gross coupon of 6.5% to 6.6% for the three months ended June 30, 2021;

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our investment portfolio grew from $1.94 billion as of March 31, 2021 to 2.01 billion to $2.02 billion as of June 30, 2021;

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our real estate owned ("REO") had a cost basis of $95.0 million to$96.0 million and a fair value, based on our appraisals, of $150.0 million to$151.0 million as a result of our development efforts, each as of June 30, 2021;

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we closed three additional TMTs with an outstanding balance of approximately $166 million. As of June 30, 2021, the total outstanding balance of all of our TMTs was approximately $509.4 million, the current interest rates for our TMTs range from 2.50% to 4.25%, and our total outstanding indebtedness grew from $510.5 million as of March 31, 2021 to between $670.0 million and 671.0 million as of June 30,2021 with an average weighted interest rate of 3.1% and, a weighted average maturity date of 23.6 years. The ratio between our total debt and total equity was between 0.41 to 1.0 and 0.43 to 1.0 as of June 30, 2021. For additional information on our TMTs and other indebtedness, see “Business — Our financing strategy”;

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our total revenue was between $70.5 million and $71.5 million, our net gains were between $44.0 million and $45.0  million, our expense excluding approximately $3.0 million in REO operating expense was between $8.0 million and $9.0 million, and our net income was between $59.0 and $60.0 million (total expense and net income exclude approximately $1.2 million in nonrecurring litigation expense not being transferred to us) for the three months ended June 30, 2021. There were no credit impairments taken. Revenue for the three months ended June 30, 2021 was higher by $45.0 to $46.0 million compared to revenue for the three months ended June 30, 2020 due to higher sale gains realized. Total expense excluding REO operating expense and nonrecurring litigation expense not being transferred to us for the three months ended June 30, 2021 was higher by $3.0 to $4.0 million compared to three months ended June 30, 2020 due to higher incentive expense as a result of the increase in net income and higher incurred professional fee expense associated with the public offering.

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our total assets was between $2.32 billion and $2.33 billion and our total equity was between $1.60 billion and $1.61 billion as of June 30, 2021, inclusive of accumulated other comprehensive income of approximately $178.0 million to $180.0 million.

Cash distributions
Subsequent to June 30, 2021 and prior to the completion of this offering, our predecessor made cash distributions to its members of $83.3 million.

The Structure and Formation of Our Company
Our Organizational Structure
The following diagram illustrates our structure upon completion of this offering and the formation transactions:

Other Members
Our Directors and Executive Officers(1)
New investors in this offering
Class A common stock (combined Company 9% economic and voting interest)(2)
Preston Hollow Capital, LLC
Class A OP units (combined Company 91% economic interest)(3)(4)(XX)
Class B common stock (combined Company 91% voting interest)(2)(3)(5)
Our Company (Preston Hollow Community Capital, Inc.)
Class B OP units (100%)(5)
Class A OP units (9%)
General Partner (PHCC GP, LLC)
The Operating Partnership (PHCC OP, LP)
100%
Impact Finance Asset Owning Entities

(1) Includes shares of Class B common stock in our company and Class A OP units in our operating partnership owned by our directors, director nominees and executive officers through their interests in PHC LLC. For purposes of this chart, directors, director nominees and executive officers who hold ownership stakes in PHC LLC are deemed to beneficially own a percentage of the shares of Class A common stock issuable upon exchange of Class A OP units or upon conversion of the related shares of Class B common stock equal to the direct or indirect pecuniary interest held by such person in PHC LLC. Such pecuniary interest is determined by reference to the percentage of the Class A OP units and shares of Class B common stock that could be withdrawn by such holder under the terms of the PHC LLC limited liability company agreement, which is subject to variation based on the value of our outstanding Class A common stock as of the measurement period applicable to such withdrawal. For purposes of this chart and the calculation of such pecuniary interests, shares of our Class A common stock have been valued at the mid-point of the initial public offering price range shown on the cover page of this prospectus. Excludes shares of Class A common stock underlying $200,000 in equity awards to be granted to our independent director nominees under our 2021 Equity Incentive Plan.
(2) Holders of our Class A common stock and holders of our Class B common stock are each entitled to one vote per share and all such holders will vote together as a single class. Upon completion of this offering, PHC LLC will hold all of our issued and outstanding shares of Class B common stock, which will represent approximately 91.0% of the total voting power of our common stock (or approximately 89.8% of the total voting power of our common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock in this offering). PHC LLC will own a portion of its ownership through wholly-owned subsidiaries.
(3) The aggregate voting power of the Class B common stock is intended to be in proportion to the economic ownership interests in our operating partnership represented by holders of OP units other than us.
(4) Each Class A OP unit (other than those held by us) is exchangeable, from time to time, on a one-for-one basis into shares of our Class A common stock, subject to equitable adjustment for stock splits, stock dividends and reclassifications. See “Certain Relationships and Related Transactions — Operating Partnership Agreement.”

(5) Upon exchange of Class A OP units for shares of Class A common stock, (i) the shares of Class B common stock with which such Class A OP units are paired will mandatorily convert into Class A common stock at a conversion ratio of 50 shares of Class B common stock for each share of Class A common stock and (ii) a corresponding amount of Class B OP units held by us will automatically convert into Class A OP units at a conversion ratio of 50 Class B OP units for each Class A OP unit. To the extent our operating partnership makes distributions in respect of our Class A OP units, it would be required to make a distribution in respect of our Class B OP units in an amount equal to 2% of the distribution to our Class A OP units.
Our Formation Transactions
Prior to the completion of this offering, we operated our business through our predecessor, PHC LLC. Prior to or concurrently with the completion of this offering, we, PHC LLC and the operating partnership will engage in a series of transactions, which we refer to as our formation transactions, that are designed to:
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increase our capital resources so that we may expand upon our proven ability to achieve attractive returns by serving the rapidly growing community impact finance market;

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allow us to exploit important operational and tax advantages of our structure, which will enable us to redeploy a substantial portion of the interest income from our tax-exempt bonds into new assets;

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deploy a flexible distribution and financing strategy which is expected to both strengthen our balance sheet and support our growth strategy; and

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facilitate this offering.

The agreements relating to our formation transactions may be subject to customary closing conditions, including the closing of this offering.
The significant elements of our formation transactions include the following (all amounts are based on the mid-point of the initial public offering price range shown on the cover page of this prospectus):
•
We have formed our company, and we will, prior to the completion of this offering, form our operating partnership and certain subsidiaries of our operating partnership.

•
PHC LLC will, through a series of transactions, contribute its business to our operating partnership subsidiary and receive 106,346,749 Class A OP units (some of which it will own through wholly owned subsidiaries), and an equivalent number of Class B units of limited partnership interest in our operating partnership (“Class B OP units”) which PHC LLC will subsequently transfer to us in exchange for an equivalent number of shares of Class B common stock. We will hold such Class B OP units, which in the aggregate will have an economic interest in our operating partnership equal to the economic interest associated with the outstanding shares of Class B common stock.

•
Immediately prior to the closing of this offering, PHC LLC will be our sole stockholder and we and PHC LLC (and one or more of PHC LLC's wholly owned subsidiaries) will be the only holders of OP units in our operating partnership.

•
We will sell 10,526,316 shares of our Class A common stock in this offering and an additional 1,578,947 shares if the underwriters exercise their option to purchase additional shares in full.

•
We will enter into employment agreements with certain members of our senior management team and we will hire the current employees of PHC LLC as our employees.

•
We will contribute the net proceeds from this offering to our operating partnership in exchange for a number of Class A OP units equal to the number of shares of Class A common stock we issue and sell in this offering.

•
We will enter into a shared resources and cooperation agreement with PHC LLC, pursuant to which we will assist PHC LLC in the eventual wind-down of its operations.

•
Our operating partnership will assume our outstanding indebtedness.

•
We will adopt the Company’s 2021 Equity Incentive Plan. Effective upon or after completion of this offering, we will grant $200,000 of equity awards to our independent directors. These grants are designed to provide an incentive for the recipients and to ensure that their interests are aligned with those of our stockholders in connection with the future growth and operation of our business.
•
We will provide registration rights to holders of our OP units with respect to the shares of our Class A common stock issuable upon exchange of OP units (and upon conversion of shares of Class B common stock) that will be issued in connection with the formation transactions.

•
We will enter into a tax receivables agreement with holders of OP units.

See “Certain Relationships and Related Transactions” for more information concerning the various agreements governing the formation transactions.
Our Distribution Policy
We expect that our board of directors will declare an initial dividend of $0.275 per share with respect to the quarter ended September 30, 2021. On an annualized basis, this dividend would equate to $1.10 per share, or an annual distribution rate of approximately 5.79% based on the mid-point of the initial public offering price range set forth on the front cover page of this prospectus. On a pro forma basis, giving effect to the completion of this offering and the formation transactions, this dividend represents only approximately 98% of our GAAP net income for the quarterly period ended March 31, 2021 and is reflective of our goal to support our company’s growth by aiming to reinvest a portion of our earnings back into our business.
We intend to maintain this quarterly dividend rate for the 12-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in determining our initial distribution rate. However, distributions to our stockholders, if any, will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including general economic conditions, availability of investment opportunities, our historical and our projected results of operations, our available cash and financial condition, our financing covenants, and such other factors as our board of directors deems relevant.
In addition, because we are organized as a holding company and will have no material assets other than our general partner interest and the Class A OP units and Class B OP units that we hold in our operating partnership, the ability of our board of directors to declare and pay dividends to the holders of our common stock will be subject to the ability of our operating partnership to pay distributions to us in respect of the Class A OP units we hold in the operating partnership. When our operating partnership pays distributions to us in respect of our OP units, our operating partnership is also required to make an equivalent distribution per unit in respect of the Class A OP units not held by us. In this regard, subject to funds being legally available to pay distributions, we, as the sole general partner of the operating partnership, intend to cause our operating partnership to make distributions to holders of Class A OP units, including us, in an amount at least sufficient to allow us and other holders of Class A OP units to pay all applicable taxes and to allow us to make payments under the tax receivables agreement. Because we expect a significant portion of assets will continue to be concentrated in bonds and other assets that generate tax-exempt interest income, a significant portion of our net interest income will not be subject to tax, which will reduce the amount of distributions that would otherwise need to be paid to us to allow us to pay applicable taxes.
We further intend to cause our operating partnership, to the extent of funds being legally available to fund distributions, to make additional distributions to holders of Class A OP units, including us, in an additional amount sufficient to allow us to cover dividends, if any, declared by our board directors in respect of our Class A common stock. If our operating partnership makes such distributions, we would be required to pay a dividend per share to the holders of our Class B common stock in an amount equal to 2% of the amount of any dividend per share paid to holders of our Class A common stock. Through the Class B OP units we hold in our operating partnership, we expect to receive distributions sufficient to allow us to fund any dividend we pay on shares of Class B common stock.
Currently, we have no intention to use any net proceeds from this offering to make distributions to our stockholders or to make distributions to our stockholders using shares of our stock.

Emerging Growth Company Status
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to take advantage of this extended transition period. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards. We may elect to comply with public company effective dates at any time, and such election would be irrevocable pursuant to Section 107(b) of the JOBS Act.
We could remain an “emerging growth company” until the earliest of (1) the end of the fiscal year following the fifth anniversary of the date of the first sale of our Class A common stock pursuant to an effective registration statement, (2) the last day of the fiscal year in which our annual gross revenues exceed $1.07 billion, (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or the Exchange Act, which would occur if the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (4) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.
Summary Risk Factors
An investment in our Class A common stock involves various risks. You should carefully consider the risks discussed below and under “Risk Factors” before purchasing our Class A common stock. If any of the following risks or risks discussed under “Risk Factors” occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.
•
The current outbreak and spread of COVID-19 has disrupted, and is likely to further cause severe disruptions in, the U.S. and global economies and financial markets and create widespread business continuity and viability issues.

•
Our business depends in part on U.S. federal, state and local government policies and a decline in the level of government support could harm our business.

•
U.S. federal, state and local government entities are major participants in the economic development, infrastructure, healthcare, education and affordable housing industries and their actions could be adverse to our projects or our company.

•
Because our business depends to a significant extent upon relationships with key industry participants, our inability to maintain or develop these relationships, or the failure of these relationships to generate business opportunities, could adversely affect our business.

•
We operate in a competitive market and future competition may impact the terms of the impact investments and financing we originate or reduce risk-adjusted total returns of municipal bonds we may opportunistically acquire on the secondary market.

•
Our risk management efforts may not be effective.

•
Changes in interest rates could adversely affect the value of our assets and negatively affect our profitability.

•
We rely, in part, on analytical models and other data to analyze potential asset acquisition and disposition opportunities and to manage our portfolio. Such models and other data may be incorrect, misleading or incomplete, which could cause us to purchase assets that do not meet our expectations or to make asset management decisions that are not consistent with our strategy.

•
A significant portion of our non-TMT structured credit assets could consist of junior and residual interests that will be subordinate in right of payment and in liquidation to the more senior interests issued by the structured credit entities.

•
There are separate risks associated with our TMT financings, including upon a payment default on an underlying bond and reduced demand for our TMT structure.

•
The majority of the assets in our portfolio are recorded at fair value and, as a result, there could be uncertainty as to the value of these assets.

•
We may not realize gains or income from our assets and our assets may decline in value.

•
The receipt of interest and principal payments on our impact finance assets will be affected by the ability of the borrowers to pay principal and interest and the economic results of the underlying projects.

•
The debt financings we originate for local governments, institutions of higher education and not-for-profit entities for a wide variety of projects that promote economic development, infrastructure, healthcare, education and affordable housing projects are subject to delinquency, foreclosure and loss, any or all of which could result in losses to us.

•
The impact investments and the projects that we directly originate are subject to performance risks that could impact the repayment of and the return on our assets.

•
Our insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments.

•
We may change our operational policies (including our investment guidelines, strategies and policies) with the approval of our board of directors but without stockholder consent at any time, which may adversely affect the market value of our Class A common stock and our ability to make distributions to our Class A stockholders.

•
Cybersecurity risks and cyber incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information, a misappropriation of funds, and/or damage to our business relationships, all of which could negatively impact our financial results.

•
We expect to use leverage to execute our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our Class A stockholders, as well as increase losses when economic conditions are unfavorable.

•
We may enter into hedging transactions that could expose us to contingent liabilities or additional credit risk in the future and adversely impact our financial condition.

•
There is no public market for our Class A common stock and a market may never develop, which could cause our Class A common stock to trade at a discount and make it difficult for holders of our Class A common stock to sell their shares.

•
We cannot assure you of our ability to make distributions in the future. If our portfolio of impact finance assets fails to generate sufficient income and cash flow, we could be required to sell assets, borrow funds or raise additional equity in order to be able to make distributions.

•
Future offerings of debt or equity securities, which may rank senior to our Class A common stock, may adversely affect the market price of our Class A common stock.

•
Following the completion of this offering and our formation transactions, PHC LLC will hold approximately 91.0% of the total voting power of our common stock (or 89.8% if the underwriters exercise in full their option to purchase additional shares), and its interests in our business may differ from our interests or those of our other stockholders.
•
Purchasers of shares of Class A common stock in this offering will experience immediate and significant dilution in the net tangible book value per share.

•
Loss of our 1940 Act exclusion would adversely affect us, the market price of shares of our Class A common stock and our ability to distribute dividends.

•
Upon completion of this offering, we will be a “controlled company” within the meaning of the         rules and the rules of the SEC. As a result, we qualify for and rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

•
Our business could be harmed if key personnel terminate their employment with us.

•
Our structure may result in potential conflicts of interest between the interests of our Class A stockholders and limited partners in the operating partnership, which may materially and adversely impede business decisions that could benefit our Class A stockholders.

•
In certain cases, payments under the tax receivables agreement may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivables agreement.

•
Certain provisions of Maryland law could inhibit changes in control.

•
Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

•
Our rights and the rights of our Class A stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Corporate Information
Preston Hollow Community Capital, Inc. was incorporated in Maryland on May 17, 2021. Our principal executive offices are located at 1717 Main Street, Suite 3900, Dallas, Texas 75201. Our telephone number is (214) 389-0800, and our website address is www.phccap.com. The information found on or accessible through our website is not incorporated into, and does not form a part of, this prospectus.

The Offering
Class A common stock offered by us
10,526,316 shares (plus up to an additional 1,578,947 shares of our Class A common stock that we may issue and sell upon the exercise in full of the underwriters’ option to purchase additional shares).
Class A Common stock to be outstanding
after this offering and our formation transactions
10,526,366 shares of Class A common stock (or 12,105,313 shares if the underwriters' option to purchase additional shares is exercised in full). If all of the 106,346,749 OP units to be issued to PHC LLC in the formation transactions were exchanged for shares of Class A common stock on a one-for-one basis and the shares of Class B common stock with which such OP units are paired were converted into Class A common stock at a conversion ratio of 50 shares of Class B common stock for each share of Class A common stock, 119,000,101 shares of Class A common stock (or 120,579,048 shares of the underwriters' option is exercised in full) would be outstanding. Excludes shares of Class A common stock underlying equity awards to be granted to our independent director nominees under our 2021 Equity Incentive Plan.
Voting
One vote per share. Class A and Class B common stock vote together as a single class. The voting rights of the Class B common stock are intended to be in proportion to the economic ownership interests in our operating partnership represented by holders of OP units in our operating partnership other than us.
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $184.0 million, or approximately $211.9 million if the underwriters’ option to purchase additional shares is exercised in full, assuming an initial public offering price of $19.00 per share, which is the mid-point of the initial public offering price range shown on the cover page of this prospectus, and after deducting the underwriting discounts and commissions, and estimated expenses of this offering. We will contribute the net proceeds of this offering to our operating partnership, which will subsequently use the net proceeds to make social impact investments that are in line with our business plan and our company's Social Impact Finance Framework and for general corporate purposes.
NYSE symbol
‘‘PHCC’’
Directed share program
The underwriters have reserved for sale, at the initial public offering price, up to 1,052,632 shares of Class A common stock to be offered to directors, officers, certain employees and other persons associated with us. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares. See ‘‘Underwriting.’’
Risk factors
Investing in our Class A common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our Class A common stock.
Voting power held by holders of Class A common stock
9.0% (or 10.2% if the underwriters’ option to purchase additional shares of Class A common stock is exercised in full).
Voting power held by holders of Class B common stock
91.0% (or 89.8% if the underwriters’ option to purchase additional shares of Class A common stock is exercised in full).
Tax Receivables Agreement
Future exchanges of OP units for our Class A common stock are expected to result in increases in our allocable tax basis in the assets of our operating partnership. These increases in tax basis may reduce our taxable income and, thus, the amount of tax that we otherwise would be required to pay in the future.
We will enter into a tax receivables agreement with the holders of OP units that will require us to pay them 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us, or a change in control) as a result of such increases in tax basis and certain other tax benefits related to entering into the tax receivables agreement, including tax benefits attributable to payments under the tax receivables agreement. This will be our obligation and not the obligation of our operating partnership. We expect to benefit from the remaining 15% of cash savings, if any, realized from the tax basis increase.
The tax receivables agreement will commence upon consummation of this offering and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivables agreement for an amount based on an agreed upon value of payments remaining to be made under the agreement. See “Certain Relationships and Related Transactions — Tax Receivables Agreement.”

Summary Financials and Other Data
The following tables set forth financial and operating data on a historical basis for our predecessor. We have not presented historical information for our company because we have not had any corporate activity since our formation other than the issuance of shares of common stock in connection with the initial capitalization of our company and because we believe that a discussion of the results of our company would not be meaningful.
The following historical financial information should be read in conjunction with “Selected Pro Forma and Historical Financial and Operating Data,” “Unaudited Pro Forma Consolidated Financial Information,” “Capitalization,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our predecessor’s historical audited and interim unaudited consolidated financial statements and related notes thereto. The historical consolidated balance sheet data of our predecessor as of March 31, 2021 and December 31, 2020 and 2019 and the consolidated statements of income of our predecessor for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019 have been derived from the historical audited and interim unaudited consolidated financial statements of our predecessor and related notes appearing elsewhere in this prospectus.
Consolidated Statements of Income Data
	Historical
	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
Revenues:
Interest income(1)	$28,414,040	$29,294,788	$120,361,186	$124,826,531
Interest expense	(4,485,661)	(4,816,505)	(19,249,121)	(23,212,275)
Net interest income	23,928,379	24,478,283	101,112,065	101,614,256
Net realized gains(2)	9,133,809	1,627,458	28,824,780	45,229,877
Other revenue(3)	8,228,618	(13,562,889)	(8,500,106)	(6,419,646)
Total revenues	41,290,806	12,542,852	121,436,739	140,424,487
Expenses:
Security other-than-temporary impairment expense	—	—	10,000,000	—
Administrative and other operating(4)	8,749,099	4,083,163	23,018,807	26,361,651
Total expenses	8,749,099	4,083,163	33,018,807	26,361,651
Net Income	32,541,707	8,459,689	88,417,932	114,062,836
Net Income attributable to Stockholder’s/Member’s capital	$32,541,707	$8,459,689	$87,703,265	$114,062,836
(1) Interest income includes marketable securities interest income and finance receivables interest income.
(2) Net realized gains includes net gain on sales of marketable securities, finance receivables, real estate projects, and land held for sale.
(3) Other revenue includes unrealized net gains on trading marketable securities and investment in private fund, net gain (loss) on derivative securities, REO operating income and Other.
(4) Administrative and other operating expenses include provision for (recovery of) finance receivable credit losses, REO operating expense, compensation and administrative and other operating expenses.

Balance Sheet Data
	Historical
	As of March 31, 2021	As of December 31,
		2020	2019
Total investment portfolio(1)	$1,938,423,505	$1,933,958,418	$1,790,636,024
Total assets	2,057,957,232	2,068,552,664	2,047,189,932
Total debt(2)	510,499,789	493,781,352	490,361,954
Total liabilities	542,975,056	507,508,474	510,632,588
Accumulated other comprehensive income (“OCI”)	143,341,759	115,330,528	87,362,823
Total equity	1,514,982,176	1,561,044,190	1,536,557,344
(1) Total investment portfolio includes investments in marketable securities (non-held in trust and in trust), investments in finance receivables, investment in private funds, real estate owned, real estate held for sale and real estate project costs.
(2) Total debt includes secured borrowings and mandatorily redeemable noncontrolling interest in consolidated entities.
Select operating metrics
	Historical
	For the three months ended March 31,	For the year ended December 31,
	2021	2020	2019
Interest yield on investment portfolio(1)	5.9%	6.4%	6.7%
Net Interest Margin(2)	4.6%	4.9%	5.1%
Return on average assets (“ROAA”)(3)	6.5%	4.3%	6.0%
Return on average equity (“ROAE”)(4)	8.5%	6.0%	8.6%
Operating expenses as percentage of total assets (“OPAA”)(5)	1.7%	1.1%	1.3%
Impairments as % of investment portfolio	0.0%	0.5%	0.0%
Debt / equity(6)	0.34x	0.32x	0.32x
Non-GAAP Financial Measures(7)
Adjusted interest yield on investment portfolio (8)	6.3%	6.6%	6.9%
Adjusted net interest margin(9)	4.9%	5.0%	5.3%
Adjusted return on average assets (“Adjusted ROAA”)(10).	6.9%	4.5%	6.2%
Adjusted return on average equity (“Adjusted ROAE”)(11)	9.5%	6.4%	9.5%
Adjusted operating expenses as percentage of total assets (“Adjusted OPAA”)(12)	1.2%	1.0%	1.1%
(1) Reflects interest income over average total investment portfolio balance over the period (annualized if computed on a quarterly basis).
(2) Reflects net interest income over average assets (annualized if computed on a quarterly basis). The decreases in net interest margin over the periods presented are due primarily to both a decrease in interest rates and certain assets being placed on a non-accrual status related to payment defaults by obligors attributable to early financial difficulties experienced during the COVID-19 pandemic. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations.”
(3) ROAA reflects net income over average total assets over the period (annualized if computed on a quarterly basis).
(4) ROAE reflects net income over average total equity over the period (annualized if computed on a quarterly basis).
(5) OPAA reflects compensation expense and administrative and other expenses incurred over the period, over average total assets over the period (annualized if computed on a quarterly basis).
(6) Reflects total debt over total equity at the end of each period.
(7) Adjusted interest yield on investment portfolio, adjusted net interest margin, Adjusted ROAA, Adjusted ROAE and Adjusted OPAA are non-GAAP financial measures, which are each defined in footnote eight through twelve of this table. These non-GAAP financial measures are presented because our management believes these measures help investors understand our business, performance and ability to earn and distribute cash to our stockholders by providing perspectives not immediately apparent from net income (loss) or operating expenses (comprised of compensation expense and administrative and other operating expense). The presentation of adjusted interest yield on investment portfolio, adjusted net interest margin, Adjusted ROAE, Adjusted ROAA and Adjusted OPAA in this table are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, our definitions and method of calculating these measures may be different from those used by other companies, and, accordingly, may not be comparable to similar measures as defined and calculated by other companies that do not use the same methodology as us. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are set forth in this section immediately below this table.
(8) Adjusted interest yield on investment portfolio reflects interest income over average total investment portfolio balance net of OCI (annualized if computed on a quarterly basis). OCI is excluded to reflect the removal of the unrecognized market value appreciation since the time portfolio investments were made, which is accounted for in OCI.
(9) Adjusted net interest margin reflects net interest income over average assets net of OCI (annualized if computed on a quarterly basis). OCI is excluded to reflect the removal of the unrecognized market value appreciation since the time portfolio investments were made, which is accounted for in OCI.
(10) Adjusted ROAA reflects net income, excluding non-recurring litigation expenses, over average total assets over the period, excluding OCI (annualized if computed on a quarterly basis). Non-recurring litigation expenses are excluded because they are associated with the prosecution of affirmative claims by PHC LLC for the recovery of damages against a competitor, which claims and the expenses associated with such claims are not being transferred to us. OCI is excluded to reflect the removal of the unrecognized market value appreciation since the time portfolio investments were made, which is accounted for in OCI.
(11) Adjusted ROAE reflects net income, excluding non-recurring litigation expenses, over average total equity over the period, excluding OCI (annualized if computed on a quarterly basis). Non-recurring litigation expenses are excluded because they are associated with the prosecution of affirmative claims by PHC LLC for the recovery of damages against a competitor, which claims and the expenses associated with such claims are not being transferred to us. OCI is excluded to reflect the removal of the unrecognized market value appreciation since the time portfolio investments were made, which is accounted for in OCI.
(12) Adjusted OPAA reflects compensation expense and administrative and other expense net of any REO expense and non-recurring litigation expense incurred over the period over average total assets over the period (annualized if computed on a quarterly basis). Non-recurring litigation expenses are excluded because they are associated with the prosecution of affirmative claims by PHC LLC for the recovery of damages against a competitor, which claims and the expenses associated with such claims are not being transferred to us. REO expenses are excluded as they relate to non-recurring charges from two REO assets acquired, which were partially offset by REO income generated from the two collateral assets).
Reconciliation of Net Income to Adjusted ROAE, Adjusted ROAA, adjusted interest yield on investment portfolio and adjusted net interest margin
The following table presents a reconciliation of net income (loss) to Adjusted ROAA, Adjusted ROAE, adjusted interest yield on investment portfolio and adjusted net interest margin for the periods presented:
	Historical
	For the Three Months Ended March 31,(1)	For the year ended December 31,(2)		For the cumulative years ended December 31,
	2021	2020	2019	2016-2020(2)
Net income before taxes	$32,541,707	$88,417,932	$114,062,836	$435,154,474
Non-recurring litigation expenses.	1,002,097	2,069,622	5,365,296	7,491,687
Net income (excluding non-recurring litigation expenses)	$33,543,804	$90,487,554	$119,428,132	$442,646,161
Interest income	28,414,040	120,361,186	124,826,531	—
Net interest income	23,928,379	101,112,065	101,614,256	—
Average equity	$1,538,013,183	$1,469,950,981	$1,324,331,330	$1,005,385,178
Average OCI	129,336,144	59,817,187	62,135,623	32,102,920
Average equity (excluding OCI)	$1,408,677,040	$1,410,133,794	$1,262,195,708	$973,282,258
ROAE	8.5%	6.0%	8.6%	8.7%
Adjusted ROAE	9.5%	6.4%	9.5%	9.1%
Average assets	$2,063,254,948	$2,082,060,533	$1,992,372,488
Average OCI	129,336,144	59,817,187	62,135,623
Average assets (excluding OCI)	$1,933,918,804	$2,022,243,346	$1,930,236,865
Average investment portfolio balance	1,936,190,962	1,891,190,920	1,860,203,546
Average investment portfolio balance (excluding OCI)	1,806,854,818	1,831,373,733	1,798,067,923
ROAA	6.5%	4.3%	6.0%
Adjusted ROAA	6.9%	4.5%	6.2%
Adjusted interest yield on investment portfolio	6.3%	6.6%	6.9%
Adjusted net interest margin	4.9%	5.0%	5.3%
(1) Average metrics reflect two quarter average calculated as assets, equity or portfolio balances, as applicable, as of the beginning of the period plus assets, equity or portfolio balances, as of quarter-end, divided by two.
(2) Average metrics reflect five quarter average as assets, equity or portfolio balances, as applicable, as of the beginning of the period plus assets, equity or portfolio balances, as of quarter end, divided by five.

Reconciliation of Operating Expenses to Adjusted OPAA
The following table presents a reconciliation of compensation expense and administrative and other expense to Adjusted OPAA for the periods presented:
	Historical
	For the Three Months Ended March 31,(1)	For the Year Ended December 31,(2)
	2021	2020	2019
Compensation and administrative and other expenses	$8,749,099	$23,018,806	$26,361,651
Non-recurring litigation expenses	1,002,097	2,069,622	5,365,296
REO operating expenses	1,714,491	0	0
OPAA	1.7%	1.1%	1.3%
Adjusted compensation and administrative and other expenses	$6,032,511	$20,949,184	$20,996,355
Adjusted OPAA	1.2%	1.0%	1.1%
(1) Average metrics reflect two quarter average calculated as assets, equity or portfolio balances, as applicable, as of the beginning of the period plus assets, equity or portfolio balances, as of quarter-end, divided by two.
(2) Average metrics reflect five quarter average as assets, equity or portfolio balances, as applicable, as of the beginning of the period plus assets, equity or portfolio balances, as of quarter end, divided by five.

RISK FACTORS
An investment in shares of our Class A common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our Class A common stock could decline significantly and you could lose a part or all of your investment.
Risks Related to Our Business and Our Industry
The current outbreak and spread of COVID-19 has disrupted, and is likely to further cause severe disruptions in, the U.S. and global economies and financial markets and create widespread business continuity and viability issues.
In recent years the outbreaks of a number of diseases, including Avian Bird Flu, H1N1, and various other “super bugs,” have increased the risk of a pandemic. In December 2019, a novel strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has since spread to over 100 countries, including the United States. COVID-19 has also spread to every state in the United States, including to regions where the projects financed by the loans and impact finance assets in our portfolio are located. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. Since March 13, 2020, there have been a number of federal, state and local government initiatives to manage the spread of the virus and its impact on the economy, financial markets and continuity of businesses of all sizes and industries.
The COVID-19 has had, and another pandemic could have, significant repercussions across regional, national and global economies and financial markets, and could trigger a period of regional, national and global economic slowdown or regional, national or global recessions. The outbreak of COVID-19 in many countries continues to adversely impact regional, national and global economic activity and has contributed to significant volatility and negative pressure in financial markets. The impact of the outbreak has been rapidly evolving and, as cases of the virus have continued to increase around the world, many countries, including the United States, have reacted by instituting, among other things, quarantines and restrictions on travel.
Since March of 2020, in an attempt to contain the spread of COVID-19, the Federal government and most states and/or local governments, have implemented various restrictions, rules, or guidelines including quarantines, “shelter in place”, “stay at home”, or “safer at home” rules, mandatory business closures and restrictions on business operations, including certain construction projects, restrictions on travel, restrictions on gatherings and social distancing practices. While some of these restrictions have been relaxed or phased out, many of these or similar restrictions remain in place and continue to be implemented, and it is possible that restrictions that have been relaxed or phased out could be reimposed or that new restrictions could be implemented. These containment measures have created disruption and adversely impacted a number of sectors, including real estate (mixed use, single family, hospitality, senior living, retail and multi-family), infrastructure, education, economic development and healthcare. The economic disruption caused by the COVID-19 pandemic may negatively impact state and local budgetary matters, as states and municipalities may be more likely to run budget deficits (or larger deficits) during a period of economic contraction stemming from the COVID-19 pandemic.
We believe that our ability to operate and our level of business activity has been, and will in all likelihood continue to be, impacted by effects of COVID-19 and could in the future be impacted by another pandemic and that such impacts could adversely affect the profitability of our business, as well as the values of, and the cash flows generated from, our assets. Some of the factors that have impacted us to date or could potentially impact us in the future include the following:
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a severe disruption and instability in the financial markets or deteriorations in credit and financing conditions may jeopardize the solvency and financial wherewithal of counterparties with whom we do business, including our borrowers, and could affect our or our counterparties’ ability to make regular payments of principal and interest (whether due to an inability to make such payments, an unwillingness to make such payments, or a waiver of the requirement to make such payments on a timely basis or at all) and our ability to recover the full value of our loan, thus reducing our earnings and liquidity;
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unavailability of information, resulting in restricted access to key inputs used to derive certain estimates and assumptions made in connection with evaluating our assets for impairments and establishing allowances for loan losses;

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our ability to remain in compliance with the financial covenants under our borrowings, including in the event of impairments in the value of the assets we own;

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disruptions to the efficient function of our operations because of, among other factors, any inability to access short-term or long-term financing for the assets we originate or acquire;

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our need to sell assets, including at a loss;

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difficulty accessing debt and equity capital on attractive terms, or at all;

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to the extent we elect or are forced to reduce our investment origination activities;

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inability of other third-party vendors we rely on to conduct our business to operate effectively and continue to support our business and operations, including vendors that provide IT services, legal and accounting services, or other operational support services;

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effects of legal and regulatory responses to concerns about the COVID-19 pandemic and related public health issues, which could result in additional regulation or restrictions affecting the conduct of our business; and

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our ability to ensure operational continuity in the event our business continuity plan is not effective or ineffectually implemented or deployed during a disruption.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Our business depends in part on U.S. federal, state and local government policies and a decline in the level of government support could harm our business.
The projects which we finance or in which we invest typically depend in part on various U.S. federal, state or local governmental policies and incentives that support or enhance project economic feasibility. Such policies may include governmental initiatives, laws and regulations designed to promote positive social and community impacts or the investment in, among other things, healthcare, education, opportunity and other economic development zones, and low-and moderate-income housing.
Policies and incentives provided by the U.S. federal government may include tax credits, tax exemptions, tax deductions, bonus depreciation, federal grants and loan guarantees. The value of tax credits, deductions and incentives may be impacted by changes in tax laws, rates or regulations. For example, there can be no certainty that the proposed tax reforms will not also limit or abolish the income tax exemption for municipal bond interest, which would have an adverse impact on our business, financial condition and results of operations.
If these or other government policies, incentives or regulations are adversely amended, delayed, eliminated, reduced, retroactively changed or not extended beyond their current expiration dates, or there is a negative impact from the recent federal law changes or proposals, the operating results of the projects we finance and the demand for, and the returns available from, the investments we make may decline, which could harm our business.
We may not be able to fully realize the benefits of investing in the federal OZ Program, which may adversely affect our financial performance.
As part of the 2017 Tax Act, Congress established the OZ Program, which provides preferential tax treatment to taxpayers who invest eligible capital gains into QOFs. QOFs are self-certifying entities that invest their capital in economically distressed communities that have been designated as Opportunity Zones by the Internal Revenue Service (“IRS”) and the Treasury department. We seek to create and acquire equity interests in projects located in

Opportunity Zones and therefore plan to position ourselves to take advantage of the tax benefits offered by the OZ Program. While the IRS has issued final regulations which address some of the uncertainties under the OZ Program, because the OZ Program is relatively new, a number of open questions remain. To the extent the IRS issues additional interpretive guidance that renders ineligible certain categories of projects that are currently expected to qualify, we may be unable to fully realize the benefits of the OZ Program as anticipated.
With respect to QOFs that are contributed to the operating partnership by PHC LLC, while the operating income and gains with respect to such investment will generally be allocated to the partners in the operating partnership in accordance with their respective economic interests, the tax benefits associated with such Opportunity Zone investments will generally be specially allocated to a subsidiary of PHC LLC. Thus, while investors will be able to participate in the performance of the underlying Opportunity Zone investments, they will generally not be entitled to share in the OZ tax benefits with respect to QOFs that are contributed to the operating partnership by PHC LLC in connection with the formation transactions. To the extent that we make investments in QOFs with capital gains triggered by us or our operating partnership, we should be able to take advantage of the OZ tax benefits with respect to such investments, and accordingly reduce our tax liability; however, there is no assurance that we will be able to realize all of the potential OZ tax benefits available under the OZ Program.
We may be adversely affected by future changes in U.S. federal or state tax laws.
Under current law, we will be subject to U.S. federal income tax at a 21% rate on our taxable income (which will not include tax-exempt interest on debt we own, which we expect will comprise the majority of our income), as well as state income or franchise tax. If legislation is adopted to increase federal or state corporate tax rates, or other unfavorable changes in U.S. federal or state tax laws or regulations are made (including, for example, changes that have the effect of limiting or denying a tax exemption for interest on debt we own), then we would be subject to increased amounts of tax on our taxable income, resulting in less cash available for distributions to our shareholders.
U.S. federal, state and local government entities are major participants in the economic development, infrastructure, healthcare, education and affordable housing industries and their actions could be adverse to our projects or our company.
The projects we finance and invest in are subject to substantial regulation by U.S. federal, state and local governmental agencies. For example, many projects require government permits, licenses, concessions, leases or contracts. Government entities, due to the wide-ranging scope of their authority, have significant leverage in setting their contractual and regulatory relationships with third parties. In addition, government permits, licenses, concessions, leases and contracts are generally very complex, which may result in periods of non-compliance, or disputes over interpretation or enforceability. If the economic development, infrastructure, healthcare, education, housing or other projects we finance or in which we invest fail to obtain or comply with applicable regulations, permits, or contractual obligations, they could be prevented from being constructed or subjected to monetary penalties or loss of operational rights, which could negatively impact project operating results and the returns on our assets.
In addition, government counterparties also may have the discretion to change or increase regulation of project operations, or implement laws or regulations affecting project operations, separate from any contractual rights they may have. These actions could adversely impact the efficient and profitable operation of the projects in which we invest.
Because our business depends to a significant extent upon relationships with key industry participants, our inability to maintain or develop these relationships, or the failure of these relationships to generate business opportunities, could adversely affect our business.
We will rely, to a significant extent, on our relationships with key industry participants in the markets we target. We will originate transactions through our management team’s extensive network of contacts in the community impact finance sector, including long-standing relationships with state and local governments, institutions of higher education, project developers, municipal financial advisors, commercial and investment banks, investors, bond dealers and other tax-exempt focused financial intermediaries. Our inability to maintain or develop these relationships, or the failure of these relationships to generate business opportunities, could adversely affect our business. In addition, individuals and entities with whom we have relationships are not obligated to provide us with business opportunities, and, therefore, there is no assurance that such relationships will generate business opportunities for us.
Future litigation or administrative proceedings could have a material and adverse effect on our business, financial condition and results of operations.
We may become involved in legal proceedings, administrative proceedings, claims and other litigation that arise in the ordinary course of business. In addition, we may be subject to legal proceedings or claims arising out of the projects we finance or in which we invest. Adverse outcomes or developments relating to these proceedings, such as the interpretation of our contracts, judgments for monetary damages, injunctions or denial or revocation of permits, could have a material adverse effect on the projects we finance or in which we invest, which could adversely impact the repayment of or the returns available for our assets.
We operate in a competitive market and future competition may impact the terms of the impact investments and financing we originate or reduce risk-adjusted total returns of municipal bonds we may opportunistically acquire on the secondary market.
We target impact finance opportunities for the economic development of projects in infrastructure, education, healthcare, housing and other projects that renew and improve local communities or support sustainable economic growth while maintaining credit quality and attractive risk-adjusted total returns. We therefore compete against a number of parties who may provide alternatives to our financings, including specialty finance companies, savings and loan associations, banks, private equity, hedge or infrastructure investment funds, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, project developers, pension funds, government entities, public entities established to own infrastructure assets and other entities. Some of our competitors are significantly larger than we are, have access to greater capital and other resources than we do and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances, different risk assessments or be less focused on impact investing, which could allow them to consider a wider variety of opportunities, establish more relationships than we can or generate higher returns to their investors. In addition, many of our competitors are not subject to the operating constraints associated with maintaining an exclusion from the 1940 Act. These characteristics could allow our competitors to consider a wider variety of opportunities, establish more relationships and offer better pricing and more flexible structuring than we can offer. We may lose business opportunities if we do not match our competitors’ pricing, terms and structure. If we match our competitors’ pricing, terms and structure, we may not be able to achieve acceptable risk-adjusted total returns on our assets or we may be forced to bear greater risks of loss. The increase in the number and/or the size of our competitors in this market has resulted, and could continue to result, in less attractive terms on our investments or the need to accept a higher level of risks or lower levels of returns that could be associated with our investments. As a result, competitive pressures we face could have a material adverse effect on our business, financial condition and results of operations.
Our risk management efforts may not be effective.
We could incur substantial losses and our operations could be disrupted if we are unable to effectively identify, manage, monitor and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk and other market-related risks, as well as operational risks related to our operations, assets and liabilities. Our risk management policies, procedures and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks we have identified or to identify additional risks to which we may become subject in the future.
Inadvertent errors could subject us to financial loss, litigation or regulatory action.
Our personnel or other third parties with whom we have relationships may make inadvertent errors that could subject us to financial losses, claims or enforcement actions. These types of errors could include, but are not limited to, mistakes in executing, recording or reporting transactions we enter into. Inadvertent errors expose us to the risk of material losses until the errors are detected and remedied prior to the incurrence of any loss. The risk of errors may be greater for business activities that are new for us or have non-standardized terms.
Risks Related to Our Assets
Changes in interest rates could adversely affect the value of our assets and negatively affect our profitability.
Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.
With respect to our business operations, increases in interest rates over time, in general, may cause: (1) project owners to be less interested in borrowing or raising equity and thus reduce the demand for the financing we provide; (2) increases in the interest expense associated with our borrowings; (3) declines in the market value of our fixed rate assets; and (4) increase in the market value of interest rate hedging instruments, to the extent we enter into such agreements as part of our hedging strategy. Conversely, decreases in interest rates over time, in general, may cause: (1) project owners to be more interested in borrowing or raising equity and thus increase the demand for the financing we provide; (2) increases in prepayments on our investments, to the extent allowed; (3) decreases in the interest expense associated with our borrowings; (4) increase in the market value of our fixed rate assets; and (5) decreases in the market value of interest rate hedging instruments, to the extent we enter into such agreements as part of our hedging strategy. In typical market interest rate environments, the prices of longer-term debt financings, such as the financings in our portfolio, generally fluctuate more than prices of shorter-term debt financings as interest rates change. The Federal Reserve recently reduced the federal funds rate several times, and has announced that it expects the federal funds rate to remain near zero through 2023. Adverse developments resulting from changes in interest rates could have a material adverse effect on our business, financial condition and results of operations.
The market for nonrated or below investment grade municipal debt has experienced in the past, and may experience in the future, periods of significant volatility.
Although the detection of COVID-19 in China was made public in December 2019, U.S. securities markets did not start to fully acknowledge the risks and potential economic impact until the latter portion of February 2020, when outbreaks outside of China were first reported. Certain parts of the municipal bond markets experienced significant volatility and drops in values, particularly below investment grade municipal bonds. It is possible that similar market dislocations will recur as the COVID-19 pandemic continues, or as other market disruption events occur, which may adversely affect the value and liquidity of our debt finance assets. Any further increase in volatility in municipal debt markets could negatively impact the value of impact finance assets and the trading price of our shares of Class A common stock.
A significant portion of our assets are illiquid or have limited liquidity, which may limit our ability to sell those assets at favorable prices or at all.
Our assets generally are expected to be illiquid or have limited liquidity. As of March 31, 2021, based on fair value, substantially all of our credit assets consisted of assets that have limited liquidity. It may be difficult for us to dispose of assets with limited liquidity rapidly, or at all, or at favorable prices. Historically, the trading volume in the tax-exempt bond market has been limited relative to other markets. For example, certain transfers of our assets are limited to specific types of investors. In addition, assets with limited liquidity may be more difficult to value and may trade at a substantial discount or experience more volatility than more liquid assets.
We are not limited in the amount of capital used to support, or the exposure to, any individual asset or any group of assets with similar characteristics or risks. As a result, our portfolio may be concentrated in a small number of assets or may be otherwise undiversified, increasing the risk of loss and the magnitude of potential losses to us and our shareholders if one or more of these assets perform poorly.

We rely, in part, on analytical models and other data to analyze potential asset acquisition and disposition opportunities and to manage our portfolio. Such models and other data may be incorrect, misleading or incomplete, which could cause us to purchase assets that do not meet our expectations or to make asset management decisions that are not consistent with our strategy.
We rely on analytical models (both proprietary and third-party models), and information and data supplied by third parties. These models and data may be used to value assets or potential asset acquisitions and dispositions and are also used in connection with our asset management activities. If these models and data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon could expose us to potential risks. For example, data may be incorrect, incomplete or misleading, may be modeled based on simplifying assumptions that lead to errors, may be incorrectly reported or subject to interpretation or may be outdated. Our reliance on these models and data may induce us to purchase certain assets at prices that are too high, to sell certain other assets at prices that are too low, or to miss favorable opportunities. Similarly, any hedging activities, such as total return swaps, that are based on faulty models and data may prove to be unsuccessful.
Some models may be predictive in nature. The use of predictive models has inherent risks. For example, such models may incorrectly forecast future behavior, leading to potential losses. In addition, the predictive models we use may differ substantially from those models used by other market participants, with the result that valuations based on these predictive models may be substantially higher or lower for certain assets than actual market prices. Furthermore, because predictive models are usually construed based on historical data supplied by third parties, the success of relying on such models may depend heavily on the accuracy and reliability of the supplied historical data, and, in the case of predicting performance in scenarios with little or no historical precedent (such as extreme broad-based declines in home prices or deep economic recessions), such models may have little or no predictive value.
All valuation models rely on correct market data inputs. If incorrect market data is entered into even a well-founded valuation model, the resulting valuations will be incorrect. However, even if market data is inputted correctly, “model prices” will often differ substantially from market prices, especially for securities with complex characteristics or whose values are particularly sensitive to various factors. If our market data inputs are incorrect or our model prices differ substantially from market prices, we may be adversely affected.
Our provision for finance receivable credit losses is difficult to estimate.
Our provision for finance receivable credit losses is evaluated on a quarterly basis. The determination of our provision for finance receivable credit losses requires us to make certain estimates and judgments, which may be difficult to determine. Our estimates and judgments are based on a number of factors, including a particular project’s operating results, loan-to-value ratio, any cash reserve, the ability of expected cash from operations to cover the cash flow requirements currently and into the future, key terms of the transaction, the ability of the borrower to refinance the transaction, other credit support from the sponsor or guarantor and the project’s collateral value.
Our estimates and judgments may not be correct and, therefore, our results of operations and financial condition could be severely impacted.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses-Measurement of Credit Losses on Financial Instruments (Topic 326), which is effective for accounting periods beginning after December 15, 2019 and replaces the current “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the Current Expected Credit Loss (“CECL”) model. Under the CECL model, we are required to present certain financial assets carried at amortized cost, such as loans held for investment, at the net amount expected to be collected. The measurement of expected credit losses is to be based on information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This measurement will take place at the time the financial asset is first added to the balance sheet and updated quarterly thereafter. This differs significantly from the “incurred loss” model required under current accounting principles generally accepted in the United States (“GAAP”), which delays recognition until it is probable a loss has been incurred. The guidance in this ASU is effective for emerging growth companies with fiscal years beginning after December 15, 2022, but such companies may adopt the amendments now.
Accordingly, we expect that the adoption of the CECL model will affect how we determine our allowance for loan losses and could require us to increase our allowance and recognize provisions for loan losses earlier in the lending cycle. Moreover, the CECL model may create more volatility in the level of our allowance for loan losses. If our required level of allowance for loan losses is material for any reason, such increase could adversely affect our business, financial condition and results of operations.
A significant portion of our non-TMT structured credit assets could consist of junior and residual interests that will be subordinate in right of payment and in liquidation to the more senior interests issued by the structured credit entities.
Our primary source of financing is asset-backed, non-recourse tax-exempt term matched trusts (“TMTs”).
Apart from our TMT program and senior secured borrowing facility, we conduct a significant portion of our financing activity through a taxable term A/B trust facility.
Under our taxable term A/B trust facility, we retain subordinated certificates while the lenders hold senior certificates. These certificates we retain are subordinated in right of payment and in liquidation to the senior certificates. The trusts collapse upon maturity, certain defined termination events, or upon exercise of a call option embedded in the subordinate certificate held by us. Upon collapse, a trust would sell the underlying bond investment at the then current market price, using the proceeds to retire outstanding senior certificates, with any remaining proceeds paid to us as holder of the subordinate certificate. We are responsible for funding any shortfalls and manage such exposure during the trusts’ terms utilizing ongoing collateral posting provisions. Portfolio losses impact the tranches in reverse seniority order, starting with the most junior tranches.
There can be no assurance that these vehicles will generate sufficient income from their underlying portfolios to pay distributions to us or that they would have sufficient assets to pay any distributions to which we would otherwise be entitled in the event of liquidation. As a result, we may not recover some or all of our investments in these subordinated certificates. Furthermore, if the underlying bond investments held in the trusts fail to perform as anticipated, our earnings may be adversely affected and our expenses may increase as a result of funding any payment shortfalls related to collateralization requirements and other credit enhancement expenses associated with these trusts.
There are separate risks associated with our TMT financings, including upon a payment default on an underlying bond and reduced demand for the TMT structure
TMTs are structured as partnerships into which we deposit tax exempt bonds. TMTs issue senior equity trust certificates (“A Notes”) to financial and non-financial lenders where we normally retain the subordinated equity trust certificates (“B Notes”) used in the structure. The TMT structure is non-recourse to us, meaning there is no parent guarantee from us to the trusts. The A Note holders’ only recourse in the event of a default is limited to the specific assets held by the trust. We act as servicer to the trusts, which includes managing the efforts to maximize recovery for the benefit of the noteholders. The trusts hold tax-exempt securities. Their structure as a partnership allows tax-exempt interest income generated by the tax-exempt securities to pass through to the noteholders. The pass through of tax-exempt interest income enhances the value for potential A Note holders whose investment income would otherwise be subject to tax.
The A Notes are normally structured with fixed interest rates for an initial ten-year term, with a step-up interest rate in year 11 that remains through the maturity of the TMT. The step-up interest rate is set at or below the weighted average coupon of the TMT’s assets. Each TMT has a final maturity that generally matches the final maturity of the underlying TMT assets. After the step-up date, some of TMTs require all cash flows from Trust assets to reduce the A Notes. Because of the interest rate step up feature in year 11, we have an incentive, but except in limited circumstances are not required, to refinance or collapse the Trust at the step-up date.

Each TMT is subject to certain debt service coverage ratio (“DSCR”) requirements of the A Notes. This generally requires the aggregate annual amount of debt service payments on the underlying assets to be 160% of the aggregate annual amount of required Class A distributions during the initial ten-year term and 120% thereafter. A failure to meet the DSCR requirements would generally require more than one of the underlying trust assets to fail to pay 100% of debt service. In addition, the underlying assets have Debt Service Reserve Funds (“DSRF”), which allow bonds with revenue shortfalls to stay current on their indebtedness for a significant time, usually 12-months (or less in limited cases). The DSCR requirements are backward-looking and, in the event of a failure by the TMT to meet the DSCR requirements, we have 60 to 90 days to redeem Class A Notes to comply with the DSCR requirements or the A Note holder may sell certain assets until the applicable DSCR requirements are met.
Overall leverage for each TMT is typically based on the amount of underlying assets. The trust assets are valued for leverage purposes at their par amount unless a payment default has occurred. In addition, the underlying bonds we have used in our TMT financings have DSRFs which function to allow bonds with revenue shortfalls to stay current on their indebtedness for a significant time, usually 12-months (or less in limited cases). This gives us significant time to determine alternative courses of action with any affected TMT asset. Only when an underlying asset is in payment default may the overall leverage amount for a TMT be reduced based on the market value of the defaulted security.
In the event of an underlying asset payment default in a TMT financing, the maximum amount of leverage allocable to the individual defaulted asset is generally calculated based on the market value of the defaulted asset rather than the par amount. The market value is used to calculate the maximum amount of leverage allocable to the defaulted asset based on the overall maximum leverage percentage for the TMT. In each TMT, the maximum leverage percentage is generally determined by the number of assets in the pool, generally with a range for leverage from 70% (maximum) to 58% (minimum). These maximum leverage percentages are applied to the aggregate par amount of the underlying assets, except for any assets in payment default.
For example, if an underlying asset is in payment default with a par amount of $10 million and a market value of $8 million, then the maximum leverage allocable to the defaulted bond would be $8 million multiplied by the maximum leverage percentage. If the applicable maximum leverage percentage were 70%, then the maximum leverage allocable to the defaulted bond would be $5.6 million versus the non-defaulted maximum leverage amount of $7 million. The net impact in this example would be a reduction in the maximum leverage amount of $1.4 million for the $10 million defaulted asset with a market value of $8 million. The maximum leverage amount is calculated in aggregate based on all of the underlying assets in a given TMT and, as a result, a reduction in the maximum leverage allocable to an individual asset may not necessarily result in a violation of the maximum leverage covenant for the overall TMT.
The market demand for the TMT structure has continued to broaden, allowing us to achieve favorable interest rates on more recent borrowings as well as a greater variety of A Note purchasers. However, market conditions and demand could change, which could reduce availability for future TMT borrowings. If this were to occur, we would need to find other sources of leverage which would likely include borrowings that are shorter in tenor, subjecting us to greater interest rate risk, and also have the potential for daily mark-to-market calculations. In addition, if TMT financing becomes unavailable to us or is only available on less attractive terms, we will have to access alternative or less attractive debt financing which could curtail our returns.
We may experience a decline in the fair value of our assets.
A decline in the fair market value of tax-exempt, nonrated revenue bonds we hold as available-for-sale, our interest rate hedging instruments, if any, or any other assets which we may carry at fair value in the future, may require us to reduce the value of such assets under GAAP. The high-yield tax-exempt market can experience significant market valuation fluctuations during periods of illiquidity, which can and has had an adverse effect on the market value of our portfolio. In addition, our financing receivables are subject to an impairment assessment that could result in adjustments to their carrying values. Upon the subsequent disposition or sale of such assets, we could incur future losses or gains based on the difference between the sale price received and adjusted value of such assets as reflected on our balance sheet at the time of sale.

The majority of the assets in our portfolio are recorded at fair value and, as a result, there could be uncertainty as to the value of these assets.
The impact investments and financings we originate and the municipal bonds we intend to opportunistically acquire from the secondary market are usually publicly traded but are relatively illiquid. The fair value of these assets may not be readily determinable. In accordance with GAAP, we record certain of our assets at fair value, which may include unobservable inputs. Because such valuations are subjective, the fair value of these assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these assets existed. The value of our Class A common stock could be adversely affected if our determinations regarding the fair value of these assets were materially higher than the values that we ultimately realize upon their disposal. Additionally, our results of operations for a given period could be adversely affected if our determinations regarding the fair value of these assets were materially higher than the values that we ultimately realize upon their disposal. The valuation process can be particularly challenging during periods when market events make valuations of certain assets more difficult, unpredictable and volatile.
We may not realize gains or income from our assets and our assets may decline in value.
We seek to generate attractive risk-adjusted total returns over the long term through the origination, ownership and management of a diversified portfolio of predominantly tax-advantaged assets that support transformational community outcomes. The assets that we originate and acquire may not appreciate in value, however, and in fact, may decline in value, and the loans that we or our affiliates make and debt securities that we originate and acquire may default on interest and/or principal payments. Market values of our assets may decline for a number of reasons, including liquidity issues, changes in prevailing market rates, increases in defaults, actual or perceived credit issues involving one or more borrowers, increases in voluntary prepayments for those assets that we have that are subject to prepayment risk, widening of credit spreads, actions by rating agencies, declines in the value of the collateral supporting debt and difficulty in valuing assets. Also, a decline in credit quality of assets where there is a significant risk that there will be a default or imminent default may force us to sell certain assets at a loss. Accordingly, we may not be able to realize gains or income from our assets and our assets may lose value. Any gains that we do realize may not be sufficient to offset any losses we experience. Furthermore, any income that we realize may not be sufficient to offset our expenses.
We focus on originating financings that are not rated by a rating agency, which may result in an amount of risk, volatility or potential loss of principal that is greater than that of alternative asset opportunities with an investment grade rating.
As of March 31, 2021, none of the debt finance assets in our portfolio were rated by a nationally recognized statistical rating agency and we expect that few of the assets we originate and acquire in the future will be rated by any rating agency. Although we focus on projects that are highly negotiated, collateralized and include strong covenants, we believe that some of the projects or obligors in which we invest, if rated, would be rated below investment grade (Ba1 or lower by Moody’s or BB+ or lower by Fitch or Standard & Poor’s). Some of our assets may result in an amount of risk, volatility or potential loss of principal that is greater than that of alternative asset opportunities.
Any credit ratings assigned to our assets, debt or obligors are subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.
We do not seek ratings from credit rating agencies on most of our impact finance assets. To the extent our assets, their underlying obligors, or our debt are rated by credit rating agencies or by our internal rating process, such assets, obligors or our debt will be subject to ongoing evaluation by credit rating agencies and our internal rating process, and we cannot assure you that any ratings will not be changed or withdrawn in the future. If rating agencies assign a lower-than-expected rating or if a rating is further reduced or withdrawn by a rating agency or us, or if there are indications of a potential reduction or withdrawal of the ratings of our assets, the underlying obligors or our debt in the future, the value of these assets could significantly decline, the level of borrowings based on such assets could be reduced or we could incur higher borrowing costs or incur losses upon disposition or the failure of obligors to satisfy their obligations to us.
The receipt of interest and principal payments on our impact finance assets will be affected by the ability of the borrowers to pay principal and interest and the economic results of the underlying projects.
Our borrowers may default, or may be in default at the time of our purchase of impact finance assets, on their obligations to pay principal or interest when due. In addition, the economic impact of COVID-19 and the associated volatility in the financial markets has triggered a period of economic slowdown and could jeopardize the solvency and financial wherewithal of our counterparties. In the event a borrower or one of the real estate, infrastructure, education, healthcare and other projects underlying our financings becomes insolvent or unable to make payments, we may fail to recover the full value of our loan, thus reducing our earnings and liquidity. With respect to our secured financings, there can be no assurance that liquidation of collateral would satisfy the borrower’s obligation in the event of non-payment of a scheduled interest or principal payment or that such collateral could be readily liquidated. In the event of the bankruptcy of a borrower, we could experience delays or limitations with respect to our ability to realize the benefits of any collateral securing a financing.
The debt financings we originate for local governments, institutions of higher education and not-for-profit entities for a wide variety of projects that promote economic development, infrastructure, healthcare, education and affordable housing projects are subject to delinquency, foreclosure and loss, any or all of which could result in losses to us.
The debt financings we directly originate for local governments, institutions of higher education and not-for-profit entities for a wide variety of projects that promote economic development, infrastructure, healthcare, education and affordable housing projects are subject to risks of delinquency, foreclosure and loss. In many cases, the ability of a borrower to return our invested capital and our expected return is dependent primarily upon the successful development, construction and operation of the underlying project. If the cash flow of the project is reduced, the borrower’s ability to return our capital and our expected return may be impaired. We make certain estimates regarding project cash flows or savings during the underwriting of our financings. These estimates may not prove accurate, as actual results may vary from estimates. The cash flows or cost savings of a project can be affected by, among other things: the creditworthiness of the project users; the technology deployed; unanticipated expenses in the development or operation of the project and changes in national, regional, state or local economic conditions, laws and regulations; and acts of God, terrorism, social unrest and civil disturbances.
In the event of any default under the financings we provide or shortfall of an investment, we will bear a risk of loss of principal or equity to the extent of any deficiency between the value of the collateral, if any, and the amount of our investment, which could have a material adverse effect on our cash flow from operations and may impact the cash available for distribution to our Class A stockholders. Many of the projects are structured as special purpose limited liability companies which limits our ability to realize any recovery to the collateral or value of the project itself. In the event of the bankruptcy of a project owner, obligor, or other borrower, our investment or the project will be deemed to be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession and our or the project’s contractual rights may be unenforceable under federal bankruptcy or state law. Foreclosure proceedings against a project can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed investment.
Some of the impact investments we make may be comprised of senior and subordinate classes of securities, and the subordinate classes may rank equally with, or lower in priority than, other investments in such projects.
As direct originators, we have the flexibility to offer a range of investment structures that are not typically available in capital markets transactions that are similar to those in the traditional commercial finance sector, albeit complicated by the negotiation of municipal approvals and the need for special underwriting or structuring efforts. Most of the financings we originate will be structured as debt transactions in the form of tax-exempt municipal bonds that bear CUSIPs and are cleared through DTC or non-syndicated loans that consist of senior secured or preferred positions and include security and covenant protections to help manage downside risk. We will occasionally make equity investments that meet our credit underwriting criteria, including acquiring equity interests in projects located in Opportunity Zones.
We sometimes originate and invest in both senior and subordinate classes of securities in projects. By their terms, the senior instruments may entitle the holders to receive payment of interest, principal payments or other distributions on or before the dates on which we are entitled to receive payments with respect to the subordinate instruments in which we invest. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of an entity in which we have invested, holders of instruments ranking senior to our investment in that project or business would typically be entitled to receive payment in full before we receive any distribution. After repaying such senior stakeholders, such project may not have any remaining assets to use for repaying its obligation to us. In the case of securities ranking equally with instruments we hold, we would have to share on an equal basis any distributions with other stakeholders holding such instruments in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant project.
We generally do not control the projects underlying the impact finance assets that we originate.
Although the covenants in our financing documentation generally restrict certain actions that may be taken by our borrowers, we generally do not control the projects underlying the impact finance assets that we originate. As a result, we are subject to the risk that the project owner may make certain business decisions or take risks with which we disagree or otherwise act in ways that do not serve our interests.
The projects underlying the impact finance assets that we directly originate are subject to performance risks that could impact the repayment of and the return on our assets.
The projects underlying the impact finance assets that we directly originate are subject to various construction and operating delays and risks that may cause them to incur higher than expected costs or generate less than expected amounts of savings. Any extended interruption in the project’s construction or operation, any cost overrun or failure of the project for any reason to generate the expected amount of output or cash flow, could have a material adverse effect on the repayment of and the return on our assets.
Many of our tax-exempt, nonrated revenue bonds and other assets are subject to risks particular to real property.
We will own tax-exempt, nonrated revenue bonds and other assets, including taxable bridge financings for such tax-exempt bonds, that are secured by real estate. We will have real estate exposure through REO and our OZ investments, and we may own real estate directly in the future upon a default of mortgage loans securing our bonds. As a result, we will be subject to the risks associated with commercial and residential real estate and commercial and residential real estate-related investments, including, among others: (i) continued declines in the value of commercial and residential real estate; (ii) risks related to general and local economic conditions; (iii) possible lack of availability of mortgage funds for borrowers to refinance or sell their properties; (iv) overbuilding; (v) increases in property taxes and operating expenses; (vi) changes in zoning laws; (vii) costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems, such as indoor mold; (viii) casualty or condemnation losses; (ix) uninsured damages from floods, earthquakes or other natural disasters; (x) limitations on and variations in rents; (xi) fluctuations in interest rates; (xii) fraud by borrowers, originators and/or sellers of revenue bonds; (xiii) undetected deficiencies and/or inaccuracies in underlying mortgage loan documentation and calculations; (xiv) failure of the borrower to adequately maintain the property, particularly during times of financial difficulty; (xv) acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses; (xvi) acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001; and (xvii) changes in demographics. To the extent that assets securing our acquisitions are concentrated geographically, by property type or in certain other respects, we may be subject to certain of the foregoing risks to a greater extent. Additionally, we may be required to foreclose on a mortgage loan and such actions would subject us to greater concentration of the risks of the residential real estate markets and risks related to the ownership and management of real property. The value of properties in certain markets could significantly decline at the time we would need to foreclose.

The properties securing our financings are geographically dispersed throughout the United States, with significant concentrations in certain states and among certain investments.
The properties securing our financings are geographically dispersed throughout the United States, with significant concentrations in certain states. As of March 31, 2021, the projects underlying our impact finance assets are located across 23 U.S. states, including, among others, Texas (19.43%), Florida (14.20%), California (9.44%), New York (9.14%), and Ohio (8.00%). While no single investment in our portfolio represents more than 6% of our total portfolio, the largest five individual investments accounted for 28% of the total investment portfolio of the Company as of March 31, 2021 and December 31, 2020. Although our portfolio includes issuers located throughout the United States, such issuers’ ability to honor their contracts may be substantially dependent on economic conditions in these states. Such concentrations expose us to potentially negative effects of local or regional economic downturns, which could prevent us from collecting principal and interest on our tax-exempt, nonrated revenue bonds.
The performance of the impact finance assets that we directly originate may be harmed by future labor disruptions and economically unfavorable collective bargaining agreements.
A number of the projects underlying the impact finance assets that we directly originate could have workforces that are unionized or that in the future may become unionized and, as a result, are required to negotiate the wages, benefits and other terms with many of their employees collectively. If these projects were unable to negotiate acceptable contracts with any of their unions as existing agreements expire, they could experience a significant disruption of their operations, higher ongoing labor costs and restrictions on their ability to maximize the efficiency of their operations, which could have a material and adverse effect on our business, financial condition and results of operations. In addition, in some jurisdictions where our projects have operations, labor forces have a legal right to strike which may have a negative impact on our business, financial condition and results of operations, either directly or indirectly, for example if a critical upstream or downstream counterparty was itself subject to a labor disruption which impacted the ability of our projects to operate.
Liability relating to environmental matters may impact the value of properties that we may acquire or the properties underlying our assets.
Under various U.S. federal, state and local laws, an owner or operator of real estate or a project may become liable for the costs of removal of certain hazardous substances released from the project or any underlying real property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.
The presence of hazardous substances may adversely affect our, or another owner’s, ability to sell a contaminated project or borrow using the project as collateral. To the extent that we, or another project owner, become liable for removal costs, our investment, or the ability of the owner to make payments to us, may be negatively impacted.
We make investments in projects that own real property, have collateral consisting of real property and in the course of our business, we may take title to a project or its underlying real estate assets relating to one of our debt financings. In these cases, we could be subject to environmental liabilities with respect to these assets. To the extent that we become liable for the removal costs, our results of operation and financial condition may be adversely affected. The presence of hazardous substances, if any, may adversely affect our ability to sell the affected real property or the project and we may incur substantial remediation costs, thus harming our financial condition.
The assets underlying certain of our investments may be negatively impacted by the physical effects of climate change.
The physical effects of climate change could have a material adverse effect on the assets that underlying certain of our investments, which may have a material adverse effect on the value of our assets, our business, financial condition and results of operations. For example, the projects underlying our portfolio of impact finance assets are located across 23 U.S. states, including, among others, Texas, Florida, California, New York, Ohio, Illinois, and

Georgia, and Washington D.C. To the extent climate change causes changes in weather patterns, these markets could experience increases in storm intensity, extreme temperatures, rising sea-levels and/or drought. Over time, these conditions could result in declining demand for the assets underlying the project we finance or increase the costs associated with such projects. Climate change may also have indirect effects on our business by making property insurance unavailable or by increasing the cost of (i) property insurance on terms we or our borrowers find acceptable, (ii) real estate taxes or other assessments, (iii) energy and (iv) snow removal. There can be no assurance that climate change will not have a material adverse effect on our or our borrowers’ properties, operations or business.
Risks Related to Our Company
We may change our operational policies (including our investment guidelines, strategies and policies) with the approval of our board of directors but without stockholder consent at any time, which may adversely affect the market value of our Class A common stock and our ability to make distributions to our Class A stockholders.
Our board of directors determines our operational policies and may amend or revise our policies, including our policies with respect to acquisitions, dispositions, growth, operations, compensation, indebtedness, capitalization and dividends, or approve transactions that deviate from these policies, without a vote of, or notice to, our stockholders at any time. We may change our investment guidelines, underwriting process and our business strategy at any time with the approval of our board of directors, but without the consent of our stockholders, which could result in our making or originating investments that are different in type from, and possibly riskier than, the assets initially contemplated in this prospectus. These changes could adversely affect our business, financial condition, results of operations and our ability to make distributions to our Class A stockholders.
We contract with information technology service providers where, in part, we rely upon their systems and controls for the quality of the data provided. The inappropriate establishment and maintenance of these systems and controls could cause information that we use to operate our business to be unavailable or inaccurate and could negatively impact our financial results.
Our information technology architecture is partially outsourced. These systems and processes may be either internet based or through traditional outsourced functions and certain of these arrangements are new or emerging. When we contract with these service providers we attempt to evaluate the quality of their systems and controls before we execute the arrangement and may rely on third party reviews and audits of these service providers and attempt to implement certain processes to ensure the quality of the data received from these service providers. Because of the nature and maturity of the technology such efforts may be unsuccessful or incomplete and the unavailability of these systems or the inaccurate data provided from these service providers could negatively impact our financial results.
Cybersecurity risks and cyber incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information, a misappropriation of funds, and/or damage to our business relationships, all of which could negatively impact our financial results.
A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusions, including by computer hackers, nation-state affiliated actors, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. The result of these incidents may include disrupted operations, misstated or unreliable financial data, disrupted market price of our Class A common stock, misappropriation of assets, liability for stolen assets or information, increased cybersecurity protection and insurance cost, regulatory enforcement, litigation and damage to our relationships. These risks require continuous and likely increasing attention and other resources from us to, among other actions, identify and quantify these risks, upgrade and expand our technologies, systems and processes to adequately address them and provide periodic training for our employees to assist them in detecting phishing, malware and other schemes.

Such attention diverts time and other resources from other activities and there is no assurance that our efforts will be effective. Potential sources for disruption, damage or failure of our information technology systems include, without limitation, computer viruses, security breaches, human error, cyber-attacks, natural disasters and defects in design. Additionally, we rely predominantly on third-party service providers for many aspects of our business. We can provide no assurance that the networks and systems that our third-party vendors have established or use will be effective. As our reliance on technology has increased, so have the risks posed to both our information systems and those provided by third-party service providers. Our processes, procedures and internal controls that are designed to mitigate cybersecurity risks and cyber intrusions do not guarantee that a cyber incident will not occur or that our financial results, operations or confidential information will not be negatively impacted by such an incident.
We may seek to expand our business in part through future acquisitions or other similar investments.
As we grow our business, we may originate, acquire or use other types of transactions, such as equity or convertible debt investments in companies or assets, to invest in new or different projects or markets, expand our project skill-sets and capabilities, expand our geographic markets, add experienced management and increase our product and service offerings. There are a number of risks associated with these transactions and we may not achieve our goals in the transaction. Such transactions could disrupt our business, cause dilution to our Class A stockholders and harm our business, financial condition or operating results. In addition, the time and effort involved to identify candidates and consummate such transactions may divert members of our management from the operations of our company.
Risks Related to Our Borrowings
We expect to use leverage to execute our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our Class A stockholders, as well as increase losses when economic conditions are unfavorable.
We expect to use leverage to finance the assets we originate, and to use a number of financing sources to finance our target assets. Upon completion of this offering and our formation transactions, our borrowings will initially consist of TMTs, our taxable A/B facility and our senior secured borrowing facility. Over time, we may use other forms of leverage to finance our target assets.
As our borrowings mature, we will generally be required to refinance the borrowings, enter into new borrowings or to sell certain of our assets. Weakness in the financial markets and the economy generally could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing upon acceptable terms or at all. Further, an increase in interest rates at the time we seek to refinance our borrowings or enter into new borrowings could increase the cost of our financing. The return on our assets and cash available for distribution to our Class A stockholders may be reduced to the extent that market conditions prevent us from leveraging our assets or increase the cost of our financing relative to the income that can be derived from the assets acquired. Increases in our financing costs will reduce cash available for distributions to Class A stockholders. To the extent we are unable to refinance or obtain new borrowings as our existing borrowings mature, we may have to curtail our origination activities and/or sell assets, which would adversely affect our ability to grow our portfolio. Further, we may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy the obligations.
We do not have a formal policy limiting the amount of debt we may incur. Our board of directors may change our leverage policy without stockholder approval.
Although we are not subject to any specific leverage regulatory standard, we expect over time to target, on a debt-to-equity basis, a near-term leverage target of 1.0:1, working eventually toward 2.0:1 leverage on our portfolio of assets. We intend to finance our assets with what we believe to be a prudent amount of leverage, and the amount of leverage we may employ for a particular asset will depend upon, among other things, the availability of particular types of financing and our assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. Our charter and bylaws do not limit the amount of indebtedness we can incur, and our board of directors has discretion to deviate from or change our leverage policy at any time, which could result in a portfolio with a different risk profile than contemplated in this prospectus.
Certain of our non-TMT financing facilities contain covenants that restrict our operations which may inhibit our ability to grow our business and increase revenues.
Certain of our non-TMT financing facilities contain restrictions, covenants, and representations and warranties that, among other things, require us to satisfy specified financial, asset quality, and liquidity tests. If we fail to meet or satisfy any of these covenants or representations and warranties, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their respective interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. Our non-TMT financing agreements also contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default.
The covenants and restrictions in our non-TMT financing facilities restrict our ability to, among other things:
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incur or guarantee additional debt above certain amounts;

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make distributions on or repurchase or redeem capital stock above certain amounts ;

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engage in mergers or consolidations without lender consent;

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reduce liquidity below certain levels;

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grant liens; and

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incur operating losses for more than a specified amount;

These restrictions may interfere with our ability to obtain financing, or to engage in other business activities, which may significantly limit or harm our business, financial condition, liquidity and results of operations. A default and resulting repayment acceleration could significantly reduce our liquidity, which could require us to sell our assets to repay amounts due and outstanding. This could also significantly harm our business, financial condition, results of operations, and our ability to make distributions, which could cause the value of our Class A common stock to decline. A default will also significantly limit our financing alternatives such that we will be unable to pursue our leverage strategy, which could curtail the returns on our assets.
The expected discontinuance of LIBOR and transition to alternative reference rates may adversely affect us.
On July 27, 2017, the Chief Executive of the United Kingdom’s Financial Conduct Authority (“FCA”), which regulates the LIBOR administrator, ICE Benchmark Administration Limited (“IBA”), announced that the FCA will no longer persuade or compel panel banks to submit rates for the calculation of LIBOR after 2021. Such announcement indicates that market participants cannot rely on LIBOR being published after 2021. On December 4, 2020, the IBA published a consultation on its intention to cease the publication of LIBOR. For the most commonly used tenors (overnight and one, three, six and 12 months) of U.S. dollar LIBOR, the IBA is proposing to cease publication immediately after June 30, 2023, anticipating continued rate submissions from panel banks for these tenors of U.S. dollar LIBOR. The IBA’s consultation also proposes to cease publication of all other U.S. dollar LIBOR tenors, and of all non-U.S. dollar LIBOR rates, after December 31, 2021. The FCA and U.S. bank regulators have welcomed the IBA’s proposal to continue publishing certain tenors for U.S. dollar LIBOR through June 30, 2023 because it would allow many legacy U.S. dollar LIBOR contracts that lack effective fallback provisions and are difficult to amend to mature before such LIBOR rates experience disruptions. U.S. bank regulators are, however, encouraging banks to cease entering into new financial contracts that use LIBOR as a reference rate as soon as practicable and in any event by December 31, 2021. Given consumer protection, litigation, and reputation risks, U.S. bank regulators believe entering into new financial contracts that use LIBOR as a reference rate after December 31, 2021 would create safety and soundness risks. In addition, they expect new financial contracts to either utilize a reference rate other than LIBOR or have robust fallback language that includes a clearly defined alternative reference rate after LIBOR’s discontinuation. Although the foregoing may provide some sense of timing, there is no assurance that LIBOR, of any particular currency and tenor, will continue to be published or be representative of the underlying market until any particular date, and it appears highly likely that LIBOR will be discontinued or modified after December 31, 2021 or June 30, 2023, depending on the currency and tenor.
Some of our debt and interest rate hedge agreements, including our senior secured borrowing facility and our taxable A/B facility are linked to LIBOR. Moreover, some of the impact finance assets in our portfolio or that we may originate and acquire in the future bear or will bear interest at a rate that adjusts in accordance with LIBOR, and we expect that some of these assets will not have matured, been prepaid or otherwise terminated prior to the time at which LIBOR ceases to be published. It is not possible to predict all consequences of the IBA’s proposals to cease publishing LIBOR, any related regulatory actions and the expected discontinuance of the use of LIBOR as a reference rate for financial contracts. Our debt and interest rate hedge agreements and some impact finance assets held by us now or in the future may not include robust fallback language that would facilitate replacing LIBOR with a clearly defined alternative reference rate after LIBOR’s discontinuation. If such debt and interest rate hedge agreements and impact finance assets mature after LIBOR ceases to be published, our counterparties may disagree with us about how to calculate or replace LIBOR. Even when robust fallback language is included, there can be no assurance that the replacement rate plus any spread adjustment will be economically equivalent to LIBOR, which could result in a lower interest rate being paid to us on such assets. Modifications to any of our debt and interest rate hedge agreements and impact finance assets or other contracts to replace LIBOR with an alternative reference rate could result in adverse tax consequences. Any of these events could negatively affect the value of our impact finance assets, negatively impact our ability to sell such impact finance assets, and negatively impact our ability to effectively hedge our interest rate risks, any of which could adversely affect us.
The Alternative Reference Rates Committee, a group of private-market participants convened by the U.S. Federal Reserve Board and the New York Federal Reserve, has recommended the Secured Overnight Financing Rate (“SOFR”) as a more robust reference rate alternative to U.S. dollar LIBOR. The use of SOFR as a substitute for LIBOR is voluntary and may not be suitable for all market participants. SOFR is calculated based on overnight transactions under repurchase agreements, backed by Treasury securities. SOFR is observed and backward looking, which stands in contrast with LIBOR under the current methodology, which is an estimated forward-looking rate and relies, to some degree, on the expert judgment of submitting panel members. Given that SOFR is a secured rate backed by government securities, it will be a rate that does not take into account bank credit risk (as is the case with LIBOR). SOFR is therefore likely to be lower than LIBOR and is less likely to correlate with the funding costs of financial institutions. To approximate economic equivalence to LIBOR, SOFR can be compounded over a relevant term and a spread adjustment may be added. Market practices related to SOFR calculation conventions continue to develop and may vary. Inconsistent calculation conventions among financial products may expose us to increased basis risk and resulting costs.
Risks Related to Hedging
We may enter into hedging transactions that could expose us to contingent liabilities or additional credit risk in the future and adversely impact our financial condition.
Part of our business strategy may involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (e.g., the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin it is contractually owed under the terms of the hedging instrument). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our financial statements, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.
In addition, over-the-counter hedges entered into to hedge interest rates or credit risk involve risk since they often are not traded on regulated exchanges or cleared through a central counterparty. We would remain exposed to our counterparty’s ability to perform on its obligations under each hedge and cannot look to the creditworthiness of a central counterparty for performance. As a result, if a hedging counterparty cannot perform under the terms of the hedge, we would not receive payments due under that hedge, we may lose any unrealized gain associated with the hedge and the hedged liability would cease to be hedged. While we would seek to terminate the relevant hedge transaction and may have a claim against the defaulting counterparty for any losses, including unrealized gains, there is no assurance that we would be able to recover such amounts or to replace the relevant hedge on economically viable terms or at all. In such case, we could be forced to cover our unhedged liabilities at the then current market price. We may also be at risk for any collateral we have pledged to secure our obligations under the hedge if the counterparty becomes insolvent or files for bankruptcy.
Furthermore, our total return swaps, interest rate swaps or cap agreements, or similar financial instruments are subject to increasing statutory and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. Recently, new regulations have been promulgated by U.S. and foreign regulators to strengthen the oversight of swaps, and any further actions taken by such regulators could constrain our business strategy or increase our costs, either of which could materially and adversely impact our results of operations.
In addition, the Dodd-Frank Act requires certain derivatives, including certain interest rate swaps, to be executed on a regulated market and cleared through a central counterparty. Unlike over-the-counter swaps, the counterparty for the cleared swaps is the clearing house, which reduces counterparty risk. However, cleared swaps require us to appoint clearing brokers and to post margin in accordance with the clearing house’s rules, which has resulted in increased costs for cleared swaps compared to over-the-counter swaps. The margin requirements for both cleared and uncleared swaps also limit eligible margin to cash and specified types of securities, which may further increase the costs of hedging and induce us to change or reduce the use of hedging transactions. The margin regulations generally do not apply to any over-the-counter swaps that were entered into prior to the effective date of such regulations.
If we choose not to pursue, or fail to qualify for, hedge accounting treatment, our operating results may be impacted because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction.
We may choose not to pursue, or fail to qualify for, hedge accounting treatment relating to derivative and hedging transactions. We may fail to qualify for hedge accounting treatment for a number of reasons, including if we use instruments that do not meet the Accounting Standards Codification (“ASC”) Topic 815 definition of a derivative, we fail to satisfy ASC Topic 815 hedge documentation and hedge effectiveness assessment requirements or the hedge relationship is not highly effective. If we fail to qualify for, or choose not to pursue, hedge accounting treatment, our operating results may be impacted because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction.
Risks Related to Our Class A common stock
There is no public market for our Class A common stock and a market may never develop, which could cause our Class A common stock to trade at a discount and make it difficult for holders of our Class A common stock to sell their shares.
Shares of our Class A common stock are newly-issued securities for which there is no established trading market. We expect our Class A common stock to be approved for listing on the NYSE, subject to official notice of issuance. However, there can be no assurance that an active trading market for our Class A common stock will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our Class A stockholders to sell their Class A common stock or the price that our Class A stockholders may obtain for their Class A common stock.
Some of the factors that could negatively affect the market price of our Class A common stock include:
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our actual or projected operating results, financial condition, cash flows and liquidity or changes in business strategy or prospects;

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changes in the mix of our debt financing products and services, including the level of securitizations or fee income in any quarter;

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actual or perceived conflicts of interest with individuals, including our executives or PHC LLC;

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our ability to arrange financing for our portfolio of finance projects;

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equity issuances by us, or share resales by our Class A stockholders, or the perception that such issuances or resales may occur;

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seasonality in construction and in demand for our financial solutions;

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actual or anticipated accounting problems;

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publication of research reports about us or the sustainable infrastructure industry;

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changes in market valuations of similar companies;

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adverse market reaction to any increased indebtedness we may incur in the future;

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interest rate changes;

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additions to or departures of our key personnel;

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speculation in the press or investment community;

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our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;

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increases in market interest rates, which may lead investors to demand a higher distribution yield for our Class A common stock, if we have begun to make distributions to our Class A stockholders, and would result in increased interest expenses on our debt;

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changes in governmental policies, regulations or laws;

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failure to maintain our exclusion from registration under the 1940 Act;

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price and volume fluctuations in the stock market generally; and

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general market and economic conditions, including the current state of the credit and capital markets.

Market factors unrelated to our performance could also negatively impact the market price of our Class A common stock. One of the factors that investors may consider in deciding whether to buy or sell our Class A common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in capital markets can affect the market value of our Class A common stock.
We cannot predict the impact our dual-class structure may have on the market price of our Class A common stock.
We will have two classes of common stock outstanding after this offering. Class A common stock and Class B common stock. Holders of our Class A common stock and holders of our Class B common stock are each entitled to one vote per share and all such holders will vote together as a single class. Upon completion of this offering, PHC LLC will hold all of our issued and outstanding shares of Class B common stock, which will represent approximately 91.0% of the total voting power of our common stock (or approximately 89.8% of the total voting power of our common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock in this offering). The aggregate voting power of the Class B common stock is intended to be in proportion to the economic ownership interests in our operating partnership represented by holders of OP units other than us. Shares of Class B common stock also represent an economic interest equal to 1/50th of a share of Class A common stock. Each OP unit is, from time to time, exchangeable for one share of Class A common stock, subject to equitable adjustment for stock splits, stock dividends and reclassifications. Upon exchange of OP units for shares of Class A common stock, the shares of Class B common stock with which such OP units are paired will also mandatorily convert into Class A common stock at a conversion ratio of 50 shares of Class B common stock for each share of Class A common stock. Upon the completion of this offering, PHC LLC will control a majority of the voting power of shares eligible to vote in the election of our directors.
We cannot predict whether our dual-class structure, combined with the concentrated control of PHC LLC, will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, S&P Dow Jones has stated that companies with more than one class of common stock on their balance sheet will not be eligible for inclusion in the S&P Composite 1500 (composed of the S&P 500, S&P MidCap 400 and S&P SmallCap 600) although certain existing index constituents were grandfathered. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in any of these indices. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be materially adversely affected.
Class A common stock and preferred stock eligible for future sale may have adverse effects on our share price.
Subject to applicable law, our board of directors, without stockholder approval, may authorize us to issue additional authorized and unissued shares of Class A common stock and preferred stock on the terms and for the consideration it deems appropriate. In addition, in connection with the formation transactions, our operating partnership will issue 106,346,749 Class A OP units, and we will issue an equal number of shares of our Class B common stock, to PHC LLC. The partnership agreement for our operating partnership generally will not restrict the quantity or frequency with which Class A OP unit holders may exchange OP units and related Class B common stock into shares of our Class A common stock. In addition, we will provide registration rights to PHC LLC, its equity owners and/or their blockers, and other subsequent holders of Class A OP units and shares of our Class B common stock with respect to shares of our Class A common stock issuable upon the exchange of such OP units (including the shares of Class A common stock issuable upon the automatic conversion of corresponding Class B common stock held by such holders). The registration rights agreement requires us to use our commercially reasonable efforts to file a resale shelf registration statement on Form S-3 with the SEC providing for the resale of all such shares of Class A common stock no later than 60 days after we first become eligible to register the resale of our securities pursuant to Form S-3 under the Securities Act, subject to extension upon certain events. In addition, after a period of 180 days after the date of this prospectus, equity owners of PHC LLC that have the right, through the exercise of withdrawal rights under the PHC LLC operating agreement, to become the holders of at least 10% of the Class A OP Units in our operating partnership expected to be held by PHC LLC upon completion of this offering, have been granted certain customary demand registration rights that require us to register shares of Class A common stock issuable upon the exchange of such OP units (including the shares of Class A common stock issuable upon the automatic conversion of corresponding Class B common stock held by such holders), on short form and long form registration statements, subject to the right of the underwriters to limit the number of shares to be included in an underwritten offering and our right to delay or withdraw a registration statement under certain circumstances. Other holders of Class A OP Units in our operating partnership (other than us) will have piggyback registration rights to join in registrations initiated by the exercise of demand registration rights under certain circumstances. We will bear the expenses incident to our obligations under the agreement granting the registration rights described above in this paragraph.
We cannot predict the effect, if any, of future sales of our Class A common stock or Class A OP units or other securities exchangeable or convertible into shares of our Class A common stock, or the availability of shares for future sales, on the market price of our Class A common stock. Further, the market price of our Class A common stock may decline significantly when the restrictions on resale by certain of our Class A stockholders or Class A OP unit holders lapse. Sales of substantial amounts of Class A common stock or the perception that such sales could occur may adversely affect the prevailing market price for our Class A common stock.

We cannot assure you of our ability to make distributions in the future. If our portfolio of impact finance assets fails to generate sufficient income and cash flow, we could be required to sell assets, borrow funds or raise additional equity in order to be able to make distributions.
Although not currently anticipated, in the event that our board of directors authorizes distributions in excess of the income or cash flow generated from our assets, we may make such distributions from the proceeds of future offerings of equity or debt securities or other forms of debt financing or the sale of assets.
Our ability to make distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. Currently, we have no intention to use any net proceeds from this offering to make distributions to our stockholders or to make distributions to our stockholders using shares of our stock. Therefore, although we anticipate initially making quarterly distributions to our Class A stockholders, our board of directors has the sole discretion to determine the timing and amount of any distributions to our Class A stockholders. If our portfolio of impact finance assets fails to generate sufficient income and cash flow, we could be required to sell assets, borrow funds, raise additional equity or make a portion of our distributions in the form of a stock distribution or distribution of debt securities in order to be able to make distributions. To the extent that we are required to sell assets in adverse market conditions or borrow funds at unfavorable rates, our results of operations could be materially and adversely affected. If we raise additional equity, our stock price could be materially and adversely affected. Our board of directors will make determinations regarding distributions based upon various factors, including our earnings, our financial condition, our liquidity, applicable debt and preferred stock covenants, applicable provisions of the MGCL and other factors as our board of directors may deem relevant from time to time. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to make distributions to our Class A stockholders:
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our ability to make profitable investments through direct originations or opportunistic secondary market acquisitions;

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margin calls or other expenses that reduce our cash flow;

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defaults in direct originations by our borrowers or decreases in the value of our investments opportunistically acquired in the secondary market; and

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the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

As a result, no assurance can be given that we will be able to make distributions to our Class A stockholders at any time in the future or that the level of any distributions we do make to our Class A stockholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect us.
Future offerings of debt or equity securities, which may rank senior to our Class A common stock, may adversely affect the market price of our Class A common stock.
If we decide to issue debt instruments in the future, which would rank senior to our Class A common stock, it is likely that they will be governed by a loan agreement, an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any equity securities or convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Class A common stock and may result in dilution to owners of our Class A common stock. We and, indirectly, our Class A stockholders will bear the cost of issuing and servicing such debt instruments or securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our Class A common stock will bear the risk of our future offerings reducing the market price of our Class A common stock and diluting the value of their stock holdings in us.

Following the completion of this offering and our formation transactions, PHC LLC will hold approximately 91.0% of the total voting power of our common stock (or 89.8% if the underwriters exercise in full their option to purchase additional shares), and its interests in our business may differ from our interests or those of our other stockholders.
Following the completion of this offering and our formation transactions, PHC LLC will hold approximately 91.0% of the total voting power of our common stock (or 89.8% if the underwriters exercise in full their option to purchase additional shares). As long as PHC LLC beneficially owns a majority of our total voting power, it will have the ability, without the consent of the other holders of our common stock, to elect all of the members of our board of directors and to control our management and affairs. In addition, it will be able to, in its sole discretion, determine the outcome of matters submitted to a vote of our stockholders for approval including significant corporate transactions such as business combinations, consolidations and mergers. Therefore, PHC LLC will have substantial influence over us and could exercise influence in a manner that is not in the best interests of our other stockholders. This concentration of voting power might also have the effect of delaying or preventing a change of control that our stockholders may view as beneficial.
Purchasers of shares of Class A common stock in this offering will experience immediate and significant dilution in the net tangible book value per share.
We expect the initial public offering price of our Class A common stock to be substantially higher than the tangible book value per share of our outstanding Class A common stock immediately after this offering. If you purchase our Class A common stock in this offering, you will incur immediate dilution of approximately $4.71 in the tangible book value per share of Class A common stock from the price you pay for our Class A common stock in this offering.
From time to time, after this offering, we also may issue shares of our Class A common stock. We may grant registration rights in connection with these issuances. Sales of substantial amounts of our Class A common stock, or the perception that these sales could occur, may adversely affect the prevailing market price for our Class A common stock or may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities.
Risks Relating to Regulation
We cannot predict the unintended consequences and market distortions that may stem from far-ranging governmental intervention in the economic and financial system or from regulatory reform of the oversight of financial markets.
The U.S. federal government, the Federal Reserve Board of Governors, the U.S. Treasury, the SEC, U.S. Congress and other governmental and regulatory bodies have taken, are taking or may in the future take, various actions to address the financial crisis or other areas of regulatory concern, such as the Dodd — Frank Wall Street Reform and Consumer Protection Act. Such actions could have a dramatic impact on our business, results of operations and financial condition, and the cost of complying with any additional laws and regulations or the elimination or reduction in scope of various existing laws and regulations could have a material adverse effect on our financial condition and results of operations. The far-ranging government intervention in the economic and financial system may carry unintended consequences and cause market distortions. We are unable to predict at this time the extent and nature of such unintended consequences and market distortions, if any. The inability to evaluate the potential impacts could have a material adverse effect on the operations of our business.
Loss of our 1940 Act exclusion would adversely affect us, the market price of shares of our Class A common stock and our ability to distribute dividends.
We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on a unconsolidated basis, which we refer to as the “40% test.” Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.
We are organized as a holding company and will conduct our business through our operating partnership’s wholly-owned and majority-owned subsidiaries. Both we and our operating partnership intend to conduct our operations so that we comply with the 40% test. The securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. In addition, we believe that neither we nor our operating partnership will be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because neither we nor our operating partnership will engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our operating partnership’s wholly owned or majority-owned subsidiaries, we and our operating partnership will be primarily engaged in the non-investment company businesses of those subsidiaries.
We anticipate that most of our investments will be held by our operating partnership’s wholly-owned or majority-owned subsidiaries and that one or more of these subsidiaries will rely on the exception from the definition of investment company under Section 3(c)(5)(C) of the 1940 Act, which is available for entities which are not primarily engaged in issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates and which are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. This exception generally requires that at least 55% of such subsidiaries’ portfolios must be comprised of qualifying assets and at least another 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the 1940 Act.
Consistent with guidance published by the SEC staff, we intend to treat as qualifying assets for this purpose loans secured by projects where the original principal amount of the loan did not exceed 100% of the value of the underlying real property portion of the collateral when the loan was made, or the bond was issued, as applicable, and in the case of bonds, the Company (in its role as sole or majority bondholder) has the unilateral right to foreclose or to direct the trustee to foreclose on the underlying real estate in the event of a default, and where the Company holds the entire outstanding issue of the bond or holds enough of the issue to give the Company the unilateral right to direct the foreclosure proceeding in the case of a default. In general, with regard to our subsidiaries relying on Section 3(c)(5)(C), we intend to rely on other guidance published by the SEC or its staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
As described elsewhere in this prospectus, we may finance our operations through asset-backed, non-recourse tax-exempt term matched trusts (“TMTs”). Our TMTs are structured as partnerships into which we deposit tax-exempt bonds. TMTs issue senior equity trust certificates (“A Notes”) to financial and non-financial lenders where we normally retain the subordinated equity trust certificates (“B Notes”) used in the structure. We act as servicer to the trusts. In accordance with no-action letters issued by the SEC staff, for purposes of Section 3(c)(5)(C) we intend to treat the B Notes received in such TMT financings as qualifying real estate assets.
In addition, we anticipate that one or more of our subsidiaries will qualify for an exclusion from registration as an investment company under the 1940 Act pursuant to either Section 3(c)(5)(A) of the 1940 Act, which is available for entities which are not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and which are primarily engaged in the business of purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services, or Section 3(c)(5)(B) of the 1940 Act, which is available for entities primarily engaged in the business of making loans to manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance, and services. These exceptions generally require that at least 55% of such subsidiaries’ portfolios must be comprised of qualifying assets that meet the requirements of the exception. We intend to treat impact finance loans where the loan proceeds are specifically provided to finance property development, infrastructure or other projects or improvements as qualifying assets for purposes of these exceptions. In general, we also expect, with regard to our subsidiaries relying on Section 3(c)(5)(A) or (B), to rely on guidance published by the SEC or its staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying assets under such exceptions.
Although we intend to monitor the portfolios of our subsidiaries relying on the Section 3(c)(5)(A), (B) or (C) exceptions periodically and prior to each acquisition, there can be no assurance that such subsidiaries will be able to maintain their exceptions. Qualification for such exceptions under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of these subsidiaries to make loans that are not secured by real property or that do not represent part or all of the sales price of merchandise, insurance, and services.
There can be no assurance that the laws and regulations governing the 1940 Act, including the Division of Investment Management of the SEC providing more specific or different guidance regarding these exceptions, will not change in a manner that adversely affects our operations. If we or our subsidiaries fail to maintain an exclusion or exemption from the 1940 Act, we could, among other things, be required either to (i) change the manner in which we conduct our operations to avoid being required to register as an investment company, (ii) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so or (iii) register as an investment company, any of which could negatively affect the value of our Class A common stock, the sustainability of our business model, and our ability to make distributions which could have an adverse effect on our business and the market price for our shares of Class A common stock.
We have not requested the SEC or its staff to approve our treatment of any company as a majority-owned subsidiary and neither the SEC nor its staff has done so. If the SEC or its staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our business strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our business strategy could have a material adverse effect on us.
Rapid changes in the values of our assets may make it more difficult for us to maintain our exclusion from the 1940 Act.
If the market value or income potential of our assets changes as a result of changes in interest rates, general market conditions, government actions or other factors, we may need to adjust the portfolio mix of our real estate assets and income or liquidate our non-qualifying assets to maintain our exclusion from the 1940 Act. If changes in asset values or income occur quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of the assets we may own. We may have to make decisions that we otherwise would not make absent the 1940 Act considerations.
The preparation of our financial statements involves use of estimates, judgments and assumptions, and our financial statements may be materially affected if our estimates prove to be inaccurate.
Financial statements prepared in accordance with GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of our assets.
These estimates, judgments and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. Any such charges could significantly harm our business, financial condition, results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our business, financial condition and results of operations.
Accounting rules for certain of our transactions are highly complex and involve significant judgment and assumptions. Changes in accounting rules, interpretations or assumptions could adversely impact our financial statements.
Accounting rules for transfers of financial assets, structured credit transactions, consolidation of variable interest entities, and other aspects of our anticipated operations are highly complex and involve significant judgment and assumptions. These complexities could lead to delay in preparation of financial information. Changes in accounting rules, interpretations or assumptions could impact our financial statements, possibly materially.
Risks Related to Our Organization and Structure
Upon completion of this offering, we will be a “controlled company” within the meaning of the NYSE rules and the rules of the SEC. As a result, we qualify for and rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.
Following the completion of this offering and our formation transactions, PHC LLC will hold approximately 91.0% of the total voting power of our common stock (or 89.8% if the underwriters exercise in full their option to purchase additional shares). As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:
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the requirement that a majority of the board of directors consist of “independent directors” as defined under the rules of the NYSE;

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the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

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the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

We are required, however, to have an audit committee with one independent director during the 90-day period beginning on the date of effectiveness of the Company’s registration statement relating to this offering. After such 90-day period and until one year from the date of effectiveness of such registration statement, we are required to have a majority of independent directors on our audit committee. Thereafter, we will be required to have an audit committee comprised entirely of independent directors.
Because the exemptions are available to us, upon completion of this offering, our board of directors will consist of five members, two of whom will qualify as independent directors. Upon the completion of this offering, two of our three audit committee members will qualify as independent directors, and as a “controlled company,” our nominating/corporate governance committee and compensation committee will not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.
Our business could be harmed if key personnel terminate their employment with us.
Our success depends, to a significant extent, on the continued services of Jim Thompson, Cliff Weiner, Paige Deskin, Ramiro Albarran, Charlie Visconsi, and the other members of our management team. Upon completion of this offering and our formation transactions, several of our officers, including Jim Thompson, Cliff Weiner, Paige Deskin, Ramiro Albarran and Charlie Visconsi, will enter into new employment agreements with us. These employment agreements provide for an initial year term of employment for these executives. Notwithstanding these agreements, there can be no assurance that any of them will remain employed by us.
We are a holding company with no direct operations and rely on funds received from the operating partnership to pay liabilities.
We are a holding company and will conduct substantially all of our operations through, and be the sole general partner of, our operating partnership subsidiary. We do not have, apart from an interest in the operating partnership, any independent operations. As a result, we rely on distributions from the operating partnership to pay any distributions we might declare on shares of our Class A common stock. We will also rely on distributions from the operating partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from the operating partnership and payments required to be made under the tax receivables agreement. In addition, because we are a holding company, your claims as Class A stockholders are structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of the operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation, or reorganization, our assets and those of the operating partnership and any of its subsidiaries will be able to satisfy the claims of our Class A stockholders only after all of our liabilities and obligations and those of the operating partnership and any of its subsidiaries’ have been paid in full.
In certain circumstances, our operating partnership could make distributions to us and the other holders of OP units in amounts that exceed our tax liabilities and the amounts we declare and pay as dividends.
We are organized as a holding company and will have no material assets other than our general partner interest and the Class A OP units and Class B OP Units that we hold in our operating partnership. As a result, the ability of our board of directors to declare and pay dividends to the holders of our common stock will be subject to the ability of our operating partnership to pay distributions to us in respect of the OP units we hold in the operating partnership. When our operating partnership pays distributions to us in respect of our Class A OP units, our operating partnership is also required to make an equivalent distribution per unit in respect of the Class A OP units not held by us. In this regard, subject to funds being legally available to pay distributions, we, as the sole general partner of the operating partnership, intend to cause our operating partnership to make distributions to holders of Class A OP units, including us, in an amount at least sufficient to allow us and other holders of Class A OP units to pay all applicable taxes and to allow us to make payments under the tax receivables agreement. As a result of (i) potential differences in the amount of net taxable income allocable to us and the other holders of OP units, (ii) the lower tax rate applicable to corporations than individuals, (iii) the favorable tax benefits that we anticipate receiving from exchanges of OP units in our operating partnership for shares of our Class A common stock, and (iv) payments we are required to make under the tax receivables agreement, we anticipate that these distributions from our operating partnership may be in amounts that exceed our tax liabilities and obligations to make payments under the tax receivables agreement. We expect that distributions we receive from the operating partnership that are in excess of amounts that we use to pay our tax liabilities and payments we are required to make under the tax receivables agreement, will be either retained by us or used to fund the payment of dividends on our common stock, in each case as determined by our board of directors. No adjustments to the redemption or exchange ratio of Class A OP units for shares of Class A common stock will be made as a result of our board’s decision to retain such excess cash. To the extent that we do not distribute such excess cash as dividends on our common stock and instead, for example, hold such cash balances or lend them to our operating partnership, holders of Class A OP units in our operating could benefit from any value attributable to such cash balances as a result of their ownership of Class A common stock following an exchange of their Class A OP units for shares of Class A common stock.
Our structure may result in potential conflicts of interest between the interests of our Class A stockholders and limited partners in the operating partnership, which may materially and adversely impede business decisions that could benefit our Class A stockholders.
Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as the sole general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and to its partners under Delaware law in connection with the management of our operating partnership. Our fiduciary duties and obligations, as the sole general partner of our operating partnership, may come into conflict with the duties of our directors and officers to our company and our Class A stockholders. In particular, the consummation of certain business combinations, the sale of any financial assets or a reduction of indebtedness could have adverse tax consequences to holders of OP units, which would make those transactions less desirable to them.
Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.
Additionally, the partnership agreement of our operating partnership, or our operating partnership agreement, expressly limits our liability by providing that neither we, as the general partner of the operating partnership, nor any of our directors or officers, will be liable or accountable in damages to our operating partnership, its limited partners or their assignees for errors in judgment, mistakes of fact or law or for any act or omission if the general partner, director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our and their respective officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify any such person for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of our operating partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.
The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in our operating partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for our operating partnership agreement.
In addition, because holders of OP units will hold the majority of their ownership interests in our business through our operating partnership, rather than directly through Preston Hollow Community Capital, Inc., these existing owners may have other conflicting interests with holders of our Class A common stock. For example, our existing owners may have different tax positions from holders of our Class A common stock which could influence their decisions regarding whether and when we should dispose of assets, whether and when we should incur new or refinance existing indebtedness, especially in light of the existence of the tax receivables agreement that we will enter into in connection with this offering, and whether and when our company should terminate the tax receivables agreement and accelerate its obligations thereunder. Also, the structuring of future transactions may take into consideration these existing owners’ tax or other considerations even where no similar benefit would accrue to us. See “Certain Relationships and Related Transactions — Tax Receivables Agreement” for more information.
We will be required to pay holders of Class A OP units for certain tax benefits we may claim, and the amounts we may pay could be significant.
Future exchanges of Class A OP units for our Class A common stock are expected to result in increases in our allocable tax basis in the assets of our operating partnership. These increases in tax basis may reduce our taxable income and, thus, reduce, the amount of tax that we otherwise would be required to pay in the future.

The tax receivables agreement, which we will enter into with holders of Class A OP units, will generally provide for the payment by us to each of them (or their assignees) of 85% of the amount of the cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) in periods after this offering as a result of (i) any step-up in tax basis in our operating partnership’s assets resulting from the purchases or exchanges of Class A OP units for shares of our Class A common stock; (ii) payments under the tax receivables agreement; and (iii) imputed interest deemed to be paid by us as a result of the tax receivables agreement.
The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivables agreement, will vary depending upon a number of factors, including the timing of exchanges by holders of Class A OP units, the price of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable, as well as the portion of our payments under the tax receivables agreement constituting imputed interest.
Payments under the tax receivables agreement will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase or other tax attributes subject to the tax receivables agreement, we will not be reimbursed for any payments previously made under the tax receivables agreement in the event that the tax basis increases or other tax attributes are so challenged. As a result, in certain circumstances, payments could be made under the tax receivables agreement in excess of the benefits that we actually realize in respect of the attributes to which the tax receivables agreement relates.
In certain cases, payments under the tax receivables agreement may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivables agreement.
The tax receivables agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, or if, at any time, we elect an early termination of the tax receivables agreement, our (or our successor’s) obligations under the tax receivables agreement (with respect to holders of Class A OP units) would be to make payments equal to the present value of the future payments that such holders (or their assignees) would have been entitled to receive under the tax receivables agreement computed using certain assumptions, including that we would have sufficient taxable income to fully avail ourselves of the increased tax basis and other benefits related to entering into the tax receivables agreement. As a result, (i) we could be required to make payments under the tax receivables agreement that are greater than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the tax receivables agreement, and (ii) if we elect to terminate the tax receivables agreement early or undergo certain change of control transactions, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which payment may be made significantly in advance of the actual realization of such future benefits. In these situations, our obligations under the tax receivables agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to finance our obligations under the tax receivables agreement.
Certain provisions of Maryland law could inhibit changes in control.
Certain provisions of the Maryland General Corporation Law (“MGCL”) may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our Class A common stock with the opportunity to realize a premium over the then-prevailing market price of our Class A common stock. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of our voting stock and (2) two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if, among other conditions, our common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has by resolution exempted business combinations between us and (1) any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person), (2) PHC LLC and its affiliates and associates, and any person who acquires shares of our common stock from PHC LLC as a distribution on (whether in liquidation or otherwise) or in connection with withdrawal or redemption of, such person’s equity interests in PHC LLC and (3) persons acting in concert with any of the foregoing. As a result, any person described in the preceding sentence may be able to enter into business combinations with us that may not be in the best interests of our Class A stockholders, without compliance by our company with the supermajority vote requirements and other provisions of the statute. There can be no assurance that our board of directors will not amend or revoke the exemption at any time.
The “control share” provisions of the MGCL provide that, subject to certain exceptions, a holder of “control shares” of a Maryland corporation (defined as shares which, when aggregated with all other shares controlled by the Class A stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) has no voting rights with respect to such shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquiror of control shares, our officers and our personnel who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
The “unsolicited takeover” provisions of Title 3, Subtitle 8 of the MGCL permit our board of directors, without Class A stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain takeover defenses, some of which (for example, a classified board) we do not yet have. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL, pursuant to which our board of directors has the exclusive power to fill vacancies on our board of directors. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide the holders of shares of Class A common stock with the opportunity to realize a premium over the then current market price. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws — Business Combinations,” — “Control Share Acquisitions” and “ — Subtitle 8.”
Our authorized but unissued shares of common and preferred stock may prevent a change in our control.
Our charter permits our board of directors to authorize us to issue additional shares of our authorized but unissued common or preferred stock. In addition, our board of directors may, without common stockholder approval, amend our charter to increase the aggregate number of our shares of Class A common stock, Class B common stock or the number of shares of stock of any other class or series that we have the authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the terms of the classified or reclassified shares. As a result, our board of directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of our Class A common stock or otherwise be in the best interest of our Class A stockholders.
Our rights and the rights of our Class A stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.
Our charter eliminates the liability of our present and former directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under Maryland law, our present and former directors and officers will not have any liability to us or our stockholders for money damages other than liability resulting from:
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actual receipt of an improper benefit or profit in money, property or services; or

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active and deliberate dishonesty by the director or officer that was established by a final judgment and was material to the cause of action adjudicated.

Our charter authorizes us to indemnify our directors and officers for actions taken by them in those and other capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present and former director or officer, and each person who served any predecessor of our company, including PHC LLC, in a similar capacity, to the maximum extent permitted by Maryland law, in connection with the defense of any proceeding to which he or she is made, or threatened to be made, a party or a witness by reason of his or her service to us or any predecessor. In addition, we may be obligated to pay or advance or reimburse the expenses incurred by such persons in connection with any such proceedings without requiring a preliminary determination of their ultimate entitlement to indemnification. See “Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws — Indemnification and Limitation of Directors’ and Officers’ Liability.”
Our bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders and provide that claims relating to causes of action under the Securities Act may only be brought in federal district courts, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees and could discourage lawsuits against us and our directors, officers and employees.
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (e) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act.
These exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers, or employees, which may discourage such lawsuits against us and our directors, officers, and employees. Alternatively, if a court were to find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and operating results. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.
Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our Class A stockholders to effect changes to our management.
Our charter provides that, subject to the rights of holders of any class or series of preferred stock, a director may be removed with or without cause upon the affirmative vote of holders of at least two-thirds of the votes entitled to be cast generally in the election of directors. Upon completion of this offering, vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our Class A stockholders.
We expect to become subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.
Following this offering, we will become subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 or the Sarbanes-Oxley Act. Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting and, after we are no longer an “emerging growth company” for purposes of the JOBS Act, our independent registered public accounting firm to express an opinion on the effectiveness of our internal controls over financial reporting. To the extent applicable, these reporting and other obligations place or will place significant demands on our management, administrative, operational, internal audit and accounting resources and will cause us to incur significant expenses. We may need to upgrade our systems or create new systems; implement additional financial and management controls, reporting systems and procedures; expand or outsource our internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. We expect to have in place accounting, internal audit and other management systems and resources that will allow us to maintain compliance with the requirements of the Sarbanes-Oxley Act either at the time of the completion of this offering or at the end of any phase-in periods following the completion of this offering permitted by the , the SEC and the JOBS Act. Any failure to maintain effective internal controls could have a material adverse effect on our business, operating results and the price of our Class A common stock.
Pursuant to the recently enacted JOBS Act, we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies for so long as we are an “emerging growth company.”
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to take advantage of this extended transition period. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards. We may elect to comply with public company effective dates at any time, and such election would be irrevocable pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” until the earliest of (1) the end of the fiscal year following the fifth anniversary of the date of the first sale of our Class A common stock pursuant to an effective registration statement, (2) the last day of the fiscal year in which our annual gross revenues exceed $1.07 billion, (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or the Exchange Act, which would occur if the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (4) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

FORWARD-LOOKING STATEMENTS
We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” “will” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:
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use of the proceeds of this offering;

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market trends in our industry, interest rates, the debt and lending markets or the general economy;

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the impact of COVID-19 on our business and the U.S. and global economies;

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our relationships with borrowers, investors, market intermediaries and professional advisers;

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the degree and nature of competition from other providers of financing or investors in the impact finance marketplace;

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actions and initiatives of the U.S. federal, state and local government and changes to U.S. federal, state and local government policies and the execution and impact of these actions, initiatives and policies;

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our ability to achieve risk-adjusted total returns and deliver attractive risk-adjusted total returns to our stockholders;

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our assessment of specialized finance opportunities for transactions that deliver meaningful social impact;

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our or any other companies’ projected operating results;

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the state of the U.S. economy generally or in specific geographic regions, states or municipalities;

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economic trends and economic recoveries;

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our ability to maintain financing arrangements on favorable terms;

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general volatility of the securities markets in which we participate;

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changes in the value of our assets;

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our portfolio of assets;

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our business, impact investment strategy and underwriting process;

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interest rate and maturity mismatches between our assets and any borrowings used to fund such assets;

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changes in interest rates and the market value of our target assets;

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the use and composition of leverage to originate financings and our ratio of leverage to our portfolio of assets;

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effects of hedging instruments on our target assets;

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the degree to which our hedging strategies may or may not protect us from interest rate volatility;

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the impact of and changes in governmental regulations, tax laws and rates, accounting guidance and similar matters;

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our ability to maintain our exclusion from registration under the 1940 Act;

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availability of qualified personnel; and

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estimates relating to our ability to make distributions to our stockholders in the future.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $184.0 million, or approximately $211.9 million if the underwriters’ option to purchase additional shares is exercised in full, assuming an initial public offering price of $19.00 per share, which is the mid-point of the initial public offering price range shown on the cover page of this prospectus, in each case after deducting the underwriting discounts and commissions, and estimated expenses of this offering. We will contribute the net proceeds of this offering to our operating partnership in exchange for OP units. Our operating partnership will subsequently use the net proceeds to make social impact investments that are in line with our business plan and our company's Social Impact Finance Framework and for general corporate purposes.

Capitalization
The following table sets forth the cash and cash equivalents and capitalization as of March 31, 2021 of:
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our predecessor on a historical basis;

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our predecessor on an as adjusted basis to reflect the formation transactions described under “The Structure and Formation of Our Company;” and

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on a further adjusted basis to reflect the sale by us of 10,526,316 shares of Class A common stock at the midpoint of the price range set forth on the cover of this prospectus and the application of the net proceeds from this offering as described in “Use of Proceeds.”

This table should be read in conjunction with “Organizational structure,” “Use of proceeds,” “Selected Pro Forma and Historical Financial and Operating Data,” “Management’s discussion and analysis of financial condition and results of operations,” “Description of capital stock” and the financial statements and notes thereto appearing elsewhere in this prospectus.
	March 31, 2021
	Actual	As adjusted(1)	As adjusted further(1)
Cash and cash equivalents	$72,374,692	$72,374,692	$256,374,692
Debt financing
Secured Borrowings	$162,975,439	$162,975,439	$162,975,439
Mandatorily redeemable noncontrolling interest in consolidated entities	$347,524,350	347,524,350	347,524,350
Total debt financing	$510,499,789	510,499,789	510,499,789
Stockholders’ equity:
Preferred stock, $0.01 par value per share, no shares authorized, no shares issued and outstanding, on a historical basis; 200,000,000 shares authorized, no shares issued and outstanding, as adjusted; 200,000,000 shares authorized, no shares issued and outstanding, as adjusted further basis	—	—	—
Class A common stock, $0.01 par value per share, no shares authorized, no shares issued and outstanding, on a historical basis; 500,000,000 shares authorized, 50 shares issued and outstanding, as adjusted; 500,000,000 shares authorized, 10,526,366 shares issued and outstanding, as adjusted further basis	—	1	105,264
Class B common stock, $0.01 par value per share, no shares authorized, no shares issued and outstanding, on a historical basis; 500,000,000 shares authorized, 106,346,799 shares issued and outstanding, as adjusted; 500,000,000 shares authorized, 106,346,799 shares issued and outstanding, as adjusted further basis	—	1,063,468	1,063,468
Contributed capital	$887,520,606	—	—
Retained earnings	$482,805,144	—	—
Additional paid-in capital		25,855,702	209,750,439
Accumulated other comprehensive income	$143,341,759	2,810,688	15,241,555
Total Members’/Stockholders’ equity	$1,513,667,509	$29,729,858	$226,160,726
Non-controlling interest in consolidated entities	$1,314,667	$1,486,464,082	$1,474,033,214
Total equity	$1,514,982,176	$1,516,193,940	$1,700,193,940
Total capitalization	$2,025,481,965	$2,026,693,729	$2,210,693,729

(1) Excludes (i) 1,578,947 shares of our Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares if such option is exercised in full, (ii) 17,850,015 shares of our Class A common stock reserved for future issuance under our 2021 Equity Incentive Plan, (iii) 108,473,735 shares of our Class A common stock issuable upon exchange of 106,346,799 OP units by PHC LLC and conversion of 106,346,799 shares of Class B common stock with which such OP units are paired, and (iv) shares of Class A common stock underlying equity awards to be granted to our independent director nominees under our 2021 Equity Incentive Plan. A $1.00 increase (decrease) in the assumed initial public offering price of $ 19.00 per share would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total equity and total capitalization by $9.8 million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares from the expected number of shares of Class A common stock to be sold by us in this offering would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total equity and total capitalization by $17.7 million, assuming the assumed initial public offering price per share (the midpoint of the price range set forth on the cover of this prospectus) remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

Dilution
Purchasers of shares of our Class A common stock in this offering will experience an immediate and significant dilution of the net tangible book value of our Class A common stock from the initial public offering price. After giving pro forma effect to the formation transactions described under “The Structure and Formation of our Company,” our pro forma net tangible book value as of March 31, 2021 was $1,516.2 million, or $13.98 per share of Class A common stock (calculated by dividing the historical net tangible book value of our predecessor as of March 31, 2021 by the number of shares of Class A common stock outstanding and those that may be issued upon (i) the exchange of OP units and (ii) the conversion of shares of Class B common stock with which such OP units are paired that we expect to issue in the formation transactions). After giving effect to the sale of shares of Class A common stock in this offering, the receipt by us of the net proceeds from this offering (assuming an offering price at the mid-point of the initial public offering price range shown on the cover page of this prospectus), the deduction of underwriting discounts and commissions, and estimated offering expenses payable by us, our pro forma net tangible book value at March 31, 2021 would have been $1,700.2 million or $14.29 per share of Class A common stock or an increase in pro forma net tangible book value attributable to the sale of shares of Class A common stock to new investors of $184 million or $0.31 per share. This amount represents an immediate dilution in pro forma net tangible book value of $4.71 per share from the initial public offering price of $19.00 per share (assuming an offering price at the mid-point of the initial public offering price range shown on the cover page of this prospectus). The following table illustrates this per share dilution:
Assumed initial public offering price per share of Class A common stock		$19.00
Pro Forma net tangible book value per share as of March 31, 2021	$13.98
Increase in pro forma net tangible book value per share attributable to new investors(1)	$0.31
Adjusted pro forma net tangible book value per share after the offering(2)		$14.29
Dilution per share to new investors(3)		$4.71

(1) This amount is calculated after deducting underwriting discounts and commissions and estimated offering and formation transaction expenses. Excludes shares of Class A common stock underlying equity awards to be granted to our independent director nominees under our 2021 Equity Incentive Plan.
(2) Based on pro forma net tangible book value of approximately $1,700.2 million divided by the sum of 119,000,101 shares of our Class A common stock to be outstanding upon completion of this offering on a fully diluted basis. There is no further impact on book value dilution attributable to the Class A common stock that may be issued upon the exchange of OP units to be issued to PHC LLC in the formation transactions or conversion of shares of Class B common stock with which such OP units are paired. Excludes shares of Class A common stock underlying equity awards to be granted to our independent director nominees under our 2021 Equity Incentive Plan.
(3) Dilution is determined by subtracting adjusted pro forma net tangible book value per share of our Class A common stock after the offering from the initial public offering price of $19.00, which is the mid-point of the initial public offering price range shown on the cover page of this prospectus, paid by a new investor for a share of our Class A common stock. A $1.00 increase in the assumed initial public offering price of $19.00 per share of Class A common stock, which is the mid-point of the initial public offering price range shown on the cover page of this prospectus, would result in an increase in the dilution to new investors of $0.92 per share or a total dilution of $5.63 per share. A $1.00 decrease in the assumed initial public offering price of $19.00 per share of Class A common stock would result in a decrease in the dilution to new investors of $0.92 or a total dilution of $3.79 per share.
The following table summarizes, as of the closing of this offering, the total number of shares of Class A common stock outstanding and those that may be issued upon (i) the exchange of OP units and (ii) the conversion of shares of Class B common stock with which such OP units are paired owned by existing owners and to be owned by new investors, the total consideration paid, and the average price per share paid by our existing owners and to be paid by new investors in this offering at $19.00 (the mid-point of the initial public offering price range shown on the cover page of this prospectus) calculated before deduction of the estimated underwriting discount and excluding shares of Class A common stock underlying equity awards to be granted to our independent director nominees under our 2021 Equity Incentive Plan.
	Shares purchased		Total consideration
	Number	Percent	Net Tangible Book Value Amount	Percent	Average Price per share
	(dollars in thousands, except per share data)
Existing owners (Class A common stock outstanding and that may be issued upon (i) the exchange of OP units and (ii) the conversion of shares of Class B common stock with which such OP units are paired)	108,473,785	91.2%	$1,516,194	89.2%	$13.98
Investors in this offering	10,526,316	8.8%	$184,000	10.8%	$19.00
Total	119,000,101	100%	$1,700,194	100%	$14.29

If the underwriters’ option to purchase additional shares is exercised in full, the number of shares held by new investors will be increased to 12,105,263, or approximately 10.0% of the total number of shares of Class A common stock on a fully diluted basis. Assuming the number of shares of Class A common stock offered by us, as set forth on the cover of this prospectus, remains the same, after deducting the underwriting discount and estimated offering expenses payable by us, a $1.00 increase or decrease in the assumed initial public offering price of $19.00 per share, the midpoint of the price range set forth on the cover of this prospectus, would increase or decrease, respectively, total consideration paid by new investors and total consideration paid by all shareholders by approximately $9.8 million.
To the extent that (i) we grant options to our employees in the future and those options are exercised, (ii) other issuances of Class A common stock are made or (iii) other issuances of equity awards under our 2021 Equity Incentive Plan are made and those equity awards are exchanged for Class A common stock, there will be further dilution to new investors.

DISTRIBUTION POLICY
We expect that our board of directors will declare an initial dividend of $0.275 per share with respect to the quarter ended September 30, 2021. On an annualized basis, this dividend would equate to $1.10 per share, or an annual distribution rate of approximately 5.79% based on the mid-point of the initial public offering price range set forth on the front cover page of this prospectus. On a pro forma basis, giving effect to the completion of this offering and the formation transactions, this dividend represents approximately 98% of our GAAP net income for the quarterly period ended March 31, 2021 and is reflective of our goal to support our company’s growth by aiming to reinvest a portion of our earnings back into our business.
We intend to maintain this quarterly dividend rate for the 12-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in determining our initial distribution rate. However, distributions to our stockholders, if any, will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including general economic conditions, availability of investment opportunities, our historical and our projected results of operations, our available cash and financial condition, our financing covenants, and such other factors as our board of directors deems relevant.
In addition, because we are organized as a holding company and will have no material assets other than our general partner interest and the Class A OP units and Class B OP units that we hold in our operating partnership, the ability of our board of directors to declare and pay dividends to the holders of our common stock will be subject to the ability of our operating partnership to pay distributions to us in respect of the Class A OP units we hold in the operating partnership. When our operating partnership pays distributions to us in respect of our OP units, our operating partnership is also required to make an equivalent distribution per unit in respect of the Class A OP units not held by us. In this regard, subject to funds being legally available to pay distributions, we, as the sole general partner of the operating partnership, intend to cause our operating partnership to make distributions to holders of Class A OP units, including us, in an amount at least sufficient to allow us and other holders of Class A OP units to pay all applicable taxes and to allow us to make payments under the tax receivables agreement. Because we expect a significant portion of assets will continue to be concentrated in bonds and other assets that generate tax-exempt interest income, a significant portion of our net interest income will not be subject to tax, which will reduce the amount of distributions that would otherwise need to be paid to us to allow us to pay applicable taxes.
We further intend to cause our operating partnership, to the extent of funds being legally available to fund distributions, to make additional distributions to holders of Class A OP units, including us, in an additional amount sufficient to allow us to cover dividends, if any, declared by our board directors in respect of our Class A common stock. If our operating partnership makes such distributions, we would be required to pay a dividend per share to the holders of our Class B common stock in an amount equal to 2% of the amount of any dividend per share paid to holders of our Class A common stock. Through the Class B OP units we hold in our operating partnership, we expect to receive distributions sufficient to allow us to fund any dividend we pay on shares of Class B common stock.
Currently, we have no intention to use any net proceeds from this offering to make distributions to our stockholders or to make distributions to our stockholders using shares of our stock.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The unaudited pro forma consolidated financial statements consist of the unaudited pro forma consolidated statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 and the unaudited pro forma consolidated balance sheet as of March 31, 2021. The unaudited pro forma consolidated financial statements presents the consolidated financial position of Preston Hollow Community Capital, Inc. after giving pro forma effect to the formation transactions as described in “The Structure and Formation of our Company” and for this offering and the contemplated use of the proceeds as described under “Use of Proceeds.”
The unaudited pro forma consolidated balance sheet as of March 31, 2021 is presented to reflect adjustments to our predecessor’s historical consolidated balance sheet as of March 31, 2021 as if this offering, the contemplated use of proceeds, and the formation transactions were completed on March 31, 2021. The unaudited pro forma consolidated statements of income for the three months ended March 31, 2021 and the year ended December 31, 2020 are presented as if this offering, the contemplated use of proceeds, and the formation transactions were completed on January 1, 2021 and January 1, 2020, respectively. The pro forma adjustments, described in the related notes, are based on currently available information and assumptions that management believes are reasonable.
The unaudited pro forma consolidated financial information is provided below is not necessarily indicative of the operating results or financial position that would have occurred had we operated as a public company during the periods presented. The unaudited pro forma consolidated financial statements should not be relied on as indicative of the historical operating results had the formation transactions and this offering and the contemplated use of proceeds occurred on the dates assumed. The unaudited pro forma consolidated financial information also does reflect any future operating results or financial position that we will achieve after the completion of this offering and the related formation transactions.
The unaudited pro forma consolidated financial information assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock.
As described in greater detail under “Certain Relationships — Tax Receivables Agreement,” we will enter into the tax receivables agreement with the holders of OP units, pursuant to which we will pay them 85% of the amount of the cash savings, if any, in U.S. federal, state and local and foreign income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us, or a change in control) as a result of such increases in tax basis and certain other tax benefits related to entering into the tax receivables agreement, including tax benefits attributable to payments under the tax receivable agreement. No exchanges or other tax benefits have been assumed in the unaudited pro forma consolidated financial information and therefore no pro forma adjustment related to the tax receivables agreement is necessary.
The unaudited pro forma consolidated financial statements should be read in conjunction with (i) our predecessor’s historical consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended and the notes thereto appearing elsewhere in this prospectus, (ii) our predecessor’s historical unaudited consolidated financial statements as of March 31, 2021 and for the three months then ended and the notes thereto appearing elsewhere in this prospectus and (iii) “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Risk Factors”.

Unaudited Pro Forma Balance Sheet
As of March 31, 2021
	Preston Hollow, LLC Historical	Transaction Adjustments	Preston Hollow Community Capital, Inc. Pro Forma
Cash and cash equivalents and restricted cash	$72,374,692	184,000,000(1)	$256,374,692
Investments in marketable securities, at fair value	817,644,815	—	817,644,815
Investments in marketable securities held in trust, at fair value	974,570,223	—	974,570,223
Investments in finance receivables, net of allowance for possible losses	71,790,904	—	71,790,904
Investment in private fund	1,597,549	—	1,597,549
Real estate owned	70,397,718	—	70,397,718
Interest receivable	36,551,394	—	36,551,394
Reverse repurchase receivable, net	2,643,483	—	2,643,483
Other assets	10,386,454	—	10,386,454
Total assets	2,057,957,232	184,000,000	2,241,957,232
Accounts payable and other liabilities	$32,475,267	(1,211,764)	$31,263,503
Secured borrowings	162,975,439	—	162,975,439
Manditorily redeemable noncontrolling interest in consolidated entities	347,524,350	—	347,524,350
Total liabilities	542,975,056	(1,211,764)	541,763,292
Preferred stock	—	—
Class A common stock	—	105,264(2)	105,264
Class B common stock	—	1,063,468(3)	1,063,468
Additional paid-in capital	—	209,750,439	209,750,439
Contributed capital	887,520,606	(887,520,606)(4)	—
Retained earnings	482,805,144	(482,805,144)(4)	—
Accumulated other comprehensive income	143,341,759	(128,100,204)(4)(5)	15,241,555
Total Members’/stockholders’ equity	1,513,667,509	(1,287,506,783)	226,160,726
Noncontrolling interest in consolidated entities	1,314,667	1,472,718,547(4)(5)	1,474,033,214
Total equity	1,514,982,176	185,211,764	1,700,193,940
Total liabilities and equity	$2,057,957,232	184,000,000	$2,241,957,232

Unaudited Pro Forma Consolidated Statement of Income
For the year ended December 31, 2020
	Preston Hollow, LLC Historical	Transaction Adjustments	Preston Hollow Community Capital, Inc. Pro Forma
Marketable securities interest income	$110,832,800	—	$110,832,800
Finance receivables interest income	9,528,386	—	9,528,386
Interest expense	(19,249,121)	—	(19,249,121)
Net interest income	101,112,065	—	101,112,065
Net gain on sales of marketable securities and finance receivables	12,894,541	—	12,894,541
Net gain on sale of real estate projects and land held for sale	15,930,239	—	15,930,239
Unrealized net gain on trading marketable securities and investment in private fund	152,774	—	152,774
Net loss on derivative securities	(9,005,027)	—	(9,005,027)
Other	352,147	—	352,147
Total revenues	121,436,739	—	121,436,739
Security other-than-temporary impairment expense	10,000,000	—	10,000,000
Provision for finance receivable credit losses	3,291	—	3,291
Compensation	15,228,236	610,000	15,838,236
Administrative and other operating	7,787,280	(2,069,622)(6)	5,717,658
Total expenses	33,018,807	(1,459,622)	31,559,185
Net income before taxes	88,417,932	1,459,622	89,877,554
Tax expense	—	(7)
Net income after taxes	88,417,932	1,459,622	89,877,554
Net income attributable to noncontrolling interests	714,667	79,682,181	80,396,848
Net income attributable to controlling capital	$87,703,265	(78,222,559)	$9,480,706
Net income per share of Class A common stock:
Basic	0.81		0.75(8)
Diluted	0.81		0.75(9)
Weighted average shares of Class A common stock outstanding:
Basic	50		10,526,366(8)
Diluted	108,473,785		119,000,101(9)

Unaudited Pro Forma Consolidated Statement of Income
For the three months ended March 31, 2021
	Preston Hollow, LLC Historical	Transaction Adjustments	Preston Hollow Community Capital, Inc. Pro Forma
Marketable securities interest income	$26,605,051	—	$26,605,051
Finance receivables interest income	1,808,989	—	1,808,989
Interest expense	(4,485,661)	—	(4,485,661)
Net interest income	23,928,379	—	23,928,379
Net gain on sales of marketable securities and finance receivables	9,133,809	—	9,133,809
Unrealized net loss on trading marketable securities and investment in private fund	(1,527,566)	—	(1,527,566)
Net gain on derivative securities	8,299,357	—	8,299,357
REO operating income	1,396,166	—	1,396,166
Other	60,661	—	60,661
Total revenues	41,290,806	—	41,290,806
Provision for (recovery of) finance receivable credit losses	(6,803)	—	(6,803)
REO operating expense	1,714,491	—	1,714,491
Compensation	4,444,098	152,500	4,596,598
Administrative and other operating	2,597,313	(1,002,097)(6)	1,595,216
Total expenses	8,749,099	(849,597)	7,899,502
Net income before taxes	32,541,707	849,597	33,391,304
Tax expense	—	(51,992)(7)	(51,992)
Net income after taxes	32,541,707	797,605	33,339,312
Net income attributable to noncontrolling interests	—	29,840,801	29,840,801
Net income attributable to controlling capital	$32,541,707	(29,043,196)	$3,498,511
Net income per share of Class A common stock:
Basic	0.30		0.28(8)
Diluted	0.30		0.28(9)
Weighted average shares of Class A common stock outstanding:
Basic	50		10,526,366(8)
Diluted	108,473,785		119,000,101(9)

Notes to Unaudited Pro Forma Consolidated Balance Sheet and
Statement of Income
Adjustments to pro forma consolidated balance sheet
(1)
Reflects the receipt of the net proceeds of this offering. We will issue 10,526,316 shares of Class A common stock in this offering for cash proceeds of approximately $200 million, assuming an initial public offering price of $19.00 per share (based on the midpoint of the price range shown on the cover page of this prospectus) less $16 million of underwriting discounts and commissions and estimated offering expenses payable by us.

(2)
Reflects 10,526,366 shares of Class A common stock with a par value of $0.01 outstanding immediately after this offering.

(3)
We will have two classes of common stock outstanding after this offering, Class A common stock and Class B common stock. Holders of our Class A common stock and holders of our Class B common stock are each entitled to one vote per share and all such holders will vote together as a single class. Upon completion of this offering, PHC LLC will hold all of the issued and outstanding shares of Class B common stock, which will represent approximately 91.0% of the total voting power of our common stock. The aggregate voting power of the Class B common stock is intended to be in proportion to the economic ownership interests in our operating partnership represented by holders OP units other than us. Shares of Class B common stock also represent an economic interest equal to 1/50th of a share of Class A common stock. Each OP unit is, from time to time, exchangeable for one share of Class A common stock, subject to equitable adjustment for stock splits, stock dividends and reclassifications. Upon exchange of OP units for shares of Class A common stock, the shares of Class B common stock with which such OP units are paired will also mandatorily convert into Class A common stock at conversion ratio of 50 shares of Class B common stock for each share of Class A common stock.

(4)
Upon completion of this offering and the formation transactions, we will have no material assets other than our general partner interest and the OP units (10,526,366 Class A OP units and 106,346,799 Class B OP units) that we hold in our operating partnership, which together represent an approximate 10.6% economic interest in our operating partnership. In our capacity as general partner, we will control all of our operating partnership’s operations. As a result, we will consolidate the financial results of our operating partnership and will report non-controlling interests related to the Class A OP units held by PHC LLC, which will represent an approximate 89.4% economic interest in our operating partnership, on our consolidated balance sheet.

(5)
Represents the pro forma adjustments for the reclassification of the historical accumulated other comprehensive income based on the ownership subsequent to the formation and offering.

(6)
Includes a carve-out of certain legal expense costs associated with a litigation matter involving PHC LLC that will not be contributed to us as part of the formation transactions.

(7)
Our operating partnership has been and will continue to be treated as a partnership for U.S. federal and state income tax purposes. Following the completion of this offering and the formation transactions, we will be subject to U.S. federal income taxes, in addition to state, local and foreign income taxes with respect to our allocable share of any taxable income generated by the operating partnership that will flow through to its unitholders, including us. As a result, the unaudited pro forma consolidated statement of income reflect adjustments to the our income tax expense to reflect a federal statutory tax rate of 21%. Given the substantial amount of tax-exempt income retained in our operating partnership and pro forma income allocations associated with the sale of Internal Revenue Code Section 704(c) property during the year ended December 31, 2020, the pro forma tax provision expense allocable to us was $0 for the year ended December 31, 2020 and $52 thousand for the quarter ended March 31, 2021.

(8)
Reflects net income attributable to the Class A common stock divided by the outstanding shares of Class A common stock.

(9)
Reflects net income attributable to the Class A common stock divided by the outstanding shares of Class A common stock assuming the issuance of Class A common stock issuable upon exchange of all OP units by PHC LLC and conversion of all shares of Class B common stock with which such OP units are paired.

SELECTED PRO FORMA AND HISTORICAL FINANCIAL AND OPERATING DATA
The following tables set forth financial and operating data on a historical basis for our predecessor and for us after giving pro forma effect to the formation transactions as described in “The Structure and Formation of our Company” and for this offering and the contemplated use of the proceeds as described under “Use of Proceeds.” We have not presented historical information for our company because we have not had any corporate activity since our formation other than the issuance of shares of common stock in connection with the initial capitalization of our company and because we believe that a discussion of the results of our company would not be meaningful.
The following historical and pro forma financial information should be read in conjunction with “Selected Pro Forma and Historical Financial and Operating Data,” “Unaudited Pro Forma Consolidated Financial Information,” “Capitalization,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our predecessor’s historical audited and interim unaudited consolidated financial statements and related notes thereto. The historical consolidated balance sheet data of our predecessor as of March 31, 2021 and December 31, 2020 and 2019 and the consolidated statements of income of our predecessor for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019 have been derived from the historical audited and interim unaudited consolidated financial statements of our predecessor and related notes appearing elsewhere in this prospectus. Our unaudited pro forma consolidated balance sheet data as of March 31, 2021 is presented to reflect adjustments to our predecessor’s historical consolidated balance sheet as of March 31, 2021 as if this offering, the contemplated use of proceeds, and the formation transactions were completed on March 31, 2021. The unaudited pro forma consolidated statements of income for the three months ended March 31, 2021 and the year ended December 31, 2020 are presented as if this offering, the contemplated use of proceeds, and the related formation transactions were completed on January 1, 2021 and January 1, 2020, respectively. The unaudited pro forma consolidated financial information provided below is not necessarily indicative of the operating results or financial position that would have occurred had we operated as a public company during the periods presented.
Consolidated statements of income
	Pro forma		Historical
	Three months ended March 31, 2021	Year ended December 31, 2020	Three months ended March 31,		Year ended December 31,
			2021	2020	2020	2019
Revenues:
Marketable securities interest income	$26,605,051	$110,832,800	$26,605,051	26,063,681	$110,832,800	$110,859,143
Finance receivables interest income	1,808,989	9,528,386	1,808,989	3,231,107	9,528,386	13,967,388
Interest expense	(4,485,661)	(19,249,121)	(4,485,661)	(4,816,505)	(19,249,121)	(23,212,275)
Net interest income	23,928,379	101,112,065	23,928,379	24,478,283	101,112,065	101,614,256
Net gain on sales of marketable securities and finance receivables	9,133,809	12,894,541	9,133,809	1,627,458	12,894,541	45,229,877
Net gain on sale of real estate projects and land held for sale	—	15,930,239	—	—	15,930,239	—
Unrealized net gain (loss) on trading marketable securities and investment in private fund	(1,527,566)	152,774	(1,527,566)	(1,210,431)	152,774	3,419,555

	Pro forma		Historical
	Three months ended March 31, 2021	Year ended December 31, 2020	Three months ended March 31,		Year ended December 31,
			2021	2020	2020	2019
Net gain (loss) on derivative securities	8,299,357	(9,005,027)	8,299,357	(12,523,329)	(9,005,027)	(10,418,157)
REO operating income	1,396,166		1,396,166	—	—	—
Other	60,661	352,147	60,661	170,871	352,147	578,956
Total revenues	41,290,806	121,436,739	41,290,806	12,542,852	121,436,739	140,424,487
Expenses:
Security impairment expense	—	10,000,000	—	—	10,000,000	—
Provision for (recovery of) finance receivable credit losses	(6,803)	3,291	(6,803)	38,653	3,291	76,663
REO operating expense	1,714,491	—	1,714,491	—	—	—
Compensation	4,596,598	15,838,236	4,444,098	2,757,154	15,228,236	15,963,708
Administrative and other operating(1)	1,595,216	5,717,658	2,597,313	1,287,356	7,787,280	10,321,280
Total expenses	7,899,502	31,559,185	8,749,099	4,083,163	33,018,807	26,361,651
Net income before taxes	33,391,304	89,877,554	32,541,707	8,459,689	88,417,932	114,062,836
Tax expense	(51,992)	—	—	—	—	—
Net income (after taxes)	33,339,312	89,877,554	32,541,707	8,459,689	88,417,932	114,062,836
Net income attributable to noncontrolling interests	29,840,801	80,396,848	—	—	714,667	—
Net income attributable to Members’ capital	$3,498,511	$9,480,706	$32,541,707	$8,459,689	$87,703,265	$114,062,836

(1) On a pro forma basis for the three months ended March 31, 2021 and the year ended December 31, 2020, Administrative and other operating expenses excludes $1,002,097 and $2,069,622, respectively, of legal expense costs associated with a litigation matter involving PHC LLC that will not be contributed to us as part of the formation transactions.

Consolidated balance sheets
	Pro forma	Historical
	As of March 31, 2021	As of March 31, 2021	As of December 31,
			2020	2019
Assets
Cash and cash equivalents and restricted cash	$256,374,692	$72,374,692	$88,220,755	$212,507,292
Investments in marketable securities, at fair value	817,644,815	817,644,815	765,962,052	904,033,721
Investments in marketable securities held in trust, at fair value	974,570,223	974,570,223	1,040,986,810	764,677,079
Investments in finance receivables, net of allowance for possible losses	71,790,904	71,790,904	76,523,447	111,248,693
Investment in private fund	1,597,549	1,597,549	1,418,472	1,219,627
Interest receivable	36,551,394	36,551,394	33,677,772	30,807,516
Reverse repurchase receivable, net	2,643,483	2,643,483	3,810,800	4,817,248
Real estate owned	70,397,718	70,397,718	47,374,503	—
Other assets	10,386,454	10,386,454	10,578,053	17,878,756
Total assets	$2,241,957,232	$2,057,957,232	$2,068,552,664	$2,047,189,932
Liabilities and Equity
Accounts payable and other liabilities	$31,263,503	$32,475,267	$13,727,122	$20,270,634
Secured borrowings	162,975,439	162,975,439	162,964,352	157,136,554
Mandatorily redeemable noncontrolling interest in consolidated entities	347,524,350	347,524,350	330,817,000	333,225,400
Total liabilities	$541,763,292	$542,975,056	$507,508,474	$510,632,588
Stockholders’ equity:
Class A common stock	105,264	—	—	—
Class B common stock	1,063,468	—	—	—
Additional paid-in capital	209,750,439	—	—	—
Members’ equity:
Contributed capital	$—	$887,520,606	$994,135,558	$1,086,034,349
Retained earnings	—	482,805,144	450,263,437	362,560,172
Accumulated other comprehensive income	15,241,555	143,341,759	115,330,528	87,362,823
Total Members/Stockholders’ equity	226,160,726	1,513,667,509	1,559,729,523	1,535,957,344
Noncontrolling interest in consolidated entities	1,474,033,214	1,314,667	1,314,667	600,000
Total equity	1,700,193,940	1,514,982,176	1,561,044,190	1,536,557,344
Total liabilities and equity	$2,241,957,232	$2,057,957,232	$2,068,552,664	$2,047,189,932

Select operating metrics
	Historical
	For the three months ended March 31,	For the year ended December 31,
	2021	2020	2019
Interest yield on investment portfolio(1)	5.9%	6.4%	6.7%
Net Interest Margin(2)	4.6%	4.9%	5.1%
ROAA(3)	6.5%	4.3%	6.0%
ROAE(4)	8.5%	6.0%	8.6%
OPAA(5)	1.7%	1.1%	1.3%
Impairments as % of investment portfolio	0.0%	0.5%	0.0%
Debt / equity(6)	0.34x	0.32x	0.32x
Non-GAAP Financial Measures(7)
Adjusted interest yield on investment portfolio(8)	6.3%	6.6%	6.9%
Adjusted net interest margin(9)	4.9%	5.0%	5.3%
Adjusted ROAA(10).	6.9%	4.5%	6.2%
Adjusted ROAE(11)	9.5%	6.4%	9.5%
Adjusted OPAA(12)	1.2%	1.0%	1.1%
(1) Reflects interest income over average total investment portfolio balance over the period (annualized if computed on a quarterly basis).
(2) Reflects net interest income over average assets (annualized if computed on a quarterly basis). The decreases in net interest margin over the periods presented are due primarily to both a decrease in interest rates and certain assets being placed on a non-accrual status related to payment defaults by obligors attributable to early financial difficulties experienced during the COVID-19 pandemic. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations.”
(3) ROAA reflects net income over average total assets over the period (annualized if computed on a quarterly basis).
(4) ROAE reflects net income over average total equity over the period (annualized if computed on a quarterly basis).
(5) OPAA reflects compensation expense and administrative and other expenses incurred over the period, over average total assets over the period (annualized if computed on a quarterly basis).
(6) Reflects total debt over total equity at the end of each period.
(7) Adjusted interest yield on investment portfolio, adjusted net interest margin, Adjusted ROAA, adjusted ROAE and Adjusted OPAA are non-GAAP financial measures, which are each defined in footnote eight through twelve of this table. These non-GAAP financial measures are presented because our management believes these measures help investors understand our business, performance and ability to earn and distribute cash to our stockholders by providing perspectives not immediately apparent from net income (loss) or operating expenses (comprised of compensation expense and administrative and other operating expense). The presentation of adjusted interest yield on investment portfolio, adjusted net interest margin, Adjusted ROAE, Adjusted ROAA and Adjusted OPAA in this table are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, our definitions and method of calculating these measures may be different from those used by other companies, and, accordingly, may not be comparable to similar measures as defined and calculated by other companies that do not use the same methodology as us. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are set forth in this section immediately below this table.
(8) Adjusted interest yield on investment portfolio reflects interest income over average total investment portfolio balance net of OCI (annualized if computed on a quarterly basis). OCI is excluded to reflect the removal of the unrecognized market value appreciation since the time portfolio investments were made, which is accounted for in OCI.
(9) Adjusted net interest margin reflects net interest income over average assets net of OCI (annualized if computed on a quarterly basis). OCI is excluded to reflect the removal of the unrecognized market value appreciation since the time portfolio investments were made, which is accounted for in OCI.
(10) Adjusted ROAA reflects net income, excluding non-recurring litigation expenses, over average total assets over the period, excluding OCI (annualized if computed on a quarterly basis). Non-recurring litigation expenses are excluded because they are associated with the prosecution of affirmative claims by PHC LLC for the recovery of damages against a competitor, which claims and the expenses associated with such claims are not being transferred to us. OCI is excluded to reflect the removal of the unrecognized market value appreciation since the time portfolio investments were made, which is accounted for in OCI.
(11)Adjusted ROAE reflects net income, excluding non-recurring litigation expenses, over average total equity over the period, excluding OCI (annualized if computed on a quarterly basis). Non-recurring litigation expenses are excluded because they are associated with the prosecution of affirmative claims by PHC LLC for the recovery of damages against a competitor, which claims and the expenses associated with such claims are not being transferred to us. OCI is excluded to reflect the removal of the unrecognized market value appreciation since the time portfolio investments were made, which is accounted for in OCI.
(12) Adjusted OPAA reflects compensation expense and administrative and other expense net of any REO expense and non-recurring litigation expense incurred over the period over average total assets over the period (annualized if computed on a quarterly basis). Non-recurring litigation expenses are excluded because they are associated with the prosecution of affirmative claims by PHC LLC for the recovery of damages against a competitor, which claims and the expenses associated with such claims are not being transferred to us. REO expenses are excluded as they relate to non-recurring charges from two REO assets acquired, which were partially offset by REO income generated from the two collateral assets).
Reconciliation of Net Income to Adjusted ROAE, Adjusted ROAA, adjusted interest yield on investment portfolio and adjusted net interest margin
The following table presents a reconciliation of net income (loss) to Adjusted ROAA, Adjusted ROAE, adjusted interest yield on investment portfolio and adjusted net interest margin for the periods presented:
	Historical
	For the Three Months Ended March 31,(1)	For the year ended December 31, (2)		For the cumulative years ended December 31,
	2021	2020	2019	2016-2020(2)
Net income	$32,541,707	$88,417,932	$114,062,836	$435,154,474
Non-recurring litigation expenses	1,002,097	2,069,622	5,365,296	7,491,687
Net income (excluding non-recurring litigation expenses)	$33,543,804	$90,487,554	$119,428,132	$442,646,161
Interest income	28,414,040	120,361,186	124,826,531	—
Net interest income	23,928,379	101,112,065	101,614,256	—
Average equity	$1,538,013,183	$1,469,950,981	$1,324,331,330	$1,005,385,178
Average OCI	129,336,144	59,817,187	62,135,623	32,102,920
Average equity (excluding OCI)	$1,408,677,040	$1,410,133,794	$1,262,195,708	$973,282,258
Average investment portfolio balance	1,936,190,962	1,891,190,920	1,860,203,546
Average investment portfolio balance (excluding OCI)	1,806,854,818	1,831,373,733	1,798,067,923
ROAE	8.5%	6.0%	8.6%	8.7%
Adjusted ROAE	9.5%	6.4%	9.5%	9.1%
Average assets	$2,063,254,948	$2,082,060,533	$1,992,372,488
Average OCI	129,336,144	59,817,187	62,135,623
Average assets (excluding OCI)	$1,933,918,804	$2,022,243,346	$1,930,236,865
ROAA	6.5%	4.3%	6.0%
Adjusted ROAA	6.9%	4.5%	6.2%
Adjusted interest yield on investment portfolio	6.3%	6.6%	6.9%
Adjusted net interest margin	4.9%	5.0%	5.3%
(1) Average metrics reflect two quarter average calculated as assets, equity or portfolio balances, as applicable, as of the beginning of the period plus assets, equity or portfolio balances, as of quarter-end, divided by two.
(2) Average metrics reflect five quarter average as assets, equity or portfolio balances, as applicable, as of the beginning of the period plus assets, equity or portfolio balances, as of quarter end, divided by five.

Reconciliation of Operating Expenses to Adjusted OPAA
The following table presents a reconciliation of compensation expense and administrative and other expense to Adjusted OPAA for the periods presented:
	Historical
	For the three months ended March 31,(1)	For the year ended December 31,(2)
	2021	2020	2019
Compensation and administrative and other expenses	$8,749,099	$23,018,806	$26,361,651
Non-recurring litigation expenses	1,002,097	2,069,622	5,365,296
REO operating expenses	1,714,491	0	0
OPAA	1.7%	1.1%	1.3%
Adjusted compensation and administrative and other expenses	$6,032,511	$20,949,184	$20,996,355
Adjusted OPAA	1.2%	1.0%	1.1%
(1) Average metrics reflect two quarter average calculated as assets, equity or portfolio balances, as applicable, as of the beginning of the period plus assets, equity or portfolio balances, as of quarter-end, divided by two.
(2) Average metrics reflect five quarter average as assets, equity or portfolio balances, as applicable, as of the beginning of the period plus assets, equity or portfolio balances, as of quarter end, divided by five.

INDUSTRY OVERVIEW AND MARKET OPPORTUNITY
Market opportunity
Overview
Social impact investing is the provision of finance with the intention to produce attractive risk-adjusted returns in transactions that deliver meaningful social impact. Impact investments can be made in a wide variety of project types, and through a variety of investment vehicles and strategies. These assets help local governments provide essential services to communities and improve access to a range of facilities and amenities that improve living standards and quality of community life. Social impact assets tend to have a high ESG score and are generally aligned with several of the United Nations Sustainable Development Goals. Social impact assets have emerged as an important, institutional-scale opportunity for private investors to align their portfolios with societal benefits and achieve competitive financial performance.
Investments in social impact projects tend to have several attractive attributes that offer predictable, steady returns and less exposure to market and systemic risks, such as:
Stable long-term cash generation: social impact investments generally provide stable cash generation, with revenue arising from long-term cash flow streams. Revenues may also be linked to inflation, which provides protection over the term of the contract.
Low correlation and volatility: social impact investments show low correlation to traditional asset classes such as equities and fixed income and are less vulnerable to volatility. Services provided by social impact borrowers are often essential, making them less exposed to market volatility and less dependent on day-to-day economic activities in their immediate vicinity. This provides more certainty on the income and cash flows in times of distress.
Low refinancing risk: most of our social impact investments have long maturities, usually 30 years, and are typically self-amortizing, which enables repayment of principal with less reliance on future market access.
Opportunity for portfolio diversification: social impact investments have a high degree of heterogeneity across sectors (health, education, judiciary, security, culture or recreation) and regions. These assets all serve different human and social needs, with different users, business profiles, laws and regulations.
Low default rate: social impact investments have experienced lower default rates (approximately 2%) than other infrastructure sectors (approximately 7%) according to Moody’s May 2020 report on the Infrastructure asset class.
Large and Growing Demand for Investment in Social Impact Assets
In the decade following the global financial crisis, governments have struggled to meet the growing demand for impactful infrastructure due to austerity measures, regulatory barriers and other factors. The dearth of investment has contributed to the aging of infrastructure, which has been acute for social sectors like healthcare, housing and education. The COVID-19 pandemic further highlighted the lack of necessary facilities, such as accessible healthcare facilities and affordable housing, to effectively combat threats like COVID-19 and emphasized the need for additional investment. In the United States, where the responsibility for addressing the infrastructure investment gap falls primarily on municipalities with limited debt capacity or access to federal funding, an estimated $259 billion of annual investment is required to close the infrastructure investment gap over the next 10 years based on estimates from ASCE’s 2021 Infrastructure Report Card.
Given limitations on public spending and increased demand that is expected after the end of the COVID-19 pandemic, the opportunity for private capital investment in social impact assets is expected to be significant. We believe that the rising demand for capital that provides a social impact to local, underserved communities and the need for bespoke solutions will help to fuel our growth and positively impact our business. The following is a brief description of the sectors and customers we serve as well as the primary drivers of demand for each.

•
State and Local Governments / Municipalities — Governments and municipalities will use tax and other incentives to induce transformative economic development projects that the private sector could not otherwise do on its own. These projects deliver economic development activity for their communities measured in new jobs and tax revenues generated and make them vibrant places to live, work, learn and play. In addition, government entities with limited capital may require direct financing in order to effectively serve their communities. We believe the fiscal and budgetary constraints facing state and local governments will continue to drive the demand for bespoke capital financing and generate further growth. We have strong relationships with local governments, municipalities and other borrowers interested in economic development projects and believe we are well-positioned to capture additional market share.

•
Infrastructure — New infrastructure is a critical need for any type of community development. Given the strong demand for new development combined with the general strain on municipal budgets, a significant amount of new infrastructure is funded by and for the specific project. We have a strong history of delivering this capital across high-growth areas of the country.

•
Healthcare Facilities — The global pandemic highlighted the substantial need for capital to replace aging infrastructure and improve healthcare facilities, particularly in underserved communities with a scarcity of capital providers. The increasing prevalence of chronic diseases, a growing elderly population in the United States, and technological advances are also expected to drive long term demand to fund capital for acute healthcare facilities.

•
Education — Public and private education institutions in the United States often have limited access to capital to replace aging infrastructure and meet the rising demand for new projects, including student housing. Further, in primary education there continues to be a demand for alternative school facilities, especially in underserved communities. The ASCE’s 2021 Infrastructure Report Card estimates that $38 billion of annual infrastructure spending over the next 10 years is required to close the infrastructure investment gap for public school facilities. We think the financial strain caused by the COVID-19 pandemic has further limited these institutions’ access to capital and will increase the demand for bespoke capital solutions.

•
Public-Private Partnerships — The public sector increasingly looks to public-private partnerships (“P3s”), as a preferred procurement model for the development of new non-core assets or the monetization of existing non-core assets. These and other attributes make P3s attractive to public sector borrowers, and the COVID-19 pandemic has only accelerated the trend toward greater use of P3 as a preferred procurement and project delivery method.

•
Housing (Senior Living & Workforce) — The demographic shift in the United States towards an older population is driving increased demand for various senior living housing care options from not-for-profit owners. There is also significant demand for housing that meets the needs of certain citizens, including government and private sector employees, that do not meet the criteria for affordable housing in high cost communities or those with housing shortages.

The macroeconomic and market trends across these various sectors combine to create our market opportunity. As the public listing broadens the awareness of our business and focus on positive social impact in under-served communities, we believe there will be a significant expansion of our origination network.
On March 31, 2021, the Biden administration announced the American Jobs Plan, a proposal to invest $2.2 trillion in infrastructure across the United States. While we believe more investment in the framework of the United States is a positive for the development of the public finance market, as well as the development of communities, our focus is on investments in projects at the state and local level and we do not expect the proposals laid out in the American Jobs Plan will have any material impact on our business strategy or expected level of originations.
Municipal Finance Market
In the United States, municipal bonds are a major source of funding for social impact assets, with a total of approximately $3.9 trillion of municipal debt outstanding as of December 31, 2020. In general, municipal bonds fall into one of two categories: revenue bonds where principal and interest are secured by revenues derived from tolls, charges or rents from the facility built with the proceeds, and general obligations backed by the general revenues of the issuing municipality. Our municipal bond transactions are predominantly in the revenue bond category, which had $285 billion of issuance in 2020 representing approximately 59% of total municipal financing volume.
We focus primarily on non-rated transactions/borrowers or special situations for below investment grade borrowers that are not easily financed through the traditional capital markets. According to SIFMA, the overall municipal finance bond market is expected to have approximately $452 billion of issuance in 2021.
Lack of Direct Competitors
We operate in a highly fragmented sector with limited competition due to the characteristics of the assets we finance and our differentiated origination capabilities. Transaction structures are similar to traditional commercial finance, but are complicated by the negotiation of municipal approvals, the need for special underwriting or structuring efforts and other factors (multiple forms of collateral, etc.). Given the need for direct, local connectivity and highly specialized credit and underwriting expertise across a range of sectors, we are able to underwrite transactions for assets that are unfamiliar or too complex for traditional lenders including most banks, BDCs, REITs, mutual funds and other non-bank specialty finance lenders. Regulatory headwinds have also limited the competition from banks and insurance companies. The tightening of banking regulation following the 2008 financial crisis, primarily through regulatory capital requirements from the Basel III framework, means bank loans have been partially replaced by direct private loans from non-bank institutions. In addition, insurance companies are subject to capital requirements that penalize sub-investment grade and unrated credits. We will continue to focus on differentiating ourselves through consistent sector focus, structuring expertise, and long-term capital support for complicated transactions. As a result, in this large and dynamic segment of the impact finance industry, few alternative lending and investing sources are available for borrowers who require the tailored, long-term financing we provide.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion in conjunction with the “Selected Pro Forma and Historical Financial and Operating Data,” “Risk Factors,” “Business,” the historical audited and interim unaudited consolidated financial statements of our predecessor for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019 and the notes related thereto included elsewhere in this prospectus. Where appropriate, the following discussion includes the effects of this offering and our formation transactions on a pro forma basis. These effects are reflected in our pro forma financial statements located elsewhere in this prospectus.
Overview
We are a market leader in providing specialized impact financing solutions for projects of significant social and economic importance to local communities in the United States. We maintain long-standing relationships with local governments, institutions of higher education, not-for-profit entities and other borrowers that use the financing we provide to fund economic development projects in infrastructure, education, healthcare, housing and other projects that renew and improve local communities or support sustainable economic growth.
We have two interconnected strategies that we focus on to achieve our business growth and profitability objectives: our direct origination strategy and our active portfolio management strategy. Our direct origination strategy is focused on producing attractive risk-adjusted total returns from the direct sourcing and structuring of debt financings in transactions that deliver meaningful social impact across a broad range of project types that are not easily financed through traditional lending channels. Our active portfolio management strategy complements our direct origination strategy through the execution of value-accretive secondary transactions in the municipal finance market.
By using our proprietary Social Impact Finance Framework across our investment platform, we actively craft transactions that address one or more of the United Nations Sustainable Development Goals and monitor impact performance over the life of the investment. We structure our social impact finance transactions primarily in the tax-exempt, nonrated revenue bond segment of the municipal finance market, which is the largest community-focused investment market in the United States. We also provide financing through taxable municipal bonds, loans, and equity investments in QOFs and similar programs.
Our transactions require specialized knowledge of structural, regulatory, strategic and economic considerations associated with financing impactful community projects. Through our direct origination platform, we generally lead and are often the sole financing provider to our borrowers, which enables us to tailor our financings to their specific needs. We also structure the terms of our financings, which generally consist of senior secured or preferred positions, to include security and covenant protections in order to enhance their credit profile and manage downside risk.
Since our founding, we have grown to become one of the leaders in the social impact finance market with a high quality portfolio of approximately $1.9 billion as of March 31, 2021 diversified across 23 U.S. states and the District of Columbia. We are internally managed and have built a vertically integrated platform that features an established track record of direct origination, creative investment structuring, disciplined credit underwriting and due diligence, and a comprehensive approach to active portfolio management. These capabilities have enabled us to originate over $3.7 billion in financings cumulatively since our inception and produce meaningful tax-advantaged returns with minimal credit losses. We have achieved 29 consecutive quarters of positive net income and have a 11.7% Compound Annual Growth Rate in book value per share since inception through March 31, 2021 (assuming full dividend reinvestment at book value).
Following the completion of this offering and our formation transactions, our portfolio will consist of 87 debt finance assets, with a total market value of approximately $1.9 billion as of March 31, 2021. All of the debt finance assets in our portfolio are collateralized by projects that we have underwritten to achieve positive risk-adjusted returns, and significant and lasting positive social impacts. These projects are geographically diversified across 23

U.S. states and the District of Columbia, and across multiple sectors, including healthcare, higher education, infrastructure, and housing. Our debt finance assets include tax-exempt, nonrated revenue bonds with a market value of approximately $1.7 billion, or approximately 87.1% of our total portfolio, as of March 31, 2021, as well as taxable revenue bonds, receivables and real estate with a combined market value of approximately $250 million, or approximately 12.9% of our total portfolio, as of March 31, 2021. Our debt finance assets have a weighted average gross coupon of 6.51% and after taking into consideration total funding costs, generated a net interest margin of 4.6% and 4.9% and an adjusted net income margin of 4.9% and 5.0% in the three months ended March 31, 2021 and for the year ended December 31, 2020, respectively. We expect our portfolio will continue to generate positive earnings and cash flow immediately following the completion of this offering and our formation transactions. Since our inception in 2014, we have had only one credit impairment of approximately $10 million, equivalent to 0.27% of our total originations over the same period. While this credit remains in our portfolio today, we do not currently anticipate further impairments and believe we have clear visibility on its workout plan.
We seek to manage credit risk using thorough due diligence and underwriting processes, strong structural protections in our loan agreements with borrowers and continual, active asset management and portfolio monitoring. We believe our ongoing asset management and portfolio monitoring processes provide investment oversight and valuable insight into our origination, underwriting and structuring processes, while also creating value through active monitoring of the state of our markets, enforcement of existing contracts and real-time receivables management. We also utilize a variety of interest rate management techniques that seek to mitigate the economic effect of interest rate changes on the values of, and returns on, some of our assets.
Our established platform is well-positioned to take advantage of the growing demand for social impact investments. We plan to continue investing in the expansion of our network of relationships with local governments, institutions of higher education, not-for-profit entities and other borrowers and believe our expertise and reputation will enable us to grow our market share by expanding our solution-orientated origination model to new and repeat borrowers.
Factors Impacting our Operating Results
We expect that our results of operations will be affected by a number of factors and will primarily depend on the size of our portfolio, changes in the fair value of the assets in our portfolio, our portfolio’s credit risk profile, changes in market interest rates, U.S. federal, state and/or municipal governmental policies, general market conditions in local, regional and national economies and our ability to retain our exclusion from the 1940 Act.
Portfolio Size
The size of our portfolio will be a key revenue driver. Generally, as the principal amount of our portfolio grows, the amount of our interest income will increase. Our portfolio may grow at an uneven pace as opportunities to provide financing to support impactful projects may be irregularly timed, and the timing and extent of our success in such projects cannot be predicted. The level of new portfolio activity will fluctuate from period to period based upon the market demand for the financings we provide, our view of economic fundamentals, our ability to identify new opportunities that meet our investment criteria, the volume of projects that have advanced to stages where we believe financing is appropriate, the need for capital by borrowers, seasonality in our financing activities and our ability to consummate the identified opportunities, including as a result of our capital resources. The level of our new origination activity and size of our portfolio will directly impact the amount of our future revenues.
Changes in Portfolio Fair Value
Changes in the fair value of the assets in our portfolio will affect our results from operations. Our trading securities and derivative instruments are recorded at fair value, with net unrealized gains and losses included as a component of consolidated net income. Our available-for-sale securities are reported at fair value with unrealized gains or losses recorded as a component of accumulated other comprehensive income.

Changes in Market Interest Rates
Interest rates and prepayment speeds vary according to the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty. With respect to our business operations, increases in interest rates over time, in general, may cause: (1) project owners to be less interested in borrowing or raising equity and thus reduce the demand for the financing we provide; (2) increases in the interest expense associated with our borrowings; (3) declines in the market value of our fixed rate assets; and (4) increase in the market value of interest rate hedging instruments, to the extent we enter into such agreements as part of our hedging strategy. Conversely, decreases in interest rates over time, in general, may cause: (1) project owners to be more interested in borrowing or raising equity and thus increase the demand for the financing we provide; (2) increases in prepayments on our investments, to the extent allowed; (3) decreases in the interest expense associated with our borrowings; (4) increase in the market value of our fixed rate assets; and (5) decreases in the market value of interest rate hedging instruments, to the extent we enter into such agreements as part of our hedging strategy.
To mitigate risks from changes in market interest rates, most of our impact financings include call protection during the first ten years of the term, thereby providing stability to allow us to project cash flows and interest income over the initial period of a project’s lifecycle.
With respect to our business operations, increases in interest rates, in general, may over time cause: (1) project owners to be less interested in borrowing or raising equity and thus reduce the demand for the financing we provide; (2) the interest expense associated with our borrowings to increase; (3) the market value of our fixed rate assets to decline; and (4) the market value of interest rate hedging instruments to increase, to the extent we enter into such agreements as part of our hedging strategy. Conversely, decreases in interest rates, in general, may over time cause: (1) project owners to be more interested in borrowing or raising equity and thus increase the demand for the financing we provide; (2) prepayments on our investments, to the extent allowed, to increase; (3) the interest expense associated with our borrowings to decrease; (4) the market value of our fixed rate assets to increase; and (5) the market value of interest rate hedging instruments to decrease, to the extent we enter into such agreements as part of our hedging strategy.
Credit Risk
Our primary credit risk is the risk of default on tax-exempt municipal bonds and loans and other financings we provide to fund economic development projects in infrastructure, education, healthcare and housing and other projects that renew and improve local communities or support sustainable economic growth. The tax-exempt municipal bonds, loans and other financings we provide do not constitute an obligation of any governmental authority and typically are not guaranteed by any governmental authority or any insurer or other party. As a result, the source of substantially all of the principal and interest payments on our financings is the net revenues or tax revenues generated by the projects. We seek to manage this credit risk using thorough due diligence and underwriting processes, strong structural protections in our loan agreements with borrowers and continual, active asset management and portfolio monitoring. If the project is unable to generate or sustain revenues at a level necessary to pay current debt service obligations on our bonds or loans, a default may occur. We have had only one credit impairment, relating to a financing to an institution of education in New York City across over 95 investments since inception, and this was, in part, due to the impact of the COVID-19 pandemic.
Government Policies
The projects we finance or in which we invest typically depend in part on various U.S. federal, state or local governmental policies and incentives that support or enhance project economic feasibility. Such policies may include governmental initiatives, laws and regulations designed to promote positive social and community impacts or the investment in, among other things, healthcare, education, opportunity and other economic development zones, and low-and moderate-income housing. Policies and incentives provided by the U.S. federal, state or local governments may include tax credits, tax deductions, bonus depreciation, grants and loan guarantees. Our borrowers frequently depend on these policies and incentives to help defray the costs associated with, and to finance, various projects. Government regulations, policies and incentives also impact the terms of third-party financing, including the financing we provide, to support these projects.
On March 31, 2021, the Biden administration announced the American Jobs Plan, a proposal to invest $2.2 trillion in infrastructure across the United States. While we believe more investment in the framework of the United States is a positive for the development of the public finance market, as well as the development of communities, our focus is on investments in projects at the state and local level and we do not expect the proposals laid out in the American Jobs Plan will have any material impact on our business strategy or expected level of originations.
Increased Public Company Costs
Upon completion of this offering, we expect our operating expenses to increase as a result of being a publicly traded company, including annual and quarterly report preparation, tax return preparation, independent auditor fees, investor relations activities, transfer agent fees, incremental director and officer liability insurance costs and independent director compensation. We also expect our accounting, legal, tax and personnel-related expenses to increase as we supplement our compliance and governance functions, maintain and review internal controls over financial reporting and prepare and distribute periodic reports as required by the rules and regulations of the SEC.
Key Components of Our Results of Operations
The following discussion describes certain line items in our Consolidated Statements of Income.
Revenues
We generate revenues primarily from interest income earned on our marketable debt securities and finance receivable investment portfolio, as well as gains realized upon the sale of securities or finance receivables.
Interest Income
Interest income is recognized in our financial statements on an effective interest rate method over the expected life of individual debt investments. The majority our debt investments provide fixed-rate tax-exempt returns on debt investments that are collateralized by projects across the U.S. A debt investment’s effective interest rate is the interest rate that is implicit in the terms of the debt, i.e., the internal rate of return of the debt’s initial carrying amount on the basis of the contractual or expected cash flows over the debt investment’s life.
Sale gains
Sale gains are recognized on transfers of debt investments where the company has surrendered control of the investment, the investment has been legally isolated from the company and no conditions exist that restrain the transferee from the right to exchange or pledge the transferred asset. The gain amount upon sale for the majority of our investment portfolio, which is deemed Available-For-Sale for accounting purposes, represents the excess of sale proceeds over the debt investment’s amortized cost basis. Because our interest income is derived primarily from debt investments with fixed interest rates, the period-over-period change in our results of operations can be significantly affected by the respective sale gains achieved in the period.
The debt investment portfolio is monitored for impairment through the underlying investments’ lives through the company’s surveillance and special servicing functions.
Other revenue
Other revenue drivers include unrealized holding gains (losses) for the company’s relatively smaller trading debt investment portfolio and net gains (losses) associated with certain derivative instrument contracts implemented by the company to act as a hedge against the exposure to changes in fair value in its investment portfolio attributable to interest rate risk. Because our interest income is derived primarily from debt investments with fixed interest rates, the period-over-period change in our results of operations can be largely affected by the respective net gains (losses) of such derivative instruments in the period.
Expenses
Expenses consist primarily of interest expense, compensation expense and administrative and other operating expense. Administrative and other operating expense, which comprises multiple expenses, includes non-recurring litigation expenses relating to the prosecution of affirmative claims by PHC LLC for the recovery of damages against a competitor, which claims and the expenses associated with such claims are not being transferred to us. There are no claims being asserted against PHC LLC in the litigation.
Interest expense
Interest expense includes costs associated with our financing sources, including TMTs, our taxable term A/B facility, and our senior secured borrowing facility. Interest expense is recorded on an accrual basis and includes amortization of any debt issuance costs.
Compensation expense
Compensation expense includes salaries, incentive compensation, employee benefits and payroll taxes related to all of our 35 employees. We pay our employees income-based incentive compensation in the form of cash awards based on our performance, which has been determined to date in the sole discretion of PHC LLC’s compensation committee. Approved discretionary awards may fluctuate between periods based on actual net income realized versus budgeted expectations for the respective periods.
Administrative and other expense
Administrative and other expense includes costs to operate our business including transaction, legal, trustee, audit and tax costs, as well as office and facility expense, software subscription and travel costs.
Results of Operations
As of the date of this prospectus, we have not had any corporate activity since our formation other than the issuance of shares of common stock in connection with the initial capitalization of our company. Therefore, we have no results of operations to disclose. The historical results of operations of our predecessor, PHC LLC, as of and for the three months ended March 31, 2021 and March 31, 2020 and as of and for the years ended December 31, 2020 and 2019 have been derived from the historical audited and interim unaudited consolidated financial statements of PHC LLC and related notes appearing elsewhere in this prospectus.

Comparison of the Three Months Ended March 31, 2021 to the Three Months Ended March 31, 2020
The following table summarizes the historical results of operations of our predecessor for the three months ended March 31, 2021 and March 31, 2020.
	Historical
	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Revenues:
Marketable securities interest income	$26,605,051	26,063,681	541,370	2.1
Finance receivables interest income	1,808,989	3,231,107	(1,422,118)	(44.0)
Interest expense	(4,485,661)	(4,816,505)	330,844	(6.9)
Net interest income	23,928,379	24,478,283	(549,904)	(2.2)
Net gain on sales of marketable securities and finance receivables	9,133,809	1,627,458	7,506,351	461.2
Unrealized net loss on trading marketable securities and investment in private fund	(1,527,566)	(1,210,431)	(317,135)	26.2
Net gain (loss) on derivative securities	8,299,357	(12,523,329)	20,822,686	166.2
REO operating income	1,396,166	—	1,396,166	—
Other	60,661	170,871	(110,210)	(64.5)
Total revenues	41,290,806	12,542,852	28,747,954	229.2
Expenses:
Provision for (recovery of) finance receivable credit losses	(6,803)	38,653	(45,456)	(117.6)
REO operating expense	1,714,491	—	1,714,491	—
Compensation	4,444,098	2,757,154	1,686,944	61.2
Administrative and other operating	2,597,313	1,287,356	1,309,957	101.8
Total expenses	8,749,099	4,083,163	4,665,936	114.3
Net income	32,541,707	8,459,689	24,082,018	284.7
Net income attributable to noncontrolling interests	—	—	—	—
Net income attributable to Members’ capital	$32,541,707	8,459,689	24,082,018	284.7
Net income increased by $24.1 million to $32.5 million for the three months ended March 31, 2021, compared to $8.5 million for the three months ended March 31, 2020. This increase was primarily driven by a net gain on derivative securities of $8.3 million during the three months ended March 31, 2021 compared to a net loss of $12.5 million during the three months ended March 31, 2020, and higher net gain on sales of marketable securities and financial receivables of $7.5 million between the three months ended March 31, 2021 and 2020.
Net Interest Income
Net interest income decreased by $550 thousand to $23.9 million for the three months ended March 31, 2021, compared to $24.5 million for the three months ended March 31, 2020. Finance receivables interest income decreased by $1.4 million to $1.8 million for the three months ended March 31, 2021, compared to $3.2 million for the three months ended March 31, 2020, primarily due to portfolio sales and redemptions and certain assets being placed on a non-accrual status related to payment defaults by obligors attributable to early financial difficulties experienced during the COVID-19 pandemic. The decrease in finance receivables interest income was partially offset by an increase in marketable securities interest income of $541 thousand to $26.6 million during the three months ended March 31, 2021 compared to $26.1 million for the three months ended March 31, 2020 due to higher average security portfolio balances during the three months ended March 31, 2021, and lower interest expense of $331 thousand to $4.5 million during the three months ended March 31, 2021 compared to $4.8 million for the three months ended March 31, 2020 primarily due to lower average debt balances in the three months ended March 31, 2021.
Net Gain on Sales of Marketable Securities and Finance Receivables
Net gain on sales of marketable securities and finance receivables increased by $7.5 million to $9.1 million for the three months ended March 31, 2021, compared to $1.6 million for the three months ended March 31, 2020, primarily due to the reversal of credit market conditions allowing for opportunistic profit taking.
Net Gain (Loss) on Derivative Securities
The company recognized a net gain on derivative securities of $8.3 million during the three months ended March 31, 2021 compared to a net loss of $12.5 million during the three months ended March 31, 2020 primarily due to the effect of interest rate movements on our interest rate hedge instruments.
REO Operating Income
REO operating income totaled $1.40 million for the three months ended March 31, 2021 compared to $0 for the three months ended March 31, 2020. REO operating income includes income generated by two collateral assets received in full or partial satisfaction of certain marketable securities during December 2020 and January 2021.
Other
Other revenue decreased by $0.11 million to $0.06 million for the three months ended March 31, 2021, compared to $0.17 million for the three months ended March 31, 2020.
Total Revenues
As a result of the foregoing, total revenues increased by $28.7 million to $41.3 million for the three months ended March 31, 2021, compared to $12.5 million for the three months ended March 31, 2020.
Provision for (recovery of) finance receivable credit losses
Provision for (recovery of) finance receivable credit losses decreased by $45 thousand due to a $7 thousand recovery of provision expense for the three months ended March 31, 2021, compared to provision expense for finance receivable credit losses of $39 thousand for the three months ended March 31, 2020 primarily due to lower average loan balances for the three months ended March31, 2021 compared to March 31, 2020 reflecting a lower reserve needed.
REO operating expense
REO operating expense for the three months ended March 31, 2021 was $1.7 million compared to zero for the three months ended March 31, 2020 primarily due to the two REO assets acquired.
Compensation expense
Compensation expense increased by $1.7 million to $4.4 million for the three months ended March 31, 2021, compared to $2.8 million for the three months ended March 31, 2020 due to higher income-based incentive expense, which increased by $1.7 million to $2.3 million for the three months ended March 31, 2021, compared to $0.6 million for the three months ended March 31, 2020. Our income-based incentive expense, which is determined by PHC LLC’s compensation committee for each employee on a discretionary basis, increased period over period primarily as a result of an increase in net income for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 as described above.

Administrative and other operating expense
Administrative and other operating expense increased by $1.3 million to $2.6 million for the three months ended March 31, 2021, compared to $1.3 million for the three months ended March 31, 2020 primarily due to higher litigation expense and higher transactions costs.
The table below shows each category of administrative and other operating expense for each of the three months ended March 31, 2021 and March 31, 2020:
Expense Type	Three Months ended March 31,2021	Three Months ended March 31,2020	$ change
Non-recurring litigation expense	$1,002,096	$348	$1,001,748
Transaction expense	$501,944	$227,729	$274,215
Other administrative expense	$1,093,273	$1,059,279	$33,994
Total Administrative and other operating expenses	$2,597,313	$1,287,356	$1,309,957
Non-recurring litigation expense relates to the prosecution of affirmative claims by PHC LLC for the recovery of damages against a competitor, which claims and the expenses associated with such claims are not being transferred to us. There are no claims being asserted against PHC LLC in the litigation. Non-recurring litigation expense increased by 1.0 million to 1.0 million for the three months ended March 31, 2021, primarily due to a litigation matter referenced above involving PHC LLC that will not be contributed to us. Transaction expense increased by $274 thousand to $502 thousand for the three months ended March 31, 2021, primarily due to incremental costs associated with our initial public offering.
Total expenses
Total expenses increased by $4.7 million to $8.7 million for the three months ended March 31, 2021, compared to $4.1 million for the three months ended March 31, 2020 primarily due to increases in REO operating expense, compensation expense and administrative and other operating expenses partially offset by provision for recovery of finance receivable credit losses.

Comparison of the Year Ended December 31, 2020 to the Year Ended December 31, 2019
The following table summarizes the historical results of operations of our predecessor for the years ended December 31, 2020 and December 31, 2019.
	Historical
	Year Ended December 31,
	2020	2019	$ Change	% Change
Revenues:
Marketable securities interest income	$110,832,800	$110,859,143	$(26,343)	(0.02)
Finance receivables interest income	9,528,386	13,967,388	(4,439,002)	(31.78)
Interest expense	(19,249,121)	(23,212,275)	3,963,153	(17.14)
Net interest income	101,112,065	101,614,256	(502,191)	(0.49)
Net gain on sales of marketable securities and finance receivables	12,894,541	45,229,877	(32,335,336)	(71.49)
Net gain on sale of real estate projects and land held for sale	15,930,239	—	15,930,239	—
Unrealized net gain on trading marketable securities and investment in private fund	152,774	3,419,555	(3,266,781)	(95.53)
Net loss on derivative securities	(9,005,027)	(10,418,157)	1,413,130	13.56
Other	352,147	578,956	(226,809)	(39.17)
Total revenues	121,436,739	140,424,487	(18,987,748)	(13.52)
Expenses:
Security other-than-temporary impairment expense	10,000,000	—	10,000,000	—
Provision for finance receivable credit losses	3,291	76,663	(73,372)	(95.7)
Compensation	15,228,236	15,963,708	(735,472)	(4.6)
Administrative and other operating	7,787,280	10,321,280	(2,534,000)	(24.55)
Total expenses	33,018,807	26,361,651	6,657,156	25.25
Net income	88,417,932	114,062,836	(25,644,904)	(22.48)
Net income attributable to noncontrolling interests	714,667	—	714,667	—
Net income attributable to Members’ capital	87,703,265	114,062,836	(26,359,571)	(23.10)

Net income decreased by $25.6 million to $88.4 million for the year ended December 31, 2020, compared to $114.1 million for the year ended December 31, 2019. This decrease was primarily the result of a decrease in net gain on sales of marketable securities and finance receivables by $32.3 million, a decrease in finance receivables interest income by $4.4 million primarily attributable to assets placed on nonaccrual status related to payment defaults by obligors attributable to early financial difficulties experienced during the COVID-19 pandemic, and our first and only impairment of $10 million relating to a marketable debt security investment that experienced a payment default also attributable to financial difficulty experienced during the COVID-19 pandemic. The decrease was partially offset by net gain on sale of real estate projects and land held for sale of $15.9 million and decreased interest expense of $4.0 million, in each case, between the years ended December 31, 2020 and 2019.
Net Interest Income
Net interest income decreased by $0.5 million to $101.1 million for the year ended December 31, 2020, compared to $101.6 million for the year ended December 31, 2019, due to our placement of certain assets on a non-accrual status during this period related to the COVID-19 pandemic, partially offset by portfolio growth and lower average debt balances during the year ended December 31, 2020. While marketable securities interest income remained relatively consistent between the years ended December 31, 2020 and 2019, decreasing by $0.03 million, finance receivables interest income decreased by $4.4 million to $9.5 million for the year ended December 31, 2020, compared to $14.0 million for the year ended December 31, 2019, primarily due to portfolio sales and redemptions and certain assets being placed on a non-accrual status. The decrease in finance receivables interest income between the years ended December 31, 2020 and 2019 was partially offset by the decrease in interest expense by $4.0 million to $19.2 million for the year ended December 31, 2020, compared to $23.2 million for the year ended December 31, 2019, primarily due to lower average debt balances and lower debt costs in the year ended December 31, 2020.
Net Gain on Sales of Marketable Securities and Finance Receivables
Net gain on sales of marketable securities and finance receivables decreased by $32.3 million to $12.9 million for the year ended December 31, 2020, compared to $45.2 million for the year ended December 31, 2019 due to market conditions during the year ended December 31, 2020 affected by the COVID-19 pandemic that generated less desirable yields and sale activity. The company has the discretion and opted not to sell its performing bonds until more optimal sale conditions arise. As of December 31, 2020, we had unrealized gains in our portfolio of approximately $115 million.
Net Gain on Sale of Real Estate Projects and Land Held for Sale
Net gain on sale of real estate projects and land held for sale was $15.9 million for the year ended December 31, 2020 as opposed to zero for the year ended December 31, 2019, primarily due to our sale of a qualified opportunity zone business in the Brooks Development.
Unrealized Net Gain on Trading Marketable Securities and Investment in Private Fund
Unrealized net gain on trading marketable securities and investment in private fund decreased by $3.3 million to $0.15 million for the year ended December 31, 2020, compared to $3.4 million for the year ended December 31, 2019, primarily due to market conditions.
Net Loss on Derivative Securities
Net loss on derivative securities decreased by $1.4 million to $9.0 million for the year ended December 31, 2020, compared to $10.4 million for the year ended December 31, 2019, primarily due to the effect of interest rate movements on certain of our interest rate hedge instruments.
Other
Other revenues decreased by $0.2 million to $0.4 million for the year ended December 31, 2020, compared to $0.6 million for the year ended December 31, 2019.
Total Revenues
As a result of the foregoing, total revenues decreased by $19.0 million to $121.4 million for the year ended December 31, 2020, compared to $140.4 million for the year ended December 31, 2019.
Security other-than-temporary impairment expense
Security other-than-temporary impairment expense for the year ended December 31, 2020 was $10 million compared to zero for the year ended December 31, 2019 due to our first and only impairment taken in that amount as a result of a marketable debt security investment that experienced a payment default attributable to financial difficulties experienced during the COVID-19 pandemic.
Provision for finance receivable credit losses
Provision for finance receivable credit losses decreased by $73 thousand to $3 thousand for the year ended December 31, 2020, compared to a provision of finance receivable credit losses of $77 thousand for the year ended December 31, 2019 reflecting a lower reserve needed.

Compensation expense
Compensation expense decreased by $0.7 million to $15.2 million for the year ended December 31,2020, compared to $16.0 million for the year ended December 31, 2019 primarily due to lower income-based incentive expense, which decreased by $25.6 million to $88.4 million for the year ended December 31, 2020, compared to $114.1 million for the year ended December 31, 2019. Our income-based incentive expense, which is determined by PHC LLC’s compensation committee for each employee on a discretionary basis, decreased period over period primarily as a result of a decrease in net income for the year ended December 31, 2020 compared to the year ended December 31, 2019 as described above.
Administrative and other operating expense
Administrative and other operating expenses decreased by $2.5 million to $7.8 million for the year ended December 31, 2020, compared to $10.3 million for the year ended December 31, 2019, primarily due to lower litigation expenses, lower income-based incentives and lower travel expenses, partially offset by higher transactions costs, in each case, between the years ended December 31, 2020 and 2019.
The table below shows each category of administrative and other operating expense for each of the years ended December 31, 2020 and 2019:
Expense Type	Year Ended December 31, 2020	Year Ended December 31, 2019	$ Change
Non-recurring litigation expense	$2,069,621	$5,365,297	$(3,295,676)
Transaction expense	$1,910,052	$1,086,720	$823,332
Other administrative expense	$3,807,607	$3,869,263	$(61,656)
Total Administrative and other operating expenses	$7,787,280	$10,321,280	$(2,534,000)
Non-recurring litigation expense decreased by $3.30 million to $2.07 million for the year ended December 31, 2020, primarily due to a litigation matter referenced above involving PHC LLC that will not be contributed to us. Transaction expense increased by $823 thousand to $1.91 million for the year ended December 31, 2020, primarily due to increased costs associated with workouts of specific distressed assets affected by the COVID-19 pandemic and incremental costs associated with our initial public offering.

Total expenses
Total expenses increased by $6.7 million to $33.0 million for the year ended December 31, 2020, compared to $26.4 million for the year ended December 31, 2019 primarily due to the security impairment expense we incurred partially offset by decreases in provision for finance receivable credit losses, compensation expenses and administrative and other operating expenses.
Net income attributable to noncontrolling interests
Net income attributable to noncontrolling interests increased by $715 thousand for the year ended December 31, 2020, compared to zero for the year ended December 31, 2019 due to the sale of a parcel of land developed by one of our controlled subsidiaries in which a third party investor has a 20% economic interest.
Liquidity and Capital Resources
Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our current and future impact finance assets, make distributions to our stockholders and other general business needs. We will use significant cash to finance our impact finance assets, repay principal and interest on our borrowings, make distributions to our stockholders and fund our operations.

We expect to finance our assets with what we believe to be a prudent amount of leverage. We expect to use a number of financing sources to finance our target assets, including TMTs, our taxable term A/B facility and our senior secured borrowing facility. Although we are not subject to any specific leverage regulatory standard, we expect over time to target, on a debt-to-equity basis, a near-term leverage target of 1.0:1, working eventually toward 2.0:1 leverage on our portfolio of assets. As of March 31, 2021, we have approximately $510.5 million of outstanding indebtedness with an average weighted interest rate of 3.21% and a weighted average maturity date of 20.48 years comprised of the following:
Facility (as of 3/31/21)	Facility Size	Outstanding Balance as of March 31, 2021	Current Interest Rate	Maturity Date
TMT 2018-1	n/a	$95,127,700	(1)	(2)
TMT 2019-2	n/a	78,441,150	(1)	(2)
TMT 2019-3	n/a	54,307,500	(1)	(2)
TMT 2019-5	n/a	49,748,000	(1)	(2)
TMT 2021-2	n/a	50,000,000	(1)	(2)
TMT 2021-3	n/a	19,900,000	(1)	(2)
Taxable Term A/B Facility	$400,000,000	149,885,439	2.64%	10/1/2023
Senior Secured Facility	$150,000,000	0	n/a	7/1/2022
Total Return Swap	n/a	13,090,000	1.71%	11/1/2021
Total / Average		$510,499,789	3.21%(3)	20.48 years
(1) The current interest rates for our TMTs range from 2.50% to 4.25%.
(2) The maturity dates for our TMTs range from 10/1/2034 to 7/1/2058.
(3) Excludes upfront fees relating to our TMTs and unused line fees relating to our Senior Secured Facility.
Set forth below is a description of the financing vehicles and strategies we currently utilize to finance our assets.
Term Matched Tax-Exempt Financing Trusts (TMTs)
Our primary source of financing is asset-backed, non-recourse tax-exempt financing term matched trusts (TMTs). TMTs are structured as partnerships into which we deposit tax-exempt bonds. TMTs issue senior trust certificates (“A Notes”) to financial and non-financial lenders where we normally retain the subordinated trust certificates (“B Notes”) used in the structure.
The TMT structure is non-recourse to us, meaning there is no parent guaranty from us to the trusts. The A Note holders’ only recourse in the event of a default is limited to the specific assets held by the trust. We act as servicer to the trusts, which includes managing the efforts to maximize recovery for the benefit of the noteholders. The trusts hold tax-exempt securities. Their structure as a partnership allows tax-exempt interest income generated by the tax-exempt securities to pass through to the noteholders. The pass through of tax-exempt interest income enhances the value for potential A Note holders whose investment income would otherwise be subject to tax.
The A Notes are normally structured with fixed interest rates for an initial ten-year term, with a step-up interest rate in year 11 that remains fixed through the maturity of the TMT. The step-up interest rate is set at or below the weighted average coupon of the Trust assets. Each Trust has a final maturity that generally matches the final maturity of the underlying Trust assets. After the step-up date, some TMTs require all cash flows from Trust assets to reduce the A Notes. Because of the interest rate step-up feature in year 11, we have an incentive, but except in limited circumstances are not required, to refinance or collapse the Trust at the step-up date.
Overall leverage for each TMT is typically based on the amount of underlying assets. The Trust assets are valued for leverage purposes at their par amount unless a payment default has occurred. Not having a market value test is critical for the efficacy of TMTs as the high-yield tax-exempt market can experience significant market valuation fluctuations during periods of illiquidity. In addition, the underlying bonds we have used in our TMT financings have

Debt Service Reserve Funds (DSRFs) which function to allow bonds with revenue shortfalls to stay current on their indebtedness for a significant time, usually 12-months (or less in limited cases). This gives us significant time to determine alternative courses of action with any affected TMT asset. Only when an underlying asset is in payment default may the overall leverage amount for a TMT be reduced based on the market value of the defaulted security.
For additional information about our TMTs, see “Our Business—Our Financing Strategy,” and “Prospectus Summary—Recent Developments.”
Taxable Term A/B Facility
Under taxable term A/B trust facilities, we retain subordinated certificates while a bank holds the senior trust certificate. The trust receives all of the interest payments from the underlying bond investment, from which it pays interest on the senior certificate at either a fixed or floating rate. We manage any shortfall exposure during the trusts’ terms utilizing ongoing collateral posting provisions. Portfolio losses impact the tranches in reverse seniority order, starting with the most junior tranches.
We currently maintain a taxable term A/B trust facility with Deutsche Bank AG of up to $400 million, of which $150 million is currently drawn. The term of this facility is three years, and it is collateralized by our assets with a combined market value of $440.2 million as of March 31, 2021. The current average approved leverage for this facility is 64.86% and the interest rate is three-month LIBOR plus 250 basis points.
Senior Secured Borrowing Facility
We maintain a senior secured borrowing facility with Mitsubishi UFJ Financial Group for an available borrowing commitment amount of $150 million with an option to extend under certain conditions to $300 million. The amount of draws on the borrowing facility are based upon and collateralized by eligible assets owned by us, which will be held in a designated custody account at the bank along with a general guarantee of repayment by us. Draws can be repaid at any time. Outstanding borrowings bear interest at three-month LIBOR plus 120 basis points. Fees equal to 22.5 basis points are payable by us on undrawn available commitments. The term of the facility is three years and can be terminated annually with notice by the bank or us. As of March 31, 2021, no amounts are currently drawn on this facility.
Subject to maintaining our exclusion from the 1940 Act, we expect, from time to time, to engage in a variety of hedging transactions that seek to mitigate the effects of fluctuations in interest rates on our cash flows. These hedging transactions could take a variety of forms, including total return swaps, interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. We expect these instruments will allow us to reduce, but not eliminate, the risk that we have to refinance our liabilities before the maturities of our investments and to reduce the impact of changing interest rates on our earnings.
While we generally intend to hold our target assets as long-term investments, certain of our impact finance assets may be sold in order to manage our interest rate risk and liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of our impact finance assets, if any, cannot be predicted with any certainty. Since we expect that our assets will generally be financed by TMTs, our taxable A/B facility and our senior secured borrowing facility, we expect that a significant portion of the proceeds from sales of our impact finance assets (if any), prepayments and scheduled amortization will be used to repay balances under these financing sources and will not be available for distribution.
We believe these identified sources of liquidity will be adequate for purposes of meeting our short-term and long-term liquidity needs, which include funding future projects, operating costs and distributions to our stockholders.
As of March 31, 2021 and December 31, 2020, our cash and cash equivalents totaled $67.1 million and $66.5 million, respectively. As of March 31, 2021 and December 31, 2020, we also had restricted cash of $5.2 million and $21.7 million, respectively. Historically, restricted cash has not been available for general use through restrictions in specific agreements, including outstanding derivative instrument contracts, repurchase agreements or certain lending arrangements.
Cash Flows
Comparison of our cash flows for the Three Months Ended March 31, 2021 to our cash flows for the Three Months Ended March 31, 2020
	Historical
	Three Months Ended March 31,
	2021	2020
Net income	$32,541,707	8,459,689
Net cash provided by operating activities	12,168,913	1,854,616
Net cash provided by (used in) investment activities	61,881,540	(74,731,014)
Net cash (used in) provided by financing activities	(89,896,516)	237,851,286
Net (decrease) increase in cash and cash equivalents and restricted cash	(15,846,063)	164,974,888
Cash and cash equivalents and restricted cash at beginning of period	88,220,755	212,507,292
Cash and cash equivalents and restricted cash at end of period	$72,374,692	377,482,180
Net Cash Provided by Operating Activities
Net cash provided by operating activities was $12.2 million for the three months ended March 31, 2021. In addition to net income of $32.5 million, there were proceeds from sale of trading securities of $13.4 million, though such amounts were partially offset by the purchase of trading securities of $14.9 million, realized gain on sale of available-for-sale securities of $8.9 million and unrealized gain on derivative securities of $8.6 million for the three months ended March 31, 2021.
Net cash provided by operating activities was $1.9 million for the three months ended March 31, 2020. In addition to net income of $8.5 million, there were proceeds from sale of trading securities of $16.4 million and an unrealized loss on derivative securities of $12.6 million, though such amounts were partially offset by the purchase of trading securities of $23.6 million, discount amortization and fee accretion on finance receivable and marketable securities of $4.3 million and a change in accounts payable and other liabilities of $8.5 million for the three months ended March 31, 2020.
Net Cash (Used In) Provided By Investment Activities
Net cash provided by investment activities was $61.9 million for the three months period ended March 31, 2021. For the three months period ended March 31, 2021, the proceeds from sale and redemption of available-for-sale securities of $65.1 million and proceeds from sale and repayment of finance receivables of $6.5 million were partially offset by the purchase of available-for-sale securities was $6.4 million and the additional investment in real estate projects and real estate owned of $2.2 million.
Net cash used in investment activities was $74.7 million for the three months ended March 31, 2020. For the three months ended March 31, 2020, the purchase of available-for-sale securities of $78.2 million and investment in finance receivables of $23.0 million were partially offset by the proceeds from sale and redemption of available-for-sale securities of $22.6 million and the proceeds from sale and repayments of finance receivables of $6.9 million.
Net Cash (Used In) Provided By Financing Activities
Net cash used in financing activities was $89.9 million for the three months ended March 31, 2021. For three months ended March 31, 2021, the distributions to members were $106.6 million and distributions to beneficial interests held by third parties were $53.2 million, though such amounts were partially offset by the net issuance of beneficial interests to third parties of $69.9 million.

Net cash provided by financing activities was $237.9 million for the three months ended March 31, 2020. For the three months ended March 31, 2020, the net proceeds from borrowings were $334.9 million were partially offset by distributions to members of $90.9 million and distributions to beneficial interests held by third parties of $6.1 million.
Comparison of our cash flows for the year Ended December 31, 2020 to our cash flows for the year Ended December 31, 2019
	Historical
	Year Ended December 31,
	2020	2019
Net income	$88,417,932	$114,062,836
Net cash provided by operating activities	38,854,378	104,804,385
Net cash (used in) provided by investment activities	(74,466,108)	1,481,102
Net cash (used in) provided by financing activities	(88,674,807)	81,962,363
Net (decrease) increase in cash and cash equivalents and restricted cash	(124,286,537)	188,247,850
Cash and cash equivalents and restricted cash at beginning of year	212,507,292	24,259,442
Cash and cash equivalents and restricted cash at end of year	$88,220,755	$212,507,292
Net Cash Provided by Operating Activities
Net cash provided by operating activities was $38.9 million for the year ended December 31, 2020. In addition to net income of $88.4 million, there were proceeds from sale of trading securities of $296.1 million, though such amounts were partially offset by the purchase of trading securities of $309.4 million, realized gain on sale of real estate projects and land held for sale of $15.9 million and discount amortization and fee accretion on finance receivables and marketable securities of $15.9 million for the year ended December 31, 2020.
Net cash provided by operating activities was $104.8 million for the year ended December 31, 2019. In addition to net income of $114.1 million, there were proceeds from sale of trading securities of $94.0 million, though such amounts were partially offset by the purchase of trading securities of $38.3 million, realized gain on sale of available-for-sale securities of $35.2 million, discount amortization and fee accretion on finance receivable and marketable securities of $19.6 million and a change in other assets of $12.4 million for the year ended December 31, 2019.
Net Cash (Used In) Provided By Investment Activities
Net cash used in investment activities was $74.5 million for the year ended December 31, 2020. For the year ended December 31, 2020, the purchase of available-for-sale securities was $371.1 million, the investments in finance receivables was $25.0 million and investments in real estate of $12.3 million, which were partially offset by the proceeds from sale and redemption of available-for-sale securities of $249.0 million, the proceeds from sale and repayments of finance receivables of $46.4 million and the proceeds from sale of real estate projects and real estate owned of $35.9 million.
Net cash provided by investment activities was $1.5 million for the year ended December 31, 2019. For the year ended December 31, 2019, the proceeds from sale and redemption of available-for-sale securities of $420.4 million and the proceeds from sale and repayments of finance receivables of $89.6 million, though such amounts were partially offset by the purchase of available-for-sale securities was $442.9 million and investment in finance receivables of $59.7 million.
Net Cash (Used In) Provided By Financing Activities
Net cash used in financing activities was $88.7 million for the year ended December 31, 2020. For the year ended December 31, 2020, the distributions to members were $91.9 million and distributions to beneficial interests to third parties were $10.9 million, though such amounts were partially offset by the net issuance of beneficial interests to third parties of $8.5 million.
Net cash provided by investment activities was $82.0 million for the year ended December 31, 2019. For the year ended December 31, 2019, the net issuance of beneficial interests to third parties were $242.0 million and the net proceeds from members’ capital contributions were $225.3 million, though such amounts were partially offset by the net proceeds from repayments of borrowings of $309.8 million and distributions to members of 65.4 million.
Contractual Obligations and Commitments
The following table sets forth a summary of our contractual obligations as of December 31, 2020.
	Total	Less than 1 Year	1−3 Years	More than 3 Years
Operating Lease Liabilities	$303,714	$303,714	-	-
Secured borrowings	$162,964,352	$13,090,000	$149,874,352	-
Total Contractual Obligations	$163,268,066	$13,393,714	$149,874,352	-
Off-Balance Sheet Arrangements
As of the date of this prospectus, we do not have off-balance sheet arrangements. We do not have any relationships with unconsolidated entities or financial partnerships established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities or entered into any commitment or intend to provide additional funding to any such entities.
Inflation
We do not anticipate that inflation will have a significant effect on our results of operations. However, in the event of a significant increase in inflation, interest rates could rise and our projects and investments may be materially adversely affected.
Critical Accounting Policies and Use of Estimates
Our financial statements are prepared in accordance with U.S. GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. The following discussion addresses the accounting policies that are used by us and that we will apply based on our expectation of our operations following the formation transactions. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made and based upon information available to us at that time. Our critical accounting policies and accounting estimates will be expanded over time as we fully implement our strategy. Those material accounting policies and estimates that we expect to be most critical to an investor’s understanding of our financial results and condition and require complex management judgment are discussed below.
Variable Interest Entities (“VIEs”)
An entity is referred to as a VIE if it possesses one of the following criteria: (i) it is thinly capitalized, (ii) the residual equity holders do not control the entity, (iii) the equity holders are shielded from the economic losses, the equity holders do not participate fully in the entity’s residual economics, or (v) the entity was established with nonsubstantive voting interests. We consolidate a VIE when it has both the power to direct the activities that most significantly impact the activities of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. Along with the VIEs that are consolidated in accordance with these guidelines, we also hold variable interests in other VIEs that are not consolidated because it is not the primary beneficiary. We continually monitor both consolidated and unconsolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change. For further discussion of VIEs, see note 5 of our predecessor’s consolidated financial statements for three months ended March 31, 2021 in this prospectus.
Investments in Marketable Securities
We have designated its investments in certain marketable debt securities as either trading or available for sale. Trading securities are recorded at fair value, with net unrealized gains and losses included as a component of consolidated net income. Available for sale securities are reported at fair value with unrealized gains or losses recorded as a component of other comprehensive income. Interest income is recorded on an accrual basis. Discounts and premiums to the face amount of debt securities are accreted and amortized using the effective interest rate method over the lives of the respective debt securities.
In any case where fair value might fall below amortized cost, we would consider whether that security is other than temporarily impaired using all available information about the collectability of the security. We would not consider that an other than temporary impairment for a debt security has occurred if (1) we do not intend to sell the debt security, (2) it is not more likely than not that we will be required to sell the debt security before recovery of its amortized cost basis and (3) the present value of estimated cash flows will fully cover the amortized cost of the security. We would consider that an other than temporary impairment has occurred if any of the above mentioned three conditions are not met.
For a debt security for which an other than temporary impairment is considered to have occurred, we would recognize the entire difference between the amortized cost and the fair value in earnings if we intend to sell the debt security or it is more likely than not that we will be required to sell the debt security before recovery of its amortized cost basis. If we do not intend to sell the debt security and it is not more likely than not that we will be required to sell the debt security before recovery of its amortized cost basis, we would separate the difference between the amortized cost and the fair value of the debt security into the credit loss component and the noncredit loss component. The credit loss component would be recognized in earnings and the noncredit loss component would be recognized as a component of other comprehensive income.
Debt securities acquired with evidence of deterioration of credit quality at the time of acquisition are initially recorded at fair value. At the time of acquisition, we determine the excess of the security’s scheduled contractual payments over the total cash flows expected to be collected. This difference is defined as the “nonaccretable” yield and will not be accreted to income. Instead, the excess cash flows expected at acquisition over the security’s purchase price is accreted into interest income over the life of the security based on the calculated internal rate of return. The debt securities are modeled to determine their projected cash flows. In estimating the expected cash flows to be received, we consider historical cash collections for debt securities with similar characteristics as well as expected losses to estimate the amount and timing of undiscounted expected principal, interest and other cash flows for each debt security. An internal rate of return is calculated for the debt securities based on the projected cash flows. The resulting revenue recognized is based on the internal rate of return. The projected cash flows are analyzed at least quarterly to assess the actual performance compared to the expected performance. To the extent there are significant differences in actual performance versus expected performance, or there is a significant change in the estimated future cash flows, the internal rate of return is adjusted prospectively to reflect the revised estimate of cash flows over the remaining life of the debt security. If we determine at acquisition that it cannot yet reasonably estimate the timing and amount of the cash flows expected, it will place the debt security on non-accrual status until it can. Two marketable debt securities designated as available-for-sale with fair values totaling $47,032,000 have been placed on non-accrual status as of March 31, 2021.
Securitizations and Beneficial Interests
In certain securitization transactions, assets are sold to an entity referred to as a Special Purpose Entity (SPE), which then issues beneficial interests in the form of senior and subordinated interests collateralized by the assets.

In some cases, we may retain beneficial interests issued by the SPE. Additionally, from time to time, we may also re-securitize certain assets in a new securitization transaction.
The assets and liabilities transferred to an SPE are excluded from the consolidated balance sheets if the transfer qualifies as a sale and we are not required to consolidate the SPE. For transfers of financial assets recorded as sales, we recognize and initially measure at fair value all assets obtained (including beneficial interests) and liabilities incurred. A gain or loss is recorded for the difference between the carrying amount and the fair value of the assets sold. Fair values are based on quoted market prices, quoted market prices for similar assets, or if market prices are not available, then the fair value is estimated using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates that are corroborated by and verified against market observable data, where possible. Retained beneficial interests from securitizations, including SPEs and VIEs, where we are not the primary beneficiary, are classified as available-for-sale marketable securities and are accounted for as described herein.
Taxable A/B Financing Facilities (Securitization Trusts)
We have obtained debt financing through the securitization of certain municipal bond investments utilizing taxable A/B trust structures with large institutional banks. See note 6 of our consolidated financial statements. The Securitization Trusts collapse upon maturity, certain defined termination events, or upon exercise of a call option embedded in the subordinate certificate held by us. Upon collapse, a Securitization Trust would sell the underlying bond investment at the then current market price, using the proceeds to retire outstanding senior certificates, with any remaining proceeds paid to us as holder of the subordinate certificate. If the proceeds from the sale of the underlying bond investment are insufficient to retire the senior certificates, we must make a payment to the senior certificate holder to cover any shortfall. We manage any shortfall exposure during the trusts’ terms utilizing ongoing collateral posting provisions.
We believe that its continuing involvement which includes the retained subordinate certificate, the embedded call option and the required shortfall provision described above, provides us with effective control. As such, we have determined that these Securitization Trusts do not meet the accounting criteria for a sale of financial assets as defined in ASC Topic 860—Transfers and Servicing. The Securitization Trusts are consolidated with the municipal bond investments in the trust presented as investments in marketable securities held in trust, at fair value, and the stated value of the senior certificate presented as a secured borrowing in the consolidated balance sheets.
Use of Estimates
The preparation of our consolidated financial statements in conformity with GAAP requires we to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are required in the determination of interest income recognition, valuation and impairment of investments and long lived assets, useful lives of property and equipment, and contingencies among others. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. Our estimates often are based on complex judgments, probabilities and assumptions that it believes to be reasonable but that are inherently uncertain and unpredictable. For any given individual estimate or assumption made by us, there may also be other estimates or assumptions that are reasonable.
We regularly evaluate our estimates and assumptions using historical experience and other factors, including the economic environment. As future events and their effects cannot be determined with precision, our estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might change those estimates and assumptions. Market conditions, such as illiquid credit markets, volatile equity or bond markets, and economic downturn, can increase the uncertainty already inherent in our estimates and assumptions. We adjust our estimates and assumptions when facts and circumstances indicate the need for change. Those changes generally will be reflected in the consolidated financial statements on a prospective basis unless they are required to be treated retrospectively under the relevant accounting standard. It is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
Recent Accounting Pronouncements
In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, Measurement of Credit Losses on Financial Instruments with the objective of giving financial statement users more decision-useful information about the expected credit losses on financial instruments. This ASU replaces current GAAP’s incurred loss impairment methodology with a methodology that reflects expected credit losses and requires a broader range of reasonable and supportable information to estimate those losses. The amendments in this ASU require a financial asset measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset. The income statement reflects the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The ASU also requires credit losses related to available for sale debt securities to be recorded through an allowance for credit losses rather than as a write down in current GAAP. This allows for reversals of credit losses in current period net income, which aligns the income statement recognition of credit losses with the reporting period in which changes occur. In November 2018, the FASB issued ASU 2018-19 to align the implementation date for nonpublic entities’ annual financial statements with the implementation date for their interim financial statements and clarify the scope of the guidance in the amendments in ASU 2016-13. The effective date and transition requirements for the amendments in this ASU are the same as the effective dates and transition requirements in ASU 2016-13. The guidance in this ASU is effective for emerging growth companies with fiscal years beginning after December 15, 2022, but such companies may adopt the amendments now. We are currently assessing the impact of the adoption on the consolidated financial statements.
In addition, we adopted two new standards in August 2018 and October 2018 that did not have an impact on our and our subsidiaries’ results of operations or financial position. For additional information, see our predecessor’s consolidated financial statements for three months ended March 31, 2021 in this prospectus.
Quantitative and Qualitative Disclosures about Market Risk
We seek to manage market risks inherent in our business in a prudent manner designed to enhance our earnings and dividends and preserve our capital. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. They include, but are not limited to, credit risk, liquidity risk and interest rate risk.
Credit and Liquidity Risks
Integral to our business is managing the credit risk associated with our borrower and hedge counterparties and the liquidity risks inherent in the resale of non-fungible assets.
Our primary credit risk is the risk of default on tax-exempt municipal bonds and loans and other financings we originate and purchase. We seek to manage this credit risk on a borrower-by-borrower basis by using thorough due diligence and underwriting processes, requiring strong structural protections in our loan agreements and through continual, active asset management and portfolio monitoring. To the extent we find the credit risks on specific assets are changing adversely, we may be able to take actions, such as selling the affected investments, to mitigate potential losses. However, we may not always be successful in analyzing risks, reviewing underwriting criteria, foreseeing adverse changes in credit performance or in effectively mitigating future credit losses. The ability to resell the tax-exempt municipal bonds and loans we own may be limited due to the structure of the assets or the absence of a liquid market for such assets.

In addition, we seek to diversify the credit risk associated with individual borrowers and industries by providing impact financing solutions across a broad range of asset classes. We believe that the tax-exempt municipal bonds and loans we originate and purchase are priced to generate an expected return that compensates us for the underlying credit risk associated with these investments. Nevertheless, there may be significant credit losses associated with these investments should they perform worse than we expect on a credit basis.
To the extent we enter into hedging transactions to hedge interest rates or credit risk, we remain exposed to the credit associated with our hedge counterparties. If a hedging counterparty cannot perform under the terms of the hedge, we would not receive payments due under that hedge, and we may lose any unrealized gain associated with the hedge and the hedged liability would cease to be hedged. While we would seek to terminate the relevant hedge transaction and may have a claim against the defaulting counterparty for any losses, including unrealized gains, there is no assurance that we would be able to recover such amounts or to replace the relevant hedge on economically viable terms or at all.
Interest Rate Risks
Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.
Our main approach to managing interest rate risk is our matched funding strategy, which allows us to generally predict our cash inflows and outflows with respect to the debt we assume and the financings we provide. Upon the completion of this offering and the formation transactions, we expect to have approximately $670 million of debt outstanding, of which approximately $163.1 million will be subject to variable interest rates (excluding debt with interest rate hedges).
If three-month LIBOR were to increase or decrease by 100 basis points, the increase or decrease in interest expense on the variable-rate debt (excluding variable-rate debt with interest rate swaps) would increase or decrease future earnings and cash flows by approximately $1.6 million annually.
The interest rate risk amounts described in the paragraph above were determined by considering the impact of hypothetical interest rates on our investment portfolio. This analysis does not consider the effect of any change in overall economic activity that could occur. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, this analysis assumes no changes in our financial structure.
From time to time, we expect to engage in a variety of hedging transactions that seek to mitigate the effects of fluctuations in interest rates on our cash flows. We expect that these hedging transactions will allow us to reduce, but not eliminate, the risk that we have to refinance our liabilities before the maturities of our investments and to reduce the impact of changing interest rates on our earnings.
For additional information about the risks associated with changes in interest rates, including associated prepayment risks, see “Risk Factors—Changes in interest rates could adversely affect the value of our assets and negatively affect our profitability.”

BUSINESS
Our Company
We are a market leader in providing specialized impact financing solutions for projects of significant social and economic importance to local communities in the United States. We maintain long-standing relationships with local governments, institutions of higher education, not-for-profit entities and other borrowers that use the financing we provide to fund economic development projects in infrastructure, education, healthcare, housing and other projects that renew and improve local communities or support sustainable economic growth.
We have two interconnected strategies that we focus on to achieve our business growth and profitability objectives: our direct origination strategy and our active portfolio management strategy. Our direct origination strategy is focused on producing attractive risk-adjusted total returns from the direct sourcing and structuring of debt financings in transactions that deliver meaningful social impact across a broad range of project types that are not easily financed through traditional lending channels. Our active portfolio management strategy complements our direct origination strategy through the execution of value-accretive secondary transactions in the municipal finance market.
By using our proprietary Social Impact Finance Framework across our investment platform, we actively craft transactions that address one or more of the United Nations Sustainable Development Goals and monitor impact performance over the life of the investment. We structure our social impact finance transactions primarily in the tax-exempt, nonrated revenue bond segment of the municipal finance market, which is the largest community-focused investment market in the United States. We also provide financing through taxable municipal bonds, loans, and equity investments in qualified opportunity funds (“QOFs”) and similar programs.
Our transactions require specialized knowledge of structural, regulatory, strategic and economic considerations associated with financing impactful community projects. Through our direct origination platform, we generally lead and are often the sole financing provider to our borrowers, which enables us to tailor our financings to their specific needs. We also structure the terms of our financings, which generally consist of senior secured or preferred positions, to include security and covenant protections in order to enhance their credit profile and manage downside risk.
We were founded in 2014 by Jim Thompson, our Chairman and Chief Executive Officer, and Cliff Weiner, our Head of Fixed Income. Mr. Thompson has a 42-year track record in financial services and served as Chief Executive Officer of ORIX USA where, during his 22-year tenure, he managed the growth of Tokyo-based ORIX Corp.’s (NYSE: IX) U.S. operations to 1,100 employees with more than $6 billion in assets and $25 billion in assets under management. Mr. Weiner brings 37 years of diverse experience in portfolio investment, origination, acquisition leadership and fixed income trading and served as Chief Executive Officer and President of ORIX USA’s municipal finance group for over five years. Mr. Thompson and Mr. Weiner are supported by a cohesive executive team with extensive experience originating and managing tax-advantaged social impact assets through a variety of credit and interest rate environments and economic cycles. The consistency and strength of management and our investment strategy have enabled us to raise $1.4 billion in equity capital, including sizeable commitments from investment funds managed by Stone Point Capital LLC and affiliates of HarbourVest Partners. Upon completion of this offering, our founders, together with our executive officers and other members of our senior management team, will together hold through their interests in PHC LLC 14,693,887 OP units in our operating partnership and 14,693,887 shares of our Class B common stock, representing an estimated 13.5% ownership stake in our company (excluding any shared purchased in our directed share program).
We are one of the leaders in the social impact finance market with a high quality portfolio of approximately $1.9 billion as of March 31, 2021 diversified across 23 U.S. states and the District of Columbia. We are internally managed and have built a vertically integrated platform that features an established track record of direct transaction origination, creative investment structuring, disciplined credit underwriting and due diligence, and a comprehensive approach to active portfolio management. These capabilities have enabled us to originate over $3.7 billion in financings cumulatively since our inception and produce meaningful tax-advantaged returns with minimal credit losses. We have achieved 29 consecutive quarters of positive net income and have an 11.7% Compound Annual Growth Rate in book value per share since inception through March 31, 2021 (assuming full dividend reinvestment at book value).
As a result of our highly disciplined approach to asset targeting and selection, the credit performance of our portfolio has been strong. We have had only one credit impairment across over 95 investments since inception, and this was, in part, due to the impact of the COVID-19 pandemic. In addition, our portfolio management expertise has allowed us to generate gains on the workout of challenging credits. Our assets exhibit lower correlation in market value volatility to macroeconomic shocks compared to many other fixed income asset classes, and the long duration nature of our assets has enabled us to generate consistent and positive earnings and cash flows that can be distributed to our stockholders or redeployed in new assets.
We were formed as a Maryland corporation and will conduct substantially all of our operations through, and will be the sole general partner of, our operating partnership subsidiary. Our structure provides us with the ability to retain capital that can be used to fund our strategic business and growth objectives. We also intend to operate our business in a manner that will permit us to maintain an exclusion from registration under the Investment Company Act of 1940, as amended, or the 1940 Act.
Our Impact Investment Strategy
Overview of Impact Investment Strategies
We have built and relied on two interconnected strategies to achieve our business growth and profitability objectives: our direct origination strategy and our active portfolio management strategy.
Direct Origination Strategy
Our direct origination strategy is focused on the direct sourcing and structuring of primarily debt financings in transactions that deliver meaningful and measurable social impact to our borrowers and their respective communities across a broad range of project types that are not easily or efficiently financed through traditional lending channels. Our targeted origination approach is centered on an established yet growing relationship network with local governments, institutions of higher education, not-for-profit entities, and other borrowers that use the financing we provide to fund economic development projects in infrastructure, education, healthcare, and housing. Most of our direct origination transactions are structured as debt financings in the form of municipal bonds that bear CUSIPs and are cleared through the facilities of the Depository Trust Company (“DTC”) or as non-syndicated loans.
As direct private market originators, we have the flexibility to structure tailored financing solutions to the specific needs of our borrowers and their respective communities. Customized structures such as drawdown bonds to finance construction, stepped coupons, taxable bridge financing to tax-exempt bonds, and master facilities are typically not available in standardized public capital market executions, and set our financing solutions apart from our competition. Further, our deep public finance market knowledge and structuring expertise enable us to underwrite assets that are unfamiliar to other lenders, or are unsuitable for the plain-vanilla financing structures found in the public markets. This has enabled us to benefit from reduced competition at the time of origination and subsequent value upside in the form of sale gains from an investment’s positive credit migration over time.
Active Portfolio Management Strategy
Our active portfolio management strategy complements our direct origination strategy with two primary objectives: (i) take advantage of periods of price volatility in the municipal bond market to acquire high quality municipal bonds at a significant discount to their fundamental valuation and subsequently sell them at a premium, locking in a capital gain, and (ii) strategically crystalize gains on sale of directly originated investments we believe have completed their positive credit migration and redeploy capital to more attractive, directly originated opportunities with higher yields. This strategy provides us with secondary market liquidity in times of turbulence and enables us to use management’s special servicing and restructuring experience to capitalize on complex or troubled credit situations. While our direct origination strategy is expected to be the key driver of growth for our portfolio in the long run, we aim to actively manage our portfolio through the execution of value-accretive secondary transactions in the municipal finance market.
From the end of 2016 through the end of 2020, our investment portfolio grew from $0.8 billion to $1.9 billion. The following table shows our net realized gains by category during this period:
Category of Net Realized Gains	Year ended December 31, 2016	Year ended December 31, 2017	Year ended December 31, 2018	Year ended December 31, 2019	Year ended December 31, 2020
	$ in millions
Gain on sales of direct originations	$1.0	$5.7	$17.5	$33.8	$20.9
Gain on sales of special opportunities	$12.6	$14.1	$19.4	$7.7	$5.5
Gains on redemptions, trading and other	$3.5	$5.2	$2.9	$3.7	$2.4
Total	$17.1	$25.0	$39.8	$45.2	$28.8
During this period, our cumulative average net gain on direct origination sales as a percentage of volume sold was 15% and our cumulative average net gain on special opportunities was 49%.
We believe that our ability to generate returns for our stockholders through a combination of long-term contracted cash flows from our directly originated debt financings and sale gains from the strategic execution of our portfolio management strategy provides us with a distinct competitive advantage. These complementary profit drivers have been instrumental in strengthening the resiliency and predictability of our cash flows and corporate profitability over market cycles.
For additional information about our originations, investment portfolio, and net realized gains, see “Prospectus Summary—Recent Developments.”
Overview of Our Markets
We seek to realize our corporate mission to generate attractive social impact investments by operating in the municipal finance market and the public-private partnership market, and, to a lesser extent, to create and acquire equity interests in projects located in economically distressed communities that have been designated as opportunity zones (“Opportunity Zones”). Each segment is briefly summarized below.
Municipal Bonds
Debt issued by community-based organizations, most often in the form of municipal bonds, can have direct, measurable impact on pressing local issues. Municipal bonds, issued by U.S. state and local governments, institutions of higher education and eligible not-for-profit corporations, inherently track with important ESG goals, and their proceeds often fund activities that directly promote positive social and environmental improvement. Investors who purchase project-oriented municipal bonds are often lending capital used to build schools, hospitals, and a variety of other public projects of social importance.
The transactions we execute in the municipal bond market are predominantly in the revenue bond category, which comprises over 92.4% of our total portfolio as of March 31, 2021. We believe revenue bonds to be particularly attractive from a risk management and credit standpoint as they are backed by revenues from a specific project or source, such as by the revenue generated by specific not-for-profit colleges or hospitals or other not-for-profit entities for whom a bond is issued by a municipal entity. Furthermore, our transactions are typically secured by a significant amount of tangible collateral. In the case of many of our financings, this collateral consists of mortgages or other liens on real property that give us the right (as bondholder) to foreclose or direct the foreclosure of the underlying real property in the case of default.
In addition to tax-exempt revenue bonds, which in aggregate represents 87.1% of our portfolio as of March 31, 2021, we have the flexibility to execute our impact investment strategy through taxable municipal bonds or loans depending upon the borrower’s objectives.
Public-Private Partnerships
U.S. municipalities and other public or not-for-profit entities, such as universities, will occasionally use Public-Private Partnerships (“P3s”) to deliver new critical infrastructure or monetize existing infrastructure. P3s allow the public sector to leverage the capital and expertise of the private sector for the financing, development, construction and operation of critical public benefit projects. The structure typically utilizes a long-term concession or lease agreement between the public entity and the private sector (referred to as the concessionaire). Under the concession or lease agreement, the private sector party typically takes on the risk of financing, developing, operating and maintaining the infrastructure project in exchange for either direct payments from the sponsoring public agency or the rights to charge the public for use of the infrastructure (e.g., toll charges, parking fees, etc.). At the end of the concession or lease term, the asset transfers to the sponsoring public agency.
We actively participate in the P3 market with a distinct investment strategy and ownership approach. Rather than directly act as the concessionaire, we typically partner with a not-for-profit concessionaire and lend it the required capital to fulfill its obligations of the concession agreement. We make our investment in the form of tax-exempt debt rather than through a traditional equity investment. Our debt investment structure allows for residual revenues generated from a P3 project to both support the project during the term of the concession and accumulate as an additional benefit for the sponsoring public agency to be provided upon the reversion of the asset itself. This investment approach fully aligns our interest with that of the sponsoring public agency and not-for-profit concessionaire, while revenue accumulation from the P3 project provides us with a reserve of funds to support the payment of interest and principal obligations should the project face temporary cash flow challenges.
Opportunity Zones
The OZ Program was established by Congress in the 2017 Tax Act as an innovative approach to incentivize long-term private sector investments in low-income, economically distressed communities. The goal of the program is to economically revitalize underserved markets and create jobs. The OZ Program provides a vehicle for investors to defer taxes on prior capital gains and reduce subsequent taxes, depending on their holding period and date of investment, which is not possible through most traditional investment vehicles. The U.S. Department of the Treasury has certified as Opportunity Zones over 8,760 individual census tracts across all 50 states, six territories, and the District of Columbia.
The goals of the OZ Program align well with our impact investment strategy, and we will occasionally utilize the OZ Program to make equity investments that meet our credit underwriting criteria. Since the inception of the OZ Program through March 31, 2021, we have realized qualifying gains totaling $69.54 million and have contributed $57.8 million into two QOFs.

To the extent that we recognize capital gains with respect to investments we own, it is possible we may elect to defer such capital gains by investing in one or more QOFs. The OZ Program provides three primary tax benefits (collectively, the “OZ Tax Benefits”) to incentivize investors to make investments in QOFs: (i) temporary deferral of a taxpayer’s eligible capital gains from the sale or exchange of an investment; (ii) an incremental step-up in an investor’s basis in an equity interest in a QOF over time; and (iii) a permanent exclusion of U.S. federal income tax on appreciation in the value of a QOF Investment that would otherwise be recognized at the time of sale of the QOF Investment, provided that the QOF Investment has been held by a taxpayer for at least 10 years. To the extent that we make investments in QOFs, we should be able to take advantage of the OZ Tax Benefits with respect to such investments, and accordingly reduce our tax liability; however, there is no guaranty that we will be able to realize all of the potential OZ Tax Benefits available under the OZ Program.
Our Approach to Impact Investment Origination
We aim to use our nationwide relationship network and structuring expertise to originate assets that have positive, measurable community impact while delivering attractive risk-adjusted returns to our stockholders. Our approach to impact investing is characterized by the following:
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Purpose-built Direct Origination Platform.   We originate most of our investments directly through our extensive network of thousands of relationships in the community impact finance sector, including state and local governments, institutions of higher education, project developers, municipal advisors, large public finance investors and other tax-exempt focused financial intermediaries. Our origination platform has been organically and purposely built from the ground up and, therefore, does not have the inefficient legacy attributes often observed in other public finance platforms that are part of larger and more bureaucratic financial institutions or are the result of multiple business combinations. As of March 31, 2021, our investment team is comprised of eight direct originators and 13 employees in investment-related support functions such as credit underwriting, legal, portfolio surveillance and credit workouts.

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Intentional Focus on Projects with Measurable Social Benefit.   Identifying financing projects with the potential to create measurable social impact by addressing local needs and opportunities for community development is at the core of what we do. While we do not aim to manage these projects directly, we are not a passive capital provider. We work alongside our prospective borrowers and their advisors to ensure our financing projects address one or more of the United Nations Sustainable Development Goals. According to a second party opinion provided to us by ISS ESG, which is the responsible investment arm of ISS and an independent organization, the use of proceeds for portfolio investments that we have identified in our proprietary Social Impact Finance Framework is aligned with the ICMA social bond principles and significantly contributes to addressing the following United Nations Sustainable Development Goals: reduced inequalities, sustainable cities and communities, clean water and sanitation, quality education and good health and well being. We also utilize our internally developed Social Impact Finance Framework to ensure all investments comply with our social impact finance guiding principles, which focus on the above United Nations Sustainable Development Goals and other such goals at the community level, including affordable basic infrastructure and housing, access to essential services, and employment generation, among others. Our commitment to social impact does not end as the financing transaction is originated. We work closely with our borrowers to develop quantifiable and observable measures of impact performance that provide ongoing transparency and accountability, and then monitor those measures during the life of the investment, taking action if the social impact framework agreed with the borrower at the outset does not materialize as expected.

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Flexible Lending Solutions Tailored to the Specific Needs of our Target Borrowers.   Our borrowers often have specific financing needs that require tailored and negotiated solutions. For instance, they may need a gradual drawdown schedule over the construction period of the social impact project, interim financing as the broader funding package is negotiated, or the ability to change certain financing terms over time. While our business and funding model is built to provide our borrowers with such flexibility and tailored solutions, many of our competitors and public municipal market investors are generally unable to do so. Crafting highly-negotiated financing solutions works to our advantage as we are able to include appropriate downside risk management tools through security and covenant protections, which are key to delivering attractive risk-adjusted returns for our stockholders.

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Expertise Across Asset Classes.   We have the experience and proficiency to provide impact financing solutions across a broad range of asset classes, including economic development, infrastructure, healthcare, education and affordable/workforce housing. This allows for credit risk diversification across our investment portfolio while enabling us to deliver our expertise in impact financing to, among others, a wide range of local governments, institutions of higher education, and not-for-profit borrowers.

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Borrower Retention Over Life Cycle.   As successful direct asset originators, we take pride in nurturing our relationships with current, past and prospective borrowers to identify new potential financing opportunities. In fact, repeat borrowers are a key source of asset origination. When new projects or financing needs arise at the local level, entities that have already tested the value and efficacy of our capital solutions are likely to come back to us to discuss potential new business opportunities. Approximately 41% of the financings we have originated since inception have been generated with borrowers with whom we have had multiple financing transactions. Additionally, we actively engage in financing discussions with multiple other borrowers with whom we have previously executed single financing transactions.

Our Business and Growth Strategy
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Expand Direct Origination Franchise to Grow Our Market Share.   Our established platform is well-positioned to take advantage of the growing demand for social impact investments. We plan to continue investing in the expansion of our network of relationships with local governments, institutions of higher education, not-for-profit entities and other borrowers and believe our expertise and reputation with these parties will enable us to grow our market share by expanding our solution-oriented origination model to new and repeat borrowers. Our experienced investment team is well-equipped to capitalize on these opportunities while we strategically invest in our platform to further support our organic growth. We will continue to recruit value-added origination professionals that can expand our network of relationships and origination volumes. Most recently, for example, we hired a senior originator who will focus on the sectors of workforce housing and charter schools, expanding our network and positioning in these important social impact project categories.

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Continue to Capitalize on Market Opportunities Through Our Active Portfolio Management Strategy.    Historically, disruptions in the municipal bond market can give rise to opportunities to acquire high-quality municipal bonds at significant discounts to our underwritten valuations of the bonds. Our management team has a strong track record of identifying and executing secondary market trading opportunities, having realized an 11.2% IRR over the years 2017 through 2020 on the capital allocated for secondary investments.* We believe we will be able to leverage our management team’s experience and expertise to grow our portfolio with accretive secondary market purchases, and to realize gains in the directly originated portfolio with opportunistic market sales as our investments complete their positive credit migration journey.

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Expand Use of Efficient Balance Sheet Financing.   We rely on diversified sources of funding, including our proprietary TMT financing product which provides us with a stable borrowing base and relatively lower cost of funds. Over time, we plan to take advantage of our TMT financing to target 1.0:1 leverage in the near term and 2.0:1 leverage in the long term on our portfolio of assets on a debt-to-equity basis. We believe that the characteristics of our portfolio of community impact finance assets, coupled with our efficient financing structure (current weighted average interest rate of 3.21% as of March 31, 2021) will allow us to generate superior risk-adjusted returns for our stockholders over the long term, while maintaining a conservative capital structure with modest financial leverage.

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Increased Focus on Customers in Sectors Adversely Impacted by COVID-19.   The lingering COVID-19 pandemic has placed financial stress upon many not-for-profit borrowers in the higher education, healthcare, senior living, and hospitality sectors and has limited their access to capital. Our business model and expertise in

* We calculate IRR as the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more thanone investment, cash flows resulting from or produced by each of the investments), whether positive or negative taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly.

restructuring troubled capital structures position us well to assist these institutions. Community borrowers adapting to the COVID-19 economy often need new capital structures and business plans. Our hands-on bondholder representative model and permanent capital allow us to be more adaptive to these borrowers’ needs than traditionally passive municipal market investors can be. The active environment for mergers and acquisitions in the healthcare and higher education sectors also presents us with significant opportunities to fund new collaborations.
Our Competitive Strengths
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Market Leader in Providing Financing Solutions to Projects with Significant Social and Economic Impact.    We have established a market-leading, highly scalable platform capable of directly originating social impact investments with a pristine credit track record, sourced through our proprietary relationship network. We believe that our borrowers’ ability to leverage our deep experience and specialized knowledge of the strategic, structural, regulatory and economic framework associated with community-oriented impact financing further differentiates us from traditional public finance lenders and the municipal finance markets. We believe our structuring expertise enables us to be a creative, flexible and dependable financing partner to our borrowers, while structuring our financings to achieve both positive measurable community impact and attractive risk-adjusted returns at a premium to the broader municipal bond market.

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Profitable and Long-term Contracted Cash Flows.   Since our formation, we have originated over $3.7 billion in financings, achieved 29 consecutive quarters of positive net income and generated an 11.7% Compound Annual Growth Rate in book value per share since inception through March 31, 2021 (assuming full dividend reinvestment at book value). We have also recognized $142 million of total gains on originated investments since inception through the sale of $702 million of investments following the realization of positive migration of the credit story expected at the time of origination or purchase. Further, our investment portfolio has a weighted average remaining term of 25.5 years, which provides long-term visibility into the cash flow generation profile for our existing investment portfolio.

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Significant Growth Opportunities through Identified Pipeline.   We have a large and active pipeline of 29 potential new social impact finance opportunities at various stages of our underwriting process. As of March 31, 2021, our pipeline contained more than $1.4 billion in new opportunities that could potentially close over the next 12 months, consisting entirely of opportunities in which we will be the lead investor. Of this total, approximately 96% are tax-exempt municipal bonds and the balance are taxable investments. Similarly, 20% of these opportunities represent public-private partnership transactions. As of June 30, 2021, we target to close at least $500 million of our pipeline before December 31, 2021. Our overall investment pipeline is diversified across a broad range of sectors as illustrated in the chart below:

The impact finance opportunities in our pipeline are subject to our ongoing due diligence and the negotiation and execution of mutually acceptable definitive and binding agreements. There can be no assurance that we will be able to negotiate and execute satisfactory definitive agreements, or that we will be able to complete any or all of the financings in our pipeline.
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Structuring Expertise and Highly Disciplined Credit Approach.   We have built a direct origination platform with a strong, cycle-tested risk management culture. While we aim to provide financing and structural flexibility to our borrowers in a way that differentiates us from the competition, we never lose sight of the disciplined credit underwriting and due diligence standards that guide every step of our origination and portfolio monitoring process. This disciplined approach has produced meaningful tax-advantaged returns with minimal credit losses for our stockholders since inception. We have experienced only one credit impairment since our inception in 2014 and credit losses have amounted to 0.27% of total originations of $3.7 billion over the same period.
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Opportunity to Enhance ROAE over Time with Gradually Higher Leverage.   Over the last five years we have realized an ROAE of 8.4% and an Adjusted ROAE of 9.1% while operating at very low levels of leverage to avoid over-reliance on short term debt financing as evidenced by our 0.34x debt-to-equity ratio as of March 31, 2021. As our TMT debt platform continues to expand with six financing counterparties already in the program and several more in the pipeline, we believe it is prudent and desirable to increase our leverage over time by taking advantage of the match-funded nature of TMT debt, thereby enhancing our targeted return on equity. Although we are not subject to any specific leverage regulatory standard, we expect over time to target, on a debt-to-equity basis, a near-term leverage target of 1.0:1, working eventually toward 2.0:1 leverage on our portfolio of assets. We believe that this leverage target is not only consistent with the credit characteristics of our investment portfolio of social impact finance assets, but also conservative or in line with the average leverage profile of other commercial specialty finance lenders.

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Internal Management Structure Creates Strong Alignment of Interest and Operational Scalability.   We are structured as a vertically integrated, internally managed company with all members of our senior management team serving as full-time executive officers. We believe this represents a key competitive advantage as we continue to scale our investment portfolio and, as a result, extract operating leverage and efficiencies from our existing, scalable company infrastructure. We believe this sets us apart from many externally managed investment vehicles, which have permanent investment capital and are involved in direct credit origination but do not have a similar amount of operating leverage as their cost base tends to generally increase proportionally to the amount of capital invested by their external manager.

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Seasoned Leadership Team with Deep Industry Experience across Interest Rate and Credit Cycles.   The members of our management team have an average of over 25 years of industry experience and have deep knowledge in originating, underwriting, structuring, financing and managing portfolios of high quality, tax-advantaged social impact assets through a variety of credit and interest rate environments and economic cycles. These individuals have an in-depth understanding of the credit fundamentals of impact finance, which requires specialized knowledge, as well as the ability to analyze and set value parameters around various types of revenue streams, projects and collateral. Furthermore, certain senior members of our management team have worked together for over 20 years in various roles across their careers, well before the founding of our company.

Our Portfolio and Funding Strategy
Portfolio
Following the completion of this offering and our formation transactions, our portfolio will consist of 87 debt finance assets, with a total market value of approximately $1.9 billion as of March 31, 2021. All of the debt finance assets in our portfolio are collateralized by projects that we have underwritten to achieve positive risk-adjusted returns, and significant and lasting positive social impacts. These projects are geographically diversified across 23 U.S. states and the District of Columbia, and across multiple sectors, including healthcare, higher education, infrastructure, and housing. Our debt finance assets include tax-exempt, nonrated revenue bonds with a market value of approximately $1.7 billion, or approximately 87.1% of our total portfolio, as of March 31, 2021, as well as taxable revenue bonds, receivables and real estate with a combined market value of approximately $250 million, or approximately 12.9% of our total portfolio, as of March 31, 2021. Our debt finance assets have a weighted average gross coupon of 6.51%, and after taking into consideration total funding costs, generated a net interest margin of 4.6% and 4.9% and an adjusted net income margin of 4.9% and 5.0% in the three months ended March 31, 2021 and for the year ended December 31, 2020, respectively. We expect our portfolio will continue to generate positive earnings and cash flow immediately following the completion of this offering and our formation transactions. Since our inception in 2014, we have had only one credit impairment of approximately $10 million, equivalent to 0.27% of our total originations over the same period. While this credit remains in our portfolio today, we do not currently anticipate further impairments and believe we have clear visibility on its workout plan.
The below table sets forth a summary of the impact finance assets in our portfolio by sector as of March 31, 2021.
Sector	Market Value (in $)	(%)	Weighted Average Coupon(1)
Economic Development	479,402,583	24.7%	6.77%
Infrastructure	436,138,110	22.5%	6.28%
Acute Healthcare	306,537,782	15.8%	5.77%
Public-Private Partnership	253,215,996	13.1%	7.77%
Higher Education	247,627,345	12.8%	6.35%
Senior Living	70,761,443	3.7%	4.96%
Governmental Entities	71,247,892	3.7%	7.11%
Student Housing	41,320,561	2.1%	7.11%
Primary K-12 Education	32,171,793	1.7%	6.87%
Total/Weighted Average	1,938,423,505	100%	6.51%
(1) Represents the gross weighted average yield by sector.
The below table sets forth a summary of the impact finance assets in our portfolio by state as of March 31, 2021.
State	Market Value (in $)	(%)	Weighted Average Coupon(1)
Texas	376,635,595	19.4%	7.44%
Florida	275,274,116	14.2%	5.52%
California	182,921,142	9.4%	6.40%
New York	177,211,517	9.1%	5.75%
Ohio	155,064,616	8.0%	6.23%
District of Columbia	112,001,202	5.8%	6.37%
Georgia	98,186,545	5.1%	6.61%
Illinois	95,610,485	4.9%	6.05%
New Jersey	81,925,668	4.2%	6.25%
Other (15)	383,592,619	19.8%	7.00%
Total/Weighted Average	1,938,423,505	100%	6.51%
(1) Represents the weighted average yield by state.
Our real estate
As of March 31, 2021 we held ownership interests in six properties located in Florida, California and Texas. Of these, four of the properties are real estate owned (“REO”) as a result of foreclosure and have an aggregate market value as of March 31, 2021 of approximately $70.4 million. Two of these properties are under development and have no operations while the other two are currently operating. We intend to sell the two operating REO properties by the end of 2021. In addition, we own 80% of an entity holding one property, which has no operations and represents land held for sale and we wholly-own another property which is under development and has no operations. The aggregate market value as of March 31, 2021 of these two properties is $2.4 million. In addition, we lease our corporate headquarters and principal offices, which are located at 1717 Main Street, Suite 3900 Dallas, Texas 75201.

Our Pipeline
We have a large and active pipeline of potential new impact finance opportunities in various stages of our underwriting process. We consider potential opportunities to be part of our pipeline if we have determined that the project fits within our investment strategy and exhibits the appropriate risk and return characteristics through our initial credit analysis, including a quantitative and qualitative assessment of the opportunity, as well as research on the market and the borrower. Our pipeline of transactions that could potentially close in the next 12 months consists entirely of opportunities in which we will be the lead originator. As of January 21, 2021, our pipeline consisted of more than $1.5 billion in new opportunities. Of this total, approximately 90% are tax-exempt municipal bonds and the balance are taxable investments. Similarly, 28% of these opportunities represent public-private partnership transactions. Our pipeline is diversified across a broad range of sectors as illustrated in the table below:
Sector	Principal Amount
Healthcare	27.6%
Public-Private Partnership	20.3%
Infrastructure	10.8%
Housing	10.7%
Primary K-12 Education	8.5%
Higher Education	8.0%
Economic Development	6.5%
Senior Living	5.8%
Not-for-Profit	1.8%
100%
The impact finance opportunities in our pipeline are subject to our ongoing due diligence and the negotiation and execution of mutually acceptable definitive and binding agreements. There can be no assurance that we will be able to negotiate and execute satisfactory definitive agreements, or that we will be able to complete any or all of the financings in our pipeline.
Direct origination case studies
Economic Development and Workforce Housing Projects
We pursue tax increment, tax credit and other economic development incentive financing that is used to fund the development and completion of projects.
Brooks Development Authority (San Antonio, TX)
The U.S. Congress, the state of Texas, and the City of San Antonio created Brooks, as a governmental body, in 2002 to take title to and redevelop the former 1,300+ acre Brooks Air Force Base. Brooks is located entirely within an Opportunity Zone, and its stated mission is “to promote and develop a vibrant, sustainable community that serves as a catalyst for progressive economic development and regional prosperity.” This mission was especially critical for this historically economically disadvantaged area in light of jobs and other economic drivers lost due to the base closure. Brooks has remodeled the former base into a transformative south San Antonio live-work-play development with new residential units, significant employment centers, retail, charter schools, and a VIA Metropolitan Transit center.
In 2015, we made an initial $54.9 million investment in Brooks in the form of taxable and tax-exempt municipal bonds. This investment provided capital to enhance critical infrastructure, develop a new 43-acre Greenline Park, and help restore historically significant assets, setting the table for increasing economic development activity on the Brooks campus. We maintained a supportive relationship with Brooks, providing an additional $36.4 million in capital in the form of tax exempt bonds to construct and open an Embassy Suites Hotel and a $19 million qualified Opportunity Zone equity investment to develop a 350,000 square foot warehouse distribution facility now leased to Amazon. In addition, we also invested $17 million in two additional transactions comprising $7.5 million of taxable and tax-exempt bonds as well as a $9.5 million taxable loan. We plan to invest another approximately $85 million in the form of Opportunity Zone equity and tax-exempt bonds to develop a new 450-unit, purpose-built, single-family workforce housing rental community, which would yield a total investment in Brooks of over $212 million. We have invested approximately $127 million in Brooks to date, with a weighted average coupon owed to the company of 6.545% on our retained investments. Today, aided by our investment, Brooks campus has more jobs than it had at its peak employment as an Air Force Base, with 5,000 new jobs created with employers such as the University of the Incarnate Word School of Osteopathic Medicine, Cuisine Solutions, Okin, Baptist Health, and Amazon. As of June 30, 2021, we have deposited $68.8 million in aggregate principal amount of these bonds into TMTs.
Healthcare.
We finance construction, renovation and improvements to single site and multisite system healthcare facilities, including start-up healthcare facilities.
El Centro Regional Medical Center (El Centro, CA)  — $125 million tax-exempt bonds
ECRMC is a municipal hospital, agency and enterprise operation of the City of El Centro that is licensed for 161 beds and accredited by the Joint Commission on Accreditation of Healthcare Organizations. ECRMC has a master management agreement with the UC San Diego Health System and School of Medicine that provides various management and clinical functions for ECRMC with the CEO of UC San Diego Health also serving on ECRMC’s board of trustees.
ECRMC serves as one of the two acute care hospitals in Imperial County, California, and provides care to a diverse and economically challenged population of nearly 200,000 people with a majority Latino/Hispanic population. Imperial County is home to one of the highest unemployment rates in the country with one of the lowest per capita incomes in the state. As a result, ECRMC serves as a safety net hospital with a heavy reliance on government payor contracts. For the year ended December 31, 2020, over 80% of ECRMC’s revenue was provided by either Medicare or Medi-Cal (California’s Medicaid program).
In April 2018, we purchased $125 million of bonds issued by ECRMC to allow ECRMC to: (1) complete construction and equipping of a medical office building on its main campus, (2) fund construction of an ancillary services building to provide a variety of services in a more efficient manner, (3) complete state-mandated seismic retro-fitting for the remainder of its main campus and (4) refinance existing debt.
Our investment provided critical support to ECRMC during multiple COVID-19 surges in Imperial County in 2020. At a peak COVID-19 surge in late 2020, ECRMC provided care for more than 200 patients, including nearly 70% COVID-19 positive patients. Our investment in ECRMC provides significant community benefits including improving health care access for economically challenged and racially diverse populations. As of June 30, 2021, we have deposited $85.6 million in aggregate principal amount of these bonds into TMTs.
Richmond University Medical Center (New York, NY)  — $132 million tax-exempt
RUMC is a not-for-profit 448 licensed bed acute care hospital and physician practice plan based in Staten Island, New York City. RUMC provides services, as a safety net hospital, to residents of the north shore and surrounding areas of Staten Island as one of the two acute care hospitals on the island of over 500,000 people, and the only hospital not located in a flood zone. As a result of RUMC having multiple predecessor owners, the hospital facilities had a large amount of deferred maintenance and obsolescence that required significant capital upgrades.
In December 2018 through 2020, we purchased slightly more than $102 million of bonds through a tax-exempt drawdown structure to fund: (1) a new emergency department building, (2) a new cogeneration facility to make RUMC completely self-sufficient for electricity generation, (3) a new approximately 225 space parking lot, and

(4) other various infrastructure improvements, including significant work to the elevator systems, the roofs and operating rooms. This drawdown structure was unavailable in the capital markets, but we made it available to RUMC, allowing RUMC to save over $5 million of capitalized interest costs. In addition, RUMC utilized over $40 million of grants from New York City and New York State to help fund the emergency department building and the cogeneration facility.
Our investments were critical for RUMC as it provided significant care to residents of Staten Island during New York City’s COVID-19 peak in April 2020. Since the spring of 2020, RUMC has treated and discharged nearly 3,000 people affected by the virus, including over 200 daily inpatients at its peak in April 2020. Our investment in RUMC highlights our social impact focus on improving patient care with improved and newer facilities for safety net hospitals across the United States. As of June 30, 2021, we have deposited $59.3 million in aggregate principal amount of these bonds into TMTs.
Education
We provide financing to public and private education institutions, including for the development of student housing.
Roosevelt University (Chicago, IL) — $195 million tax-exempt bonds (we invested $125 million)
Roosevelt University serves over 4,000 full-time equivalent students comprising approximately 70% undergraduate and 30% graduate in its historic south loop and Schaumburg campuses. Roosevelt’s student body is one of the most diverse in the United States. The 2019 US News & World Report Annual Guide to Colleges ranked it as the 6th most diverse regional university in the Midwest. In addition, over 60% of Roosevelt’s undergraduate students are first generation college students.
In 2018, we worked with the university, its board of trustees and various professionals to craft a refinancing plan that allowed Roosevelt to achieve its goal of significant near-term debt service relief. Given the inability of the university to refinance its debt with tax-exempt debt because of the elimination of advance refundings in the 2017 Tax Act, we developed a bond structure wherein a large portion of taxable bonds would be sold for a nine-month period and then refinanced with tax-exempt debt. We committed to purchase both the initial taxable and tax-exempt debt as well as the tax-exempt future bonds to be delivered in July 2019. This financing structure was customized to meet Roosevelt’s goals and we believe was unavailable from other funding sources.
In 2019 and 2020, we worked with Roosevelt to provide additional financing for the university. In March 2020, we provided approval and the subsequent financing, up to $12 million, for Roosevelt to issue additional debt to acquire certain assets of Robert Morris University of Illinois. We were able to work with the university to provide necessary approvals that would not have been possible to obtain in a public capital markets transaction given the sensitive and confidential nature of the discussions involving the two universities. We did so on behalf of all of the bondholders in our capacity as ‘‘bondholder representative,’’ which is a role that we frequently undertake when we hold a significant position in the bonds. As bondholder representative, we have the right, but not the obligation, to give consents, authorizations, and approvals under the bond's governing documents and to exercise remedies upon the occurrence of certain events of default with respect to the bonds.
Following positive migration of the Roosevelt University bonds, we sold down our position in 2019 and 2020 for a return on investment of 20.4%. We remain the bondholder representative.
Our investments are helping Roosevelt transform the paradigm of higher education business models as it provides high quality education to underrepresented student populations and first-generation college students. As of June 30, 2021, we have deposited $39.0 million in aggregate principal amount of these bonds into TMTs.
Howard University (Washington, DC), Howard Center Project — $33 million tax-exempt bonds and Harriet Tubman Quad – $70 million tax-exempt bonds
Howard University is one of the nation’s preeminent Historically Black Colleges and Universities. It currently serves more than 11,000 undergraduate, graduate and professional students from its campus in the District of

Columbia. In 2017, Howard approached us to help it construct a solution to address critical housing needs for both its student body as well as faculty and staff. Over the course of a nearly a year, we worked with Howard University on a public private partnership structure that allowed it to realize its housing needs without putting its balance sheet at risk or detracting from critical academic missions.
The first transaction that we financed was the redevelopment of a previously closed hotel owned by Howard at the main entrance to the university. The transaction was complicated by the university’s ownership of retail space on the ground floor which was leased to the campus bookstore and a national coffee shop. In order not to interfere with the existing retail operations, this transaction was based on an air rights lease that encompassed 87,210 square feet located on floors three to nine. The resulting project delivered 176 micro residential units targeted to professional and graduate students as well as faculty and staff. We provided 100% of the capital necessary in December 2018.
Shortly after, we partnered with Howard on the redevelopment of the University’s Harriet Tubman Quadrangle Project consisting of 665 female freshman dormitory units. We initially provided a $55.5 million taxable interim loan in March 2019 to fund construction prior to the issuance of the tax-exempt bonds. We provided 100% of the financing for the renovation with an investment of approximately $70 million to repay our interim construction loan and finish construction. The WDCEP, which promotes DC’s economic and business opportunities, presented us and Howard University with the 2019 Michael V. Hodge Revenue Deal of the Year Award for the University’s Harriet Tubman Quadrangle Project.
In response to the COVID-19 pandemic and its impact on on-campus learning at Howard, we worked with Howard on a refinancing of the two original transactions into a single combined transaction of approximately $109 million that closed in December 2020. The refinancing provided relief to both projects, which rely on student housing revenues, for a potential campus closure through the end of the 2021/22 school year. This refinancing was designed to allow Howard to make operational decisions in the best interest of its students without concerns surrounding the debt financing of the two housing assets. While providing relief to Howard, this refinancing also benefited our investment by cross collateralizing the separate revenue streams for the two projects into a single package to support the new refinancing bonds. As of June 30, 2021, we have deposited $61.2 million in aggregate principal amount of these bonds into TMTs.
Projects with Environmental Restoration Objectives
We provide financing to development projects that advance significant environmental conservation and restoration goals.
Avenir Community Development District (Palm Beach Gardens, FL) — $123 million taxable and tax-exempt bonds
Avenir Palm Beach Gardens is a master planned community, which at full buildout will contain approximately 3,900 homes. We first became involved in 2018 and was attracted to the investment due to the unique combination of infrastructure construction and environmental restoration. In 2018, we made our first investment of $65 million in Avenir to fund various infrastructure improvement costs. Since then we have continued to work with Avenir, investing approximately $22 million in 2019 and $36 million in 2020. These investments allowed Avenir to attract national homebuilders and make it one of the marquee master planned communities in South Florida.
In addition to the financing provided for infrastructure, proceeds from our financings were used in part for wetland and upland restoration and habitat management within the 2,407-acre Avenir Conservation Area. This conservation area, which accounts for approximately 51% of the land within the development, is a critical environmental link connecting wetland systems from Lake Okeechobee to the Atlantic Ocean.
Due to historical agricultural land use, irrigation and drainage canals had been dug throughout the area, causing a severe impact on the hydrological state of the wetlands. Aided by our financing, the developer is implementing a conservation area management plan that has provided for the backfill and regrading of approximately 17,000 linear feet of drainage canal to aid restoration of the land to its natural state. The hydrologic restoration and post-restoration habitat management have allowed natural vegetation to thrive and enabled local wildlife to exist in their naturally intended habitats. This transaction exemplifies our unique ability to originate and execute transactions which encompass both traditional infrastructure financings and environmental investment. As of June 30, 2021, we have deposited $66.1 million in aggregate principal amount of these bonds into TMTs and $15.4 million in aggregate principal amount of these bonds into a total return swap.
Active portfolio management case studies
Las Vegas Monorail Corporation (Las Vegas, NV), $20.5 million tax-exempt bonds
Las Vegas Monorail Company (“LVMC”) is a not-for-profit corporation formed for the purpose of acquiring, developing, operating, maintaining and improving the Las Vegas Monorail. The Las Vegas Monorail connects a significant number of hotels on the Las Vegas strip to the Las Vegas Convention Center on a 3.9-mile route. The Monorail system provides significant reductions in vehicle miles and emissions from the local community. In 2018, the Las Vegas Monorail aided in the annual removal of an estimated 2.1 million vehicle miles from Southern Nevada's major roadways, reducing emissions by more than 27 tons of carbon monoxide, volatile organic compounds and nitrogen oxides over the course of the year.
Prior to our involvement, in 2012, LVMC exited its first bankruptcy filing with a reduction in its debt from $650 million to $13 million (a 98% loss for the investors). In 2019, while working on a refinancing of its debt, we worked with LVMC to provide a bridge loan within a 48-hour period before the $13 million of debt matured. The expeditious bridge loan was needed because LVMC had not received a needed approval for a tax-exempt refinancing of its debt.
We then worked with LVMC and a different tax-exempt conduit borrower wherein LVMC was able to issue $20.5 million of debt exclusively to Preston Hollow, which we held for sale on our balance sheet. This financing was used to repay the existing bridge loan and reimburse LVMC for certain capital expenditures.
As a result of the COVID-19 pandemic and the subsequent closure of nearly all of the hotels in Las Vegas and the resulting closure of the Las Vegas Monorail, LVMC arranged another Chapter 11 filing in September 2020. However, Preston Hollow achieved a much different outcome compared to the debt holders in the first bankruptcy filing. LVMC and Preston Hollow negotiated with the Las Vegas Convention Center and Visitors Authority (“LVCVA”) to purchase the Las Vegas Monorail assets, including retirement of the $20.5 million of debt at a premium to Preston Hollow under the covenants of the loan. This resulted in the Las Vegas Monorail having an owner (LVCVA) that could fund the necessary operating and capital costs to ensure the long-term viability of the Las Vegas Monorail.
This example highlights our credit underwriting and workout of a distressed asset that resulted in over a 13% gain in the value of our bonds as well as the payment of all bond interest which resulted in a nearly 20% gain from the investment over its less than 18-month life.
City of San Bernardino, California — $34,302,793 cashflow receivable:
We purchased a $34,302,793 cashflow receivable stream from a European Bank for a price of $9,750,000. The cashflow stream was payable semi-annually from December 15, 2019 through December 15, 2046 and was created as part of a settlement out of the city’s bankruptcy and restructuring of its outstanding pension debt via an exchange agreement. The security of the receivable stream was the city’s general fund obligation to pay (not a general obligation pledge).
We worked with the city and its municipal advisor to convert the receivable stream into single series of bonds issued by the city with two sub series totaling $19,850,000 ($13,905,000 and $5,945,000). The purchase price of the series 2020 bonds was $1,224,489. The city applied $933,000 of the purchase price to reduce its interest cost through funding a capitalized interest payment. After the issuance of the bonds, we held the bonds for sale on our balance sheet and helped facilitate the process for the city and its municipal advisor to receive its first public post-bankruptcy general fund credit rating. Fitch rated the city BBB+ as an Issuer Default Rating and rated the $19,850,000 of bonds BBB.

We sold the bonds throughout late 2020 for a gain of approximately $3.3 million, equating to a gain of approximately 35% from its original investment in December 2019. We were able to work with the city and its municipal advisor to allow value to be created for both the city, through short-term budgetary savings and long-term capital access, and us, by facilitating its first public post-bankruptcy credit rating, which increased the liquidity of the city’s bonds.
Our Financing Strategy
We expect to finance our assets with what we believe to be a prudent amount of leverage. We expect to use a number of financing sources to finance our target assets, including TMTs, our taxable term A/B facility and our senior secured borrowing facility. Our preference is to continue to emphasize TMTs as a significant feature of our financing strategy, especially under market conditions that make this financing approach attractive. Although we are not subject to any specific leverage regulatory standard, we expect over time to target, on a debt-to-equity basis, a near-term leverage target of 1.0:1, working eventually toward 2.0:1 leverage on our portfolio of assets. As of March 31, 2021, we have approximately $510.5 million of outstanding indebtedness with an average weighted interest rate of 3.21% and a weighted average maturity date of 20.48 years comprised of the following:
Facility (as of 3/31/21)	Facility Size	Outstanding Balance as of March 31, 2021	Current Interest Rate	Maturity Date
TMT 2018-1	n/a	$95,127,700	(1)	(2)
TMT 2019-2	n/a	78,441,150	(1)	(2)
TMT 2019-3	n/a	54,307,500	(1)	(2)
TMT 2019-5	n/a	49,748,000	(1)	(2)
TMT 2021-2	n/a	50,000,000	(1)	(2)
TMT 2021-3	n/a	19,900,000	(1)	(2)
Taxable Term A/B Facility	$400,000,000	149,885,439	2.64%	10/1/2023
Senior Secured Facility	$150,000,000	0	n/a	7/1/2022
Total Return Swap	n/a	13,090,000	1.71%	11/1/2021
Total / Average		$510,499,789	3.21%(3)	20.48 years
(1) The current interest rates for our TMTs range from 2.50% to 4.25%.
(2) The maturity dates for our TMTs range from 10/1/2034 to 7/1/2058.
(3) Excludes upfront fees relating to our TMTs and unused line fees relating to our Senior Secured Facility.
The primary way we manage interest rate risk in our portfolio is to pursue matched funding. In addition, we expect, from time to time, to engage in a variety of hedging transactions that seek to mitigate the effects of fluctuations in interest rates on our cash flows. These hedging transactions could take a variety of forms, including total return swaps, interest rate swaps or cap agreements, or similar financial instruments. We expect these instruments will allow us to reduce, but not eliminate, the risk that we have to refinance our liabilities before the maturities of our investments and to reduce the impact of changing interest rates on our earnings.
Set forth below is a description of the financing vehicles and strategies we currently utilize to finance our assets.
TMTs
Our primary source of financing is asset-backed, non-recourse tax-exempt TMTs. TMTs are structured as partnerships into which we deposit tax-exempt bonds. TMTs issue senior trust certificates (“A Notes”) to financial and non-financial lenders where we normally retain the subordinated trust certificates (“B Notes”) used in the structure.
The TMT structure is non-recourse to us, meaning there is no parent guaranty from us to the trusts. The A Note holders’ only recourse in the event of a default is limited to the specific assets held by the trust. We act as servicer to the trusts, which includes managing the efforts to maximize recovery for the benefit of the noteholders. The trusts hold tax-exempt securities. Their structure as a partnership allows tax-exempt interest income generated by the tax-exempt securities to pass through to the noteholders. The pass through of tax-exempt interest income enhances the value for potential A Note holders whose investment income would otherwise be subject to tax.
The A Notes are normally structured with fixed interest rates for an initial ten-year term, with a step-up interest rate in year 11 that remains fixed through the maturity of the TMT. The step-up interest rate is set at or below the weighted average coupon of the Trust assets. Each Trust has a final maturity that generally matches the final maturity of the underlying Trust assets. After the step-up date, some of TMTs require all cash flows from Trust assets to reduce the A Notes. Because of the interest rate step up feature in year 11, we have an incentive, but except in limited circumstances are not required, to refinance or collapse the Trust at the step-up date.
Overall leverage for each TMT is typically based on the amount of underlying assets. The Trust assets are valued for leverage purposes at their par amount unless a payment default has occurred. Not having a market value test is critical for the efficacy of TMTs as the high-yield tax-exempt market can experience significant market valuation fluctuations during periods of illiquidity. In addition, the underlying bonds we have used in our TMT financings have Debt Service Reserve Funds (“DSRFs”) which function to allow bonds with revenue shortfalls to stay current on their indebtedness for a significant time, usually 12-months (or less in limited cases). This gives us significant time to determine alternative courses of action with any affected TMT asset. Only when an underlying asset is in payment default may the overall leverage amount for a TMT be reduced based on the market value of the defaulted security.
Each TMT is subject to certain debt service coverage ratio (“DSCR”) requirements of the A Notes. This generally requires the aggregate annual amount of debt service payments on the underlying assets to be 160% of the aggregate annual amount of required Class A distributions during the initial ten-year term and 120% thereafter. A failure to meet the DSCR requirements would generally require more than one of the underlying trust assets to fail to pay 100% of debt service. In addition, the underlying assets have DSRFs, which allow bonds with revenue shortfalls to stay current on their indebtedness for a significant time, usually 12-months (or less in limited cases). The DSCR requirements are backward looking and, in the event of a failure by the TMT to meet the DSCR requirements, we have 60 to 90 days to redeem Class A Notes to comply with the DSCR requirements or the A Note holder may sell certain assets until the applicable DSCR requirements are met.
On or after a lockout period that is typically one year after entry into the trust, the Company, as holder of the B Notes, maintains a fair value call right to cause the trust to sell one or more bonds in the trust resulting in a redemption of the A Notes and B Notes. Sale proceeds upon disposition of the bonds are allocated to the A Notes and B Notes according to a defined waterfall.
For additional information about our TMTs, see “Prospectus Summary—Recent Developments.”
Taxable Term A/B Facility
Under taxable term A/B trust facilities, we retain subordinated certificates while a bank holds the senior trust certificate. The trust receives all of the interest payments from the underlying bond investment, from which it pays interest on the senior certificate at either a fixed or floating rate. We manage any shortfall exposure during the trusts’ terms utilizing ongoing collateral posting provisions. Portfolio losses impact the tranches in reverse seniority order, starting with the most junior tranches.
We currently maintain a taxable term A/B trust facility with Deutsche Bank AG of up to $400 million, of which $150 million is currently drawn. The term of this facility is three years, and it is collateralized by our assets with a combined market value of $440.2 million as of March 31, 2021. The current average approved leverage for this facility is 64.86% and the interest rate is three-month LIBOR plus 250 basis points.
Senior Secured Borrowing Facility
We maintain a senior secured borrowing facility with Mitsubishi UFJ Financial Group for an available borrowing commitment amount of $150 million with an option to extend under certain conditions to $300 million. The amount of draws on the borrowing facility are based upon and collateralized by eligible assets owned by us, which will be held in a designated custody account at the bank along with a general guarantee of repayment by us. Draws can be repaid at any time. Outstanding borrowings bear interest at three-month LIBOR plus 120 basis points. Fees equal to 22.5 basis points are payable by us on undrawn available commitments. The term of the facility is three years and can be terminated annually with notice by the bank or us.
Asset Acquisition Process
We seek to generate attractive risk-adjusted total returns for our stockholders over the long term through the origination, ownership and management of a diversified portfolio of predominantly tax-advantaged assets that support transformational community outcomes. Our strategy is focused on the direct origination and structuring of debt financings, primarily in the form of tax-exempt municipal bonds or loans, in transactions that deliver meaningful social impact across a broad range of project types that are not easily financed through traditional lending channels. We seek opportunities to originate debt finance assets primarily in the public fixed income market and the public-private partnership market and, to a lesser extent, to create and acquire equity interests in projects located in Opportunity Zones. The origination or acquisition of new assets typically follows a rigorous five-step process, the outline of which is described below.
Step 1: Sourcing
We originate many of our investment opportunities through our management team’s extensive network of contacts in the community impact public finance sector, including long-standing relationships with state and local governments, institutions of higher education, project developers, municipal financial advisors, commercial and investment banks, investors, bond dealers, attorneys, and other tax-exempt focused financial intermediaries. Our management team’s relationships include prospective borrowers across a diverse set of projects and sectors that support transformational community outcomes. This will allow us to identify high-quality impact finance assets and provide us with market intelligence, best practices and investment opportunities.
We focus primarily on directly originating our assets, which allows us to:
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take the lead or act as the sole financing provider in the origination and structuring of debt financings, enabling us to tailor our financings to the needs of our borrowers while also managing our downside risk and generating attractive risk-adjusted total returns for our stockholders over the long term;

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have direct access to our borrowers’ management teams and enhance our rigorous due diligence process;

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have meaningful input into our customers’ capital structures; and

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actively participate in negotiating transaction pricing and terms.

Step 2: Screening/Risk Management
As soon as a potential investment opportunity arises, we perform an initial analysis of whether the opportunity satisfies our underwriting and impact investment criteria. This is comprised of an initial credit analysis, including a quantitative and qualitative assessment of the investment, and research on the market and borrower, to determine if the investment is beneficial to pursue. Our investment team leadership conducting the review includes Ramiro Albarran and Charlie Visconsi. Additionally, we screen each potential asset to determine its impact on maintaining our exclusion from registration under the 1940 Act. If we determine that the proposed asset satisfies our underwriting and impact investment criteria and appropriately complements our existing portfolio of impact investment assets, the investment team completes a preliminary analysis to be presented for initial review by our relevant management team members or Board Credit Committee, as applicable. Potential investments meeting our criteria are added to the pipeline based on (1) whether they fit within our impact investment framework, and (2) whether they exhibit the appropriate characteristics to generate acceptable risk-adjusted total returns over the long term.

Step 3: Structuring/Securitization Analysis /Initial Due Diligence/Underwriting
We employ a disciplined and rigorous value-driven approach to underwriting and due diligence, consistent with the experience of our senior management team and our impact investment strategy. We utilize a streamlined and efficient transaction approval process that focuses on detailed credit analysis of borrowers, the underlying collateral, and key market data. When the terms of a transaction are agreed to and a term sheet executed, we follow a robust and systematic underwriting process wherein we evaluate the sponsor/borrower, market, legal structure, collateral valuation, projected cash flows and sources of repayment and the social impact of the potential investment. We interview key owner, sponsor and operator/manager parties to the transaction, conduct site inspections and market analyses, and visit comparable assets. Our sponsor/borrower and project diligence activities include reviewing borrower financial statements, credit references, pending and threatened litigation, assessing project management and operations, and conducting diligence reviews of any third-party project managers and the construction contractor if the investment involves construction/renovation activities.
Detailed financial modeling and analysis are used to assess each investment’s quantitative and fundamental characteristics and probable yields. Our team evaluates the cash flow and debt service coverage profile, and the collateral value and social or environmental impact. Our focus is on current cash flows and potential risks to cash flow, such as those associated with a borrower’s credit quality, various investment risks, including any construction, curtailment or termination risk, and expenses. We use cash flow analysis and market comparables to determine the current and projected value of the underlying collateral and assess the capacity to repay or refinance upon maturity, and to understand sensitivities to yield given various potential changes in asset performance and market fundamentals.
We perform project and market-level due diligence, including a competitive analysis, obligor profile and credit reviews, market and industry research and due diligence on the project, including meeting with the borrower’s management team, checking management’s backgrounds and references, and analyzing the governance structure of the borrower or project. In the case of investments which involve a government agency, we also assess whether all appropriate approvals have been obtained and whether the approval process has followed applicable legal and regulatory guidelines. We also focus on understanding the broader capital structure of the transaction and ensuring that we have the appropriate controls and rights within a prospective investment.
We enhance our due diligence and underwriting by taking advantage of our management and investment team’s extensive knowledge base and industry contacts. Depending on the project, we may engage third parties, including lawyers, accountants, feasibility consultants and construction professionals (including architects and engineers) to assist in our evaluation. In addition, we evaluate the financing plan for the transaction and, as appropriate, leverage the due diligence, underwriting and expertise of the other institutional investors interested in the transaction.
We frequently review the status of transactions throughout this process, including at our management meetings that are typically held weekly. Additionally, we expect that our investment professionals will consult members of our management team as appropriate throughout their evaluation, underwriting and structuring of prospective investments. Once initial due diligence is complete and the investment team can finalize deal terms, an investment is presented for approval as described below.
We also evaluate and select transactions based on compliance with the Social Impact Finance eligibility criteria outlined in our proprietary Social Impact Finance Framework. We have established an inter-departmental Social Impact Finance Committee (the “Impact Committee”) which is responsible for overseeing the selection, evaluation and monitoring of Eligible Social Projects under our Framework. Our Head of Fixed Income chairs the Impact Committee, and its members are our Chief Financial Officer, our Head of Corporate Development, our Co-Heads of Origination, and our Co-Heads of Credit. The Committee will be responsible for evaluating project eligibility under our proprietary Social Impact Finance Framework guidelines.
Step 4: Investment Approval
All originated investments of less than $20.0 million may be approved by Cliff Weiner, our Head of Fixed Income, or Curtis Erickson, our Head of Capital Markets, may approve up to $20 million acquired in the secondary market. All investments greater than $20.0 million but less than $50.0 million may be approved by Jim Thompson, our Chairman and Chief Executive Officer. All investments of $50.0 million or more must be approved by our Board or Board Credit Committee, comprised of Jim Thompson, Chris Doody and Alex Rogers.
Our management team will meet regularly with the investment team to evaluate potential investments and review our portfolio in light of the potential new investment. Generally, as part of the approval process, our investment team will be responsible for presenting to our management team or, as appropriate, the Board Credit Committee, a memorandum on the investment opportunities that provides an in-depth overview of the project, including collateral, if applicable, due diligence conducted, key financial metrics and analyses, as well as investment considerations and risk mitigants.
Step 5: Final Due Diligence / Closing
After an investment is approved by the relevant individuals or our Board Credit Committee, we employ an extensive legal and general due diligence process in combination with our final credit review. As part of the closing process, we deploy members of our closing team, along with outside legal counsel as needed, to document each investment. Depending on the type of financing or underlying collateral, we may engage third-party advisors and/or consultants to conduct environmental assessments, valuations, market studies, and market, legal and engineering reports. Once we have determined that a prospective investment is suitable, we work with the borrower to close and fund the investment. We consult outside legal counsel to advise on tax matters and other matters requiring specialized expertise.
In many cases, we draw on our substantial experience and use financing documentation from previous transactions with industry counterparties, which has enabled us to rapidly and efficiently negotiate and close transactions. This capability is further enhanced by our experienced in-house legal and execution teams. We believe our focus on execution and efficiency has made us a trusted partner and allowed us to win additional business and enabled us to enter new markets.
If a transaction changes materially from what was initially approved by the relevant individuals or our Board Credit Committee, the investment team will meet with the management team or the Board Credit Committee, as appropriate, to discuss the potential changes. Those with the proper approval authority over the revised transaction have the right to approve the amended transaction structure, to suggest alternative structures, or not to approve the contemplated changes.
Asset Monitoring
Our investment process focuses on actively monitoring and managing an investment from origination to final disposition or maturity. Asset Management has a dedicated team of experienced individuals focused on credit, surveillance, construction monitoring, and value creation. Upon closing a transaction, our management team immediately begins proactively managing the asset, including detailed compliance and payment monitoring, regular communications with the borrower’s management team and periodic site visits. We believe that having the loan servicing and other portfolio monitoring functions performed internally enhances our portfolio performance by helping us control costs and ensure operational control over investments. Asset Management provides ongoing portfolio reporting focused on exposure segmentation, risk ratings and other and portfolio metrics.
We believe that our ability to provide post-closing flexibility to our borrowers is one factor that differentiates us from our competitors. When a bond issue is sold in the public capital markets, the terms of the bonds are fixed and amendments to such terms typically require approval of a large and diffuse group of public bondholders. As a result, the issuer often has minimal flexibility following the offering to modify the terms of the bonds as obtaining bondholder consents can be difficult, costly and time-consuming. When we provide most or all of the financing to a borrower, however, we occupy the status of bondholder representative and can engage with the borrower on behalf of all bondholders. This enables us to evaluate the benefits and risks of borrower requests and, when appropriate, provide consent if the borrower desires to borrow additional funds, merge its business or otherwise change the financing terms.

In the case of non-performing borrowers, we seek to resolve payment issues with appropriate consideration of the borrower’s specific economic situation and our objectives, considering requests to modify the terms of loans and other investments to enable borrowers to continue making payments and otherwise perform on the modified investment terms. Moreover, we will proactively approach non-delinquent projects that we determine, through our proprietary analysis, to be “at risk” of future stress to mitigate the potential loss before delinquency occurs.
Any material loan modification or amendment to a security requires management or Board Credit Committee approvals. We believe our proactive and regular portfolio management approach allows us to assess and manage the risk in our portfolio more accurately, and build and maintain strong relationships with borrowers.
Social Impact Finance Framework
We make investments in accordance with our proprietary Social Impact Finance Framework, allowing us to have a differentiated origination platform with an intentional focus on projects with measurable social benefit intended to showcase our flexible, creative and dependable structuring expertise.
Our framework includes the following attributes: we allocate 100% of our financing to social impact projects, we have an inter-departmental committee of senior managers that oversees selection, evaluation and monitoring of all projects, our investment portfolio is regularly reviewed by our Impact Committee for compliance, we will regularly provide public reports with respect to our financing allocation and our project impact and our process and allocations will be annually reviewed by an independent ESG organization.
According to a second party opinion provided to us by ISS ESG, which is the responsible investment arm of ISS and an independent organization, our framework is aligned with the ICMA social bond principles.
Regulation
Investment Company Act Exclusion
We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the “40% test.” Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.
We are organized as a holding company and will conduct our business through our operating partnership’s wholly-owned and majority-owned subsidiaries. Both we and our operating partnership intend to conduct our operations so that we comply with the 40% test. The securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. In addition, we believe that neither we nor our operating partnership will be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because neither we nor our operating partnership will engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our operating partnership’s wholly owned or majority-owned subsidiaries, we and our operating partnership will be primarily engaged in the non-investment company businesses of those subsidiaries.
We anticipate that most of our investments will be held by our operating partnership’s wholly-owned or majority-owned subsidiaries and that one or more of these subsidiaries will rely on the exception from the definition of investment company under Section 3(c)(5)(C) of the 1940 Act, which is available for entities which are not primarily engaged in issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates and which are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. This exception generally requires that at least 55% of such subsidiaries’ portfolios must be comprised of qualifying assets and at least another 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the 1940 Act.
Consistent with guidance published by the SEC staff, we intend to treat as qualifying assets for this purpose loans secured by projects where the original principal amount of the loan did not exceed 100% of the value of the underlying real property portion of the collateral when the loan was made, or the bond was issued, as applicable, and in the case of bonds, the Company (in its role as sole or majority bondholder) has the unilateral right to foreclose or direct the trustee to foreclose on the underlying real estate in the event of a default, and where the Company holds the entire outstanding issue of the bond or holds enough of the issue to give the Company the unilateral right to direct the foreclosure proceeding in the case of a default. In general, with regard to our subsidiaries relying on Section 3(c)(5)(C), we intend to rely on other guidance published by the SEC or its staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets.
As described elsewhere in this prospectus, we may finance our operations through asset-backed, non-recourse tax-exempt term matched trusts (“TMTs”). Our TMTs are structured as partnerships into which we deposit tax-exempt bonds. TMTs issue senior equity trust certificates (“A Notes”) to financial and non-financial lenders where we normally retain the subordinated equity trust certificates (“B Notes”) used in the structure. We act as servicer to the trusts. In accordance with no-action letters issued by the SEC staff, for purposes of Section 3(c)(5)(C) we intend to treat the B Notes received in such TMT financings as qualifying real estate assets.
In addition, we anticipate that one or more of our subsidiaries will qualify for an exclusion from registration as an investment company under the 1940 Act pursuant to either Section 3(c)(5)(A) of the 1940 Act, which is available for entities which are not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and which are primarily engaged in the business of purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services, or Section 3(c)(5)(B) of the 1940 Act, which is available for entities primarily engaged in the business of making loans to manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance, and services. These exceptions generally require that at least 55% of such subsidiaries’ portfolios must be comprised of qualifying assets that meet the requirements of the exception. We intend to treat impact finance loans where the loan proceeds are specifically provided to finance property development, infrastructure or other projects or improvements as qualifying assets for purposes of these exceptions. In general, we also expect, with regard to our subsidiaries relying on Section 3(c)(5)(A) or (B), to rely on guidance published by the SEC or its staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying assets under such exceptions.
Although we intend to monitor the portfolios of our subsidiaries relying on the Section 3(c)(5)(A), (B) or (C) exceptions periodically and prior to each acquisition, there can be no assurance that such subsidiaries will be able to maintain such exceptions. Qualification for such exceptions under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of these subsidiaries to make loans that are not secured by real property or that do not represent part or all of the sales price of merchandise, insurance, and services.
There can be no assurance that the laws and regulations governing the 1940 Act, including the Division of Investment Management of the SEC providing more specific or different guidance regarding these exceptions, will not change in a manner that adversely affects our operations. If we or our subsidiaries fail to maintain an exclusion or exemption from the 1940 Act, we could, among other things, be required either to (i) change the manner in which we conduct our operations to avoid being required to register as an investment company, (ii) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so or

(iii) register as an investment company, any of which could negatively affect the value of our Class A common stock, the sustainability of our business model, and our ability to make distributions which could have an adverse effect on our business and the market price for our shares of Class A common stock.
We have not requested the SEC or its staff to approve our treatment of any company as a majority-owned subsidiary and neither the SEC nor its staff has done so. If the SEC or its staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our business strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our business strategy could have a material adverse effect on us.
Implications of Being an Emerging Growth Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to take advantage of this extended transition period. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards. We may elect to comply with public company effective dates at any time, and such election would be irrevocable pursuant to Section 107(b) of the JOBS Act.
We could remain an “emerging growth company” until the earliest of (1) the end of the fiscal year following the fifth anniversary of the date of the first sale of our Class A common stock pursuant to an effective registration statement, (2) the last day of the fiscal year in which our annual gross revenues exceed $1.07 billion, (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or the Exchange Act, which would occur if the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (4) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.
Competition
We target impact finance opportunities for the development of real estate, infrastructure, education, healthcare and other projects of significant social and economic importance to local communities while maintaining credit quality and attractive risk-adjusted total returns, and therefore compete against a number of parties that may provide alternatives to our financings including specialty finance companies, savings and loan associations, banks, private equity, hedge or infrastructure investment funds, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, project developers, pension funds, government entities, public entities established to own infrastructure assets and other entities. We compete primarily on the basis of our differentiated focus and expertise, which we believe enables us to be a creative, flexible and dependable financing partner to our borrowers.
We also encounter competition in the form of potential borrowers electing to use their own capital rather than engaging an outside provider such as us.
Our competitors may be significantly larger than we are, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances, different risk assessments or be less focused on impact investing, which could allow them to consider a wider variety of opportunities, establish more relationships than we can or generate higher returns to their investors.
In the face of this competition, we believe that a significant part of our competitive advantage is the depth and experience of our management team and our deep experience and specialized knowledge of the strategic, structural, regulatory and economic considerations associated with the impact financing process, which we believe further differentiates us from other community impact finance lenders. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors—We operate in a competitive market and future competition may impact the terms of the financing we offer.” An increase in the competition for sources of funding could adversely affect the availability and cost of financing, and thereby adversely affect the market price of our Class A common stock.
Employees and Human Capital Resources
We intend to continue developing, attracting, and retaining personnel and enhancing diversity and inclusion in our workforce to support our ability to grow our business and fulfill our objective of providing specialized impact financing solutions for projects of significant social and economic importance to local communities in the United States. To facilitate this objective, we seek to foster a diverse, inclusive, and safe workplace, with opportunities for employees to develop their talents and advance their careers.
As of March 31, 2021, we employed 35 people.
Legal Proceedings
We are not currently a party to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition, results of operations, or financial statements, taken as a whole, if determined adversely to us.

Our management
Our Directors and Executive Officers
Upon completion of this offering, our board of directors will consist of five members, two of whom are independent within the meaning of the listing standards of the NYSE. Each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Our Board of Directors.” Following this offering and prior to the end of this year, we intend to recruit and appoint a sixth director, who would be independent within the meaning of the listing standards of the NYSE. Recruiting efforts are currently ongoing. We expect the first annual meeting of our stockholders after this offering will be held in 2022. Each officer will serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal. Any officer may be removed, with or without cause, by the board of directors, but such removal will be without prejudice to the contract rights, if any, of the officer so removed.
The following table sets forth certain information concerning the individuals who will be our executive officers, directors, and certain other senior officers upon completion of this offering:
Name	Age	Position
Jim Thompson	66	Chairman nominee and Chief Executive Officer
Cliff Weiner	62	Head of Fixed Income
Paige Deskin	47	Chief Financial Officer
Ramiro Albarran	55	Co-Head of Originations
Charlie Visconsi	50	Co-Head of Originations
Christopher Doody	48	Director nominee
Alex Rogers	47	Director nominee
Mindy Hegi	45	Director nominee
J. Brendan Herron	60	Director nominee
The following sets forth biographical information concerning the individuals who will be our executive officers, directors, director nominees and certain other senior officers upon completion of this offering.
Jim Thompson
Jim Thompson is a co-founder of our company and will serve as our Chairman and Chief Executive Officer upon completion of this offering. He has served as Chairman and Chief Executive Officer of our predecessor since 2014. Prior to co-founding our predecessor, between 1991 to 2013, Mr. Thompson served as CEO of ORIX USA Corporation (“ORIX USA”), representing Tokyo-based ORIX Corp.’s (NYSE: IX) operations in the United States. At ORIX USA, he oversaw approximately 1,100 employees with more than $6 billion in assets and $25 billion in assets under management. Previously, Mr. Thompson served as Executive Vice President for Financial Corp of Santa Barbara, Senior Vice President for Mission Hills Mortgage and Vice President of Newport Balboa Savings. Mr. Thompson has served and currently serves on the boards of a number of foundations and not-for-profits, including the Blue Sky Educational Foundation and the Jim Thompson Foundation.
Mr. Thompson will be the chairman of our board of directors and we believe he will bring valuable perspective to our board given his 42 year track record in financial services and his deep expertise and experience as our co-founder and Chief Executive Officer.
Cliff Weiner
Cliff Weiner is a co-founder of our company and will serve as our Head of Fixed Income upon completion of this offering. He has served as managing director of our predecessor since 2014, where he oversees fixed income investment strategy. Prior to co-founding our predecessor, he served from 1997 to 2014 as CEO and president, among other roles, of ORIX USA’s municipal finance group where he managed trading of the company’s municipal bond portfolio and origination of securities and loans for a held-for-sale portfolio. Mr. Weiner also served as managing director of corporate development for ORIX USA, where he shared responsibility for various high-profile deals, including the acquisition of investment bank Houlihan Lokey and the $60 billion sale of a master servicing platform to Key Bank. Mr. Weiner’s initial position at ORIX USA was managing director of the company’s CMBS business unit. From 1984 to 1997, Mr. Weiner worked at Kidder Peabody/PaineWebber, as where he served as senior vice president of institutional fixed income sales. He received his Bachelor of Science in physics from Worcester Polytechnic Institute before going on to earn his MBA in finance from Duke University.
Paige Deskin
Paige Deskin will serve as our Chief Financial Officer upon completion of this offering. Ms. Deskin has served as the Chief Financial Officer of our predecessor, overseeing its accounting, financial reporting and treasury functions and providing support in corporate acquisitions and capital raising efforts since December 2015. Before joining our predecessor, Ms. Deskin served as Vice President—Finance with SWK Holdings Corporation (NASDAQ: SWKH) from 2013 to 2015, a specialized finance company which provides capital solutions to a broad range of life science companies, where she was principally focused on the company’s financial reporting and SEC reporting. Prior to joining SWK Holdings Corporation, from 2001 to 2011, she was Controller of ORIX USA for eight years, responsible for the accounting and consolidated financial reporting of the company’s lines of business, with substantial involvement in the treasury, human resources and credit review functions. Prior to her tenure at ORIX USA, Ms. Deskin was a manager in KPMG’s audit practice with both public and private clients primarily in the banking, healthcare and telecommunications industries from 1999 to 2001. Ms. Deskin graduated from The University of Texas at Austin with a bachelor of business administration in accounting.
Ramiro Albarran
Ramiro Albarran will serve as our Co-Head of Originations upon completion of this offering. Mr. Albarran has served as a managing director of our predecessor, overseeing the firm’s asset origination activities since 2015. Prior to our predecessor, Mr. Albarran led the Municipal and Infrastructure Finance Group at Guggenheim Securities from 2011 to 2015. Before this role, Mr. Albarran served as a senior banker at Stone & Youngberg from 2009 to 2011 and as a managing principal at Starwood Infrastructure from 2008 to 2009. He also held several senior positions at Bank of America from 2001 to 2008 including leading its Public Finance efforts and the department’s real estate related activities. During the span of his career, Mr. Albarran has originated and structured a variety of complex municipal transactions including infrastructure concessions, tax increment, special assessments, privatized military housing, and Liberty Bond transactions including the rebuilding of 7 World Trade Center. Mr. Albarran graduated from Dartmouth College with a bachelor of arts in economics and engineering.
Charlie Visconsi
Charlie Visconsi will serve as our Co-Head of Originations upon completion of this offering. Mr. Visconsi has served as a Managing Director of our predecessor, overseeing the Firm’s origination activities, since 2018. With our predecessor, he has served as the Investment Team lead for many transactions aggregating nearly $900 million. Besides focusing on originations, he leads the marketing and implementation of our term-matched financing program, which has produced eight different TMT transactions aggregating almost $500 million of A notes and $700 million of total originated assets. Prior to joining our predecessor, Mr. Visconsi served as the Co-Head of Morgan Stanley’s Public Finance Department from 2012 through 2017 where he worked on some of the largest and most complicated transactions in the municipal market. He also served on the Firm’s Municipal Operating and Global Credit Operating Committees. Prior to co-leading the Public Finance Department at Morgan Stanley, he worked as a public finance banker for Morgan Stanley from 1998 through 2012 including a promotion to Managing Director in January 2010. Mr. Visconsi graduated from Case Western Reserve University’s Weatherhead School of Business with a master's in business administration, and from Georgetown University with a bachelor of arts in economics.

Christopher Doody
Christopher Doody has been employed by Stone Point Capital LLC (“Stone Point”), a private equity firm focused primarily on the financial services industry, since 2002, and is currently a Managing Director. Mr. Doody has also served as a member of the board of managers of our predecessor since 2015. Prior to joining Stone Point, he served as an investment banker at Merrill Lynch & Co. Mr. Doody is a director of TriState Capital Holdings, a former director of Independent Bank Group, Inc., and serves as a director of other privately held financial services firms. Mr. Doody graduated from Columbia Business School with a masters of business administration and Middlebury College with a bachelor's degree in economics.
Mr. Doody is a director nominee and we believe he will bring valuable experience from his time with Stone Point and our predecessor. Mr. Doody will serve on our audit, compensation and nominating and governance committees, and he will also be the chairman of our compensation committee. We believe his experience in the financial services sector, leadership skills and knowledge of our company qualify him to serve as one of our directors.
Alex Rogers
Alex Rogers has been continuously employed by HarbourVest Partners, LLC (“HarbourVest”), a private equity firm, since 2002, and is currently a Managing Director. Mr. Rogers has also served as a member of the board of managers of our predecessor since 2016. Mr. Rogers focuses on direct co-investments in growth equity, buyout, and business development activities, including the listing of HarbourVest Global Private Equity Limited (LON: HVPE). Prior to joining HarbourVest in 2002, Mr. Rogers pursued graduate studies at Harvard Business School, worked as an associate at HarbourVest from 1998 to 2000 and worked as a business analyst for McKinsey & Company from 1996 to 1998. He has served as a board member of numerous companies both in and outside of the United States. Mr. Rogers graduated from Harvard Business School with a masters of business administration, where he graduated with high distinction and was named a Baker Scholar, and from Duke University with bachelor’s degree in economics, where he graduated summa cum laude.
Mr. Rogers is a director nominee and we believe he will bring valuable experience from his time with HarbourVest and our predecessor. Mr. Rogers will serve on our compensation and nominating and governance committees. We believe his experience in growth equity, buyout and mezzanine transactions, and his leadership skills and knowledge of our company qualify him to serve as one of our directors.
Mindy Hegi
Mindy Hegi is an independent director nominee. Ms. Hegi has served as a board member and has chaired the audit committee of Charis Bank since 2019 and has worked as a financial institution consultant since 2018, focusing on strategic planning, M&A transactions and accounting and finance implementation and guidance. Prior to this, from 2008 through 2017, Ms. Hegi served as Chief Financial Officer for Carlile Bancshares, Inc. Prior to this, from 2001 to 2008, she also served as Vice President Corporate Finance for State National Bancshares, Inc. and as an Associate for Deloitte and Touche LLP from 1999 to 2001. Ms. Hegi has also served as a board member of Kupferle Health from 2015 to 2019 and currently serves on the board of Project Beloved and the Trinity Valley School. Ms. Hegi is a certified public accountant and graduated from Texas A&M University with a masters degree in finance and a bachelor's degree in accounting.
We believe Ms.Hegi will bring valuable experience because of her financial institutions, M&A and accounting and finance expertise. Ms. Hegi will serve on our audit committee as the chair. We believe her almost 20 years of experience in the bank accounting and finance industry qualify her to serve as one of our directors.
J. Brendan Herron
J. Brendan Herron is an independent director nominee. Mr. Herron has been employed by Hannon Armstrong Sustainable Infrastructure Capital, Inc. (NYSE: HASI) (“HASI”), a leading investor in climate solutions, since 2011, and is currently HASI’s strategic advisor to the chief executive officer. Mr. Herron developed the concept for and led HASI’s initial public offering and served in several senior executive roles including as HASI’s executive vice president and chief financial officer since from 2013 to 2019. He also served in a variety of roles at HASI’s predecessor and its affiliates from 2011 to 2013, and from 1994 to 2005. He has served on the boards of various private companies and nonprofit organizations including the Board of Directors of Fair Chance (Washington, DC) and the Board of Trustees of Calvert Hall College High School (Baltimore, MD) and formerly served on the U.S. Commerce Secretary’s Renewable Energy and Energy Efficiency Advisory Committee. Mr. Herron graduated from Loyola University of Maryland with a masters of business administration in finance and a bachelor’s degree in accounting and computer science and has passed the CPA and CMA examinations.
We believe Mr. Herron will bring valuable experience from his success in establishing and growing a public sustainable infrastructure company. Mr. Herron will serve on our audit and compensation committees. We believe his experience as a public company chief financial officer and his knowledge of ESG-related topics and the sustainable infrastructure finance market qualify him to serve as one of our directors.
Corporate Governance Profile
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders.
Notable features of our corporate governance structure include the following:
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our board of directors is not staggered, with each of our directors subject to re-election annually;

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of the five persons who will serve on our board of directors upon completion of this offering, we expect that our board of directors will determine that three of our directors are independent for purposes of the NYSE corporate governance listing standards and Rule 10A-3 under the Exchange Act;

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we anticipate that at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC;

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we have opted out of the control share acquisition statute in the MGCL and have exempted from the business combinations statute in the MGCL transactions between us and (1) any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person), (2) PHC LLC and its affiliates and associates, and any person who acquires shares of our common stock from PHC LLC as a distribution on (whether in liquidation or otherwise) or in connection with withdrawal or redemption of, such person's equity interests in PHC LLC and (3) persons acting in concert with any of the foregoing; and

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we do not have a stockholder rights plan.

Our business is managed by our senior management team, subject to the supervision and oversight of our board of directors. Our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our officers or non-independent directors.
Controlled Company Exception
Upon completion of this offering and our formation transactions, PHC LLC will hold approximately 91.0% of the total voting power of our common stock (or 89.8% if the underwriters exercise in full their option to purchase additional shares). As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following this offering, we intend to utilize these exemptions. We are required, however, to have an audit committee with one independent director during the 90-day period beginning on the date of effectiveness of the Company’s registration statement relating to this offering. After such 90-day period and until one year from the date of effectiveness of such registration statement, we are required to have a majority of independent directors on our audit committee. Thereafter, we will be required to have an audit committee comprised entirely of independent directors. Accordingly, for so long as we utilize these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods.
Committees of the Board of Directors
Our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each committee will consist of three directors. A majority of the directors of our audit committee will be independent directors, as defined by the listing standards of the NYSE. The compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors.
Audit Committee
The audit committee will be comprised of Ms. Hegi, Mr. Herron and Mr. Doody, Ms. Hegi and Mr. Herron qualify as independent directors, and each member is “financially literate” under the rules of the NYSE. Ms. Hegi will chair our audit committee and serve as our audit committee financial expert, as that term is defined by the applicable SEC regulations.
The audit committee assists our board of directors in overseeing:
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our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

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our compliance with legal and regulatory requirements and ethical behavior;

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the independent auditor’s qualifications and independence;

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the performance of our internal audit function and independent auditor; and

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the preparation of audit committee reports.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.
Compensation Committee
The compensation committee will be comprised of Mr. Doody, Mr. Rogers and Mr. Herron. Mr. Doody will chair our compensation committee.
The principal functions of the compensation committee will be to:
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review and approve on an annual basis the corporate goals and objectives relevant to the compensation paid by us to our chief executive officer and the other members of our senior management team, evaluate our chief executive officer’s performance and the other members of our senior management team’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by the board of directors), determine and approve the remuneration of our chief executive officer and the other members of our senior management team based on such evaluation;

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oversee any equity-based remuneration plans and programs;

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assist the board of directors and the chairman in overseeing the development of executive succession plans;

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determine from time to time the remuneration for our non-executive directors; and

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prepare compensation committee reports.

Nominating and Corporate Governance Committee
The nominating and corporate governance committee will be comprised of Mr. Thompson, Mr. Doody and Mr. Rogers. Mr. Thompson will chair our nominating and corporate governance committee.
The nominating and corporate governance committee will be responsible for:
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providing counsel to the board of directors with respect to the organization, function and composition of the board of directors and its committees;

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overseeing the self-evaluation of the board of directors as a whole and of the individual directors and the board’s evaluation of management and report thereon to the board;

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periodically reviewing and, if appropriate, recommending to the board of directors changes to, our corporate governance policies and procedures;

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identifying and recommending to the board of directors potential candidates for nomination; and

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recommending to the board of directors the appointment of each of our executive officers.

Compensation of Directors
A member of our board of directors who is not an independent director will not receive compensation for serving on our board of directors. We intend to approve and implement a compensation program for our independent directors that consist of annual retainer fees and long-term equity awards. We will also reimburse each of our independent directors for his or her travelexpenses incurred in connection with his or her attendance at full board of directors and committee meetings. We have not made any payments to our directors or our directornominees to date. Effective upon or after the completion of this offering, we will grant under our 2021 Equity Incentive Plan $200,000 of equity awards to our independent director nominees, which will be subject to certain vesting requirements.
Following this offering, we will implement a director compensation program for our independent directors, although such a program has not been formally adopted at the time of this filing.
Cash Compensation
Each independent director other than the Chair of the Audit Committee will be eligible to receive an annual cash retainer equal to $100,000, and the Chair of the Audit Committee will be eligible to receive an annual cash retainer equal to $110,000. Annual cash retainers will be paid in quarterly installments in arrears and will be pro-rated for any partial calendar quarter of service. Independent directors will be eligible to elect to take all or a portion of their cash compensation in equity awards granted pursuant to our 2021 Equity Compensation Plan, which we expect will be in the form of our restricted stock or our operating partnership's LTIP units.
Equity Compensation
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Initial Award. Each independent director who is initially elected or appointed to our board of directors after the effective date of the director compensation program and other than on the date of an annual meeting will be granted, on the date of such initial election or appointment, a restricted stock or LTIP unit award pursuant to our 2021 Equity Compensation Plan with a value of approximately $100,000 (or, for the Chair of the Audit Committee, $110,000), multiplied by a fraction, the numerator of which is equal to (x) 365 minus (y) the number of days since the most recent annual meeting as of the independent director’s date of election or appointment, and the denominator of which is 365.

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Annual Award. On the date of each regular annual meeting of stockholders of the Company held after the effective date of the director compensation program, each independent director who is elected or continues to serve as a non-employee director immediately following such annual meeting will be granted, on the date of such initial election or appointment, a restricted stock award with a value to be determined.
The awards will vest in equal installments over a period of three years provided that the directors continue to provide services to us, subject to the independent director’s continued service through such vesting date.
Compensation of Named Executive Officers
Upon completion of this offering and the formation transactions, Jim Thompson, Cliff Weiner, Paige Deskin, Ramiro Albarran and Charlie Visconsi will enter into employment agreements with us to be effective upon completion of this offering. The following table sets forth the annualized base salary and other compensation that would have been paid in the fiscal year ending December 31, 2020 to these executives, referred to as our “named executive officers,” assuming the new employment agreements were in effect for the year ending December 31, 2020.
	Summary Compensation Table
	2021 Annualized Compensation	Share/Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
Name and Principal Position	Salary/ Bonus ($)(1)
Jim Thompson Chief Executive Officer and Chairman Nominee of our Board of Directors	350,000
Cliff Weiner Head of Fixed Income	400,000
Paige Deskin Chief Financial Officer	400,000
Ramiro Albarran Co-Head of Originations	400,000
Charlie Visconsi Co-Head of Originations	400,000
(1) Salary amounts are annualized for the year ended December 31, 2021, based on the expected base salary levels to be effective upon the completion of this offering and the formation transactions. Bonus amounts will be awarded to our executive officers at the discretion of our compensation committee and will be awarded after the end of 2021 based on its evaluation of a combination of the executive officer's individual and corporate performance. No bonus amounts are included in this table.
(2) Our company does not expect to grant restricted shares, share options or other awards to our executive officers in connection with this offering. Following the completion of this offering, Mr. Thompson, Mr. Weiner, Ms. Deskin, Mr. Albarran and Mr. Visconsi will be eligible for regular, annual grants of restricted shares, share options or other awards pursuant to our 2021 Equity Incentive Plan.
(3) The executive officers may receive certain perquisites or other personal benefits.
Employment Agreements
We intend to enter into employment agreements with our Named Executive Officers upon the completion of this offering.
Each employment agreement will provide for a two year term, subject to one year automatic extensions, unless a notice of non-renewal is given. These employment agreements will require each Named Executive Officer to devote substantially all of his or her time to our affairs.
Pursuant to the employment agreements, each Named Executive Officer is eligible to receive an annual bonus in an amount to be determined for each fiscal year by, and at the discretion of, our compensation committee based upon the committee’s assessment of us and each such officer during the relevant fiscal year.

In addition, each Named Executive Officer will be eligible to participate in our 2021 Equity Incentive Plan (including eligibility for regular, annual grants under the plan by, and at the discretion of, our compensation committee based upon the committee’s assessment of us and each such officer during the relevant fiscal year), as well as other incentive, savings and retirement plans applicable generally to Named Executive Officers and medical and other group welfare plan coverage and fringe benefits provided to our Named Executive Officers.
On a termination by us without cause or by the Named Executive Officer for good reason we will pay severance equal to two times such officer's annual base salary and a pro rata bonus for the year of termination, determined based on the officer's bonus for the previous year.
If we do not renew the Named Executive Officer's term of employment, we will provide severance equal to one times annual base salary.
Any severance will be conditioned on the execution and non-revocation of a release of claims.
Each of our Named Executive Officers except Ms. Deskin will be subject to a two-year non-competition covenant, a two year covenant not to solicit our employees or our customers and standard confidentiality provisions.
Under the employment agreements, our Named Executive Officers will have the following initial annual base salaries, which are subject to increases at the discretion of our board of directors or the compensation committee:
Named Executive Officer	Base Salary
Jim Thompson	$350,000
Cliff Weiner	$400,000
Paige Deskin	$400,000
Ramiro Albarran	$400,000
Charlie Visconsi	$400,000
Significant ownership of our company by management provides further incentive for performance
Our senior management team, including our executive officers, has significant ownership interests in our company. Upon completion of this offering our founders, together with our executive officers and other members of our senior management team, will together hold, through their interests in PHC LLC, OP units in our operating partnership and shares of our Class B common stock, representing an estimated 13.5% ownership stake in our company. These ownership interests not only align the financial interests of our senior management team with those of our stockholders, they also provide further incentive for strong performance and help us retain our key personnel.
2021 Equity Incentive Plan
Our board of directors expects to adopt, and we expect our stockholders to approve, the Preston Hollow Community Capital, Inc. 2021 Equity Incentive Plan prior to the completion of the offering. Any awards granted under the 2021 Equity Incentive Plan will remain subject to the terms of the 2021 Equity Incentive Plan and any applicable award agreements.
Purpose.   The purpose of the 2021 Equity Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, and/or equity interest in our operating partnership, or be paid incentive compensation, including incentive compensation measured by reference to the value of our Class A common stock. This equity interest will strengthen our participants’ commitment to our welfare and will align their interests with those of our stockholders.
Administration.   The 2021 Equity Incentive Plan will be administered by the compensation committee of our board of directors or another committee of our board of directors to which it has properly delegated power, or if no such committee or subcommittee exists, our board of directors, The Committee (as defined in the 2021 Equity Incentive Plan) is authorized to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the 2021 Equity Incentive Plan and any instrument or agreement relating to, or any award granted under, the 2021 Equity Incentive Plan; establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee deems appropriate for the proper administration of the 2021 Equity Incentive Plan; adopt sub-plans; and to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2021 Equity Incentive Plan. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which our securities are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the 2021 Equity Incentive Plan. Unless otherwise expressly provided in the 2021 Equity Incentive Plan, all designations, determinations, interpretations, and other decisions under or with respect to the 2021 Equity Incentive Plan or any award or any documents evidencing awards granted pursuant to the 2021 Equity Incentive Plan are within the sole discretion of the Committee, may be made at any time and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any participant, any holder or beneficiary of any award, and any of our stockholders. The Committee may make grants of awards to eligible persons pursuant to terms and conditions set forth in the applicable award agreement, including subjecting such awards to performance criteria listed in the 2021 Equity Incentive Plan.
Awards Subject to 2021 Equity Incentive Plan.   The 2021 Equity Incentive Plan provides that the total number of shares of Class A common stock that may be issued under the 2021 Equity Incentive Plan is 17,850,015 (the “Absolute Share Limit”) assuming, if applicable, the exchange or conversion of all operating partnership units and LTIP units granted under the 2021 Equity Incentive Plan into shares of Class A common stock. No more than the number of shares of Class A common stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of incentive stock options. The maximum number of shares of Class A common stock granted during a single fiscal year to any independent director, taken together with any cash fees paid to such independent director during the fiscal year, may not exceed $1 million in total value. Except for substitute awards (as described below), in the event any award expires or is cancelled, forfeited or terminated without issuance to the participant of the full number of shares to which the award related, the unissued shares of Class A common stock may be granted again under the 2021 Equity Incentive Plan. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine (referred to as “substitute awards”), and such substitute awards will not be counted against the Absolute Share Limit, except that substitute awards intended to qualify as “incentive stock options” will count against the limit on incentive stock options described above. No award may be granted under the 2021 Equity Incentive Plan after the tenth anniversary of the effective date of the 2021 Equity Incentive Plan, but awards granted before then may extend beyond that date.
Options.   The Committee may grant non-qualified stock options and incentive stock options, under the 2021 Equity Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with the 2021 Equity Incentive Plan. All stock options granted under the 2021 Equity Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our Class A common stock underlying such stock options on the date such stock options are granted (other than in the case of options that are substitute awards). All stock options that are intended to qualify as incentive stock options need to be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under the 2021 Equity Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a stock option would expire at a time when trading of shares of our Class A common stock is prohibited by our insider trading policy (or “blackout period” imposed by us), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the shares as to which a stock option is exercised may be paid to us, to the extent permitted by law, (1) in cash or its equivalent at the time the stock option is exercised; (2) in shares having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the Committee (so long as such shares have been held by the participant for at least six months or such other period established by the Committee to avoid adverse accounting treatment); or (3) by such other method as the Committee may permit in its sole discretion, including, without limitation, (A) in other property having a fair market value on the date of exercise equal to the purchase price, (B) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell the shares being acquired upon the exercise of the stock option and to deliver to us the amount of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased or (C) through a “net exercise” procedure effected by withholding the minimum number of shares needed to pay the exercise price. Any fractional shares of Class A common stock will be settled in cash.
Stock Appreciation Rights.   The Committee may grant stock appreciation rights under the 2021 Equity Incentive Plan, with terms and conditions determined by the Committee that are consistent with the 2021 Equity Incentive Plan. The Committee may award stock appreciation rights in tandem with options or independent of any option. Generally, each stock appreciation right will entitle the participant upon exercise to an amount (in cash, shares or a combination of cash and shares, as determined by the Committee) equal to the product of (1) the excess of (A) the fair market value on the exercise date of one share of Class A common stock, over (B) the strike price per share, times (2) the number of shares of Class A common stock covered by the stock appreciation right. The strike price per share of a stock appreciation right will be determined by the Committee at the time of grant, but in no event may such amount be less than 100% of the fair market value of a share of Class A common stock on the date the stock appreciation right is granted (except for stock appreciation rights granted in substitution of previously granted awards).
Restricted Shares and Restricted Stock Units.   The Committee may grant restricted shares of our Class A common stock or restricted stock units, representing the right to receive, upon vesting and the expiration of any applicable restricted period, one share of Class A common stock for each restricted stock unit, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted shares of our Class A common stock, subject to the other provisions of the 2021 Equity Incentive Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of Class A common stock, including, without limitation, the right to vote such restricted shares of Class A common stock. Participants have no rights or privileges as a stockholder with respect to restricted stock units.
Phantom Shares.   Phantom share represents a right to receive the fair market value of a share of Class A Class A common stock, or, if provided by the Committee, the right to receive the fair market value of a share of Class A common stock in excess of a base value established by the Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of Class A common stock (as may be elected by the participant or the Committee or as may be provided by the Committee at grant). The Committee may, in its discretion and under certain circumstances (taking into account, without limitation, Section 409A of the Internal Revenue Code), permit a participant to receive as settlement of the phantom shares installment payments over a period not to exceed 10 years.
Restricted Limited Partnership Units.   The 2021 Equity Incentive Plan lets us grant restricted limited partnership units that are issued by our operating partnership. A restricted limited partnership unit may be a full operating partnership unit or may include LTIP units. LTIP units are structured as profits interests in our operating partnership and provide distributions to the holder of the award based on the achievement of specified levels of profitability by the operating partnership or the achievement of certain goals or events. Initially, LTIP units will not have full parity with operating partnership units with respect to liquidating distributions. Under the terms of the LTIP units, the operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. When the capital accounts of the holders of LTIP units equalize with the capital accounts of other operating partnership unit holders, the LTIP units will achieve full parity with operating partnership units of the operating partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units, and thereafter enjoy all the rights of operating partnership units. The Committee will establish all other limitations and conditions of awards of restricted operating partnership units as it deems appropriate.
Dividends and Dividend Equivalents.   The Committee in its sole discretion may provide for dividends or dividend equivalents as part of an award, on such terms and conditions as may be determined by the Committee in its sole discretion. Unless otherwise provided in the award agreement, any dividend payable in respect of any share of restricted stock that remains subject to vesting conditions at the time of payment of such dividend will be retained by the company and remain subject to the same vesting conditions as the share of restricted stock to which the dividend relates.
Long-Term Incentive Plan Units.    LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of Class A common stock under the 2021 Equity Incentive Plan, reducing the availability for other equity awards on a one-for-one basis. The vesting period for LTIP units, if any, will be determined at the time of issuance. Initially, LTIP units will not have full parity with Class A OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of Class A OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of Class A OP units, the LTIP units will achieve full parity with Class A OP units of our operating partnership for all purposes, including with respect to liquidating distributions. Subject to the terms of any applicable award agreement, upon reaching parity, holders of LTIP units will be entitled to receive distributions from our operating partnership equal to those made on our shares of Class A common stock whether or not such LTIP units are vested. If such parity is reached, vested LTIP units may be converted into an equal number of Class A OP units, and thereafter enjoy all the rights of Class A OP units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that will be realized for a given number of vested LTIP units will be less than the value of an equal number of shares of Class A common stock.
Other Equity-Based Awards and Cash-Based Awards.   The Committee may grant other equity-based or cash-based awards under the 2021 Equity Incentive Plan, with terms and conditions determined by the Committee that are consistent with the 2021 Equity Incentive Plan.
Effect of Certain Events on 2021 Equity Incentive Plan and Awards.   In the event of (1) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common stock or other securities, issuance of warrants or other rights to acquire shares of common stock or other securities, or other similar corporate transaction or event that affects the shares of common stock (including a change in control, as defined in the 2021 Equity Incentive Plan), or (2) unusual or nonrecurring events affecting the company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (1) or (2), an “Adjustment Event”), the Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (A) the Absolute Share Limit, or any other limit applicable under the 2021 Equity Incentive Plan with respect to the number of awards which may be granted under the 2021 Equity Incentive Plan, (B) the number of shares of common stock or other securities of the company (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under the 2021 Equity Incentive Plan or any sub-plan and (C) the terms of any outstanding award, including, without limitation, (i) the number of shares of common stock or other securities of the company (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate, (ii) the exercise price or strike price with respect to any award, or (iii) any applicable performance measures; it being understood that, in the case of any “equity restructuring,” as defined in the 2021 Equity Incentive Plan, the Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring.
In connection with any change in control, the Committee may, in its sole discretion, provide for any one or more of the following: (1) a substitution or assumption of awards, or to the extent the surviving entity does not substitute or assume the awards, the acceleration of vesting of, the exercisability of, or lapse of restrictions on awards and (2) cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of common stock received or to be received by other holders of our common stock in such event), including, in the case of stock options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of common stock subject to the option or stock appreciation right over the aggregate exercise price or strike price thereof.
Nontransferability of Awards.   Each award will not be transferable or assignable by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any of our subsidiaries. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.
Amendment and Termination.   The Committee, or our board of directors may amend, alter, suspend, discontinue, or terminate the 2021 Equity Incentive Plan or any portion thereof at any time; but no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (1) such approval is necessary to comply with any regulatory requirement applicable to the 2021 Equity Incentive Plan or for changes in U.S. GAAP to new accounting standards; (2) it would materially increase the number of securities which may be issued under the 2021 Equity Incentive Plan (except for adjustments in connection with certain corporate events); or (3) it would materially modify the requirements for participation in the 2021 Equity Incentive Plan; and any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.
The Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a participant’s termination). However, except as otherwise permitted in the 2021 Equity Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent. In addition, without stockholder approval, except as otherwise permitted in the 2021 Equity Incentive Plan, (1) no amendment or modification may reduce the exercise price of any option or the strike price of any stock appreciation right; (2) the Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the canceled option or stock appreciation right; and (3) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.
Clawback/Repayment.   All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (1) any clawback, forfeiture or other similar policy adopted by our board of directors or the Committee and as in effect from time to time and (2) applicable law. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to the company.
Limitation of Liability and Indemnification
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision and eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law. For further details with respect to the limitation on the liability of our directors and officers, the indemnification of our directors and officers and the relevant provisions of the MGCL, see “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.”
We will obtain a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act of 1933, as amended, or the Securities Act. Additionally, we intend to enter into indemnification agreements with each of our directors, executive officers and certain other parties upon the closing of this offering, which will require, among other things, that we maintain a comparable “tail” directors’ and officers’ liability insurance policy for six years after each director or executive officer ceases to serve in such capacity.
Code of Business Conduct and Ethics
Upon completion of this offering, our board of directors will establish a code of business conduct and ethics that applies to our directors, officers and employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:
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honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

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compliance with applicable governmental laws, rules and regulations;

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prompt internal reporting of violations of the code to appropriate persons identified in the code; and

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accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our directors or officers may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.
Compensation Committee Interlocks and Insider Participation
No member of the compensation committee is a current or former officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

The structure and formation of our company
Our Company
We were formed as a Maryland corporation in May 2021 and will commence operations upon completion of this offering and the related formation transactions. We are the sole general partner of our operating partnership and, upon completion of this offering and the related formation transactions, will own approximately 91.0% of the outstanding OP units. Our board of directors will oversee our business and affairs.
Our Operating Partnership
Our operating partnership was formed as a Delaware limited partnership in 2021 and will commence operations upon completion of this offering and the related formation transactions. Following completion of this offering and the formation transactions, substantially all of our assets will be held by, and our operations will be conducted through, our operating partnership. As the sole general partner of our operating partnership, we generally will have the exclusive power under the partnership agreement to manage and conduct its business and affairs. In the future, we may cause the operating partnership to issue additional OP units or preferred OP units of limited partnership interest in our operating partnership, or preferred OP units, from time to time in connection with the acquisition of the debt finance assets in our portfolio, compensation or otherwise. In such case, we will issue shares of Class B common stock to the party acquiring OP units.
Our Formation Transactions
Prior to the completion of this offering, we operated our business through our predecessor, PHC LLC. Prior to or concurrently with the completion of this offering, we, PHC LLC and the operating partnership will engage in a series of transactions, which we refer to as our formation transactions, that are designed to:
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increase our capital resources so that we may expand upon our proven ability to achieve attractive returns by serving the rapidly growing community impact finance market;

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allow us to exploit important operational and tax advantages of our structure, which will enable us to redeploy a substantial portion of the interest income from our tax-exempt bonds into new assets;

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deploy a flexible distribution and financing strategy which is expected to both strengthen our balance sheet and support our growth strategy; and

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facilitate this offering.

The agreements relating to our formation transactions may be subject to customary closing conditions, including the closing of this offering.
The significant elements of our formation transactions include the following (all amounts are based on the mid-point of the initial public offering price range shown on the cover page of this prospectus):
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We have formed our company, and we will, prior to the completion of this offering, form our operating partnership and certain subsidiaries of our operating partnership.

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PHC LLC will, through a series of transactions, contribute its business to our operating partnership subsidiary and receive 106,346,749 Class A OP units (some of which it will own through wholly owned subsidiaries) and an equivalent number of Class B OP units which PHC LLC will subsequently transfer to us in exchange for an equivalent number of shares of Class B common stock. We will hold such Class B OP units, which in the aggregate will have an economic interest in our operating partnership equal to the economic interest associated with the outstanding shares of Class B common stock. In connection with legal expense costs associated with a litigation matter involving PHC LLC that will not be contributed to us as part of the formation transactions, PHC LLC will retain $3 million in cash reserves for potential future legal expenses

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Immediately prior to the closing of this offering, PHC LLC will be our sole stockholder and we and PHC LLC (and one or more of PHC LLC's wholly owned subsidiaries) will be the only holders of OP units in our operating partnership.

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We will sell 10,526,316 shares of our Class A common stock in this offering and an additional 1,578,947 shares if the underwriters exercise their option to purchase additional shares in full.

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We will enter into employment agreements with certain members of our senior management team and we will hire the current employees of PHC LLC as our employees.

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We will contribute the net proceeds from this offering to our operating partnership in exchange for a number of Class A OP units equal to the number of shares of Class A common stock we issue and sell in this offering.

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We will enter into a shared resources and cooperation agreement with PHC LLC, pursuant to which we will assist PHC LLC in the eventual wind-down of its operations.

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Our operating partnership will assume our outstanding indebtedness.

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We will adopt the Company’s 2021 Equity Incentive Plan. Effective upon or after completion of this offering, we will grant a total of $200,000 of equity awards to our independent directors. These grants are designed to provide an incentive for the recipients and to ensure that their interests are aligned with those of our stockholders in connection with the future growth and operation of our business.

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We will provide registration rights to holders of our OP units with respect to the shares of our Class A common stock issuable upon exchange of OP units (and upon conversion of shares of Class B common stock) that will be issued in connection with the formation transactions.

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We will enter into a tax receivables agreement with holders of OP units.

See “Certain Relationships and Related Transactions” for more information concerning the various agreements governing the formation transactions.

Principal stockholders
The following table presents information regarding the beneficial ownership of our Class A common stock, after giving effect to the formation transactions but immediately prior to the closing of this offering and, following the closing of this offering, with respect to:
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each person who is the beneficial owner of more than five percent of our outstanding Class A common stock;

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each of our directors and director nominees;

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each of our executive officers; and

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all directors, director nominees and executive officers as a group.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment powers.
	Shares of Class A Common Stock
	Immediately Prior to Offering		Immediately After Offering
Name of Beneficial Owner	Number(1)(2)	Percentage(3)	Number(1)(2)	Percentage(3)
Principal Stockholders Preston Hollow Capital, LLC(2)	108,473,785	100%	108,473,785	91.2%
HarbourVest Partners, LLC(4)	34,562,125	31.9%	34,562,125	29.0%
Trident PHC Holdings LLC(5)	26,580,322	24.5%	26,580,322	22.3%
Directors, Director Nominees and Executive Officers:
Jim Thompson(6)	11,520,728	10.6%	11,520,728	9.7%
Cliff Weiner	1,434,072	1.3%	1,434,072	1.2%
Paige Deskin	156,309	*	156,309	*
Ramiro Albarran	521,031	*	521,031	*
Charlie Visconsi	436,429	*	436,429	*
Alex Rogers(7)	—	*	—	*
Christopher Doody(8)	—	*	—	*
Mindy Hegi (9)	—	*	—	*
J. Brendan Herron (10)	—	*	—	*
All directors, director nominees and executive officers as a group (11 persons)	14,068,569	13.0%	14,068,569	11.8%
* Denotes less than 1%.
(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of Class A common stock or OP units if that person has or shares voting power or investment power with respect to those shares or OP units, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares or OP units and “investment power” is the power to dispose or direct the disposition of shares or OP units. In addition, certain institutional investors, executive officers, directors and director nominees who hold ownership stakes in PHC LLC are deemed for purposes of this table to beneficially own a percentage of the shares of Class A common stock issuable upon exchange of Class A OP units or upon conversion of the related shares of Class B common stock equal to the direct or indirect pecuniary interest held by such person in PHC LLC. Such pecuniary interest is determined by reference to the percentage of the Class A OP units and shares of Class B common stock that could be withdrawn by such holder under the terms of the PHC LLC limited liability company agreement, which is subject to variation based on the value of our outstanding Class A common stock as of the measurement period applicable to such withdrawal. For purposes of this table and the calculation of such pecuniary interests, shares of our Class A common stock have been valued at the mid-point of the initial public offering price range shown on the cover page of this prospectus. The above table does not reflect any shares of our Class A common stock that our directors and officers may purchase in this offering pursuant to our directed share program described under “Underwriting.”
(2) The “Number” columns assume all OP units are exchanged for Class A common stock on a one-for-one basis and that every 50 shares of Class B common stock are converted into one share of Class A common stock. In addition, these columns exclude equity awards which we intend to grant to our independent director nominees effective upon or after consummation of this offering under our 2021 Equity Incentive Plan, which will vest in vesting schedule over a period of years.
(3) The “Percentage” column represents the division of the amounts under each "Number" column by total shares of Class A common stock outstanding plus each individual's or entity's shares of Class A common stock issuable upon the exchange or conversion of OP units, and shares of Class B common stock. Each calculation assumes that none of the OP units, or shares of Class B common stock held by other individuals or entities are converted or exchanged for Class A common stock.
(4) Represents a percentage of the number of shares of Class A common stock issuable upon the exchange of Class A OP units and the related conversion of shares of Class B common stock held by PHC LLC equal to the pecuniary interest held by funds managed by HarbourVest Partners, LLC (collectively, the “HarbourVest Funds”) in PHC LLC.
(5) Represents a percentage of the shares of Class A common stock issuable upon the exchange of Class A OP units and the related conversion of shares of Class B common stock held by PHC LLC equal to the pecuniary interest held by Trident PHC Holdings LLC (“Trident PHC”) in PHC LLC. Trident PHC is owned, directly and/or indirectly, by Trident VI, L.P., Trident VI Parallel Fund, L.P., Trident VI DE Parallel Fund, L.P. and Trident VI Professionals Fund, L.P. (collectively, the “Trident VI Funds”). Stone Point Capital LLC is the manager of the Trident VI Funds.
(6) Represents a percentage of the shares of Class A common stock issuable upon the exchange of Class A OP units and the related conversion of shares of Class B common stock held by PHC LLC equal to the pecuniary interest held by Mr. Thompson in PHC LLC. Mr. Thompson, our chairman nominee and chief executive officer, is also the chief executive officer of PHC LLC and is one of three members of the board of managers of PHC LLC. Mr. Thompson disclaims beneficial ownership over the shares of Class A common stock shown in the Table as beneficially owned by PHC LLC, except to the extent of his pecuniary interest in PHC LLC.
(7) Represents a percentage of the shares of Class A common stock issuable upon the exchange of Class A OP units and the related conversion of shares of Class B common stock held by PHC LLC equal to the pecuniary interest held by Mr. Rogers in PHC LLC. Mr. Rogers, who is a director nominee, is also a managing director of HarbourVest Partners, LLC and one of three members of the board of managers of PHC LLC. Mr. Rogers disclaims beneficial ownership over the shares of Class A common stock shown in the Table as being beneficially owned by PHC LLC, except to the extent of his pecuniary interest in PHC LLC. In addition, Mr. Rogers disclaims beneficial ownership over the shares of Class A common stock shown in the Table as being beneficially owned by the HarbourVest Funds, except to the extent of his pecuniary interest in such Funds. The principal business address of each of HarbourVest and the HarbourVest Funds is c/o HarbourVest Partners LLC, One Financial Center, Boston MA 02111.
(8) Represents a percentage of the shares of Class A common stock issuable upon the exchange of Class A OP units and the related conversion of shares of Class B common stock held by PHC LLC equal to the pecuniary interest held by Mr. Doody in PHC LLC. Mr. Doody, who is a director nominee, is a managing director of Stone Point Capital LLC and one of three members of the board of managers of PHC LLC. Mr. Doody disclaims beneficial ownership over the shares of Class A common stock shown in the Table as being beneficially owned by PHC LLC, except to the extent of his pecuniary interest in PHC LLC. In addition, Mr. Doody disclaims beneficial ownership over the shares of Class A common stock shown in the Table as being beneficially owned by Trident PHC, including the Trident VI Funds, except to the extent of his pecuniary interest therein. The principal business address of each of Trident PHC and the Trident VI Funds is c/o Stone Point Capital LLC, 20 Horseneck Lane, Greenwich, CT 06830.
(9) Excludes $100,000 of shares of Class A common stock underlying equity awards to be granted to Ms. Hegi under our 2021 Equity Incentive Plan.
(10) Excludes $100,000 shares of Class A common stock underlying equity awards to be granted to Mr. Herron under our 2021 Equity Incentive Plan.

Certain relationships and related transactions
Formation Transactions
The assets that will comprise our initial portfolio are currently held by PHC LLC. As part of the formation transactions, PHC LLC will contribute substantially all of its assets to our operating partnership and will receive 106,346,749 Class A OP units and 106,346,749 shares of Class B common stock having an aggregate value of approximately $2.06 billion (based on the mid-point of the initial public offering price range shown on the cover page of this prospectus). The gross book value of these assets was approximately $2.06 billion as of March 31, 2021. The operating partnership will acquire these assets subject to indebtedness and other liabilities of approximately $542 million as of March 31, 2021. The agreements relating to the formation transactions are subject to customary closing conditions, including the completion of this offering.
Operating Partnership Agreement
Following the completion of this offering and our formation transactions, we will conduct substantially all of our business through PHCC OP, LP, our operating partnership. We will be the sole general partner of and accordingly will control all of the business and affairs of our operating partnership. The operating partnership will have three classes of OP units: Class A, Class B and LTIP units. We will be the sole holder of Class B OP units and, following the completion of this offering and our formation transactions, we will hold approximately 9.0% of the outstanding Class A OP units (or 10.2% if the underwriters exercise in full their option to purchase additional shares of Class A common stock). PHC LLC will be the sole limited partner and will hold the remaining 91.0% of outstanding Class A OP units in our operating partnership (or 89.8% if the underwriters exercise in full their option to purchase additional shares of Class A common stock). Our operating partnership will issue to us a number of Class B OP units which in the aggregate will have an economic interest in our operating partnership equal to the economic interest associated with the outstanding shares of Class B common stock.
For purposes of only this section of the prospectus, references to “OP units” shall be to Class A OP units, Class B OP units, LTIP units and other units to be issued or granted in the future.
Voting
Holders of OP units will have no voting rights.
Distributions
Our operating partnership intends to make pro rata cash distributions to holders of OP units in accordance with the rights associated with such OP units. Distributions on each Class B OP unit will be equal to 1/50th of the amount distributed on a Class A OP unit.
Because we are organized as a holding company and will have no material assets other than our general partner interest and the Class A OP units and Class B OP units that we hold in our operating partnership, the ability of our board of directors to declare and pay dividends to the holders of our Class A common stock will be subject to the ability of our operating partnership to pay distributions to us in respect of the Class A OP units we hold in the operating partnership. When our operating partnership pays distributions to us in respect of our Class A OP units, our operating partnership is also required to make an equivalent distribution per unit in respect of the Class A OP units held by other limited partners and an additional distribution (as described further below) in respect of the Class B OP units we hold. In this regard, subject to funds being legally available to pay distributions, we, as the sole general partner of the operating partnership, intend to cause our operating partnership to make distributions to holders of OP units, including us, in an amount at least sufficient to allow us and other holders of OP units to pay all applicable taxes and to allow us to make payments under the tax receivables agreement as described below. Because we expect a significant portion of assets will continue to be concentrated in bonds and other assets that generate tax-exempt interest income, a significant portion of our net interest income will not be not subject to tax, which will reduce the amount of distributions that would otherwise need to be paid to us to allow us to pay applicable taxes.

We further intend to cause our operating partnership, to the extent of funds being legally available to fund distributions, to make additional distributions to holders of Class A OP units, including us, in an additional amount sufficient to allow us to cover dividends, if any, declared by our board of directors in respect of our Class A common stock. Upon any distribution made by the operating partnership in respect of its Class A OP units to fund a dividend in respect of our Class A common stock, we will be required under our articles of incorporation to pay a dividend per share to the holders of our Class B common stock in an amount equal to 1/50th, or 2%, of the amount of any dividend per share paid to holders of our Class A common stock. As the sole holder of Class B OP units, we expect to receive, and as general partner of the operating partnership, we will cause, distributions in respect of the Class B OP units in an amount sufficient to allow us to fund any dividend we pay on shares of Class B common stock.
Redemption and Exchange of OP units
Beginning 180 days after the date of this prospectus and subject to certain limitations and exceptions, holders of Class A OP units, other than us or our subsidiaries, will have the right to cause our operating partnership to redeem their Class A OP units for cash in an amount equal to the market value of an equivalent number of shares of our Class A common stock. The market value of the Class A common stock for this purpose will be equal to the average of the closing trading price of a share of our Class A common stock on a U.S. national securities exchange for the ten trading days before the day on which the redemption notice is given to our operating partnership. In addition, the partnership agreement of our operating partnership also provides that, at our option, we have the right to issue shares of Class A common stock in exchange for Class A OP units tendered for redemption, on a one-for-one basis (subject to equitable adjustment for stock splits, stock dividends and reclassifications), rather than effecting a redemption in cash. We anticipate that rather than pay cash, we will normally elect to issue Class A common stock in exchange for Class A OP units tendered for redemption. Upon exchange of Class A OP units for shares of Class A common stock, (i) the shares of Class B common stock with which such Class A OP units are paired will mandatorily convert into Class A common stock at a conversion ratio of 50 shares of Class B common stock for each share of Class A common stock, and such shares of Class B common stock will be canceled, and (ii) a corresponding amount of Class B OP units held by us will automatically convert into Class A OP units at a conversion ratio of 50 Class B OP units for each Class A OP unit.
Certain corporate holders of Class A OP units also have the right to accomplish the exchange of their Class A OP units for shares of Class A common stock through an alternative transaction structure in which, for example, the corporate holder of Class A OP units may be acquired by the Company or its subsidiary through a merger or other transaction where the shareholders of the corporate holder will receive as consideration in the merger the shares of Class A common stock that would otherwise be issued to such holder in an ordinary exchange transaction.
Other Transactions
We (and our operating partnership) do not have a mandatory redemption policy. However, as the sole general partner of our operating partnership, we may, without the consent of the limited partners approve certain amendments to the partnership agreement of our operating partnership, implement mergers involving our operating partnership or sales of all or substantially all of its assets. Through the exercise of these powers, we would be authorized, without the consent of limited partners, to implement a transaction such as a merger involving our operating partnership, that could result in the conversion of outstanding Class A OP units (including LTIP units) into cash, shares of our common stock or other securities. The partnership agreement of our operating partnership only requires that, in such circumstances, limited partners are offered the right to receive, for each Class A OP unit outstanding, the same or substantially equivalent consideration as the highest amount of consideration offered per share of Class A common stock in the transaction.
Transferability
We will not be able to (1) voluntarily withdraw as the general partner of our operating partnership, or (2) transfer our general partner interest in our operating partnership (except to a wholly-owned subsidiary), unless the transaction in which such withdrawal or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction. Except in the case of certain permitted transfers, limited partners will not be able to transfer their OP units, in whole or in part, without our written consent, not to be unreasonably withheld, as the general partner of the partnership. In the event of a permitted transfer of a Class A OP unit, such limited partner will be required to simultaneously transfer shares of Class B common stock to such transferee equal to the number of Class A OP units that were transferred.
Employment Agreements
We intend to enter into employment agreements with Jim Thompson, Cliff Weiner, Paige Deskin, Ramiro Albarran and Charlie Visconsi that will be effective upon completion of this offering. These employment agreements will provide for base salary, bonus and other benefits, including accelerated vesting of equity awards upon a termination of the executive’s employment under certain circumstances. See “Our Management—Employment Agreements.”
Indemnification Agreements for Executive Officers and Directors
We intend to enter into indemnification agreements with members of our board of directors and our executive officers that will be effective upon completion of this offering. These indemnification agreements will provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances. See “Our Management—Employment Agreements”.
Registration Rights Agreement
We will provide registration rights to PHC LLC, its equity owners and/or their blockers, and other subsequent holders of Class A OP units and shares of our Class B common stock with respect to shares of our Class A common stock issuable upon the exchange of such OP units (including the shares of Class A common stock issuable upon the automatic conversion of corresponding Class B common stock held by such holders). The registration rights agreement requires us to use our commercially reasonable efforts to file a resale shelf registration statement on Form S-3 with the SEC providing for the resale of all such shares of Class A common stock no later than 60 days after we first become eligible to register the resale of our securities pursuant to Form S-3 under the Securities Act, subject to extension upon certain events. In addition, after a period of 180 days after the date of this prospectus, equity owners of PHC LLC that have the right, through the exercise of withdrawal rights under the PHC LLC operating agreement, to become the holders of at least 10% of the Class A OP Units in our operating partnership expected to be held by PHC LLC upon completion of this offering, have been granted certain customary demand registration rights that require us to register shares of Class A common stock issuable upon the exchange of such OP units (including the shares of Class A common stock issuable upon the automatic conversion of corresponding Class B common stock held by such holders), on short form and long form registration statements, subject to the right of the underwriters to limit the number of shares to be included in an underwritten offering and our right to delay or withdraw a registration statement under certain circumstances. Other holders of Class A OP Units in our operating partnership (other than us) will have piggyback registration rights to join in registrations initiated by the exercise of demand registration rights under certain circumstances. We will bear the expenses incident to our obligations under the agreement granting the registration rights described above in this paragraph.
Shared Resources and Cooperation Agreement
Prior to the completion of this offering, our business has been operated as part of PHC LLC. In connection with this offering, we will enter into a shared resources and cooperation agreement with PHC LLC pursuant to which we will assist PHC LLC in the wind-down of its retained portfolio. Pursuant to the shared resources and cooperation agreement, we will provide PHC LLC with use of our accounting team, investors relations team, administrative services, office space, equipment, services and other resources, and expenses will be allocated between us and PHC LLC on the basis of employee time spent providing such services to PHC LLC, including reimbursement of actual expenses incurred in providing such services to PHC LLC. Our independent directors are expected to review the allocation and reimbursement of such expenses on a quarterly basis.

Tax Receivables Agreement
The holders of Class A OP units will have the right to cause our operating partnership to redeem their OP units for cash in an amount equal to the market value of an equivalent number of shares of our Class A common stock. At our option, we have the right to issue shares of Class A common stock in exchange for OP units tendered for redemption, on a one-for-one basis, rather than effecting a redemption in cash. Upon such an exchange, the corresponding shares of Class B common stock held by the holder of such OP units will also convert into shares of our Class A common stock at a conversion ratio of 50 shares of Class B common stock for each share of Class A common stock. Our operating partnership intends to make an election under Section 754 of the Code effective for the taxable year in which the formation transactions described in “The Structure and Formation of Our Company” occur and each subsequent taxable year in which an exchange of OP units for shares of Class A common stock occurs. The exchanges of OP units for shares of Class A common stock are expected to result, with respect to us, in increases in the tax basis of the assets of our operating partnership that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future, including by decreasing gains (or increasing losses) on future dispositions of assets.
We will enter into a tax receivables agreement with the holders of OP units that will require us to pay them 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us, or a change in control) as a result of such increases in tax basis and certain other tax benefits related to entering into the tax receivables agreement, including tax benefits attributable to payments under the tax receivables agreement. This will be our obligation and not the obligation of our operating partnership. We expect to benefit from the remaining 15% of cash savings, if any, realized from the tax basis increase. For purposes of the tax receivables agreement, cash savings in income tax will be computed by comparing our actual income tax liability (computed, in the case of state income taxes, by using an assumed rate based on the maximum tax rates in the states where we are subject to income taxes) to the amount of such taxes that we would have been required to pay had there been no increase in our share of the tax basis of the assets of our operating partnership. The term of the tax receivables agreement will commence upon consummation of this offering and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivables agreement for an amount based on an agreed-upon value of payments remaining to be made under the agreement.
The actual increase in our share of the tax basis of the assets of our operating partnership, as well as the amount and timing of any payments under the tax receivables agreement, will vary depending upon a number of factors, including:
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the timing of exchanges of OP units for shares of our Class A common stock—for instance, the increase in any expected tax benefits will vary depending on the fair market value, which may fluctuate over time, of the various tax-exempt bonds, taxable bonds and other assets held by our operating partnership at the time of the exchanges;

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the price of our Class A common stock at the time of exchanges of OP units—the increase in our share of the basis in the assets of our operating partnership will be related to the price of our Class A common stock at the time of these exchanges;

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the extent to which these exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available;

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the tax rates in effect at the time we utilize the tax attributes to which the tax receivables agreement applies; and

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the amount and timing of our income—we will be required to pay 85% of the tax savings, as and when realized, if any. If we do not have taxable income, we generally will not be required to make payments under the tax receivables agreement for that taxable year because no tax savings will have been actually realized but may be required to make a payment under the tax receivables agreement in respect of a subsequent taxable year in which such attributes are later used to reduce our cash tax liability.

We will have the right upon a determination by the independent directors of our board of directors to terminate the tax receivables agreement by making payments to the holders of our OP units (or their assignees) calculated by reference to the present value of all future payments that such holders (or their assignees) would have been entitled to receive under the tax receivables agreement using certain valuation assumptions, including assumptions that any OP units that have not been exchanged are deemed exchanged for the market value of the Class A common stock at the time of termination and that we will have sufficient taxable income in each future taxable year to fully utilize all potential tax savings. In addition, the tax receivables agreement provides that, upon certain mergers, asset sales, other forms of business combinations or other changes of control the tax receivables agreement will terminate and we will be required to make payments to holders of our OP units equal to the present value (as of the closing of the applicable transaction) of the future payments that such holders (or their assignees) would have been entitled to receive under the tax receivables agreement computed using substantially the same valuation assumptions as just referenced.
Our obligations pursuant to the tax receivables agreement will rank pari passu with our other general trade creditors. The payments under the tax receivables agreement are not conditioned upon any recipient’s continued ownership of us or our operating partnership. An existing OP unit holder (or such holder’s assignees) that exchanges its OP units for our Class A common stock will receive payments under the tax receivables agreement unless it validly assigns or otherwise transfers its right to receive such payments.
Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by an exchanging or selling OP unit holder (or its assignee) under the tax receivables agreement. For example, the earlier disposition of assets following an OP unit exchange or acquisition transaction will generally accelerate payments under the tax receivables agreement and increase the present value of such payments, and the disposition of assets before an OP unit exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of an OP unit holder (or its assignee) to receive payments under the tax receivables agreement.
Were the IRS to successfully challenge the tax basis increases described above, we would not be reimbursed for any payments previously made under the tax receivables agreement but any disallowed amounts may reduce our future obligations, if any, under the tax receivables agreement. As a result, in certain circumstances, we could make payments under the tax receivables agreement in excess of our actual cash savings in income tax.
Charter Services Agreement
On April 1, 2015, PHC LLC entered into a Charter Services Agreement with Mountain Air Charter, LLC (“Mountain Air”), a limited liability company which operates a Citation CJ3 aircraft based in Dallas, Texas. Preston Hollow Holdings LLC, which is wholly owned by Jim Thompson, our Chairman and Chief Executive Officer, is the sole owner of Mountain Air. Under the Charter Services Agreement, PHC LLC charters Mountain Air’s aircraft at an hourly rate for a fee. For the years ended December 31, 2019 and 2020 and the three months ended March 31, 2021, as consideration for using Mountain Air’s chartering services, we paid Mountain Air $269,080 ,$85,442 and $34,288, respectively.
Related Person Transaction Policy
We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and employees who provide services to us from engaging in any transaction that involves an actual conflict of interest with us. Notwithstanding the prohibitions in our code of business conduct and ethics, after considering the relevant facts and circumstances of any actual conflict of interest, the audit committee of our board of directors or another committee of our board of directors comprised solely of independent directors may, on a case-by-case basis and in their sole discretion, waive such conflict of interest.

Purchases in Directed Share Program
The underwriters have reserved for sale at the initial public offering price up to 1,052,632 shares of Class A common stock for directors, officers, certain employees and other persons associated with us who have expressed an interest in purchasing Class A common stock in the offering. We will offer these shares to the extent permitted under applicable regulations in the United States. Pursuant to the underwriting agreement, the sales will be made by J.P.Morgan Securities LLC through a directed share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares. Each director, officer or employee buying shares through the directed share program will be subject to a 180-day lock-up period with respect to such shares. We agreed to indemnify J.P. Morgan Securities LLC in connection with the directed share program, including for the failure of any participant to pay for its shares. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program.
Conflicts of Interest and Related Policies
Following completion of this offering, there will be conflicts of interest with respect to certain transactions between the holders of OP units and our Class A stockholders. In particular, the consummation of certain business combinations, the sale of certain of our assets or a reduction of indebtedness could have adverse tax consequences to holders of OP units, which would make those transactions less desirable to them. Certain members of our senior management team will hold OP units through their interests in PHC LLC and shares of our common stock upon completion of this offering and the formation transactions.
We did not conduct arm’s-length negotiations with the parties involved regarding the terms of the formation transactions. In the course of structuring the formation transactions, certain members of our senior management team and other contributors had the ability to influence the type and level of benefits that they will receive from us.
Our written code of business conduct and ethics is designed to eliminate or minimize certain potential conflicts of interest. For example, with respect to corporate opportunities, we prohibit covered persons from taking for themselves opportunities that are discovered through the use of our property, information or position unless such opportunities are presented to the Board and the Board declines to pursue such opportunities. However, as long as a corporate opportunity is not presented to a director or officer through the use of our property, information or his or her position, such opportunity need not be presented to the Board. For example, an employee or affiliate of Stone Point or HarbourVest or their affiliates has no duty to communicate or present corporate opportunities to us as long as that corporate opportunity is not presented to such person solely in his or her capacity as a director or officer of us. In addition, we prohibit employees from obtaining loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is one of our partners, lenders or competitors
The limited partners of our operating partnership have agreed that in the event of a conflict in the duties owed by us to our stockholders and the fiduciary duties owed by us, in our capacity as general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders.

Description of capital stock
The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and our bylaws, each as amended and restated in connection with this offering and as in effect upon completion of this offering. For a more complete understanding of our capital stock, we encourage you to read carefully this entire prospectus, as well as our charter and our bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.
General
Our charter provides that we may issue up to 500,000,000 shares of Class A common stock, $0.01 par value per share, up to 500,000,000 shares of Class B common stock, $0.01 par value per share and up to 200,000,000 shares of preferred stock, $0.01 par value per share. Except as required by the listing standards of the NYSE, or the terms of any class or series of our preferred stock that we may issue in the future, our board of directors will have the authority, without stockholder approval, to issue additional shares of our capital stock.
After giving effect to this offering and the formation transactions, 10,526,366 shares of our Class A common stock will be issued and outstanding (12,105,313 if the underwriters’ option to purchase additional shares is exercised in full), 106,346,799 shares of our Class B common stock will be issued and outstanding, and no shares of our preferred stock will be issued and outstanding. Under Maryland law, our stockholders are not generally liable for our debts or obligations.
Common Stock
Following the completion of this offering, we will have two authorized classes of common stock: Class A and Class B. All of the shares of our Class A common stock offered by this prospectus and all of the shares of Class B common stock issued in the formation transactions will be duly authorized, validly issued, fully paid and nonassessable.
Class A Common Stock
Voting
Except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of Class A common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. As described below, holders of Class B common stock are also entitled to one vote per share. Except for certain matters described below on which holders of our Class B common stock have the exclusive right to vote, holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval. In addition, holders of our Class A common stock have the right to vote, as a separate class, on any amendment to our charter that adversely affects the Class A common stock and either (a) relates to the separate class voting right of holders of Class A common stock or (b) is an amendment of a type on which our stockholders are entitled to vote that would alter the correlative voting and distribution rights of the Class A common stock and the Class B common stock, or alter the conversion rights of the Class B Common Stock, as expressly set forth in our charter. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Class A and Class B common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.
Dividends
Subject to the preferential rights, if any, of holders of any other class or series of our stock, holders of outstanding shares of Class A common stock are entitled to receive dividends on such shares of Class A common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us.

Liquidation
In the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all our known debts and liabilities, holders of outstanding shares of Class A common stock are entitled to share ratably in our assets legally available for distribution, subject to the limited rights of the holders of Class B common stock described below.
Other Matters
Holders of shares of Class A common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no pre-emptive rights to subscribe for any securities of our company.
Class B Common Stock
Voting
Except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of Class B common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except for certain matters described above that also require the approval of holders of our Class A common stock, voting as a separate class, and except that holders of our Class B common stock have the exclusive right to vote, as a single class, on any amendment to our charter that adversely affects the Class B common stock and either only (a) relates to the exclusive voting right of holders of Class B common stock on such amendments or (b) is an amendment of a type on which our stockholders are entitled to vote that would alter the correlative voting and distribution rights of the Class A common stock and the Class B common stock, or alter the conversion rights of the Class B common stock, as expressly set forth in our charter. The voting rights of the Class B common stock are intended to be in proportion to the economic ownership interests in our operating partnership represented by holders of OP units in our operating partnership other than us.
Issuance
Shares of Class B common stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of OP units held by OP unitholders (other than us) and the number of shares of Class B common stock held by such holders from time to time. Shares of Class B common stock are transferable only together with an equal number of OP units. Only permitted transferees of OP units will be permitted transferees of Class B common stock. See “Certain Relationships and Related Transactions — Operating Partnership Agreement.”
Dividends
Subject to the preferential rights, if any, of holders of any other class or series of our stock, holders of outstanding shares of Class B common stock are entitled to receive dividends on such shares of Class B common stock out of assets legally available therefor in an amount equal to 1/50th, or 2%, of the amount of any dividend per share paid to the holders of Class A common stock.
Liquidation
In the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all our known debts and liabilities, holders of outstanding shares of Class B common stock are entitled receive out of our assets legally available for distribution in an amount equal to 1/50th, or 2%, of the amount to be distributed to holders of Class A common stock upon such event, pro rata with any such distributions to holders of Class A common stock.
Conversion into Class A Common Stock
Holders of OP units (other than us) will receive shares of Class B common stock equal to the number of OP units they hold. As described above, the shares of Class B common stock represent an economic interest equal to 1/50 of a share of Class A common stock and the voting rights of the Class B common stock are intended to be in proportion to the economic ownership interests of such holders of OP units (other than us) in our operating partnership. Each OP unit is, from time to time, exchangeable for one share of Class A common stock, subject to equitable adjustment for stock splits, stock dividends and reclassifications, and subject to the terms and limitations provided in the operating partnership agreement of our operating partnership. Upon exchange of OP units for shares of Class A common stock, the shares of Class B common stock with which such OP units are paired will mandatorily convert into Class A common stock at a conversion ratio of 50 shares of Class B common stock for each share of Class A common stock, and such shares of Class B common stock will be cancelled.
Extraordinary Matters
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions may be approved by a majority of all of the votes entitled to be cast on the matter, except that certain amendments to the provisions of our charter related to the removal of directors, and the vote required to amend such provision, must be approved by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast on the amendment. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because substantially all of our assets will be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.
Authorized but Unissued Preferred Stock
Under our charter, our board of directors will be permitted from time to time to establish and to cause us to issue one or more classes or series of preferred stock and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of such classes or series. Accordingly, our board of directors, without common stockholder approval, will be permitted to issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, may adversely affect the voting and other rights of the holders of our common stock, and could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action. No shares of preferred stock are expected to be outstanding immediately following this offering and we have no present plans to issue any shares of preferred stock.
Power to Reclassify Our Unissued Shares of Stock
Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our Class A common stock, and authorize us to issue the newly-classified shares. Before authorizing the issuance of shares of any new class or series, our board of directors must set, subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each class or series of stock.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock
Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without stockholder approval, to amend our charter from time to time to increase or decrease the aggregate number of shares of common stock or the number of shares of any class or series of stock that we have the authority to issue.
We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of our stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of Class A common stock, will be available for issuance without further action by our common stockholders, unless such approval is required by the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our Class A common stock or otherwise be in the best interest of our stockholders.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions,  Inc.

CERTAIN PROVISIONS OF THE Maryland GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS
The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to our charter and our bylaws, as in effect upon completion of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.
Our Board of Directors
Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may not be fewer than the minimum number required under the MGCL, which is one, and our bylaws provide that the number of our directors may not be more than 15. Because our board of directors has the power to amend our bylaws, it could modify the bylaws to change that range. Upon completion of this offering, subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and, if our board of directors is classified, any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.
Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. A plurality of the votes cast in the election of directors is sufficient to elect a director, and holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of Class A and Class B common stock entitled to vote will be able to elect all of our directors at any annual meeting.
Removal of Directors
Our charter provides that, subject to the rights of holders of any class or series of our preferred stock to elect or remove one or more directors, a director may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s Class A common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A Maryland corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and (1) any other person, provided, that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person), (2) PHC LLC and its affiliates and associates, and any person who acquires shares of our common stock from PHC LLC as a distribution on (whether in liquidation or otherwise), or in connection with withdrawal or redemption of, such person’s equity interests in PHC LLC and (3) persons acting in concert with any of the foregoing. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance by our company with the supermajority vote requirements and other provisions of the statute. There is no assurance that our board of directors will not amend or repeal this resolution in the future.
The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer, if a meeting of stockholders is convened at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide for:
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a classified board;

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a two-thirds vote requirement for removing a director;

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a requirement that the number of directors be fixed only by vote of the directors;

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a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

•
a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election (which we expect to be upon the closing of this offering), vacancies on our board may be filled only by the remaining directors and (if our board is classified in the future) for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, with or without cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board, our chief executive officer, our president or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting of our stockholders.
Corporate Opportunities
Our charter provides that, to the maximum extent permitted by Maryland law, each of our directors or officers that is an employee or affiliate of Stone Point or HarbourVest or their affiliates is not required to, and has no duty to, communicate or present corporate opportunities to us or any of our affiliates, and will not be liable to us or any of our affiliates, subsidiaries, stockholders or other equity holders for breach of any duty by reason of the fact that Stone Point or HarbourVest or any of their affiliates or employees, or any of their representatives or designees, directly or indirectly, pursues or acquires such an opportunity for themselves, directs such an opportunity to another person, or does not present such an opportunity to us or any of our affiliates, as long as that corporate opportunity is not presented to such person solely in his or her capacity as a director or officer of us.
Meetings of Stockholders
Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. The chairman of our board of directors, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting. Only the matters set forth in the notice of special meeting may be considered and acted upon at such meeting.
Whenever stockholders are required or permitted to take any action by a vote, the action may be taken at a meeting of stockholders, or without a meeting only by the unanimous written consent of the stockholders entitled to vote on the matter which sets forth the action.
Amendment to Our Charter and Bylaws
Except for amendments to the provisions of our charter relating to the removal of directors and the vote required to amend this provision (which must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Holders of our Class A common stock have the additional right to vote, as a separate class, on any amendment to our charter that adversely affects the Class A common stock and either (a) relates to the separate class voting right of holders of Class A common stock or (b) is an amendment of a type on which our stockholders are entitled to vote that would alter the correlative voting and distribution rights of the Class A common stock and the Class B common stock, or alter the conversion rights of the Class B Common Stock, as expressly set forth in our charter. Holders of our Class B common stock have the exclusive right to vote, as a single class, on any amendment to our charter that adversely affects the Class B common stock and either only (a) relates to the exclusive voting right of the holders of Class B common stock on such amendments or (b) is an amendment of a type on which our stockholders are entitled to vote that would alter the correlative voting and distribution rights of the Class A common stock and the Class B common stock, or alter the conversion rights of the Class B common stock, as expressly set forth in our charter.
Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.
Dissolution of Our Company
The dissolution of our company must be advised by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.
Advance Notice of Director Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record as of the record date set by our board of directors for the purpose of determining stockholders entitled to vote at such annual meeting, at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.
With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that the meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record as of the record date set by our board of directors for the purpose of determining stockholders entitled to vote at such special meeting, at the time of giving notice and at the time of the special meeting, is entitled to vote at the meeting in the election of such nominee and has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.
Exclusive Forum for Certain Litigation
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or I any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act. Although our bylaws contain the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our Class A common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt into the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.
The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•
the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•
the director or officer actually received an improper personal benefit in money, property or services; or

•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
Our charter obligates us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•
any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

•
any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•
any individual who served any predecessor of our company, including PHC LLC in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity.

Our charter also permits us to indemnify and advance expenses to any employee or agent of our company or a predecessor of our company.
We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE
Issuance of Shares of Class A common stock
After giving effect to this offering and the formation transactions, we will have 119,000,101 shares of Class A common stock outstanding on a fully diluted basis. In addition, 106,346,799 OP units are exchangeable on a one-for-one basis for shares of our Class A common stock (subject to the terms and limitations provided in the operating partnership agreement of our operating partnership) and, upon exchange of Class A OP units for shares of Class A common stock, the 106,346,799 shares of Class B common stock with which such OP units are paired will also mandatorily convert into Class A common stock at conversion ratio of 50 shares of Class B common stock for each share of Class A common stock.
Shares of our Class A common stock are newly issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active market for shares of our Class A common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of Class A common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of the shares of Class A common stock. See “Risk Factors—Risks Related to Our Class A common stock.”
Upon the closing of this offering, a total of 10,526,366 shares of Class A common stock will be outstanding, assuming the underwriters do not exercise their option to purchase additional shares. All of these shares of Class A common stock sold in this offering will be freely tradable in the public market without restrictions or further registration under the Securities Act, (except for shares of our Class A common stock purchased by our directors, officers and employees in the directed share program, which are subject to a 180-day lock-up period), unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.
The remaining outstanding shares of our Class A common stock, together with any shares of Class A common stock that may be issued upon exchange of OP units or conversion of shares of Class B common stock, will be deemed restricted “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if their offer and sale is registered under the Securities Act or if the offer and sale of those securities qualify for an exemption from registration, including exemptions provided by rules 144 and 701 under the Securities Act, which are summarized below.
As a result of the lockup agreements and market standoff provisions described below and the provisions of Rules 144 or 701, and assuming no exercise of the underwriters’ option to purchase additional shares, shares of our Class A common stock will be available for sale as follows:
•
Beginning on the date of this prospectus, all shares of our Class A common stock sold in this offering will be immediately available for sale in the public market (except for shares of Class A common stock purchased by our directors, officers and employees in the directed share program, which are subject to a 180-day lock-up period); and

•
Beginning 181 days after the date of this prospectus, the remaining shares of our Class A common stock sold in this offering will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, as described below.

Rule 144
The shares of restricted Class A common stock described above under “Shares Eligible for Future Sale—Issuance of shares of Class A common stock” and any additional shares of Class A common stock that may be issued upon exchange of OP units and the conversion of the corresponding shares of Class B common stock will, when issued, be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.
A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our Class A common stock or the average weekly trading volume of our Class A common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).
Rule 701
Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.
Form S-8 Registration Statement
Upon completion of this offering, we will have reserved for issuance under our 2021 Equity Incentive Plan up to an aggregate of    % of the shares of our Class A common stock issued and outstanding from time to time on a fully diluted basis (assuming the exercise of all conversion, exchange, and redemption rights associated with OP units and other partnership units and our Class B common stock and, if applicable, any options, warrants or convertible securities, in each case, to the extent issued and outstanding, into shares of Class A common stock). In connection with this offering, we expect that our board of directors will approve the grant of $200,000 in equity-based awards to our independent directors under our 2021 Equity Incentive Plan. The initial equity-based awards to be granted to our independent directors will vest in equal installments on the first business day of each year over a period of years.
We intend to file a registration statement on Form S-8 under the Securities Act after the closing of this offering to register shares of our Class A common stock subject to conversion, exchange and redemption rights outstanding, as well as reserved for future issuance, under our 2021 Equity Incentive Plan. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares of our common stock covered by the registration statement will then become eligible for sale in the public market, subject to Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable market standoff agreements and lock-up agreements. See the section captioned “2021 Equity Incentive Plan” for a description of our equity compensation plans.
Lock-up Agreements
All of our directors and officers and substantially all of our stockholders, including PHC LLC, together with each employee in our directed share program, are, or will be, subject to lock-up agreements or market standoff provisions that prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our common stock, options to acquire shares of our common stock or any security or instrument related to our common stock, or entering into any swap, hedge or other arrangement that transfers any of the economic consequences of ownership of our common stock, for a period of 180 days following the date of this prospectus without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc., subject to certain exceptions. See the section entitled “Underwriting” for more information.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS
The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder (as defined below).
A “non-U.S. holder” means a beneficial owner of our Class A common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:
•
an individual citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income taxes and does not deal with foreign, state, local or estate tax or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.
If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.
Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and, to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”).
Subject to the discussion of FACTA below, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a non-U.S. corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Common Stock
Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. If we are or become a “United States real property holding corporation,” however, so long as our common stock is regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the sale or other disposition of our common stock.

Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under proposed U.S. Treasury regulations promulgated by the Treasury Department on December 31, 2018, which state that taxpayers may rely on the proposed Treasury regulations until final Treasury regulations are issued, FACTA withholding will not apply to the gross proceeds from the sale or disposition of our common stock.
You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING
We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:
Name	Number of shares
J.P. Morgan Securities LLC
Barclays Capital Inc.
UBS Securities LLC
Piper Sandler & Co.
Deutsche Bank Securities Inc.
Loop Capital Markets LLC
Total	10,526,316
The underwriters are committed to purchase all the shares of Class A common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters propose to offer the shares of Class A common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $      per share from the initial public offering price. After the initial offering of the shares to the public, if all of the shares of Class A common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.
The underwriters have an option to buy up to 1,578,947 additional shares of Class A common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $      per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $2 million. We have agreed to reimburse the underwriters for expenses of up to $35,000 related to clearance of this offering with the Financial Industry Regulatory Authority (“FINRA”).
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
The underwriters have reserved for sale at the initial public offering price up to 1,052,632 shares of Class A common stock for directors, officers, certain employees and other persons associated with us who have expressed an interest in purchasing Class A common stock in the offering. We will offer these shares to the extent permitted under applicable regulations in the United States. Pursuant to the underwriting agreement, the sales will be made by J.P.Morgan Securities LLC through a directed share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares. Each director, officer or employee buying shares through the directed share program will be subject to a 180-day lock-up period with respect to such shares. We have agreed to indemnify J.P.Morgan Securities LLC in connection with the directed share program, including for the failure of any participant to pay for its shares. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program.
We (including our operating partnership) have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of any class of common stock or any securities convertible into or exercisable or exchangeable for any shares of any class of common stock, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc. for a period of 180 days after the date of this prospectus, other than the shares of our Class A common stock to be sold in this offering. The restrictions on our actions, as described above, are subject to customary exceptions and do not apply to certain transactions.
The restrictions described above do not apply to certain transactions, including (i) the issuance of shares of Class A common stock or OP Units or securities convertible into or exercisable for shares of our Class A common stock or OP Units pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of Class A common stock, OP Units or securities convertible into or exercisable or exchangeable for shares of our Class A common stock or OP Units (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus, provided that such recipients enter into a lock-up agreement with the underwriters; (iii) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction; or (iv) sales and other transfers made by PHC LLC, the Company, our operating partnership and their respective subsidiaries necessary to effect the formation transactions.

Our directors and executive officers, and PHC LLC and its subsidiaries (such persons, the “lock-up parties”), have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock (collectively, the “Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively with the Common Stock, “Lock-Up Securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities, or (4) publicly disclose the intention to do any of the foregoing.
The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) in the case of a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution to members or stockholders of the lock-up party; (vii) by operation of law, (viii) to us from an employee upon death, disability or termination of employment of such employee, (ix) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) the establishment by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period.
J.P. Morgan Securities LLC and Barclays Capital Inc., in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
We expect our Class A common stock to be approved for listing on the NYSE, subject to official notice of issuance under the symbol ‘‘PHCC’’.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.
Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:
•
the information set forth in this prospectus and otherwise available to the representatives;

•
our prospects and the history and prospects for the industry in which we compete;

•
an assessment of our management;

•
our prospects for future earnings;

•
the general condition of the securities markets at the time of this offering;

•
the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•
other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A common stock, or that the shares will trade in the public market at or above the initial public offering price.
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
Selling Restrictions
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
European Economic Area
In relation to each member state of the European Economic Area (each, a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of the securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the securities shall require us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
In relation to the United Kingdom, no shares of Class A common stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares that either (i) has been approved by the Financial Conduct Authority, or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU Exit) Regulations 2019, except that offers of shares may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:
•
to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation); or

•
in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (“FSMA”),

provided that no such offer of shares shall require the Issuer or any representative to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the securities in the United Kingdom within the meaning of the FSMA.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Hong Kong
The shares may not be offered or sold by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
In relation to its use in the Dubai International Financial Centre, or the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term, as used in this prospectus means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law;

(d)
as specified in Section 276(7) of the SFA; or

(e)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification: Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the Class A common stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
This prospectus is not intended to constitute an offer or solicitation to purchase or invest in our securities. The securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the securities to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the Class A common stock may only be made to persons, or to the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act),”professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
United Arab Emirates
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

LEGAL MATTERS
Certain legal matters, including certain tax matters, relating to this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS
The financial statement of Preston Hollow Community Capital, Inc. as of June 30, 2021 and the consolidated financial statements of Preston Hollow Capital, LLC as of December 31, 2020 and 2019, and for the years then ended, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement and its exhibits. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents.
A copy of the registration statement and its exhibits may be obtained from the SEC upon the payment of fees prescribed by it. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.
Upon completion of this offering, we will become subject to the information and periodic and current reporting requirements of the Exchange Act, and in accordance therewith, will file periodic and current reports, proxy statements and other information with the SEC. The registration statement, its exhibits, such periodic and current reports and other information can be obtained electronically without charge by means of the SEC’s website at www.sec.gov.

Report of Independent Registered Public Accounting Firm
To the Stockholder and Board of Directors
Preston Hollow Community Capital, Inc.:
Opinion on the Financial Statement
We have audited the accompanying balance sheet of Preston Hollow Community Capital, Inc. (the Company) as of June 30, 2021, and the related notes (collectively, the financial statement). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of June 30, 2021, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2021.
Dallas, Texas
July 6, 2021

Preston Hollow Community Capital, Inc.
Balance Sheet
As of June 30, 2021
Assets
Cash	$500
Total assets	$500
Commitments and Contingencies
Stockholder’s equity:
Class A Common stock, par value $0.01 per share, 500 shares authorized, 50 shares issued and outstanding	$500
Class B Common stock, par value $0.01 per share, 500 shares authorized, none issued and outstanding	—
Total Stockholder’s equity	$500

See accompanying notes to balance sheet.

Preston Hollow Community Capital, Inc.
Notes to Balance Sheet
June 30, 2021
(1)   Organization
Preston Hollow Community Capital, Inc. (the “Company”) was incorporated in Maryland on May 17, 2021. The Company was formed with the intent that the Company will be included in a reorganization into a holding corporation structure. It is anticipated that the Company will become a holding company and its principal asset will be a controlling equity interest in PHCC OP, LP, a Delaware limited liability company. As the sole general partner of PHCC OP, LP, the Company will operate and control all of the business and affairs of PHCC OP, LP. It is anticipated that the Company will ultimately hold its general partner interest in PHCC OP, LP through a newly formed wholly-owned subsidiary.
(2)   Summary of Significant Accounting Policies
Basis of Presentation — The Balance Sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, comprehensive income, changes in stockholder’s equity and cash flows have not been presented because the Company has not engaged in any activities in this entity except in connection with its formation as fully disclosed below.
(3)   Stockholder’s Equity
On May 17, 2021, the Company was authorized to issue 1,000 shares of common stock, $0.01 par value per share. On June 23, 2021, the Company classified the authorized common stock into two classes including Class A common stock, par value of $0.01 per share and Class B common stock, par value of $0.01 per share. On June 23, 2021, the Company also issued 50 shares of Class A common stock for $10 per share, all of which were acquired by an affiliate. It is anticipated that, PHCC OP, LP will issue to the same affiliate after June 30, 2021, 50 of its Class A OP Units for $10 per unit. In connection with the affiliate’s purchase of 50 Class A OP Units, the Company will issue to this affiliate 50 shares of its Class B Common Stock for $10.00 in the aggregate (representing 2%, or 1/50, of the purchase price per share of the Class A OP Units).
(4)   Subsequent Events
The Company has evaluated subsequent events through July 6, 2021, the date on which the balance sheet was available to be issued, and has determined that there have not been any events that have occurred that would recognition or disclosure in the balance sheet.

Preston Hollow Capital, LLC
Consolidated financial
statements December 31,
2020 and 2019
(With independent auditors’ report thereon)

Report of Independent Registered Public Accounting Firm
To the Members and Board of Managers
Preston Hollow Capital, LLC.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Preston Hollow Capital, LLC and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, equity, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2014.
Dallas, Texas
July 6, 2021

PRESTON HOLLOW CAPITAL, LLC
Consolidated Balance Sheets
December 31, 2020 and 2019
	2020	2019
Assets
Cash and cash equivalents	$66,543,580	203,599,336
Restricted cash	21,677,175	8,907,956
Investments in marketable securities, at fair value (cost $726,613,174 and $861,054,192)	765,962,052	904,033,721
Investments in marketable securities held in trust, at fair value (cost $961,275,276 and $716,343,383)	1,040,986,810	764,677,079
Investments in finance receivables, net of allowance for possible losses of $469,493 and $466,202, respectively	76,523,447	111,248,693
Investment in private fund	1,418,472	1,219,627
Interest receivable	33,677,772	30,807,516
Reverse repurchase receivable, net	3,810,800	4,817,248
Real estate owned	47,374,503	—
Other assets	10,578,053	17,878,756
Total assets	$2,068,552,664	2,047,189,932
Liabilities and Equity
Accounts payable and other liabilities	$13,727,122	20,270,634
Secured borrowings	162,964,352	157,136,554
Mandatorily redeemable noncontrolling interest in consolidated entities	330,817,000	333,225,400
Total liabilities	507,508,474	510,632,588
Members’ equity:
Contributed capital	994,135,558	1,086,034,349
Retained earnings	450,263,437	362,560,172
Accumulated other comprehensive income	115,330,528	87,362,823
Total Members’ equity	1,559,729,523	1,535,957,344
Noncontrolling interest in consolidated entities	1,314,667	600,000
Total equity	1,561,044,190	1,536,557,344
Total liabilities and equity	$2,068,552,664	2,047,189,932

Our consolidated balance sheets include assets and liabilities of consolidated variable interest entities (VIEs) as the Company is the primary beneficiary of these VIEs. As of December 31, 2020 and 2019, assets of consolidated VIEs totaled $1,076.5 million and $787.6 million, respectively, and the liabilities of consolidated VIEs totaled $480.8 million and $490.4 million, respectively. The consolidated total liabilities as of December 31, 2020 and 2019 include certain liabilities of $330.8 million and $333.2 million, respectively, for which the creditors of the VIEs have no recourse to the general credit of the Company. See Note 6 and 7 for additional information.
See accompanying notes to consolidated financial statements.

PRESTON HOLLOW CAPITAL, LLC
Consolidated Statements of Income
Years ended December 31, 2020 and 2019
	2020	2019
Revenues:
Marketable securities interest income	$110,832,800	110,859,143
Finance receivables interest income	9,528,386	13,967,388
Interest expense	(19,249,121)	(23,212,275)
Net interest income	101,112,065	101,614,256
Net gain on sales of marketable securities and finance receivables	12,894,541	45,229,877
Net gain on sale of real estate projects and land held for sale	15,930,239	—
Unrealized net gain on trading marketable securities and investment in private fund	152,774	3,419,555
Net loss on derivative securities	(9,005,027)	(10,418,157)
Other	352,147	578,956
Total revenues	121,436,739	140,424,487
Expenses:
Security other-than-temporary impairment expense	10,000,000	—
Provision for finance receivable credit losses	3,291	76,663
Compensation	15,228,236	15,963,708
Administrative and other operating	7,787,280	10,321,280
Total expenses	33,018,807	26,361,651
Net income	88,417,932	114,062,836
Net income attributable to noncontrolling interests	714,667	—
Net income attributable to Members’ capital	$87,703,265	114,062,836

See accompanying notes to consolidated financial statements.

PRESTON HOLLOW CAPITAL, LLC
Consolidated Statements of Comprehensive Income
Years ended December 31, 2020 and 2019
	2020	2019
Net income	$88,417,932	114,062,836
Other comprehensive income :
Unrealized gains on investment in available-for-sale securities:
Unrealized holding net gains arising during period	36,609,177	109,845,462
Less reclassification adjustment for gain included in net income	(8,641,472)	(35,202,895)
Changes in fair value of available-for-sale securities	27,967,705	74,642,567
Comprehensive income	116,385,637	188,705,403
Less comprehensive income attributable to noncontrolling interest	(714,667)	—
Net comprehensive income attributable to Members’ capital	$115,670,970	188,705,403

See accompanying notes to consolidated financial statements.

PRESTON HOLLOW CAPITAL, LLC
Consolidated Statements of Equity
Years ended December 31, 2020 and 2019
	Members’ contributed capital	Retained earnings	Accumulated other comprehensive income	Noncontrolling interest in consolidated entities	Total equity
Balances at December 31, 2018	$924,810,807	248,497,336	12,720,256	600,000	1,186,628,399
Issuance of Members’ capital	226,591,209	—	—	—	226,591,209
Member distributions	(65,367,667)	—	—	—	(65,367,667)
Net income	—	114,062,836	—	—	114,062,836
Other comprehensive gain	—	—	74,642,567	—	74,642,567
Balances at December 31, 2019	1,086,034,349	362,560,172	87,362,823	600,000	1,536,557,344
Member distributions	(91,898,791)	—	—	—	(91,898,791)
Net income	—	87,703,265	—	714,667	88,417,932
Other comprehensive gain	—	—	27,967,705	—	27,967,705
Balances at December 31, 2020	$994,135,558	450,263,437	115,330,528	1,314,667	1,561,044,190

See accompanying notes to consolidated financial statements.

PRESTON HOLLOW CAPITAL, LLC
Consolidated Statements of Cash Flows
Years ended December 31, 2020 and 2019
	2020	2019
Cash flows from operating activities:
Net income	$88,417,932	114,062,836
Adjustments to reconcile net income to net cash provided by operating activities:
Realized gain on sale of real estate projects and land held for sale	(15,930,239)	—
Realized gain on sale of available-for-sale securities	(8,641,472)	(35,202,895)
Realized gain on sale of trading securities	(3,232)	(2,063,743)
Realized gain on sale of finance receivables	(4,249,837)	(7,963,239)
Realized loss on derivative securities	7,963,585	9,352,878
Unrealized (gain) loss on trading securities	46,071	(3,261,007)
Unrealized gain on investment in private fund	(198,845)	(158,548)
Security other-than-temporary impairment expense	10,000,000	—
Discount amortization and fee accretion on finance receivable and marketable securities	(15,850,272)	(19,574,760)
Cash collected in excess of income recognized	3,187,995	4,095,828
Provision for finance receivable credit losses	3,291	76,663
Furniture, fixtures and equipment depreciation and amortization	257,578	291,331
Proceeds from sale of trading securities	296,058,744	93,990,424
Purchase of trading securities	(309,409,538)	(38,297,256)
Changes in operating assets and liabilities:
Interest receivable	(2,870,256)	(4,845,602)
Other assets	(6,143,673)	(12,406,112)
Accounts payable and other liabilities	(3,783,454)	6,707,587
Net cash provided by operating activities	38,854,378	104,804,385
Cash flows from investment activities:
Purchase of available-for-sale securities	(371,056,851)	(442,935,030)
Proceeds from sale and redemption of available-for-sale securities	249,048,388	420,439,934
Investments in finance receivables	(25,000,418)	(59,708,315)
Proceeds from sale and repayments of finance receivables	46,367,018	89,587,975
Investment in real estate projects and real estate owned	(12,254,788)	(5,838,441)
Proceeds from sale of real estate projects and real estate owned	35,920,766	—
Investment in land held for sale	(9,500)	(38,817)
Proceeds from sale of land held for sale	2,550,525	—
Furniture, fixtures and equipment purchases	(31,248)	(26,204)
Net cash (used in) provided by investment activities	(74,466,108)	1,481,102
Cash flows from financing activities:
Net proceeds from Members’ capital contributions	—	225,316,209
Net issuance of beneficial interests to third parties	8,469,750	242,010,000
Distributions to beneficial interests held by third parties	(10,878,150)	(10,153,367)
Net proceeds from (repayments of) borrowings	5,827,798	(309,837,076)
Net repayments of finance lease liability	(195,414)	(5,736)
Distributions to Members	(91,898,791)	(65,367,667)
Net cash (used in) provided by financing activities	(88,674,807)	81,962,363
Net (decrease) increase in cash and cash equivalents and restricted cash	(124,286,537)	188,247,850
Cash and cash equivalents and restricted cash at beginning of year	212,507,292	24,259,442
Cash and cash equivalents and restricted cash at end of year	$88,220,755	212,507,292
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$22,335,695	21,657,068
During the year ended December 31, 2019, the Company retained beneficial interests of $109,049,045 as part of the consideration for transferring securities of $351,059,045.
See accompanying notes to consolidated financial statements.

Preston Hollow Capital, LLC
Notes to consolidated financial statements
December 31, 2020 and 2019
(1)   Organization and Description of Business
Preston Hollow Capital, LLC (the “Company” or “PHC LLC”), a Delaware limited liability company, is a nonbank finance company specializing in direct and secondary market investments in municipal securities primarily associated with local government operations and infrastructure, community development districts, and municipally supported healthcare and student and senior housing facilities. The Company expects to build upon its core municipal finance platform, opportunistically adding complimentary businesses and investment strategies. The Company has 35 employees and is headquartered in Dallas, Texas, with a capital markets and secondary trading satellite office in San Francisco, California.
The Company was originally formed on October 24, 2013, capitalized indirectly by contributions from management members totaling $110,609,000 through December 31, 2014. The Company has received additional permanent common equity commitments from new members totaling $1,108,039,000 through December 31, 2020.
(2)   Summary of Significant Accounting Policies
(a)   Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (GAAP). The consolidated financial statements include the accounts of all subsidiaries and affiliates in which the Company holds a controlling financial interest as of the financial statement dates.
(b)   Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are required in the determination of interest income recognition, valuation and impairment of investments and long-lived assets, useful lives of property and equipment, and contingencies among others. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. The Company’s estimates often are based on complex judgments, probabilities and assumptions that it believes to be reasonable but that are inherently uncertain and unpredictable. For any given individual estimate or assumption made by the Company, there may also be other estimates or assumptions that are reasonable.
The Company regularly evaluates its estimates and assumptions using historical experience and other factors, including the economic environment. As future events and their effects cannot be determined with precision, the Company’s estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might change those estimates and assumptions. Market conditions, such as illiquid credit markets, volatile equity or bond markets, and economic downturn, can increase the uncertainty already inherent in the Company’s estimates and assumptions. The Company adjusts its estimates and assumptions when facts and circumstances indicate the need for change. Those changes generally will be reflected in the consolidated financial statements on a prospective basis unless they are required to be treated retrospectively under the relevant accounting standard. It is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

(c)   Recent Accounting Pronouncements
In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, Measurement of Credit Losses on Financial Instruments with the objective of giving financial statement users more decision-useful information about the expected credit losses on financial instruments. This ASU replaces current GAAP’s incurred-loss impairment methodology with a methodology that reflects expected credit losses and requires a broader range of reasonable and supportable information to estimate those losses. The amendments in this ASU require a financial asset measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset. The income statement reflects the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The ASU also requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a write-down in current GAAP. This allows for reversals of credit losses in current period net income, which aligns the income statement recognition of credit losses with the reporting period in which changes occur. In November 2018, the FASB issued ASU 2018-19 to align the implementation date for nonpublic entities’ annual financial statements with the implementation date for their interim financial statements and clarify the scope of the guidance in the amendments in ASU 2016-13. The effective date and transition requirements for the amendments in this ASU are the same as the effective dates and transition requirements in ASU 2016-13. The guidance in this ASU is effective for private companies with fiscal years beginning after December 15, 2022 but may adopt the amendments earlier as of the fiscal years beginning after December 15, 2018. The Company is currently assessing the impact of the adoption on its consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820)—Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement with the objective to improve the effectiveness of disclosures in the notes to financial statements by facilitating clear communication of the information required by GAAP. The amendments in this ASU modify the disclosure requirements on fair value measurements in Accounting Standards Codification (ASC) Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments in this ASU are effective for all entities for fiscal years, beginning after December 15, 2019. The Company adopted this standard on January 1, 2020 and it did not have an impact on the Company and its subsidiaries’ results of operations or financial position.
In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities with the intent to improve the accounting when considering indirect interests held through related parties under common control for determining whether fees paid to decision makers and service providers are variable interests. The Company adopted this standard on January 1, 2020 and it did not have an impact on the Company and its subsidiaries’ results of operations or financial position.
(d)   Variable Interest Entities (VIE)
An entity is referred to as a VIE if it possesses one of the following criteria: (i) it is thinly capitalized, (ii) the residual equity holders do not control the entity, (iii) the equity holders are shielded from the economic losses, (iv) the equity holders do not participate fully in the entity’s residual economics, or (v) the entity was established with nonsubstantive voting interests. The Company consolidates a VIE when it has both the power to direct the activities that most significantly impact the activities of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. Along with the VIEs that are consolidated in accordance with these guidelines, the Company also holds variable interests in other VIEs that are not consolidated because it is not the primary beneficiary. The Company continually monitors both consolidated and unconsolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change. See note 6 of the consolidated financial statements for further discussion of VIEs.
(e)   Cash and Cash Equivalents and Restricted Cash
Cash and cash equivalents include cash held at banks and highly liquid investments with original maturities of three months or less. At December 31, 2020 and 2019, there were cash balances with banks in excess of the federally insured limits. The Company has not experienced any losses in its cash or cash equivalent holdings and believes it is not exposed to any significant credit risk. Cash equivalents include tender option bond floating rate certificates (TOB Floaters) totaling $160,780,000 as of December 31, 2019. The certificates are highly-rated and are subject to daily or weekly hard put options making them readily convertible to known amounts of cash. There were no TOB Floaters outstanding at December 31, 2020. Restricted cash includes cash and cash equivalents that are not available for general use by the Company through restrictions in specific agreements including any outstanding derivative instrument contracts, repurchase agreements or certain lending arrangements. See note 7 of the consolidated financial statements for futher discussion.
(f)   Investments in Finance Receivables
Investments in Finance Receivables include loans collateralized by real property, pledged tax assessments and a note secured by a general obligation pledge of a certain municipal entity. Investments in Finance Receivables also include purchased receivables consisting of a contractual right to certain reimbursements of infrastructure development costs owed to single-family residential developers repayable from the proceeds of future anticipated Municipal Development District bonds (Reimbursement Receivables).
The finance receivables are classified as held for investment (HFI) when management has both the intent and ability to hold the investment for the foreseeable future, or until maturity or payoff. The Company’s intent and view of the foreseeable future may change based on changes in business strategies, the economic environment, market conditions and the availability of government programs. HFI loans are stated at the principal amounts outstanding, net of unamortized deferred fees and costs on originated loans, and premiums or discounts on purchased loans. The Reimbursement Receivables are presented at their purchase price and accrued effective interest income recognition, net of payments received. If the Company no longer has the intent or ability to hold a finance receivable for the foreseeable future, it is transferred to held for sale (HFS). Finance receivables entered into with the intent to resell are classified as HFS.
If it is determined that a finance receivable should be transferred from HFI to HFS, then the balance is transferred at the lower of cost or fair value on the transfer date, which coincides with the date of change in management’s intent. At the time of transfer, a write-down of the investment is recorded as a write-off when the carrying amount exceeds fair value and the difference relates to credit quality, otherwise the write-down is recorded as a reduction in interest income, and any loss reserve is reversed. Once classified as HFS, the amount by which the carrying value exceeds fair value is recorded as a valuation allowance and is reflected as an expense in the consolidated statements of income.
Interest income is credited as earned based on the effective interest rate method. The Company would generally place loans on nonaccrual status when the full and timely collection of interest or principal becomes uncertain and they are 90 days past due for interest or principal, unless the loan is both well-secured and in the process of collection. When placed on nonaccrual status, the Company would reverse any accrued unpaid interest receivable against interest income and amortization of any net deferred fees is suspended. Any payments received while a loan is on nonaccrual status would be applied to the loan’s cost basis. Generally, the Company would return the loan to accrual status when all delinquent interest and principal become current under the terms of the credit agreement and collectability of remaining principal and interest is no longer doubtful. In certain circumstances, the Company may place a loan on nonaccrual status but conclude it is not impaired.

A finance receivable may be considered impaired when, based on current information and events, the Company determines that amounts to be collected may not occur as projected. This evaluation is generally based on delinquency information, an assessment of the borrower or counterparty’s financial condition and the adequacy of collateral or projected cash flow streams repaying the finance receivable. When a finance receivable is identified as impaired, the impairment, if any, is measured based on the difference between the recorded investment in the finance receivable (net of previous charge-offs, deferred fees or costs and unamortized premium or discount) and the present value of expected future cash flows, discounted at the finance receivable’s effective interest rate. The Company would recognize the impairment with a charge to the allowance for credit losses (ACL).
The ACL is the Company’s estimate of credit losses inherent in the finance receivable portfolio at the balance sheet date. The process of determining the appropriateness of the ACL involves procedures to appropriately consider the unique risk characteristics of the finance receivables. Generally, the finance receivables are assessed for estimated losses by risk rating each receivable and analyzing various risk factors as identified in the Company’s underwriting and continuous credit surveillance process. For loans, the ACL estimation approach involves monitoring the performance of the borrower’s underlying business plan, financial statements and other required continued disclosures. The Company also monitors the status of payment sources and the quality of the underlying collateral. For Reimbursement Receivables, the ACL estimation approach involves updates to the Reimbursement Receivables’ discounted cash flow analysis based on periodic reporting from the developer and status updates on underlying residential lot development activity.
(g)   Investments in Marketable Securities
The Company has designated its investments in certain marketable debt securities as either trading or available-for-sale. Trading securities are recorded at fair value, with net unrealized gains and losses included as a component of consolidated net income. Available-for-sale securities are reported at fair value with unrealized gains or losses recorded as a component of other comprehensive income. Interest income is recorded on an accrual basis. Discounts and premiums to the face amount of debt securities are accreted and amortized using the effective interest rate method over the lives of the respective debt securities.
In any case where fair value might fall below amortized cost, the Company would consider whether that security is other-than-temporarily impaired using all available information about the collectability of the security. The Company would not consider that an other-than-temporary impairment for a debt security has occurred if (1) the Company does not intend to sell the debt security, (2) it is not more likely than not that the Company will be required to sell the debt security before recovery of its amortized cost basis and (3) the present value of estimated cash flows will fully cover the amortized cost of the security. The Company would consider that an other-than-temporary impairment has occurred if any of the above mentioned three conditions are not met.
For a debt security for which an other-than-temporary impairment is considered to have occurred, the Company would recognize the entire difference between the amortized cost and the fair value in earnings if the Company intends to sell the debt security or it is more likely than not that the Company will be required to sell the debt security before recovery of its amortized cost basis. If the Company does not intend to sell the debt security and it is not more likely than not that the Company will be required to sell the debt security before recovery of its amortized cost basis, the Company would separate the difference between the amortized cost and the fair value of the debt security into the credit loss component and the noncredit loss component. The credit loss component would be recognized in earnings and the noncredit loss component would be recognized as a component of other comprehensive income. See note 4 of these consolidated financial statements for further discussion regarding an other-than-temporary impairment recognized during the year ended December 31, 2020.
Debt securities acquired with evidence of deterioration of credit quality at the time of acquisition are initially recorded at fair value. At the time of acquisition, the Company determines the excess of the security’s scheduled contractual payments over the total cash flows expected to be collected. This difference is defined as the “nonaccretable” yield and will not be accreted to income. Instead, the excess cash flows expected at acquisition over the security’s purchase price is accreted into interest income over the life of the security based on the calculated internal rate of return. The debt securities are modeled to determine their projected cash flows. In estimating the expected cash flows to be received, the Company considers historical cash collections for debt securities with similar characteristics as well as expected losses to estimate the amount and timing of undiscounted expected principal, interest and other cash flows for each debt security. An internal rate of return is calculated for the debt securities based on the projected cash flows. The resulting revenue recognized is based on the internal rate of return. The projected cash flows are analyzed at least quarterly to assess the actual performance compared to the expected performance. To the extent there are significant differences in actual performance versus expected performance, or there is a significant change in the estimated future cash flows, the internal rate of return is adjusted prospectively to reflect the revised estimate of cash flows over the remaining life of the debt security. If the Company determines at acquisition that it cannot yet reasonably estimate the timing and amount of the cash flows expected, it will place the debt security on non-accrual until it can. Three marketable debt securities designated as available-for-sale with fair values totaling $67,568,000 have been placed on non-accrual status as of December 31, 2020.
(h)   Securitizations and Beneficial Interests
In certain securitization transactions, assets are sold to an entity referred to as a Special Purpose Entity (SPE), which then issues beneficial interests in the form of senior and subordinated interests collateralized by the assets. In some cases, the Company may retain beneficial interests issued by the SPE. Additionally, from time to time, the Company may also re-securitize certain assets in a new securitization transaction.
The assets and liabilities transferred to an SPE are excluded from the consolidated balance sheets if the transfer qualifies as a sale and the Company is not required to consolidate the SPE. For transfers of financial assets recorded as sales, the Company recognizes and initially measures at fair value all assets obtained (including beneficial interests) and liabilities incurred. A gain or loss is recorded for the difference between the carrying amount and the fair value of the assets sold. Fair values are based on quoted market prices, quoted market prices for similar assets, or if market prices are not available, then the fair value is estimated using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates that are corroborated by and verified against market observable data, where possible. Retained beneficial interests from securitizations, including SPEs and VIEs, where the Company is not the primary beneficiary, are classified as available-for-sale marketable securities and are accounted for as described herein.
(i)   Real Estate Project Costs
During the year ended December 31, 2019, the Company executed a lease contract with a political subdivision of the State of Texas created by the City of San Antonio to lease land and construct a light industrial building located in a Qualified Opportunity Zone (QOZ) as defined by the IRS Tax Cuts and Jobs Act enacted in 2017. The contract included a lease component of the land that qualified as a finance lease pursuant to Topic 842. The contract also included a lease component of the building under construction which was scoped out of Topic 842 and followed accounting guidance in accordance with ASC Topic 970—Real Estate (Topic 970). Real estate project costs reflected on the consolidated balance sheet at December 31, 2019 reflect (i) capitalizable costs clearly associated with the acquisition, development and construction of the industrial building, and (ii) allocable prepaid lease payments and the present value of allocable future lease contract consideration related to the land finance lease. During the year ended December 31, 2020, the building was substantially completed and subleased. Prior to December 31, 2020, the Company sold its lease interests, recognizing a gain on sale of $13,693,000. Real estate project costs are included in Other assets in the consolidated balance sheet at December 31, 2020 and reflect capitalizable costs associated with a second identified QOZ business property located in the same QOZ in San Antonio, Texas.
See note 5 of these consolidated financial statements for further discussion.

(j)   Real Estate Owned
REO includes collateral assets received in full satisfaction of a receivable or security. The assets are recorded at their fair value less costs to sell, or, if more clearly evident, the fair value of the receivable or security satisfied. Assets received are generally reclassified from receivable or security when control of the underlying asset is obtained. Any excess of the amortized cost basis satisfied over the fair value of the assets received (less cost to sell) would be recognized as impairment expense in the consolidated statements of income. Subsequent to initial recognition, REO assets are recorded at the lower of cost basis or fair value less cost to sell, which is routinely monitored.
(k)   Derivatives Instruments and Hedging Activities
The Company accounts for its derivative and hedging activities in accordance with ASC Topic 815—Derivatives and Hedging, which requires the recognition of all derivative instruments as assets or liabilities in the Company’s consolidated balance sheets and measurement of these instruments at fair value. The accounting treatment is dependent upon whether or not a derivative instrument is designated as a hedge and, if so, the type of hedge. The Company has executed interest rate and total return swap derivative agreements that do not have a specific hedge designation under the accounting guidance, and therefore are treated as economic hedges with changes in fair value recognized in the consolidated statements of income. The Company is exposed to loss should a counterparty to its derivative instruments default. The Company does not anticipate nonperformance by any counterparty. The fair value of the derivative agreements is determined based upon current price quotes by recognized dealers or established indexes.
(l)   Tax Exempt Tender Option Bond and Taxable A/B Financing Facilities (Securitization Trusts)
The Company has obtained debt financing through the securitization of certain municipal bond investments utilizing tax exempt tender option bond (TOB Trusts) and taxable A/B trust structures with large institutional banks. See note 7 of the Company’s consolidated financial statements. The Securitization Trusts collapse upon maturity, certain defined termination events, or upon exercise of a call option embedded in the subordinate certificate held by the Company. Upon collapse, a Securitization Trust would sell the underlying bond investment at the then current market price, using the proceeds to retire outstanding senior certificates, with any remaining proceeds paid to the Company as holder of the subordinate certificate. If the proceeds from the sale of the underlying bond investment are insufficient to retire the senior certificates, the Company must make a payment to the senior certificate holder or the Liquidity Provider of the TOB Trust to cover any shortfall. For the taxable A/B trusts, the Company manages any shortfall exposure during the trusts’ terms utilizing ongoing collateral posting provisions.
The Company believes that its continuing involvement which includes the retained subordinate certificate, the embedded call option and the required shortfall provision described above, provides the Company with effective control. As such, the Company has determined that these Securitization Trusts do not meet the accounting criteria for a sale of financial assets as defined in ASC Topic 860—Transfers and Servicing. The Securitization Trusts are consolidated with the municipal bond investments in the trust presented as investments in marketable securities held in trust, at fair value, and the stated value of the senior certificate presented as a secured borrowing in the consolidated balance sheets.
(m)   Noncontrolling Interests
Noncontrolling interest represents third-party equity ownership in consolidated subsidiaries of the Company, and is presented as a component of equity. Noncontrolling interest that embody an unconditional obligation requiring the Company to redeem the noncontrolling interest by transferring assets at a specified or determinable date or upon an event that is certain to occur are reflected as mandatorily redeemable noncontrolling interest in consolidated entities on the consolidated balance sheets.

(n)   Income Taxes
In accordance with federal income regulations, no income taxes are levied on a limited liability company treated as a partnership for tax purposes, but rather on the Members. Due to the nature of the Company’s activities and its organization as a limited liability company, state income taxes generally are not imposed on the Company. Consequently, federal and state income taxes have not been reflected in the accompanying consolidated financial statements. The Company does not believe that it has any tax positions for which it is reasonably possible that it will be required to record significant amounts of unrecognized tax benefits within the next twelve months.
The VIEs which are reported on a consolidated basis with the Company for GAAP reporting purposes are separate legal entities who record and report income taxes based upon their individual legal structure which are immaterial to the Company. The Company does not presently believe that the consolidation of VIEs for reporting under GAAP will impact the Company’s tax status, amounts reported to Members on IRS Form K-1, the Company’s ability to distribute income to Members which it believes is tax exempt, or the tax exempt status of the underlying municipal bond investments.
As of December 31, 2020, the Company has determined there are no reserves for uncertain income tax positions or related liability for the payment of interest and penalties required to be reported by the Company. As of December 31, 2020, the Company’s U.S. federal income tax returns and state and local returns for the years 2017, 2018 and 2019 are open and therefore subject to examination.
(o)   Concentrations of Risk
As of December 31, 2020, municipal bond and finance receivable investments approximating 21% and 13% of the total investment portfolio of the Company were located in the states of Texas and Florida, respectively. As of December 31, 2019, municipal bond and finance receivable investments approximating 22%, 15% and 11% of the total investment portfolio of the Company were located in the states of Texas, Florida and California, respectively. No other state accounted for more than 10% as of December 31, 2020 and 2019. The largest five individual investments accounted for 28% and 27% of the total investment portfolio of the Company as of December 31, 2020 and 2019. Although the Company’s portfolio includes issuers located throughout the United States, such issuers’ ability to honor their contracts may be substantially dependent on economic conditions in these states. The Company’s investments finance certain projects including local government infrastructure, community development districts, healthcare, and student and senior housing facilities. As such, they are collateralized by either the projects’ real and personal property or tax revenues assessed and generated by the projects. To the extent that the economic or regulatory conditions prevalent in related industries change, the bond issuers’ ability to honor the obligations may be adversely impacted.
(3)   Investments in Finance Receivables, Net
The components of its carrying value at December 31, 2020 and 2019 are as follows:
	2020	2019
Loans:
Mortgage Loans	$32,312,282	37,301,529
General Obligation	—	9,350,966
Single Family Assessments	8,178,682	8,330,101
	40,490,964	54,982,596
Other Finance Receivables:
Reimbursement Receivables	36,501,976	56,732,299
Total Carrying Value	$76,992,940	111,714,895
While the Company’s primary investment activities are oriented around marketable securities, from time to time the Company invests in non-security financial assets including loans and other finance receivables in order to facilitate future marketable debt security transactions or because such investments offer income opportunities in asset class types that the Company has the credit capabilities to underwrite.
Loans include mortgages on real property, loans secured by pledges of tax assessments on individual single family residential lots within developments in Texas, and one loan backed by a General Obligation pledge of a certain municipal entity.
Other Finance Receivables include Reimbursment Receivables which are pledges of reimbursements for infrastructure development costs owed to single-family residential developers that are repaid from the proceeds of Municipal Development District bonds on residential communities when the assessed tax values on completed homes reach the levels necessary to support such bonds. The purchase price of the Company’s investments in Reimbursement Receivables is typically determined utilizing a discounted cash flow model that is based upon projected cash flows from the stream of reimbursements, in turn based on projected development and build-out of the residential communities.
The projected repayment schedule is as follows:
Years ending December 31:
2021	$34,383,947
2022	10,717,051
2023	2,133,416
2024	2,449,048
Thereafter	27,309,478
$76,992,940
The following table summarizes the proceeds paid or received for purchases and sales of finance receivables and transfers from receivables HFI to HFS at lower of cost or fair value for the years ended December 31, 2020 and 2019:
	2020		2019
	Loans	Other Finance Receivables	Loans	Other Finance Receivables
Purchases	$—	—	—	1,744,399
Sales	—	—	—	(20,209,000)
Transfers to HFS	—	—	—	—
As of December 31, 2020 and 2019, the Company had no impaired finance receivables. As of December 31, 2020, the Company had one loan with a carry value of $16,317,000 that is 90 days past due for interest. The Company believes the fair value of the underlying collateral is sufficient to fully recover the loan’s carry value.
During the year ended December 31, 2020, the Company initiated foreclosure proceedings on two loans that were outstanding at December 31, 2019 and became owner of the underlying collateral. The loans were deemed not to be impaired because the fair value of the respective collateral approximates the fair value of the contractual interest and principal payments due for each of the loans. The transferred collateral with an initial total carry value of $23,901,000 for both loans was included in Real estate owned on the Company’s consolidated balance sheet as of December 31, 2020.

The following table presents a summary of the activity in the ACL by portfolio segment for the years ended December 31, 2020 and 2019:
	Loans	Other Finance Receivables	2020	Loans	Other Finance Receivables	2019
Balance, beginning of year	$466,202	—	466,202	389,539	—	389,539
Provision	3,291	—	3,291	76,663	—	76,663
Charge-offs	—	—	—	—	—
Recoveries	—	—	—	—	—
Balance, end of year	$469,493	—	469,493	466,202	—	466,202
The following table disaggregates our ACL and recorded investment in finance receivables by impairment methodology for the years ended December 31, 2020 and 2019:
	Allowance for Credit Losses			Invesment in Finance Receivables
	Loans	Other Finance Receivables	Total	Loans	Other Finance Receivables	Total
December 31, 2020
Collectively evaluated(1)	$469,493	—	469,493	40,490,964	36,501,976	76,992,940
Individually evaluated(2)	—	—	—	—	—	—
Total	$469,493	—	469,493	40,490,964	36,501,976	76,992,940
December 31, 2019
Collectively evaluated(1)	$466,202	—	466,202	54,982,596	56,732,299	111,714,895
Individually evaluated(2)	—	—	—	—	—	—
Total	$466,202	—	466,202	54,982,596	56,732,299	111,714,895
(1) Represents non-impaired receivables evaluated collectively for impairment
(2) Represents impaired finance receivables evaluated individually for impairment
The following tables provide the credit quality indicators the Company most closely monitors in its asset surveillance procedures to evaluate the appropriateness of the ACL. The indicators are generally based on information as of the respective year ends.
For the loan portfolio segment, the Company reviews Loan to Value (LTV) ratios which refers to the ratio of the loans carrying value to the underlying collateral fair value.
	December 31
	2020	2019
By LTV:
0-60%	$24,174,107	24,806,072
60.01-80%	—	20,825,558
80.01-100%	16,316,857	—
General Obligation	—	9,350,966
Total Loans	$40,490,964	54,982,596
For the Other Finance Receivable portfolio, performance is measured by the timing of the receipt of cash flows to the Company. The cash flows are determined by bond issuances that are sized based on an increase in assessed value of the underlying residential projects. The assessed value is driven primarily by the construction of homes in the project. The Company monitors the performance and pace of the underlying single family lot development, presale activity for developed lots, and the progress and sale price of finished home construction. The Company compares the updated projections of repayment to the Company to its original underwriting analysis prepared at the time of purchase of the Reimbursement Rights to determine if the receivables are performing as planned.
	December 31
	2020	2019
Residential development performance status:
Outperforming	$361,839	9,827,429
Performing	36,140,137	46,904,870
Underperforming	—	—
Total Other Finance Receivables	$36,501,976	56,732,299
There were no troubled debt restructures that occurred in the Finance Receivable portfolio during the years ended December 31, 2020 and 2019.
(4)   Investments in Marketable Securities
Investment in marketable securities at December 31, 2020 and 2019, consist of the following:
	December 31, 2020
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Trading securities:
Municipal senior debt securities	$43,491,535	3,818,994	(45,682)	47,264,847
Municipal non-senior debt securities	9,245,799	—	(152,272)	9,093,527
Total trading	52,737,334	3,818,994	(197,954)	56,358,374
Available-for-sale securities:
Municipal senior debt securities	1,491,657,605	108,440,423	(1,622,365)	1,598,475,663
Municipal non-senior debt securities	143,493,511	8,621,314	—	152,114,825
Total available-for-sale	1,635,151,116	117,061,737	(1,622,365)	1,750,590,488
	$1,687,888,450	120,880,731	(1,820,319)	1,806,948,862
	December 31, 2019
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Trading securities:
Municipal senior debt securities	$30,372,486	3,959,402	(22,997)	34,308,891
Municipal non-senior debt securities	8,701,106	40,422	—	8,741,528
Total trading	39,073,592	3,999,824	(22,997)	43,050,419
Available-for-sale securities:
Municipal senior debt securities	1,404,172,299	80,851,803	(714,557)	1,484,309,545
Municipal non-senior debt securities	134,151,654	7,279,854	(80,672)	141,350,836
Total available-for-sale	1,538,323,953	88,131,657	(795,229)	1,625,660,381
Total securities	$1,577,397,545	92,131,481	(818,226)	1,668,710,800
The Company’s municipal bond investments include revenue bonds issued by various state and local governments or special purpose districts to finance the construction or rehabilitation of income-producing properties. However, most of the bonds do not constitute an obligation of any state or local government or special purpose district. The bonds are typically nonrecourse obligations of the respective owners of the properties. The source of the funds to pay principal and interest on the revenue bonds is the revenue or tax revenue generated by the properties. The majority of the bonds are collateralized by a first lien on all real and personal property included in the related property or specified tax revenue streams, or both, generated by the properties. The bonds bear interest at fixed or floating rates for tax exempt and taxable investments ranging from 4.5% to 12.00% and 5.4% to 13.00%, respectively, at December 31, 2020. The investment portfolio includes five bonds with unfunded commitments totaling $90,823,000 as of December 31, 2020. Of the total unfunded commitments, approximately $79,747,000 is only required to be funded upon the completion of construction of the underlying property by the borrower.
The following is a summary of the contractual maturities of the fair value of debt securities classified as available-for-sale held as of December 31, 2020:
Due within one year	$21,174,586
Due after one year to five years	41,620,690
Due after five years to ten years	95,451,859
Due after ten years	1,592,343,353
$1,750,590,488
Sales and redemption proceeds of available-for-sale securities during the year ended December 31, 2020 totaled $249,048,000, resulting in a realized gain of approximately $8,641,000. The basis on which the cost of a security sold and resulting amount reclassified out of accumulated other comprehensive income into earnings is determined based on specific identification. There were no transfers between trading and available-for-sale categories during the year ended December 31, 2020.
An unrealized net loss of $288,000 was recognized during the year ended December 31, 2020 for trading securities still held at year end. An unrealized net gain of $242,000 was recognized for trading securities sold during the year.
Sales and redemption proceeds of available-for-sale securities during the year ended December 31, 2019 totaled $420,440,000, resulting in a realized gain of approximately $35,203,000. The basis on which the cost of a security sold and resulting amount reclassified out of accumulated other comprehensive income into earnings is determined based on specific identification. There were no transfers between trading and available-for-sale categories during the year ended December 31, 2019.
An unrealized net gain of $442,000 was recognized during the year ended December 31, 2019 for trading securities still held at year end. An unrealized net gain of $2,819,000 was recognized for trading securities sold during the year.
The following table summarizes the fair value and the gross unrealized losses in the Company’s available-for-sale portfolio, and the length of time the individual securities have been in a continuous loss position as of December 31, 2020:
	Less than 12 months		More than 12 months		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Available-for-sale securities:
Municipal senior debt securities	$30,031,714	(1,424,851)	1,878,152	(197,514)	31,909,866	(1,622,365)
Municipal non-senior debt securities	—	—	—	—	—	—
	$30,031,714	(1,424,851)	1,878,152	(197,514)	31,909,866	(1,622,365)

The following table summarizes the fair value and the gross unrealized losses in the Company’s available-for-sale portfolio, and the length of time the individual securities have been in a continuous loss position as of December 31, 2019:
	Less than 12 months		More than 12 months		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Available-for-sale securities:
Municipal senior debt securities	$29,331,471	(287,452)	24,394,176	(427,105)	53,725,647	(714,557)
Municipal non-senior debt securities	6,814,329	(80,672)	—	—	6,814,329	(80,672)
	$36,145,800	(368,124)	24,394,176	(427,105)	60,539,976	(795,229)
The gross unrealized losses on the debt securities shown in the above tables are attributable to a number of factors including changes in interest rates, credit spreads and market trends. The Company has assessed each debt security with gross unrealized losses included in the previous table for credit impairment. As part of that assessment the Company has concluded that it does not intend to sell any of the debt securities, and that it is more likely than not that it will not be required to sell, prior to recovery of the amortized cost basis. The Company evaluates, where necessary, whether credit impairment exists by comparing the present value of the expected cash flows to the debt securities’ amortized cost basis. Credit impairment is recorded as a write-down to the amortized cost basis of the security.
The Company recognized a $10,000,000 other-than-temporary impairment relating to credit losses on one available-for-sale municipal senior debt security during the year ended December 31, 2020. During the year ended December 31, 2020, the obligor experienced a payment default under the terms of the security and is currently operating under a forbearance agreement. The Company’s current expected cash flow projections look to the sale of the real estate to recover its investment. The assessed sale value of the real estate is based upon multiple collateral valuations based on multiple-use scenarios.
During the year ended December 31, 2020, the Company initiated foreclosure proceeding on one available-for-sale municipal senior debt security and became owner of the underlying collateral. The security was deemed not to be impaired because the fair value of the respective collateral approximates the fair value of the contractual interest and principal payments due for security. The transferred collateral with an initial carry value of $28,031,000 was included in Real estate owned on the Company’s consolidated balance sheet as of December 31, 2020.
(5)   Real Estate Project Costs
During the year ended December 31, 2019, the Company executed a finance lease contract with a political subdivision of the State of Texas created by the City of San Antonio (Landlord) to lease land and construct a light industrial building located in a QOZ. The lease contract included certain lease payments due by the Company, as tenant, over a term of 25 years to lease both the land and certain existing building materials and improvements, along with the right to complete a build-to-suit industrial building. The lease contract included a purchase option that allowed the Company to purchase the land and the building from the Landlord at a purchase price equal to the then fair value of the property minus construction costs and previously paid lease payments made by the Company. Given that the probability of exercising the purchase option embedded in the lease contract was certain, the lease contract was treated as a finance lease. During the year ended December 31, 2020, the Company substantially completed the building and executed a sublease with a subtenant for the building. On December 28, 2020, the Company sold its interest in both the lease and sublease to a third party for sale proceeds totaling

$32,652,000 recognizing a gain on sale of $13,693,000 that is reflected in net gain on sale of real estate projects and land held for sale in the consolidated statement of income.
Real estate projects costs included in Other assets as of December 31, 2020 and 2019 are comprised of the following:
	2020	2019
Land finance lease right of use asset	$—	2,997,905
Lease payments allocated to building under construction	—	1,639,273
Capitalized preacquisition and project costs	390,753	2,294,124
Real estate project costs	$390,753	6,931,302
Expense for CAM associated with the land included in the associated lease contract totaled $59,000 and $11,000 for the years ended December 31, 2020 and 2019, respectively. Interest expense associated with the finance lease liabilities totaled $163,000 and $8,000 for the years ended December 31, 2020 and 2019, respectively, and is reflected in administrative and other operating expense in the consolidated statements of income.
(6)   Variable Interest Entities
VIEs for which the company is not the primary beneficiary
The Company is not required to consolidate VIEs in which it has concluded it does not have a controlling financial interest, and thus is not the primary beneficiary. In such cases, the Company does not have both the power to direct the entities’ most significant activities and the obligation to absorb losses or right to receive benefits that could potentially be significant to the VIEs. The Company’s transactions with unconsolidated VIEs include securitizations of a finance receivable and purchased rights of certain tax revenues on income producing properties. The following tables provide a summary of unconsolidated VIEs with which the Company has significant continuing involvement, but is not the primary beneficiary. Significant continuing involvement includes transactions where the Company was the sponsor or transferor and has other significant forms of involvement. Sponsorship includes transactions with unconsolidated VIEs where the Company solely or materially participated in the initial design or structuring of the entity or the marketing of the transaction to investors. When the Company transfers assets to a VIE and accounts for the transfer as a sale, the Company is considered the transferor. The Company’s investments in these unconsolidated VIEs are carried as investments in finance receivables or marketable securities on the consolidated balance sheets and include senior and non-senior bonds and notes issued by the VIEs.
	Carrying value—asset (liability)
December 31, 2020	Total VIE assets	Finance receivables	Available-for-sale debt securities	Net assets
Finance Receivable	$19,723,000	1,063,246	—	1,063,246
Purchased Rights to Tax Revenues	81,154,000	—	45,007,240	45,007,240
	$100,877,000	1,063,246	45,007,240	46,070,486
	Carrying value—asset (liability)
December 31, 2019	Total VIE assets	Finance receivables	Available-for-sale debt securities	Net assets
Purchased Rights to Tax Revenues	$82,598,000	—	42,689,382	42,689,382
	$82,598,000	—	42,689,382	42,689,382
In the tables, “Total VIE Assets” represents the remaining amortized cost amount of assets held by unconsolidated VIEs using the most current information available. “Carrying Value” is the amount in the Company’s consolidated balance sheets related to its involvement with the unconsolidated VIEs.

The maximum exposure to loss as of December 31, 2020, is $46,070,000, the fair value of the retained beneficial interests. It represents the estimated loss that would be incurred under severe, hypothetical circumstances, for which the Company believes the possibility is extremely remote, such as where the value of our interests and any associated collateral declines to zero, without any consideration of recovery or offset from any economic hedges. Accordingly, this required disclosure is not an indication of expected loss.
VIEs for which the company is the primary beneficiary
Term-matched tax exempt financing entity
Through December 31, 2020, the Company has deposited a total of twenty-six tax exempt bonds into five SPE trusts with an initial fair value totaling $482,197,000 and accrued interest receivable of $7,081,000. The trusts issued senior equity certificates to unaffiliated third parties totaling $337,531,000. The senior certificates provide returns ranging from 3.29% to 4.25% and share pro-rata in the underlying bond principal payments. The trusts also issued subordinate equity trust certificates retained by the Company with an initial fair value totaling $151,748,000.
Under each trust, as holder of the subordinate equity trust certificates, the Company is the special servicer and maintains a fair value call right that it may exercise after a lockout period that is typically one year after entry into the trust. The Company has the right to cause the trust to sell one or more bonds in the trust resulting in a redemption of the senior equity trust certificates and subordinate equity trust certificates. Sale proceeds upon disposition of the bonds are allocated to the senior equity trust certificates and subordinate equity trust certificates according to a defined waterfall.
The trust-issued equity certificates only have contractual recourse to the net assets within the respective trust. In each transaction, the Company did not obtain a true-sale opinion to provide isolation assurance and, due to the bespoke nature of the transferred assets which are not readily obtainable in the marketplace, the Company believes the call rights provide a more-than-trivial benefit. As such, the Company did not reflect the transfers of the bonds to the trusts as sales.
The Company believes the trusts are VIEs of which it is the primary beneficiary. The activities that most significantly impact the economic performance of the trusts are controlled by the Company as special servicer. The senior certificate holders have no substantive participating rights.
Upon consolidation of the trusts by the Company, the senior equity trust certificates are classified as Mandatorily Redeemable Noncontrolling Interest in the Company’s consolidated balance sheets based on the trusts’ terms.
The following is information about the trusts’ net assets as of December 31, 2020 and 2019:
	2020	2019
Cash	$19,678,175	8,340,922
Accrued interest receivable	8,237,462	8,599,961
Investment in marketable securities held in trust	488,644,137	504,163,521
Total net assets	$516,559,774	521,104,404
As of December 31, 2020, the Company also has 35 VIEs it consolidates as primary beneficiary from the Securitization Trusts utilized in certain financing transactions discussed in note 2(l) and note 7 of the consolidated financial statements.
The Company reviewed its remaining bond investments outstanding as of December 31, 2020, to determine if any represent a variable interest in a VIE subject to consolidation. The municipal projects financed with the bond investments held by the Company are owned by separate entities in which the Company has no equity ownership interest. The bond investments held by the Company and the related entities were reviewed to ensure a variable interest in a VIE did not exist, or if one did exist, it either qualified for a scope exception under the applicable guidance or the Company was not deemed the primary beneficiary. At December 31, 2020 and 2019, the Company determined that there were no other VIEs subject to consolidation.
(7)   Secured Borrowings
The Company has entered into certain securities lending arrangements during the years ended December 31, 2020 and 2019, which provide financing for the Company’s marketable investment portfolio. The following is a summary of the Company’s secured borrowings as of December 31, 2020 and 2019:
	2020	2019
Short-term TOB Trust financing	—	118,518,569
Total return swap	13,090,000	—
Term Taxable AB Trust financing	149,874,352	—
Term TOB Trust financing	—	38,617,985
Total secured borrowings	$162,964,352	157,136,554
During the year ended December 31, 2019, the Company executed multiple TOB Trust structures with three large institutional banks. Under each TOB Trust structure a tax exempt municipal bond investment owned by the Company is transferred to a trust that issues senior and subordinate trust certificates. The senior trust certificate is issued to the bank, or to other Qualified Purchasers as defined under Section 2(a)(51)(A) of the Investment Company Act. The subordinate trust certificate is issued to the Company. The buyer of the senior trust certificate pays the purchase price, typically 70% of the underlying bond investment, to the Company. The trust receives all of the interest payments from the underlying bond investment, from which it pays interest on the senior certificate at either a fixed or floating rate. As the holder of the subordinate certificate, the Company is entitled to any remaining interest received by the trust after it has paid the full amount of interest due on the senior certificate and all of the expenses of the trust.
For senior certificates sold to Qualified Purchasers, the holders are entitled to tender the certificates for purchase from remarketing proceeds subject to a liquidity facility provided by the bank. A trust collapses upon (i) maturity or executed tender option of the senior certificates, (ii) default of the underlying bond investments, (iii) certain defined tender option termination events or (iv) at the option of the Company. Upon collapse, a trust would sell the underlying bond investment at the then current market price, using the proceeds to retire the senior certificates, with any remaining proceeds paid to the Company as holder of the subordinate certificate. If the proceeds from the sale of the underlying bond investment are insufficient to retire the senior certificates, the Company must make a shortfall payment to the banks, as either holder of the senior certificates or as liquidity provider on those held by Qualified Purchasers, in the amount that represents the difference between the sale proceeds and the current stated value of the senior certificates.
Senior certificates reflected as short-term TOB Trust financing in the table above are subject to best-efforts remarketing agreements. The senior certificates have been successfully remarketed weekly from issuance through December 31, 2019. The Company believes that the banks, which act as both the liquidity provider and marketing agent have the intent and ability to continue their weekly TOB Trust program on a long-term basis. The weighted average interest on the senior certificates outstanding at December 31, 2019 was 3.37%. There were no outstanding Short-term or Term TOB Trust financing structures as of December 31, 2020. The underlying municipal debt securities with fair values of approximately $260,514,000 at December 31, 2019 are reflected as investments in marketable securities held in trust in the consolidated balance sheet.
During the year ended December 31, 2019, the Company executed a senior secured borrowing facility with a large institutional bank for an available borrowing commitment amount of $150,000,000 with an option to extend under certain conditions to $300,000,000. The amount of draws on the borrowing facility are based upon and collateralized by eligible assets owned by the Company which will be held in a designated custody account at the bank along with a general guarantee of repayment by the Company. Draws can be repaid at any time. Outstanding borrowings bear interest at three-month London Interbank Offered Rate (LIBOR) plus 1.20%. Fees equal to 22.5bps are due by the Company on undrawn available commitments. The term of the facility is three years but can be terminated annually with proper notice by the bank or the Company. There were no outstanding balances under the facility as of December 31, 2019 and 2020.
During the year ended December 31, 2020, the Company executed a financing strategy through the securitization of certain municipal bond investments utilizing a taxable term A/B trust program issued by a large institutional bank. A municipal bond investment owned by the Company is transferred to a trust that issues senior and subordinate trust certificates. Each trust has a three year maturity ending October 1, 2023. The senior trust certificate is issued to the bank at a specified leverage fraction, and the subordinate trust certificate is issued to the Company. The trust receives all of the interest payments from the underlying bond investment, from which it pays interest on the senior certificate at a floating rate. The weighted average interest on the senior certificates outstanding at December 31, 2020 was 2.65%. As the holder of the subordinate certificate, the Company is entitled to any remaining interest received by the trust after it has paid the full amount of interest due on the senior certificate and all of the expenses of the trust. The taxable term A/B trust program allows for a portfolio rebalancing process within each and among outstanding trusts, as well as formation of successor trusts from time to time to reduce the likelihood of the occurrence of a trust termination event as well as optimizing the posting of collateral by the Company. Accordingly, each trust’s leverage fraction can be increased or decreased with consent of the bank. A trust collapses upon (i) maturity, (ii) default of the underlying bond investments, (iii) certain termination events or (iv) at the option of the Company. Upon collapse, a trust would sell the underlying bond investment at the then current market price, using the proceeds to retire the senior certificates, with any remaining proceeds paid to the Company as holder of the subordinate certificate. The taxable A/B trusts are subject to ongoing collateral posting provisions to cover any shortfall exposure that exists between the underlying value of the bonds and the outstanding senior certificates balance. Upon a collapse of the trust, where sale proceeds of the underlying bond investment are insufficient to retire the senior certificates, the Company must make additional collateral postings to the senior certificates to eliminate the shortfall. The underlying municipal debt securities with fair values of approximately $552,343,000 and $260,514,000 at December 31, 2020 and 2019 are reflected as investments in marketable securities held in trust in the consolidated balance sheet.
During the year ended December 31, 2020, the Company entered into a total return swap agreement (Total Return Swap), which is governed by the counterparty’s International Swaps and Derivatives Association (ISDA) 2002 Master Agreement to which the Company is a party. Pursuant to the Total Return Swap, the Company transfers existing municipal bond investments against a transfer of funds subject to a 15% haircut, and receives a running coupon based on the referenced bond investment, paying the counterparty an interest rate based on three month LIBOR plus 1.50%. The Total Return Swap matures November 1, 2021, or earlier upon certain termination events. Upon the termination of the Total Return Swap, settlement between the parties occurs based on the changes in the fair value of the referenced bond investment with any excess collateral being returned to the Company. The Company can choose to physically settle or cash settle the Total Return Swap. Similar to the Securitization Trust structures, the Company has not surrendered control of the bond investments and retains the risk and rewards of fair value changes in the referenced bond investments. The Company has also determined that the Total Return Swap does not meet the definition of a derivative in FASB, ASC Topic 815—Derivatives and Hedging. The notional based funds transferred at the initial date of the agreement is not less than would be required to purchase the bond investments utilizing the Company’s other available secured borrowing facilities.
(8)   Fair Value of Financial Instruments
The Company measures and reports certain financial assets and liabilities on a fair value basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). GAAP specifies a three-level hierarchy that is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

Level 1
Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Active markets are considered to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2
Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in inactive markets.

Level 3
Unobservable inputs are not corroborated by market data. This category is comprised of financial and nonfinancial assets and liabilities whose fair value is estimated based on internally developed models or methodologies using significant inputs that are generally less readily observable from objective sources.

The following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models and significant assumptions utilized.
(a)   Investments in Finance Receivables, Net
The fair value of the finance receivables is estimated using discounted cash flow analysis, utilizing a market rate at the consolidated balance sheet date that reflects the credit and interest rate risk inherent in the underlying cash flows. Projected future cash flows are calculated based upon contractual maturity and projected repayments of principal. The finance receivables are classified as Level 3 and are not measured at fair value on a recurring basis.
(b)   Investments in Marketable Securities
The fair value of marketable debt securities is estimated using available, observable market data when an active market exists. The Company may obtain prices from relevant active exchange markets, independent pricing service vendors or quotes from market makers or broker dealers that it recognizes to be market participants. Because many securities do not trade on a daily basis, the pricing techniques applied by the pricing service vendors take into account market convention and typically involve multi-dimensional relational models or series of matrices utilizing standard market inputs. Standard market inputs include broker dealer quotes, benchmark yields and securities, issuer spreads, two-sided markets, and Municipal Securities Rulemaking Board (MSRB) reported trades and material event notices.
For securities in which there are no reported trades, or broker quotes or pricing evaluations are not available or are not considered to use significant observable inputs, the Company establishes internally developed pricing models (Level 3 input) using valuation techniques such as discounted present value calculations. Inputs to the valuation techniques would include both observable and unobservable inputs including the Company’s assumptions of loss or risk that market participants would use in pricing the security.
(c)   Investment in Private Fund
The Company uses the Net Asset Value (NAV) per share provided by the fund sponsor as a practical expedient to measure the fair value of its investment in a private equity fund. The private equity fund invests in exchange traded securities, options and warrants with a focus on companies participating in the financial services industry. The fund’s exchange traded instruments are valued by the fund’s sponsor at their respective last reported sale price, or if there have been no sales, at the mid-point of the closing quote. The Company can withdraw its equity investment on a monthly basis following a 10-day prior written notice to the fund’s sponsor.
(d)   Derivative Securities
For the Company’s interest rate derivatives, fair value is based on quoted market prices, and accordingly, are classified as Level 2. During the years ended December 31, 2020 and 2019, the Company has entered into short positions of 10 year and 30 year treasury notes and bonds in order to hedge the exposure to changes in the fair value of its trading municipal bond investments attributable to interest rate risk. The Company finances the short position utilizing a reverse repurchase agreement with the same counterparty. The reverse repurchase agreement is reflected net of the short position in treasuries in the consolidated balance sheets as a right of set-off exists in the Master Repurchase Agreement executed with the respective counterparty. There were no interest rate derivatives outstanding as of December 31, 2020.
During the year ended December 31, 2017, the Company also executed a TRS contract as an economic hedge against the exposure to changes in the fair value of its municipal debt securities attributable to interest rate risk. The TRS referenced a synthetic non-callable $50,000,000 fixed rate bond investment which was initially priced off the Thomson Reuters Municipal Market Data AAA yield curve (MMD). The fair value of the TRS was priced off the closing MMD index daily scale. The contract was terminated during the year ended December 31, 2019.
The following table presents financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2020. The table does not include an investment in a private fund for which the non-published NAV per share is used as a practical expedient to measure fair value:
Asset (liability)	Carrying amount	Level 1	Level 2	Level 3	Fair value
Investments in marketable securities:
Trading:
Municipal debt securities	$56,358,374	—	47,264,847	9,093,527	56,358,374
	56,358,374	—	47,264,847	9,093,527	56,358,374
Available-for-sale:
Municipal debt securities	1,750,590,488	—	1,415,552,416	335,038,072	1,750,590,488
Total marketable securities	1,806,948,862	—	1,462,817,263	344,131,599	1,806,948,862
Reverse repurchase agreement, net
Reverse repurchase agreement	65,041,913	—	65,041,913	—	65,041,913
Repurchase agreement	(61,231,113)	—	(61,231,113)	—	(61,231,113)
Treasuries sold short	—	—	—	—	—
Reverse repurchase agreement, net	3,810,800	—	3,810,800	—	3,810,800
	$1,810,759,662	—	1,466,628,063	344,131,599	1,810,759,662
The following table presents financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2019. The table does not include an investment in a private fund for which the non-published NAV per share is used as a practical expedient to measure fair value:

Asset (liability)	Carrying amount	Level 1	Level 2	Level 3	Fair value
Investments in marketable securities:
Trading	:
Municipal debt securities	$43,050,419	—	34,308,892	8,741,527	43,050,419
	43,050,419	—	34,308,892	8,741,527	43,050,419
Available-for-sale:
Municipal debt securities	1,625,660,381	—	1,373,079,214	252,581,167	1,625,660,381
Total marketable securities	1,668,710,800	—	1,407,388,106	261,322,694	1,668,710,800
Reverse repurchase agreement, net
Reverse repurchase agreement	58,097,809	—	58,097,809	—	58,097,809
Treasuries sold short	(53,280,561)	—	(53,280,561)	—	(53,280,561)
Reverse repurchase agreement, net	4,817,248	—	4,817,248	—	4,817,248
	$1,673,528,048	—	1,412,205,354	261,322,694	1,673,528,048
Transfers into or out of any hierarchy level are recognized at the end of the reporting period in which the transfers occurred. There were $106,591,000 transfers into Level 3 during the year ended December 31, 2020. There were transfers with fair values totaling $19,392,000 out of Level 3 to Level 2 during the year ended December 31, 2020. There were $108,945,000 transfers into Level 3 during the year ended December 31, 2019. There were transfers with fair values totaling $16,620,000 out of Level 3 to Level 2 during the year ended December 31, 2019. There were no remeasured assets or liabilities at fair value on a nonrecurring basis during the years ended December 31, 2020 and 2019.
The following table summarizes the valuation techniques and significant unobservable inputs used for the Company’s investments that are categorized within Level 3 of the fair value hierarchy as of December 31, 2020:
	Fair value at December 31, 2020	Valuation technique	Unobservable inputs	Range of (weighted inputs average)
Investments in marketable securities:
Trading:
Municipal debt investments	$9,093,527	Discounted Cash Flow	WAL	18.7 years
			Yield	9.0%
Available-for-sale:
Municipal debt investments	74,819,300	Market pricing based on recent transactions	Price	$45.00-$100.00 $(71.99)
				0.5-41.4 years
	260,218,772	Discounted Cash Flow	WAL	(18.5 years)
			Yield	6% – 11% (10)%
	335,038,072
Total	$344,131,599
The following table summarizes the valuation techniques and significant unobservable inputs used for the Company’s investments that are categorized within Level 3 of the fair value hierarchy as of December 31, 2019:

	Fair value at December 31, 2019	Valuation technique	Unobservable inputs	Range of (weighted inputs average)
Investments in marketable securities:
Trading:
Municipal debt
investments	$8,741,527	Discounted Cash Flow	WAL	21.2 years
			Yield	9.0%
Available-for-sale:
Municipal debt
investments	111,077,098	Market pricing based on recent transactions Price	$(97.82)	$95.00 – $104.00

	141,504,069	Discounted Cash Flow	WAL	0.2 – 29.0 years (13.2 years)
			Yield	6% – 12% (10)%
	252,581,167
Total	$261,322,694
The following table presents information about the Company’s investments that are categorized within Level 3 and measured at fair value on a recurring basis for the year ended December 31, 2020:
	Beginning balance January 1, 2020	Unrealized gain(loss)	Purchases	Realized gain (loss)	Impairment expense	Discount amortization (premium accretion)	Sales/ redemptions	Transfers out of out of Level 3	Transfers into Level 3	Ending balance December 31, 2020	Change in unrealized gains for the year for investments still held at December 31, 2020
Investments in marketable securities:
Trading	$8,741,527	(192,693)	544,693	—	—	—	—	—	—	9,093,527	(192,693)
Available-for-sale	252,581,167	5,121,857	7,593,185	—	(10,000,000)	8,609,806	(16,066,572)	(19,391,884)	106,590,513	335,038,072	2,777,685
	$261,322,694	4,929,164	8,137,878	—	(10,000,000)	8,609,806	(16,066,572)	(19,391,884)	106,590,513	344,131,599	2,584,992
The following table presents information about the Company’s investments that are categorized within Level 3 and measured at fair value on a recurring basis for the year ended December 31, 2019:
	Beginning balance January 1, 2019	Unrealized gain(loss)	Purchases	Realized gain (loss)	Discount Amortization (Premium Accretion)	Sales/ Redemptions	Transfers out of out of Level 3	Transfers into Level 3	Ending balance December 31, 2019	Change in unrealized gains for the year for Investments still held at December 31, 2019
Investments in
marketable securities:
Trading	$32,201,824	(143,302)	—	639,099	503,118	(24,459,212)	—	—	8,741,527	(32,075)
Available-for-sale	203,272,323	(657,975)	7,642,640	4,827,690	6,579,507	(61,407,864)	(16,619,696)	108,944,542	252,581,167	1,796,068
	$235,474,147	(801,277)	7,642,640	5,466,789	7,082,625	(85,867,076)	(16,619,696)	108,944,542	261,322,694	1,763,993

The following table presents a summary of fair value estimates for financial instruments that are not carried at fair value on a recurring basis as of December 31, 2020 and 2019. The table excludes lease contracts and receivables and payables due in one year or less.
	Estimated fair value
	Carrying amount	Level 1	Level 2	Level 3	Total
December 31, 2020
Financial assets
Cash and cash equivalents and restricted cash	$88,220,755	88,220,755	—	—	88,220,755
Investments in finance receivables	76,523,447	—	—	78,503,682	78,503,682
Investment in private fund	1,418,472	—	1,418,472	—	1,418,472
Total financial assets	$166,162,674	88,220,755	1,418,472	78,503,682	168,142,909
Financial liabilities
Secured borrowings	$162,964,352	—	162,964,352	—	162,964,352
Mandatorily redeemable noncontrolling interest in consolidated entities	330,817,000	—	—	333,762,530	333,762,530
Total financial liabilities	$493,781,352	—	162,964,352	333,762,530	496,726,882
	Estimated fair value
	Carrying amount	Level 1	Level 2	Level 3	Total
December 31, 2019
Financial assets
Cash and cash equivalents and restricted cash	$212,507,292	212,507,292	—	—	212,507,292
Investments in finance receivables	111,248,693	—	—	117,390,475	117,390,475
Investment in private fund	1,219,627	—	1,219,627	—	1,219,627
Total financial assets	$324,975,612	212,507,292	1,219,627	117,390,475	331,117,394
Financial liabilities
Secured borrowings	$157,136,554	—	157,136,554	—	157,136,554
Mandatorily redeemable noncontrolling interest in consolidated entities	333,225,400	—	—	338,140,850	338,140,850
Total financial liabilities	$490,361,954	—	157,136,554	338,140,850	495,277,404
(9)   Offsetting Assets and Liabilities
During the years ended December 31, 2020 and 2019, the Company entered into certain financial transactions that are either subject to an enforceable master netting agreement or meet the following right of set-off criteria: each of the two parties owes the other determinable amounts, the Company has the right to set-off the amounts owed with the amounts owed by the other party, the Company intends to set-off, and the Company’s right of set-off is enforceable at law. The respective master netting agreements and other agreements that include the right of set-off, would allow the Company to close out and net its total exposure to a specified counterparty in the events of default or early termination with respect to any and all the transactions governed under a single agreement with the counterparty.
The following tables provide disclosure regarding the effect and potential effect of offsetting of recognized assets and liabilities presented in the consolidated balance sheet at December 31, 2020.

	Gross amounts of recognized assets (liabilities)	Gross amounts offset in the consolidated balance sheet	Net amounts of assets (liabilities) presented in the consolidated balance sheet	Amounts not offset in the consolidated balance sheet
				Financial instruments (policy election)(1)	Financial instruments (accounting criteria not met)(2)	Financial collateral assets pledged(3)	Net amount
Description:
Reverse repurchase agreement asset	$65,041,913	(61,231,113)	3,810,800	—	—	—	3,810,800
Secured Borrowings:
TOB Trust debt financing	(149,874,352)	—	(149,874,352)	—	—	149,874,352	—
Total Return Swap	(13,090,000)	—	(13,090,000)	—	—	13,090,000	—
Total	$(97,922,439)	(61,231,113)	(159,153,552)	—	—	162,964,352	3,810,800
The following tables provide disclosure regarding the effect and potential effect of offsetting of recognized assets and liabilities presented in the consolidated balance sheet at December 31, 2019.
	Gross amounts of recognized assets (liabilities)	Gross amounts offset in the consolidated balance sheet	Net amounts of assets (liabilities) presented in the consolidated balance sheet	Amounts not offset in the consolidated balance sheet
				Financial instruments (policy election)(1)	Financial instruments (accounting criteria not met)(2)	Financial collateral assets pledged(3)	Net amount
Description:
Reverse repurchase agreement asset	$58,097,809	(53,280,561)	4,817,248	—	—	—	4,817,248
Secured Borrowings :
TOB Trust debt financing	(157,136,554)	—	(157,136,554)	—	—	157,136,554	—
Total	$(99,038,745)	(53,280,561)	(152,319,306)	—	—	157,136,554	4,817,248
(1) Amounts related to master netting agreements which have been determined by the Company to be legally enforceable in the event of default and where certain other criteria are met in accordance with applicable offsetting accounting guidance, but were not offset due to management’s accounting election.
(2) Amounts relate to master netting agreements which have been determined by the Company to be legally enforceable in the event of default, but where certain other criteria are not met in accordance with applicable offsetting accounting guidance.
(3) Amounts relate to master netting agreements and collateral agreements which have been determined by the Company to be legally enforceable in the event of default and where other criteria are not met in accordance with applicable offsetting accounting guidance. The collateral amounts may exceed the related net amounts of financial assets and liabilities presented in the consolidated balance sheet. Where this is the case, the total amount reported above is limited to the net amounts of financial assets and liabilities with that counterparty. See total amount of assets pledged under Secured borrowings in note 7 of the consolidated financial statements.
(10)   Employee Benefit Plans
Effective January 1, 2015, the Company established a 401(k) defined contribution savings plans for eligible employees. The plan generally allows all its employees to participate and provides employer matching contributions equal to 50% of the employee contributions on up to 12.5% of the employee’s total annual compensation. The employer matching contributions fully vest to any newly hired employees ratably over 5 years. Total expense recognized in the consolidated statements of income associated with the employer matching contributions was $318,000 and $303,000 for the years ended December 31, 2020 and 2019, respectively.

(11)   Accounts Payable and Other Liabilities
Included in accounts payable and accrued liabilities at December 31, 2020 and 2019 are:
	2020	2019
Accrued incentive expense	$7,700,000	8,975,460
Accounts payable and accrued expenses	4,569,380	3,923,020
Accrued interest expense	1,152,515	3,777,797
Finance lease liability	—	1,095,141
Operating lease liability	303,714	996,362
Marketable securities purchased not yet settled	1,513	1,502,854
Total accounts payable and other liabilities	$13,727,122	20,270,634
(12)   Members’ Capital
In accordance with the Third Amended and Restated Limited Liability Company Agreement (LLC Agreement) dated April 17, 2015, as amended, there are two authorized classes of Common Units including Ordinary Common Units and Incentive Common Units issued to Investor Members and Employee Members, respectively. The rights, preferences and obligations of each Common Unit type are defined in the LLC Agreement and the 2015 Restricted Equity Incentive Plan (Incentive Plan) established during the year ended December 31, 2015. Each Ordinary Common Unit entitles its respective holder to one vote on matters to be decided by a vote of the Members. Incentive Common Units have no voting rights. Ordinary Common Units also include preemptive rights on any new interests in the Company. Pursuant to the LLC Agreement, no Member will be liable for any debts, obligations or liabilities of the Company or any other Member, whether arising in tort, contract or otherwise, solely by reason of being a Member; provided, however, that the foregoing shall not limit the liability of such Member to the Company by reason of acts or omissions of such Member that involve intentional misconduct or a knowing law violation.
The LLC Agreement generally provides for income to be allocated in a manner consistent with each Investor Member and Employee Member’s percentage ownership interest. Distributions are allocated among the holders of the Ordinary Common Units and Incentive Common Units pursuant to a waterfall structure defined in the LLC Agreement. At or near the end of each calendar year, Investor Members can elect to reinvest future distributions into additional Ordinary Common Units at a price equal to the then fair value (determined by the Company’s latest independent valuation) of the Ordinary Common Units on the applicable distribution date.
The Incentive Plan awards Incentive Common Units, as defined by the LLC Agreement, to eligible employees. The goal of the Incentive Plan is to attract and retain highly competent individuals by providing such individuals an economic interest in the Company. The total number of Incentive Common Units currently authorized to be issued under the LLC Agreement and the Incentive Plan is 200,000, subject to increase or decrease by the Board. The number of Incentive Common Units awarded to any eligible employee under the Incentive Plan is determined by the Board. Each Incentive Common Unit award automatically vests 20% on each of the first five one-year anniversaries from the date of issuance. If a recipient’s employment is terminated post-vesting, the cancellation of the award, or lack thereof, is determined based on reason of termination. Good Reason resignation, as defined by the Incentive Plan, or termination by the Company without Cause, allows for vested Incentive Common Units awards to remain outstanding for a period of two years from the termination date. If a resignation is without Good Reason, or is by the Company for Cause, then 50% of the outstanding vested Incentive Common Units will be cancelled and cease to be outstanding as of the termination date, and the other 50% will remain outstanding for a period of two years from the termination date. Any distribution due to the Incentive Common Unit holder rests solely upon a significant capital transaction such as a sale, merger, initial public offering, reorganization, combination, consolidation, liquidation or dissolution of the Company that results in the receipt of cash or marketable securities by the Investor Members holding Ordinary Common Units (Liquidity Event). Subject to the LLC Agreement terms, holders of Incentive Common Units upon a Liquidity Event will be distributed in aggregate

(a) fair value of the Equity at time of distribution, determined by the Company’s latest independent valuation, minus (b) the Company’s book value as of the month end prior to distribution, multiplied by (c) 15%. During the years ended December 31, 2020 and 2019, Incentive Common Unit awards totaling 7,522 and 7,000, respectively, were made to eligible employees. On Septemer 1, 2018, all outstanding Incentive Common Units held by employees were contributed to a newly formed entity, Preston Hollow Partners, LLC (PHP), and exchanged for Membership Interests of PHP that are governed by an agreement that mirrors the above terms. Incentive Common Unit awards totaling 156,522 and 149,000 were outstanding as of December 31, 2020 and 2019, respectively.
In accordance with ASC Topic 718—Stock Compensation, the Company views this plan, from a GAAP perspective, as having no grant date as of December 31, 2020. All significant terms are not mutually understood as the exercise price of the Incentive Common Units is based on the book value of the Company at an unknown future date prior to a Liquidity Event. The grant date is considered to be the date that the Liquidity Event becomes probable. No compensation expense has been recorded in the years ended December 31, 2020 and 2019. Once an award is deemed granted, the Company will recognize compensation expense over the requisite service period or immediately if the respective service period is already completed. If a Liquidity Event was considered probable and awards were fully vested as of December 31, 2020, the fair value of the awards would be approximately $33,700,000, based on independent valuation obtained by the Company.
During the year ended December 31, 2019, Members contributed an additional $226,650,000, net of $59,000 equity costs. No contributions occurred during the year ended December 31, 2020. All subscribed equity has been drawn as of December 31, 2020.
As of December 31, 2020, PHC LLC has outstanding warrants issued to certain Members to purchase a total of 221,458 Ordinary Common Units at a current strike price of $76.56. The warrants were issued pro rata to an initial group of investors that invested in PHC LLC Ordinary Common Units at book value in connection with its initial capital raise. The purpose was to allow these investors the right to purchase an additional 5% of Ordinary Common Units in the future. The warrant contracts are classified as equity as physical settlement or net-share settlement is required and the contracts are indexed to PHC LLC’s own equity. At the time of issuance of the warrants the fair value was determined to be de minimis.
(13)   Other Commitments and Contingencies
(a)   Operating Lease Obligations
The Company leases 14,033 square feet of office space in Dallas, Texas to be used for its corporate headquarters. The Company has subleased 2,640 square feet of the office space to a third party. The lease termination date is May 2022 and does not include any extensions.
On August 10, 2016, in conjunction with the hiring of three professionals in San Francisco, California, the Company entered into an existing lease assignment for 5,730 square feet of office space with a term of approximately 4.5 years. The lease was terminated in January 2021.
Total lease expense recognized under these leases is approximately $717,000 and $717,000, respectively for the years ended December 31, 2020 and 2019 and is included in administrative and other operating expense in the consolidated statements of income.
In compliance with ASC Topic 842, the Company recognized a right to use asset and a lease liability which as of December 31, 2020 is approximately $323,000 and $304,000, respectively. The Company used an appropriate incremental internal borrowing rate to present value future lease payments of approximately 4%.

Below is a maturity analysis of the operating lease liability reflected on the consolidated balance sheet as of December 31, 2020:
Lease payments allocable to office operating lease
2021	$247,982
2022	63,964
$311,946
Present value of operating lease liability	$303,714
(b)   Litigation
The Company is periodically involved in ordinary routine litigation incidental to its business, including actions relating to properties securing its municipal bond investments held by the Company. In the Company’s judgment, there are no pending legal proceedings to which the Company is a party or to which any of the properties which collateralize the Company’s municipal bond investments are subject the resolution of which is expected to have a material adverse effect on the Company’s consolidated results of operations, cash flows, or financial condition.
(c)   Indemnification
As permitted by Delaware law, the Company has agreements, pursuant to the LLC Agreement, whereby it indemnifies its current or former officers and Members for certain events or occurrences while the officer or Member is, or was, serving at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company maintains a director and officer insurance policy that limits its exposure and enables the Company to recover a portion of any such amounts. The Company had no liabilities recorded for these agreements as of December 31, 2020 and 2019.
(14)   Subsequent Events
The Company has evaluated subsequent events through July 6, 2021, the date which these consolidated financial statements were available to be issued, and has determined that there have not been any events that have occurred that would require adjustments to, or disclosures in, the consolidated financial statements.

PRESTON HOLLOW CAPITAL, LLC
Consolidated financial statements
March 31, 2021
(Unaudited)

Preston Hollow Capital, LLC
Consolidated Balance Sheets
	March 31, 2021 (Unaudited)	December 31, 2020
Assets
Cash and cash equivalents	$67,132,433	66,543,580
Restricted cash	5,242,259	21,677,175
Investments in marketable securities, at fair value (cost $763,164,092 and $726,613,174)	817,644,815	765,962,052
Investments in marketable securities held in trust, at fair value (cost $883,932,821 and $961,275,276)	974,570,223	1,040,986,810
Investments in finance receivables, net of allowance for possible losses of $462,690 and $469,493, respectively	71,790,904	76,523,447
Investment in private fund	1,597,549	1,418,472
Interest receivable	36,551,394	33,677,772
Reverse repurchase receivable, net	2,643,483	3,810,800
Real estate owned	70,397,718	47,374,503
Other assets	10,386,454	10,578,053
Total assets	$2,057,957,232	2,068,552,664
Liabilities and Equity
Accounts payable and other liabilities	$32,475,267	13,727,122
Secured borrowings	162,975,439	162,964,352
Mandatorily redeemable noncontrolling interest in consolidated entities	347,524,350	330,817,000
Total liabilities	542,975,056	507,508,474
Members’ equity:
Contributed capital	887,520,606	994,135,558
Retained earnings	482,805,144	450,263,437
Accumulated other comprehensive income	143,341,759	115,330,528
Total Members’ equity	1,513,667,509	1,559,729,523
Noncontrolling interest in consolidated entities	1,314,667	1,314,667
Total equity	1,514,982,176	1,561,044,190
Total liabilities and equity	$2,057,957,232	2,068,552,664
Our consolidated balance sheets include assets and liabilities of consolidated variable interest entities (VIEs) as the Company is the primary beneficiary of these VIEs. As of March 31, 2021 and December 31, 2020, assets of consolidated VIEs totaled $994.8 million and $1,076.5 million, respectively, and the liabilities of consolidated VIEs totaled $497.5 million and $480.8 million, respectively. The consolidated total liabilities as of March 31, 2021 and December 31, 2020 include certain liabilities of $347.5 million and $330.8 million, respectively, for which the creditors of the VIEs have no recourse to the general credit of the Company. See Note 5 and 6 for additional information.
See accompanying notes to consolidated financial statements.

Preston Hollow Capital, LLC
Consolidated Statements of Income
Three months ended March 31, 2021 and 2020
(Unaudited)
	March 31, 2021	March 31, 2020
Revenues:
Marketable securities interest income	$26,605,051	26,063,681
Finance receivables interest income	1,808,989	3,231,107
Interest expense	(4,485,661)	(4,816,505)
Net interest income	23,928,379	24,478,283
Net gain on sales of marketable securities and finance receivables	9,133,809	1,627,458
Unrealized net loss on trading marketable securities and investment in private fund	(1,527,566)	(1,210,431)
Net gain (loss) on derivative securities	8,299,357	(12,523,329)
REO operating income	1,396,166	—
Other	60,661	170,871
Total revenues	41,290,806	12,542,852
Expenses:
Provision for (recovery of) finance receivable credit losses	(6,803)	38,653
REO operating expense	1,714,491	—
Compensation	4,444,098	2,757,154
Administrative and other operating	2,597,313	1,287,356
Total expenses	8,749,099	4,083,163
Net income	32,541,707	8,459,689
Net income attributable to noncontrolling interests	—	—
Net income attributable to Members’ capital	$32,541,707	8,459,689
See accompanying notes to consolidated financial statements.

Preston Hollow Capital, LLC
Consolidated Statements of Comprehensive Income (Loss)
Three months ended March 31, 2021 and 2020
(Unaudited)
	March 31, 2021	March 31, 2020
Net income	$32,541,707	8,459,689
Other comprehensive income (loss):
Unrealized gains (losses) on investment in available-for-sale securities:
Unrealized holding net gains (losses) arising during period	36,943,567	(83,015,515)
Less reclassification adjustment for gain included in net income	(8,932,336)	(1,323,747)
Changes in fair value of available-for-sale securities	28,011,231	(84,339,262)
Comprehensive income (loss)	60,552,938	(75,879,573)
Less comprehensive income (loss) attributable to noncontrolling interest	—	—
Net comprehensive income (loss) attributable to Members’ capital	$60,552,938	(75,879,573)
See accompanying notes to consolidated financial statements.

Preston Hollow Capital, LLC
Consolidated Statements of Equity
Three months ended March 31, 2021 and 2020
(Unaudited)
	Members’ contributed capital	Retained earnings	Accumulated other comprehensive income	Noncontrolling interest in consolidated entities	Total equity
Balances at December 31, 2019	$1,086,034,349	362,560,172	87,362,823	600,000	1,536,557,344
Member distributions	(90,938,263)	—	—	—	(90,938,263)
Net income	—	8,459,689	—	—	8,459,689
Other comprehensive loss	—	—	(84,339,262)	—	(84,339,262)
Balances at March 31, 2020	995,096,086	371,019,861	3,023,561	600,000	1,369,739,508
Balances at December 31, 2020	994,135,558	450,263,437	115,330,528	1,314,667	1,561,044,190
Member distributions	(106,614,952)	—	—	—	(106,614,952)
Net income	—	32,541,707	—	—	32,541,707
Other comprehensive gain	—	—	28,011,231	—	28,011,231
Balances at March 31, 2021	$887,520,606	482,805,144	143,341,759	1,314,667	1,514,982,176
See accompanying notes to consolidated financial statements.

Preston Hollow Capital, LLC
Consolidated Statements of Cash Flows
Three months ended March 31, 2021 and 2020
(Unaudited)
	March 31, 2021	March 31, 2020
Cash flows from operating activities:
Net income	$32,541,707	8,459,689
Adjustments to reconcile net income to net cash provided by operating activities:
Realized gain on sale of available-for-sale securities	(8,932,336)	(1,323,747)
Realized gain on sale of trading securities	(201,473)	(303,711)
Realized gain on derivative securities	—	(59,997)
Unrealized (gain) loss on derivative securities	(8,606,250)	12,551,848
Unrealized loss on trading securities and investment in private fund	1,527,566	1,210,431
Discount amortization and fee accretion on finance receivable and marketable securities	(4,274,899)	(4,303,720)
Cash collected in excess of income recognized	1,165,535	1,577,966
Provision for (release of) finance receivable credit losses	(6,803)	38,653
Proceeds from sale of trading securities	13,416,193	16,397,790
Purchase of trading securities	(14,945,045)	(23,584,270)
Changes in operating assets and liabilities:
Interest receivable	(4,457,209)	2,369,045
Other assets	9,536,361	(2,707,560)
Accounts payable and other liabilities	(4,594,434)	(8,467,801)
Net cash provided by operating activities	12,168,913	1,854,616
Cash flows from investment activities:
Purchase of available-for-sale securities	(6,372,065)	(78,164,847)
Proceeds from sale and redemption of available-for-sale securities	65,116,475	22,630,906
Investments in finance receivables	(766,042)	(23,004,075)
Proceeds from sale and repayments of finance receivables	6,548,335	6,949,780
Investment in real estate projects and real estate owned	(2,193,163)	(3,142,778)
Investment in land held for sale	(452,000)	—
Net cash provided by (used in) investment activities	61,881,540	(74,731,014)
Cash flows from financing activities:
Net issuance of beneficial interests to third parties	69,900,000	—
Distributions to beneficial interests held by third parties	(53,192,650)	(6,109,950)
Net proceeds from borrowings	11,086	334,905,974
Net repayments of finance lease liability	—	(6,475)
Distributions to Members	(106,614,952)	(90,938,263)
Net cash (used in) provided by financing activities	(89,896,516)	237,851,286
Net (decrease) increase in cash and cash equivalents and restricted cash	(15,846,063)	164,974,888
Cash and cash equivalents and restricted cash at beginning of period	88,220,755	212,507,292
Cash and cash equivalents and restricted cash at end of period	$72,374,692	377,482,180
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$4,901,630	5,635,146
During the three months ended March 31, 2021, the Company retained beneficial interests of $29,362,515 as part of the consideration for transferring securities of $97,976,917.
See accompanying notes to consolidated financial statements.

(1)
Organization and description of business

Preston Hollow Capital, LLC (the Company), a Delaware limited liability company, is a nonbank finance company specializing in direct and secondary market investments in municipal securities primarily associated with local government operations and infrastructure, community development districts, and municipally supported healthcare and student and senior housing facilities. The Company expects to build upon its core municipal finance platform, opportunistically adding complimentary businesses and investment strategies. The Company has 35 employees and is headquartered in Dallas, Texas, with a capital markets and secondary trading satellite office in San Francisco, California.
The Company was originally formed on October 24, 2013, capitalized indirectly by contributions from management members totaling $110,609,000 through December 31, 2014. The Company has received additional permanent common equity commitments from new members totaling $1,108,039,000 through March 31, 2021.
(2)
Summary of significant accounting policies

(a)
Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (GAAP). The consolidated financial statements include the accounts of all subsidiaries and affiliates in which the Company holds a controlling financial interest as of the financial statement dates.
(b)
Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are required in the determination of interest income recognition, valuation and impairment of investments and long-lived assets, useful lives of property and equipment, and contingencies among others. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. The Company’s estimates often are based on complex judgments, probabilities and assumptions that it believes to be reasonable but that are inherently uncertain and unpredictable. For any given individual estimate or assumption made by the Company, there may also be other estimates or assumptions that are reasonable.
The Company regularly evaluates its estimates and assumptions using historical experience and other factors, including the economic environment. As future events and their effects cannot be determined with precision, the Company’s estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might change those estimates and assumptions. Market conditions, such as illiquid credit markets, volatile equity or bond markets, and economic downturn, can increase the uncertainty already inherent in the Company’s estimates and assumptions. The Company adjusts its estimates and assumptions when facts and circumstances indicate the need for change. Those changes generally will be reflected in the consolidated financial statements on a prospective basis unless they are required to be treated retrospectively under the relevant accounting standard. It is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
(c)
Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, Measurement of Credit Losses on Financial Instruments with the objective of giving financial statement users more decision-useful information about the expected credit losses on financial instruments. This ASU replaces current GAAP’s incurred-loss impairment methodology with a methodology that reflects expected credit losses and requires a broader range of reasonable and supportable information to estimate those losses. The amendments in this ASU require a financial asset measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset. The income statement reflects the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The ASU also requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a write-down in current GAAP. This allows for reversals of credit losses in current period net income, which aligns the income statement recognition of credit losses with the reporting period in which changes occur. In November 2018, the FASB issued ASU 2018-19 to align the implementation date for nonpublic entities’ annual financial statements with the implementation date for their interim financial statements and clarify the scope of the guidance in the amendments in ASU 2016-13. The effective date and transition requirements for the amendments in this ASU are the same as the effective dates and transition requirements in ASU 2016-13. The guidance in this ASU is effective for private companies with fiscal years beginning after December 15, 2022 but may adopt the amendments earlier as of the fiscal years beginning after December 15, 2018. The Company is currently assessing the impact of the adoption on its consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) — Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement with the objective to improve the effectiveness of disclosures in the notes to financial statements by facilitating clear communication of the information required by GAAP. The amendments in this ASU modify the disclosure requirements on fair value measurements in Accounting Standards Codification (ASC) Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments in this ASU are effective for all entities for fiscal years, beginning after December 15, 2019. The Company adopted this standard on January 1, 2020 and it did not have an impact on the Company and its subsidiaries’ results of operations or financial position.
In October 2018, the FASB issued ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities with the intent to improve the accounting when considering indirect interests held through related parties under common control for determining whether fees paid to decision makers and service providers are variable interests. The Company adopted this standard on January 1, 2020 and it did not have an impact on the Company and its subsidiaries’ results of operations or financial position.
(d)
Variable Interest Entities (VIE)

An entity is referred to as a VIE if it possesses one of the following criteria: (i) it is thinly capitalized, (ii) the residual equity holders do not control the entity, (iii) the equity holders are shielded from the economic losses, (iv) the equity holders do not participate fully in the entity’s residual economics, or (v) the entity was established with nonsubstantive voting interests. The Company consolidates a VIE when it has both the power to direct the activities that most significantly impact the activities of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. Along with the VIEs that are consolidated in accordance with these guidelines, the Company also holds variable interests in other VIEs that are not consolidated because it is not the primary beneficiary. The Company continually monitors both consolidated and unconsolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change. See note 5 of the consolidated financial statements for further discussion of VIEs.
(e)
Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash held at banks and highly liquid investments with original maturities of three months or less. At March 31, 2021 and December 31, 2020, there were cash balances with banks in excess of the federally insured limits. The Company has not experienced any losses in its cash or cash equivalent holdings and believes it is not exposed to any significant credit risk. Restricted cash includes cash and cash equivalents that are not available for general use by the Company through restrictions in specific agreements including any outstanding derivative instrument contracts, repurchase agreements or certain lending arrangements. See note 6 of the consolidated financial statements for futher discussion.
(f)
Investments in Finance Receivables

Investments in Finance Receivables include loans collateralized by real property or pledged tax assessments. Investments in Finance Receivables also include purchased receivables consisting of a contractual right to certain reimbursements of infrastructure development costs owed to single-family residential developers repayable from the proceeds of future anticipated Municipal Development District bonds (Reimbursement Receivables).
The finance receivables are classified as held for investment (HFI) when management has both the intent and ability to hold the investment for the foreseeable future, or until maturity or payoff. The Company’s intent and view of the foreseeable future may change based on changes in business strategies, the economic environment, market conditions and the availability of government programs. HFI loans are stated at the principal amounts outstanding, net of unamortized deferred fees and costs on originated loans, and premiums or discounts on purchased loans. The Reimbursement Receivables are presented at their purchase price and accrued effective interest income recognition, net of payments received. If the Company no longer has the intent or ability to hold a finance receivable for the foreseeable future, it is transferred to held for sale (HFS). Finance receivables entered into with the intent to resell are classified as HFS.
If it is determined that a finance receivable should be transferred from HFI to HFS, then the balance is transferred at the lower of cost or fair value on the transfer date, which coincides with the date of change in management’s intent. At the time of transfer, a write-down of the investment is recorded as a write-off when the carrying amount exceeds fair value and the difference relates to credit quality, otherwise the write-down is recorded as a reduction in interest income, and any loss reserve is reversed. Once classified as HFS, the amount by which the carrying value exceeds fair value is recorded as a valuation allowance and is reflected as an expense in the consolidated statements of income.
Interest income is credited as earned based on the effective interest rate method. The Company would generally place loans on nonaccrual status when the full and timely collection of interest or principal becomes uncertain and they are 90 days past due for interest or principal, unless the loan is both well-secured and in the process of collection. When placed on nonaccrual status, the Company would reverse any accrued unpaid interest receivable against interest income and amortization of any net deferred fees is suspended. Any payments received while a loan is on nonaccrual status would be applied to the loan’s cost basis. Generally, the Company would return the loan to accrual status when all delinquent interest and principal become current under the terms of the credit agreement and collectability of remaining principal and interest is no longer doubtful. In certain circumstances, the Company may place a loan on nonaccrual status but conclude it is not impaired.
A finance receivable may be considered impaired when, based on current information and events, the Company determines that amounts to be collected may not occur as projected. This evaluation is generally based on delinquency information, an assessment of the borrower or counterparty’s financial condition and the adequacy of collateral or projected cash flow streams repaying the finance receivable. When a finance receivable is identified as impaired, the impairment, if any, is measured based on the difference between the recorded investment in the finance receivable (net of previous charge-offs, deferred fees or costs and unamortized premium or discount) and the present value of expected future cash flows, discounted at the finance receivable’s effective interest rate. The Company would recognize the impairment with a charge to the allowance for credit losses (ACL).
The ACL is the Company’s estimate of credit losses inherent in the finance receivable portfolio at the balance sheet date. The process of determining the appropriateness of the ACL involves procedures to appropriately consider the unique risk characteristics of the finance receivables. Generally, the finance receivables are assessed for estimated losses by risk rating each receivable and analyzing various risk factors as identified in the Company’s underwriting and continuous credit surveillance process. For loans, the ACL estimation approach involves monitoring the performance of the borrower’s underlying business plan, financial statements and other required continued disclosures. The Company also monitors the status of payment sources and the quality of the underlying collateral. For Reimbursement Receivables, the ACL estimation approach involves updates to the Reimbursement Receivables’ discounted cash flow analysis based on periodic reporting from the developer and status updates on underlying residential lot development activity.
(g)
Investments in Marketable Securities

The Company has designated its investments in certain marketable debt securities as either trading or available-for-sale. Trading securities are recorded at fair value, with net unrealized gains and losses included as a component of consolidated net income. Available-for-sale securities are reported at fair value with unrealized gains or losses recorded as a component of other comprehensive income. Interest income is recorded on an accrual basis. Discounts and premiums to the face amount of debt securities are accreted and amortized using the effective interest rate method over the lives of the respective debt securities.
In any case where fair value might fall below amortized cost, the Company would consider whether that security is other-than-temporarily impaired using all available information about the collectability of the security. The Company would not consider that an other-than-temporary impairment for a debt security has occurred if (1) the Company does not intend to sell the debt security, (2) it is not more likely than not that the Company will be required to sell the debt security before recovery of its amortized cost basis and (3) the present value of estimated cash flows will fully cover the amortized cost of the security. The Company would consider that an other-than-temporary impairment has occurred if any of the above mentioned three conditions are not met.
For a debt security for which an other-than-temporary impairment is considered to have occurred, the Company would recognize the entire difference between the amortized cost and the fair value in earnings if the Company intends to sell the debt security or it is more likely than not that the Company will be required to sell the debt security before recovery of its amortized cost basis. If the Company does not intend to sell the debt security and it is not more likely than not that the Company will be required to sell the debt security before recovery of its amortized cost basis, the Company would separate the difference between the amortized cost and the fair value of the debt security into the credit loss component and the noncredit loss component. The credit loss component would be recognized in earnings and the noncredit loss component would be recognized as a component of other comprehensive income.
Debt securities acquired with evidence of deterioration of credit quality at the time of acquisition are initially recorded at fair value. At the time of acquisition, the Company determines the excess of the security’s scheduled contractual payments over the total cash flows expected to be collected. This difference is defined as the “nonaccretable” yield and will not be accreted to income. Instead, the excess cash flows expected at acquisition over the security’s purchase price is accreted into interest income over the life of the security based on the calculated internal rate of return. The debt securities are modeled to determine their projected cash flows. In estimating the expected cash flows to be received, the Company considers historical cash collections for debt securities with similar characteristics as well as expected losses to estimate the amount and timing of undiscounted expected principal, interest and other cash flows for each debt security. An internal rate of return is calculated for the debt securities based on the projected cash flows. The resulting revenue recognized is based on the internal rate of return. The projected cash flows are analyzed at least quarterly to assess the actual performance compared to the expected performance. To the extent there are significant differences in actual performance versus expected performance, or there is a significant change in the estimated future cash flows, the internal rate of return is adjusted prospectively to reflect the revised estimate of cash flows over the remaining life of the debt security. If the Company determines at acquisition that it cannot yet reasonably estimate the timing and amount of the cash flows expected, it will place the debt security on non-accrual until it can. Two marketable debt securities designated as available-for-sale with fair values totaling $47,032,000 have been placed on non-accrual status as of March 31, 2021.
(h)
Real Estate Owned (REO)

REO includes collateral assets received in full satisfaction of a receivable or security. The assets are recorded at their fair value less costs to sell, or, if more clearly evident, the fair value of the receivable or security satisfied.

Assets received are generally reclassified from receivable or security when control of the underlying asset is obtained. Any excess of the amortized cost basis satisfied over the fair value of the assets received (less cost to sell) would be recognized as impairment expense in the consolidated statements of income. Subsequent to initial recognition, REO assets are recorded at the lower of cost basis or fair value less cost to sell, which is routinely monitored.
(i)
Securitizations and Beneficial Interests

In certain securitization transactions, assets are sold to an entity referred to as a Special Purpose Entity (SPE), which then issues beneficial interests in the form of senior and subordinated interests collateralized by the assets. In some cases, the Company may retain beneficial interests issued by the SPE. Additionally, from time to time, the Company may also re-securitize certain assets in a new securitization transaction.
The assets and liabilities transferred to an SPE are excluded from the consolidated balance sheets if the transfer qualifies as a sale and the Company is not required to consolidate the SPE. For transfers of financial assets recorded as sales, the Company recognizes and initially measures at fair value all assets obtained (including beneficial interests) and liabilities incurred. A gain or loss is recorded for the difference between the carrying amount and the fair value of the assets sold. Fair values are based on quoted market prices, quoted market prices for similar assets, or if market prices are not available, then the fair value is estimated using discounted cash flow analyses with assumptions for credit losses, prepayments and discount rates that are corroborated by and verified against market observable data, where possible. Retained beneficial interests from securitizations, including SPEs and VIEs, where the Company is not the primary beneficiary, are classified as available-for-sale marketable securities and are accounted for as described herein.
(j)
Derivatives Instruments and Hedging Activities

The Company accounts for its derivative and hedging activities in accordance with ASC Topic 815 — Derivatives and Hedging, which requires the recognition of all derivative instruments as assets or liabilities in the Company’s consolidated balance sheets and measurement of these instruments at fair value. The accounting treatment is dependent upon whether or not a derivative instrument is designated as a hedge and, if so, the type of hedge. The Company has executed interest rate derivative agreements that do not have a specific hedge designation under the accounting guidance, and therefore are treated as economic hedges with changes in fair value recognized in the consolidated statements of income. The Company is exposed to loss should a counterparty to its derivative instruments default. The Company does not anticipate nonperformance by any counterparty. The fair value of the derivative agreements is determined based upon current price quotes by recognized dealers or established indexes.
(k)
Taxable A/B Financing Facilities (Securitization Trusts)

The Company has obtained debt financing through the securitization of certain municipal bond investments utilizing taxable A/B trust structures with large institutional banks. See note 6 of the Company’s consolidated financial statements. The Securitization Trusts collapse upon maturity, certain defined termination events, or upon exercise of a call option embedded in the subordinate certificate held by the Company. Upon collapse, a Securitization Trust would sell the underlying bond investment at the then current market price, using the proceeds to retire outstanding senior certificates, with any remaining proceeds paid to the Company as holder of the subordinate certificate. If the proceeds from the sale of the underlying bond investment are insufficient to retire the senior certificates, the Company must make a payment to the senior certificate holder to cover any shortfall. The Company manages any shortfall exposure during the trusts’ terms utilizing ongoing collateral posting provisions.
The Company believes that its continuing involvement which includes the retained subordinate certificate, the embedded call option and the required shortfall provision described above, provides the Company with effective control. As such, the Company has determined that these Securitization Trusts do not meet the accounting criteria for a sale of financial assets as defined in ASC Topic 860 — Transfers and Servicing. The Securitization Trusts are

consolidated with the municipal bond investments in the trust presented as investments in marketable securities held in trust, at fair value, and the stated value of the senior certificate presented as a secured borrowing in the consolidated balance sheets.
(l)
Noncontrolling Interests

Noncontrolling interest represents third-party equity ownership in consolidated subsidiaries of the Company, and is presented as a component of equity. Noncontrolling interest that embody an unconditional obligation requiring the Company to redeem the noncontrolling interest by transferring assets at a specified or determinable date or upon an event that is certain to occur are reflected as mandatorily redeemable noncontrolling interest in consolidated entities on the consolidated balance sheets.
(m)
Income Taxes

In accordance with federal income regulations, no income taxes are levied on a limited liability company treated as a partnership for tax purposes, but rather on the Members. Due to the nature of the Company’s activities and its organization as a limited liability company, state income taxes generally are not imposed on the Company. Consequently, federal and state income taxes have not been reflected in the accompanying consolidated financial statements. The Company does not believe that it has any tax positions for which it is reasonably possible that it will be required to record significant amounts of unrecognized tax benefits within the next twelve months.
The VIEs which are reported on a consolidated basis with the Company for GAAP reporting purposes are separate legal entities who record and report income taxes based upon their individual legal structure which are immaterial to the Company. The Company does not presently believe that the consolidation of VIEs for reporting under GAAP will impact the Company’s tax status, amounts reported to Members on IRS Schedule K-1, the Company’s ability to distribute income to Members which it believes is tax exempt, or the tax exempt status of the underlying municipal bond investments.
As of March 31, 2021, the Company has determined there are no reserves for uncertain income tax positions or related liability for the payment of interest and penalties required to be reported by the Company. As of March 31, 2021, the Company’s U.S. federal income tax returns and state and local returns for the years 2017, 2018 and 2019 are open and therefore subject to examination.
(n)
Concentrations of Risk

As of March 31, 2021, municipal bond and finance receivable investments approximating 20% and 11% of the total investment portfolio of the Company were located in the states of Texas and Florida, respectively. As of December 31, 2020, municipal bond and finance receivable investments approximating 21% and 13% of the total investment portfolio of the Company were located in the states of Texas and California, respectively. No other state accounted for more than 10% as of March 31, 2021 and December 31, 2020. The largest five individual investments accounted for 28% of the total investment portfolio of the Company as of March 31, 2021 and December 31, 2020. Although the Company’s portfolio includes issuers located throughout the United States, such issuers’ ability to honor their contracts may be substantially dependent on economic conditions in these states. The Company’s investments finance certain projects including local government infrastructure, community development districts, healthcare, and student and senior housing facilities. As such, they are collateralized by either the projects’ real and personal property or tax revenues assessed and generated by the projects. To the extent that the economic or regulatory conditions prevalent in related industries change, the bond issuers’ ability to honor the obligations may be adversely impacted.

(3)
Investments in finance receivables, net

The components of its carrying value at March 31, 2021 and December 31, 2020 are as follows:
	March 31, 2021	December 31, 2020
Loans:
Mortgage Loans	$32,740,531	32,312,282
Single Family Assessments	5,443,145	8,178,682
	38,183,676	40,490,964
Other Finance Receivables:
Reimbursement Receivables	34,069,918	36,501,976
Total Carrying Value	$72,253,594	76,992,940
While the Company’s primary investment activities are oriented around marketable securities, from time to time the Company invests in non-security financial assets including loans and other finance receivables in order to facilitate future marketable debt security transactions or because such investments offer income opportunities in asset class types that the Company has the credit capabilities to underwrite.
Loans include mortgages on real property and loans secured by pledges of tax assessments on individual single family residential lots within developments in Texas.
Other Finance Receivables include Reimbursment Receivables which are pledges of reimbursements for infrastructure development costs owed to single-family residential developers that are repaid from the proceeds of Municipal Development District bonds on residential communities when the assessed tax values on completed homes reach the levels necessary to support such bonds. The purchase price of the Company’s investments in Reimbursement Receivables is typically determined utilizing a discounted cash flow model that is based upon projected cash flows from the stream of reimbursements, in turn based on projected development and build-out of the residential communities.
The projected repayment schedule is as follows:
2021	$32,667,555
2022	10,807,111
2023	2,133,416
2024	2,449,048
2025	2,788,185
Thereafter	21,408,279
$72,253,594
There were no purchases or sales of finance receivables and there were no transfers from receivables HFI to HFS for the three months ended March 31, 2021 and 2020.
As of March 31, 2021 and December 31, 2020, the Company had no impaired finance receivables. As of March 31, 2021, the Company had one loan with a carry value of $16,691,000 that is 90 days past due for interest. The Company believes the fair value of the underlying collateral is sufficient to fully recover the loan’s carry value.

The following table presents a summary of the activity in the ACL by portfolio segment for the three months ended March 31, 2021 and 2020:
	Loans	Other finance receivables	March 31, 2021	Loans	Other finance receivables	March 31, 2020
Balance, beginning of period	$469,493	—	469,493	466,202	—	466,202
Provision (recovery)	(6,803)	—	(6,803)	38,653	—	38,653
Charge-offs	—	—	—		—	—
Recoveries	—	—	—		—	—
Balance, end of period	$462,690	—	462,690	504,855	—	504,855
The following table disaggregates our ACL and recorded investment in finance receivables by impairment methodology as of March 31, 2021 and December 31, 2020:
	Allowance for credit losses			Invesment in finance receivables
	Loans	Other finance receivables	Total	Loans	Other finance receivables	Total
March 31, 2021
Collectively evaluated(1)	$462,690	—	462,690	38,183,676	34,069,918	72,253,594
Individually evaluated(2)	—	—	—	—	—	—
Total	$462,690	—	462,690	38,183,676	34,069,918	72,253,594
December 31, 2020
Collectively evaluated(1)	$469,493	—	469,493	40,490,964	36,501,976	76,992,940
Individually evaluated(2)	—	—	—	—	—	—
Total	$469,493	—	469,493	40,490,964	36,501,976	76,992,940

(1)
Represents non-impaired receivables evaluated collectively for impairment

(2)
Represents impaired finance receivables evaluated individually for impairment

The following tables provide the credit quality indicators the Company most closely monitors in its asset surveillance procedures to evaluate the appropriateness of the ACL. The indicators are generally based on information as of the respective year ends.
For the loan portfolio segment, the Company reviews Loan to Value (LTV) ratios which refers to the ratio of the loans carrying value to the underlying collateral fair value.
	March 31, 2021	December 31, 2020
By LTV:
0 – 60%	$21,492,255	24,174,107
60.01 – 80%	—	—
80.01 – 100%	16,691,421	16,316,857
Total Loans	$38,183,676	40,490,964
For the Other Finance Receivable portfolio, performance is measured by the timing of the receipt of cash flows to the Company. The cash flows are determined by bond issuances that are sized based on an increase in assessed value of the underlying residential projects. The assessed value is driven primarily by the construction of homes in the project. The Company monitors the performance and pace of the underlying single family lot development, presale activity for developed lots, and the progress and sale price of finished home construction. The Company compares the updated projections of repayment to the Company to its original underwriting analysis prepared at the time of purchase of the Reimbursement Rights to determine if the receivables are performing as planned.

	March 31, 2021	December 31, 2020
Residential development performance status:
Outperforming	$372,803	361,839
Performing	33,697,115	36,140,137
Underperforming	—	—
Total Other Finance Receivables	$34,069,918	36,501,976
There were no troubled debt restructures that occurred in the Finance Receivable portfolio during the three months ended March 31, 2021 and 2020.
(4)
Investments in marketable securities

Investment in marketable securities at March 31, 2021 and December 31, 2020 consist of the following:
	March 31, 2021
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Trading securities:
Municipal senior debt securities	$68,811,325	2,022,721	(202,940)	70,631,106
Municipal non-senior debt securities	9,245,799	—	(152,272)	9,093,527
Total trading	78,057,124	2,022,721	(355,212)	79,724,633
Available-for-sale securities:
Municipal senior debt securities	1,423,071,307	132,806,971	(1,166,785)	1,554,711,493
Municipal non-senior debt securities	145,968,482	11,810,430	—	157,778,912
Total available-for-sale	1,569,039,789	144,617,401	(1,166,785)	1,712,490,405
Total securities	$1,647,096,913	146,640,122	(1,521,997)	1,792,215,038
	December 31, 2020
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Trading securities:
Municipal senior debt securities	$43,491,535	3,818,994	(45,682)	47,264,847
Municipal non-senior debt securities	9,245,799	—	(152,272)	9,093,527
Total trading	52,737,334	3,818,994	(197,954)	56,358,374
Available-for-sale securities:
Municipal senior debt securities	1,491,657,605	108,440,423	(1,622,365)	1,598,475,663
Municipal non-senior debt securities	143,493,511	8,621,314	—	152,114,825
Total available-for-sale	1,635,151,116	117,061,737	(1,622,365)	1,750,590,488
Total securities	$1,687,888,450	120,880,731	(1,820,319)	1,806,948,862
The Company’s municipal bond investments include revenue bonds issued by various state and local governments or special purpose districts to finance the construction or rehabilitation of income-producing properties. However, most of the bonds do not constitute an obligation of any state or local government or special purpose district. The bonds are typically nonrecourse obligations of the respective owners of the properties. The source of the funds to pay principal and interest on the revenue bonds is the revenue or tax revenue generated by the properties. The majority of the bonds are collateralized by a first lien on all real and personal property included in the related property or specified tax revenue streams, or both, generated by the properties. The bonds bear interest at fixed or floating rates for tax exempt and taxable investments ranging from 4.5% to 12.00% and 5.4% to 13.00%, respectively, at March 31, 2021. The investment portfolio includes six bonds with unfunded commitments totaling $110,209,000 as of March 31, 2021. Of the total unfunded commitments, approximately $79,747,000 is only required to be funded upon the completion of construction of the underlying property by the borrower.
The following is a summary of the contractual maturities of the fair value of debt securities classified as available-for-sale held as of March 31, 2021:
Due within one year	$21,171,504
Due after one year to five years	34,950,330
Due after five years to ten years	99,129,749
Due after ten years	1,557,238,822
$1,712,490,405
Sales and redemption proceeds of available-for-sale securities during the three months ended March 31, 2021 totaled $65,116,000, resulting in a realized gain of approximately $8,932,000. The basis on which the cost of a security sold and resulting amount reclassified out of accumulated other comprehensive income into earnings is determined based on specific identification. There were no transfers between trading and available-for-sale categories during the three months ended March 31, 2021.
An unrealized net loss of $1,837,000 was recognized during the three months ended March 31, 2021 for trading securities still held at March 31, 2021. An unrealized net gain of $130,000 was recognized for trading securities sold during the three months ended March 31, 2021.
Sales and redemption proceeds of available-for-sale securities during the three months ended March 31, 2020 totaled $22,631,000, resulting in a realized gain of approximately $1,324,000. The basis on which the cost of a security sold and resulting amount reclassified out of accumulated other comprehensive income into earnings is determined based on specific identification. There were no transfers between trading and available-for-sale categories during the three months ended March 31, 2020.
An unrealized net loss of $1,164,000 was recognized during the three months ended March 31, 2020 for trading securities still held at March 31, 2020. An unrealized net gain of $77,000 was recognized for trading securities sold during the three months ended March 31, 2020..
The following table summarizes the fair value and the gross unrealized losses in the Company’s available-for-sale portfolio, and the length of time the individual securities have been in a continuous loss position as of March 31, 2021:
	Less than 12 months		More than 12 months		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Available-for-sale securities:
Municipal senior debt securities	$6,819,570	(13,079)	19,582,438	(1,153,706)	26,402,008	(1,166,785)
Municipal non-senior debt securities	—	—	—	—	—	—
	$6,819,570	(13,079)	19,582,438	(1,153,706)	26,402,008	(1,166,785)
The following table summarizes the fair value and the gross unrealized losses in the Company’s available-for-sale portfolio, and the length of time the individual securities have been in a continuous loss position as of December 31, 2020:

	Less than 12 months		More than 12 months		Total
	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Available-for-sale securities:
Municipal senior debt securities	$30,031,714	(1,424,851)	1,878,152	(197,514)	31,909,866	(1,622,365)
Municipal non-senior debt securities	—	—	—	—	—	—
	$30,031,714	(1,424,851)	1,878,152	(197,514)	31,909,866	(1,622,365)
The gross unrealized losses on the debt securities shown in the above tables are attributable to a number of factors including changes in interest rates, credit spreads and market trends. The Company has assessed each debt security with gross unrealized losses included in the previous table for credit impairment. As part of that assessment the Company has concluded that it does not intend to sell any of the debt securities, and that it is more likely than not that it will not be required to sell, prior to recovery of the amortized cost basis. The Company evaluates, where necessary, whether credit impairment exists by comparing the present value of the expected cash flows to the debt securities’ amortized cost basis. Credit impairment is recorded as a write-down to the amortized cost basis of the security.
During the three months ended March 31, 2021, the Company initiated foreclosure proceeding on one available-for-sale municipal senior debt security and became owner of the underlying collateral. The security was deemed not to be impaired because the fair value of the respective collateral approximates the fair value of the contractual interest and principal payments due for security. The transferred collateral with an initial carry value of $21,327,000 was reflected as Real estate owned on the Company’s consolidated balance sheet as of March 31, 2021.
(5)
Variable interest entities

VIEs for Which the Company is Not the Primary Beneficiary
The Company is not required to consolidate VIEs in which it has concluded it does not have a controlling financial interest, and thus is not the primary beneficiary. In such cases, the Company does not have both the power to direct the entities’ most significant activities and the obligation to absorb losses or right to receive benefits that could potentially be significant to the VIEs. The Company’s transactions with unconsolidated VIEs include securitizations of a finance receivable and purchased rights of certain tax revenues on income producing properties. The following tables provide a summary of unconsolidated VIEs with which the Company has significant continuing involvement, but is not the primary beneficiary. Significant continuing involvement includes transactions where the Company was the sponsor or transferor and has other significant forms of involvement. Sponsorship includes transactions with unconsolidated VIEs where the Company solely or materially participated in the initial design or structuring of the entity or the marketing of the transaction to investors. When the Company transfers assets to a VIE and accounts for the transfer as a sale, the Company is considered the transferor. The Company’s investments in these unconsolidated VIEs are carried as investments in finance receivables or marketable securities on the consolidated balance sheets and include senior and non-senior bonds and notes issued by the VIEs.

		Carrying Value — asset (liability)
March 31, 2021	Total VIE assets	Finance receivables	Available-for-sale debt securities	Net assets
Finance Receivable	$19,723,000	1,088,698	—	1,088,698
Purchased Rights to Tax Revenues	76,475,947	—	45,480,545	45,480,545
	$96,198,947	1,088,698	45,480,545	46,569,243
		Carrying Value — asset (liability)
December 31, 2020	Total VIE assets	Finance receivables	Available-for-sale debt securities	Net assets
Finance Receivable	$19,723,000	1,063,246	—	1,063,246
Purchased Rights to Tax Revenues	81,154,000	—	45,007,240	45,007,240
	$100,877,000	1,063,246	45,007,240	46,070,486
In the tables, “Total VIE Assets” represents the remaining amortized cost amount of assets held by unconsolidated VIEs using the most current information available. “Carrying Value” is the amount in the Company’s consolidated balance sheets related to its involvement with the unconsolidated VIEs.
The maximum exposure to loss as of March 31, 2021, is $46,569,000, the fair value of the retained beneficial interests. It represents the estimated loss that would be incurred under severe, hypothetical circumstances, for which the Company believes the possibility is extremely remote, such as where the value of our interests and any associated collateral declines to zero, without any consideration of recovery or offset from any economic hedges. Accordingly, this required disclosure is not an indication of expected loss.
VIEs for Which the Company is the Primary Beneficiary
Term-Matched Tax Exempt Financing Entities
Through December 31, 2020, the Company has deposited a total of twenty-six tax exempt bonds into five SPE trusts with an initial fair value totaling $482,197,000 and accrued interest receivable of $7,081,000. The trusts issued senior equity certificates to unaffiliated third parties totaling $337,531,000. The senior certificates provide returns ranging from 3.29% to 4.25% and share pro-rata in the underlying bond principal payments. The trusts also issued subordinate equity trust certificates retained by the Company with an initial fair value totaling $151,748,000.
During the three months ended March 31, 2021, the Company deposited an additional seven tax exempt bonds into two new SPE trusts with an initial fair value totaling $97,977,000 and accrued interest receivable of $1,286,000. The trusts issued senior equity certificates to unaffiliated third parties totaling $69,900,000. The senior certificates provide returns ranging from 2.50% to 2.75% and shares pro-rata in the underlying bond principal payments. The trusts also issued subordinate equity trust certificates retained by the Company with initial fair value totaling $29,363,000.
Under each trust, as holder of the subordinate equity trust certificates, the Company is the special servicer and maintains a fair value call right that it may exercise after a lockout period that is typically one year after entry into the trust. The Company has the right to cause the trust to sell one or more bonds in the trust resulting in a redemption of the senior equity trust certificates and subordinate equity trust certificates. Sale proceeds upon disposition of the bonds are allocated to the senior equity trust certificates and subordinate equity trust certificates according to a defined waterfall.
The trust-issued equity certificates only have contractual recourse to the net assets within the respective trust. In each transaction, the Company did not obtain a true-sale opinion to provide isolation assurance and, due to the bespoke nature of the transferred assets which are not readily obtainable in the marketplace, the Company believes the call rights provide a more-than-trivial benefit. As such, the Company did not reflect the transfers of the bonds to the trusts as sales.

The Company believes the trusts are VIEs of which it is the primary beneficiary. The activities that most significantly impact the economic performance of the trusts are controlled by the Company as special servicer. The senior certificate holders have no substantive participating rights.
Upon consolidation of the trusts by the Company, the senior equity trust certificates are classified as Mandatorily Redeemable Noncontrolling Interest in the Company’s consolidated balance sheets based on the trusts’ terms.
The following is information about the trusts’ net assets as of March 31, 2021 and December 31, 2020:
	March 31, 2021	December 31, 2020
Cash	$2,111,258	19,678,175
Accrued interest receivable	9,007,409	8,237,462
Investment in marketable securities held in trust	534,377,606	488,644,137
Total net assets	$545,496,273	516,559,774
As of March 31, 2021, the Company also has 25 VIEs it consolidates as primary beneficiary from the Securitization Trusts utilized in certain financing transactions discussed in note 2(k) and note 6 of the consolidated financial statements.
The Company reviewed its remaining bond investments outstanding as of March 31, 2021, to determine if any represent a variable interest in a VIE subject to consolidation. The municipal projects financed with the bond investments held by the Company are owned by separate entities in which the Company has no equity ownership interest. The bond investments held by the Company and the related entities were reviewed to ensure a variable interest in a VIE did not exist, or if one did exist, it either qualified for a scope exception under the applicable guidance or the Company was not deemed the primary beneficiary. At March 31, 2021 and December 31, 2020, the Company determined that there were no other VIEs subject to consolidation.
(6)
Secured borrowings

The Company has certain securities lending arrangements as of March 31, 2021 and December 31, 2020, which provide financing for the Company’s marketable investment portfolio. The following is a summary of the Company’s secured borrowings as of March 31, 2021 and December 31, 2020:
	March 31, 2021	December 31, 2020
Total return swap	13,090,000	13,090,000
Term Taxable AB Trust financing	149,885,439	149,874,352
Total secured borrowings	$162,975,439	162,964,352
During the year ended December 31, 2019, the Company executed a senior secured borrowing facility with a large institutional bank for an available borrowing commitment amount of $150,000,000 with an option to extend under certain conditions to $300,000,000. The amount of draws on the borrowing facility are based upon and collateralized by eligible assets owned by the Company which will be held in a designated custody account at the bank along with a general guarantee of repayment by the Company. Draws can be repaid at any time. Outstanding borrowings bear interest at three-month London Interbank Offered Rate (LIBOR) plus 1.20%. Fees equal to 22.5bps are due by the Company on undrawn available commitments. The term of the facility is three years but can be terminated annually with proper notice by the bank or the Company. There were no outstanding balances under the facility as of March 31, 2021 and December 31, 2020.
During the year ended December 31, 2020, the Company executed a financing strategy through the securitization of certain municipal bond investments utilizing a taxable term A/B trust program issued by a large institutional bank. A municipal bond investment owned by the Company is transferred to a trust that issues senior and subordinate trust certificates. Each trust has a three year maturity ending October 1, 2023. The senior trust certificate is issued to the bank at a specified leverage fraction, and the subordinate trust certificate is issued to the Company. The trust receives all of the interest payments from the underlying bond investment, from which it pays interest on the senior certificate at a floating rate. The weighted average interest on the senior certificates outstanding at March 31, 2021 was 2.68%. As the holder of the subordinate certificate, the Company is entitled to any remaining interest received by the trust after it has paid the full amount of interest due on the senior certificate and all of the expenses of the trust. The taxable term A/B trust program allows for a portfolio rebalancing process within each and among outstanding trusts, as well as formation of successor trusts from time to time to reduce the likelihood of the occurrence of a trust termination event as well as optimizing the posting of collateral by the Company. Accordingly, each trust’s leverage fraction can be increased or decreased with consent of the bank. A trust collapses upon (i) maturity, (ii) default of the underlying bond investments, (iii) certain termination events or (iv) at the option of the Company. Upon collapse, a trust would sell the underlying bond investment at the then current market price, using the proceeds to retire the senior certificates, with any remaining proceeds paid to the Company as holder of the subordinate certificate. The taxable A/B trusts are subject to ongoing collateral posting provisions to cover any shortfall exposure that exists between the underlying value of the bonds and the outstanding senior certificates balance. Upon a collapse of the trust, where sale proceeds of the underlying bond investment are insufficient to retire the senior certificates, the Company must make additional collateral postings to the senior certificates to eliminate the shortfall. The underlying municipal debt securities with fair values of approximately $440,193,000 and $552,343,000 at March 31, 2021 and December 31, 2020, respectively, are reflected as investments in marketable securities held in trust in the consolidated balance sheet.
During the year ended December 31, 2020, the Company entered into a total return swap agreement (Total Return Swap), which is governed by the counterparty’s International Swaps and Derivatives Association (ISDA) 2002 Master Agreement to which the Company is a party. Pursuant to the Total Return Swap, the Company transfers existing municipal bond investments against a transfer of funds subject to a 15% haircut, and receives a running coupon based on the referenced bond investment, paying the counterparty an interest rate based on three month LIBOR plus 1.50%. The Total Return Swap matures November 1, 2021, or earlier upon certain termination events. Upon the termination of the Total Return Swap, settlement between the parties occurs based on the changes in the fair value of the referenced bond investment with any excess collateral being returned to the Company. The Company can choose to physically settle or cash settle the Total Return Swap. Similar to the Securitization Trust structures, the Company has not surrendered control of the bond investments and retains the risk and rewards of fair value changes in the referenced bond investments. The Company has also determined that the Total Return Swap does not meet the definition of a derivative in FASB, ASC Topic 815 — Derivatives and Hedging. The notional based funds transferred at the initial date of the agreement is not less than would be required to purchase the bond investments utilizing the Company’s other available secured borrowing facilities.
(7)
Fair value of financial instruments

The Company measures and reports certain financial assets and liabilities on a fair value basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). GAAP specifies a three-level hierarchy that is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.
Level 1
Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Active markets are considered to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2
Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in inactive markets.
Level 3
Unobservable inputs are not corroborated by market data. This category is comprised of financial and nonfinancial assets and liabilities whose fair value is estimated based on internally developed models or methodologies using significant inputs that are generally less readily observable from objective sources.

The following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models and significant assumptions utilized.
(a)
Investments in Finance Receivables, Net

The fair value of the finance receivables is estimated using discounted cash flow analysis, utilizing a market rate at the consolidated balance sheet date that reflects the credit and interest rate risk inherent in the underlying cash flows. Projected future cash flows are calculated based upon contractual maturity and projected repayments of principal. The finance receivables are classified as Level 3 and are not measured at fair value on a recurring basis.
(b)
Investments in Marketable Securities

The fair value of marketable debt securities is estimated using available, observable market data when an active market exists. The Company may obtain prices from relevant active exchange markets, independent pricing service vendors or quotes from market makers or broker dealers that it recognizes to be market participants. Because many securities do not trade on a daily basis, the pricing techniques applied by the pricing service vendors take into account market convention and typically involve multi-dimensional relational models or series of matrices utilizing standard market inputs. Standard market inputs include broker dealer quotes, benchmark yields and securities, issuer spreads, two-sided markets, and Municipal Securities Rulemaking Board (MSRB) reported trades and material event notices.
For securities in which there are no reported trades, or broker quotes or pricing evaluations are not available or are not considered to use significant observable inputs, the Company establishes internally developed pricing models (Level 3 input) using valuation techniques such as discounted present value calculations. Inputs to the valuation techniques would include both observable and unobservable inputs including the Company’s assumptions of loss or risk that market participants would use in pricing the security.
(c)
Investment in Private Fund

The Company uses the Net Asset Value (NAV) per share provided by the fund sponsor as a practical expedient to measure the fair value of its investment in a private equity fund. The private equity fund invests in exchange traded securities, options and warrants with a focus on companies participating in the financial services industry. The fund’s exchange traded instruments are valued by the fund’s sponsor at their respective last reported sale price, or if there have been no sales, at the mid-point of the closing quote. The Company can withdraw its equity investment on a monthly basis following a 10-day prior written notice to the fund’s sponsor.
(d)
Derivative Securities

For the Company’s interest rate derivatives, fair value is based on quoted market prices, and accordingly, are classified as Level 2. As of March 31, 2021, the Company has a short position of 30 year treasury bonds in order to hedge the exposure to changes in the fair value of its trading municipal bond investments attributable to interest rate risk. The Company finances the short position utilizing a reverse repurchase agreement with the same counterparty. The reverse repurchase agreement is reflected net of the short position in treasuries in the consolidated balance sheets as a right of set-off exists in the Master Repurchase Agreement executed with the respective counterparty. There were no interest rate derivatives outstanding as of December 31, 2020.
The following table presents financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2021. The table does not include an investment in a private fund for which the non-published NAV per share is used as a practical expedient to measure fair value:

Asset (liability)	Carrying amount	Level 1	Level 2	Level 3	Fair value
Investments in marketable securities:
Trading:
Municipal debt securities	$79,724,633	—	70,631,106	9,093,527	79,724,633
	79,724,633	—	70,631,106	9,093,527	79,724,633
Available-for-sale:
Municipal debt securities	1,712,490,405	—	1,375,570,803	336,919,602	1,712,490,405
Total marketable securities	1,792,215,038	—	1,446,201,909	346,013,129	1,792,215,038
Reverse repurchase agreement, net
Reverse repurchase agreement	53,984,733	—	53,984,733	—	53,984,733
Repurchase agreement	(51,341,250)	—	(51,341,250)	—	(51,341,250)
Treasuries sold short	—	—	—	—	—
Reverse repurchase agreement, net	2,643,483	—	2,643,483	—	2,643,483
	$1,794,858,521	—	1,448,845,392	346,013,129	1,794,858,521
The following table presents financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2020. The table does not include an investment in a private fund for which the non-published NAV per share is used as a practical expedient to measure fair value:
Asset (liability)	Carrying amount	Level 1	Level 2	Level 3	Fair value
Investments in marketable securities:
Trading:
Municipal debt securities	$56,358,374	—	47,264,847	9,093,527	56,358,374
	56,358,374	—	47,264,847	9,093,527	56,358,374
Available-for-sale:
Municipal debt securities	1,750,590,488	—	1,415,552,416	335,038,072	1,750,590,488
Total marketable securities	1,806,948,862	—	1,462,817,263	344,131,599	1,806,948,862
Reverse repurchase agreement, net
Reverse repurchase agreement	65,041,913	—	65,041,913	—	65,041,913
Repurchase agreement	(61,231,113)	—	(61,231,113)	—	(61,231,113)
Treasuries sold short	—	—	—	—	—
Reverse repurchase agreement, net	3,810,800	—	3,810,800	—	3,810,800
	$1,810,759,662	—	1,466,628,063	344,131,599	1,810,759,662
There were no remeasured assets or liabilities at fair value on a nonrecurring basis during the three months ended March 31, 2021 and 2020.
The following table summarizes the valuation techniques and significant unobservable inputs used for the Company’s investments that are categorized within Level 3 of the fair value hierarchy as of March 31, 2021:

	Fair value at March 31, 2021	Valuation technique	Unobservable inputs	Range of inputs (weighted average)
Investments in marketable securities:
Trading:
Municipal debt investments	$9,093,527	Discounted Cash Flow	WAL	21.0 years
			Yield	9.0%
Available-for-sale:
Municipal debt investments	92,098,081	Market pricing based on recent transactions	Price	$45.00 – $102.00 $(67.75)
	244,821,521	Discounted Cash Flow	WAL	0.5 – 41.1 years (19.8 years)
	336,919,602		Yield	5.5% – 14.0% (10.0)%
Total	$346,013,129
The following table summarizes the valuation techniques and significant unobservable inputs used for the Company’s investments that are categorized within Level 3 of the fair value hierarchy as of December 31, 2020:
	Fair value at December 31, 2020	Valuation technique	Unobservable inputs	Range of inputs (weighted average)
Investments in marketable securities:
Trading:
Municipal debt investments	$9,093,527	Discounted Cash Flow	WAL	18.7 years
			Yield	9.0%
Available-for-sale:
Municipal debt investments	74,819,300	Market pricing based on recent transactions	Price	$45.00 – $100.00 $(71.99)
	260,218,772	Discounted Cash Flow	WAL	0.5 – 41.4 years (18.5 years)
			Yield	6% – 11% (10)%
	335,038,072
Total	$344,131,599
The following table presents information about the Company’s investments that are categorized within Level 3 and measured at fair value on a recurring basis for the three months ended March 31, 2021:

	Beginning balance December 31, 2020	Unrealized gain(loss)	Purchases	Realized gain (loss)	Discount amortization (premium accretion)	Sales/ redemptions	Transfers out of Level 3	Transfers into Level 3	Ending balance March 31 2021	Change in unrealized gains for the year for investments still held at March , 2021
Investments in marketable securities:
Trading	$9,093,527	—	—	—	—	—	—	—	9,093,527	—
Available-for- sale	335,038,072	2,571,115	5,150,730	—	2,153,032	(3,190,661)	(19,743,839)	14,941,153	336,919,602	2,571,115
	$344,131,599	2,571,115	5,150,730	—	2,153,032	(3,190,661)	(19,743,839)	14,941,153	346,013,129	2,571,115
The following table presents information about the Company’s investments that are categorized within Level 3 and measured at fair value on a recurring basis for the three months ended March 31, 2020:
	Beginning balance December 31, 2019	Unrealized gain(loss)	Purchases	Realized gain (loss)	Discount amortization (premium accretion)	Sales/ redemptions	Transfers out of Level 3	Transfers into Level 3	Ending balance March 31, 2020	Change in unrealized gains for the period for investments still held at March 31, 2020
Investments in marketable securities:
Trading	$8,741,527	—	—	—	—	—	—	—	8,741,527	—
Available-for-sale	252,581,167	(606,864)	238,678	—	2,147,593	(4,725,262)	—	—	249,635,312	—
	$261,322,694	(606,864)	238,678	—	2,147,593	(4,725,262)	—	—	258,376,839	—
The following table presents a summary of fair value estimates for financial instruments that are not carried at fair value on a recurring basis as of March 31, 2021 and December 31, 2020. The table excludes lease contracts and receivables and payables due in one year or less.
		Estimated fair value
	Carrying amount	Level 1	Level 2	Level 3	Total
March 31, 2021
Financial assets
Cash and cash equivalents and restricted cash	$72,374,692	72,374,692	—	—	72,374,692
Investments in finance receivables	71,790,904	—	—	76,232,389	76,232,389
Investment in private fund	1,597,549	—	1,597,549	—	1,597,549
Total financial assets	$145,763,145	72,374,692	1,597,549	76,232,389	150,204,630
Financial liabilities
Secured borrowings	$162,975,439	—	162,975,439	—	162,975,439
Mandatorily redeemable noncontrolling interest in consolidated entities	347,524,350	—	—	353,382,279	353,382,279
Total financial liabilities	$510,499,789	—	162,975,439	353,382,279	516,357,718

		Estimated fair value
	Carrying amount	Level 1	Level 2	Level 3	Total
December 31, 2020
Financial assets
Cash and cash equivalents and restricted cash	$88,220,755	88,220,755	—	—	88,220,755
Investments in finance receivables	76,523,447	—	—	78,503,682	78,503,682
Investment in private fund	1,418,472	—	1,418,472	—	1,418,472
Total financial assets	$166,162,674	88,220,755	1,418,472	78,503,682	168,142,909
Financial liabilities
Secured borrowings	$162,964,352	—	162,964,352	—	162,964,352
Mandatorily redeemable noncontrolling interest in consolidated entities	330,817,000	—	—	333,762,530	333,762,530
Total financial liabilities	$493,781,352	—	162,964,352	333,762,530	496,726,882

(8)
Offsetting assets and liabilities

As of March 31, 2021 and December 31, 2020, the Company has certain financial transactions that are either subject to an enforceable master netting agreement or meet the following right of set-off criteria: each of the two parties owes the other determinable amounts, the Company has the right to set-off the amounts owed with the amounts owed by the other party, the Company intends to set-off, and the Company’s right of set-off is enforceable at law. The respective master netting agreements and other agreements that include the right of set-off, would allow the Company to close out and net its total exposure to a specified counterparty in the events of default or early termination with respect to any and all the transactions governed under a single agreement with the counterparty.
The following tables provide disclosure regarding the effect and potential effect of offsetting of recognized assets and liabilities presented in the consolidated balance sheet at March 31, 2021.
	Gross amounts of recognized assets (liabilities)	Gross amounts offset in the consolidated balance sheet	Net amounts of assets (liabilities) presented in the consolidated balance sheet	Amounts not offset in the consolidated balance sheet
				Financial instruments (policy election)(1)	Financial instruments (accounting criteria not met)(2)	Financial collateral assets pledged(3)	Net amount
Description:
Reverse repurchase agreement asset	$53,984,733	(51,341,250)	2,643,483	—	—	—	2,643,483
Secured Borrowings:
TOB Trust debt financing	(149,885,439)	—	(149,885,439)	—	—	149,885,439	—
Total Return Swap	(13,090,000)	—	(13,090,000)	—	—	13,090,000	—
Total	$(108,990,706)	(51,341,250)	(160,331,956)	—	—	162,975,439	2,643,483
The following tables provide disclosure regarding the effect and potential effect of offsetting of recognized assets and liabilities presented in the consolidated balance sheet at December 31, 2020.

	Gross amounts of recognized assets (liabilities)	Gross amounts offset in the consolidated balance sheet	Net amounts of assets (liabilities) presented in the consolidated balance sheet	Amounts not offset in the consolidated balance sheet
				Financial instruments (policy election)(1)	Financial instruments (accounting criteria not met)(2)	Financial collateral assets pledged(3)	Net amount
Description:
Reverse repurchase agreement asset	$65,041,913	(61,231,113)	3,810,800	—	—	—	3,810,800
Secured Borrowings:
TOB Trust debt financing	(149,874,352)	—	(149,874,352)	—	—	149,874,352	—
Total Return Swap	(13,090,000)	—	(13,090,000)	—	—	13,090,000	—
Total	$(97,922,439)	(61,231,113)	(159,153,552)	—	—	162,964,352	3,810,800
(1)
Amounts related to master netting agreements which have been determined by the Company to be legally enforceable in the event of default and where certain other criteria are met in accordance with applicable offsetting accounting guidance, but were not offset due to management’s accounting election.

(2)
Amounts relate to master netting agreements which have been determined by the Company to be legally enforceable in the event of default, but where certain other criteria are not met in accordance with applicable offsetting accounting guidance.

(3)
Amounts relate to master netting agreements and collateral agreements which have been determined by the Company to be legally enforceable in the event of default and where other criteria are not met in accordance with applicable offsetting accounting guidance. The collateral amounts may exceed the related net amounts of financial assets and liabilities presented in the consolidated balance sheet. Where this is the case, the total amount reported above is limited to the net amounts of financial assets and liabilities with that counterparty. See total amount of assets pledged under Secured borrowings in note 6 of the consolidated financial statements.

(9)
Employee benefit plans

Effective January 1, 2015, the Company established a 401(k) defined contribution savings plans for eligible employees. The plan generally allows all its employees to participate and provides employer matching contributions equal to 50% of the employee contributions on up to 12.5% of the employee’s total annual compensation. The employer matching contributions fully vest to any newly hired employees ratably over 5 years. Total expense recognized in the consolidated statements of income associated with the employer matching contributions was $237,000 and $246,000 for the three months ended March 31, 2021 and 2020, respectively.
(10)   Accounts payable and other liabilities
Included in accounts payable and other liabilities at March 31, 2021 and December 31, 2020:
	March 31, 2021	December 31, 2020
Marketable securities purchased not yet settled	$23,344,090	1,513
Accounts payable and accrued expenses	4,397,830	4,569,380
Accrued incentive expense	2,295,431	7,700,000
Accrued interest expense	2,192,368	1,152,515
Operating lease liability	245,548	303,714
Total accounts payable and accrued liabilities	$32,475,267	13,727,122
(11)   Members’ capital
In accordance with the Third Amended and Restated Limited Liability Company Agreement (LLC Agreement) dated April 17, 2015, as amended, there are two authorized classes of Common Units including Ordinary Common Units and Incentive Common Units issued to Investor Members and Employee Members, respectively. The rights, preferences and obligations of each Common Unit type are defined in the LLC Agreement and the 2015 Restricted Equity Incentive Plan (Incentive Plan) established during the year ended December 31, 2015. Each Ordinary

Common Unit entitles its respective holder to one vote on matters to be decided by a vote of the Members. Incentive Common Units have no voting rights. Ordinary Common Units also include preemptive rights on any new interests in the Company. Pursuant to the LLC Agreement, no Member will be liable for any debts, obligations or liabilities of the Company or any other Member, whether arising in tort, contract or otherwise, solely by reason of being a Member; provided, however, that the foregoing shall not limit the liability of such Member to the Company by reason of acts or omissions of such Member that involve intentional misconduct or a knowing law violation.
The LLC Agreement generally provides for income to be allocated in a manner consistent with each Investor Member and Employee Member’s percentage ownership interest. Distributions are allocated among the holders of the Ordinary Common Units and Incentive Common Units pursuant to a waterfall structure defined in the LLC Agreement. At or near the end of each calendar year, Investor Members can elect to reinvest future distributions into additional Ordinary Common Units at a price equal to the then fair value (determined by the Company’s latest independent valuation) of the Ordinary Common Units on the applicable distribution date.
The Incentive Plan awards Incentive Common Units, as defined by the LLC Agreement, to eligible employees. The goal of the Incentive Plan is to attract and retain highly competent individuals by providing such individuals an economic interest in the Company. The total number of Incentive Common Units currently authorized to be issued under the LLC Agreement and the Incentive Plan is 200,000, subject to increase or decrease by the Board. The number of Incentive Common Units awarded to any eligible employee under the Incentive Plan is determined by the Board. Each Incentive Common Unit award automatically vests 20% on each of the first five one-year anniversaries from the date of issuance. If a recipient’s employment is terminated post-vesting, the cancellation of the award, or lack thereof, is determined based on reason of termination. Good Reason resignation, as defined by the Incentive Plan, or termination by the Company without Cause, allows for vested Incentive Common Units awards to remain outstanding for a period of two years from the termination date. If a resignation is without Good Reason, or is by the Company for Cause, then 50% of the outstanding vested Incentive Common Units will be cancelled and cease to be outstanding as of the termination date, and the other 50% will remain outstanding for a period of two years from the termination date. Any distribution due to the Incentive Common Unit holder rests solely upon a significant capital transaction such as a sale, merger, initial public offering, reorganization, combination, consolidation, liquidation or dissolution of the Company that results in the receipt of cash or marketable securities by the Investor Members holding Ordinary Common Units (Liquidity Event). Subject to the LLC Agreement terms, holders of Incentive Common Units upon a Liquidity Event will be distributed in aggregate (a) fair value of the Equity at time of distribution, determined by the Company’s latest independent valuation, minus (b) the Company’s book value as of the month end prior to distribution, multiplied by (c) 15%. On Septemer 1, 2018, all outstanding Incentive Common Units held by employees were contributed to a newly formed entity, Preston Hollow Partners, LLC (PHP), and exchanged for Membership Interests of PHP that are governed by an agreement that mirrors the above terms. Incentive Common Unit awards totaling 156,522 were outstanding as of March 31, 2021 and December 31, 2020. In accordance with ASC Topic 718 — Stock Compensation, the Company views this plan, from a GAAP perspective, as having no grant date as of March 31, 2021. All significant terms are not mutually understood as the exercise price of the Incentive Common Units is based on the book value of the Company at an unknown future date prior to a Liquidity Event. The grant date is considered to be the date that the Liquidity Event becomes probable. No compensation expense has been recorded in the three months ended March 31, 2021 and 2020. Once an award is deemed granted, the Company will recognize compensation expense over the requisite service period or immediately if the respective service period is already completed.
No capital contributions occurred during the three months ended March 31, 2021 and 2020. All subscribed equity has been drawn as of March 31, 2021.
As of March 31, 2021, PHC LLC has outstanding warrants issued to certain Members to purchase a total of 221,458 Ordinary Common Units at a current strike price of $71.04. The warrants were issued pro rata to an initial group of investors that invested in PHC LLC Ordinary Common Units at book value in connection with its initial capital raise. The purpose was to allow these investors the right to purchase an additional 5% of Ordinary Common Units in the future. The warrant contracts are classified as equity as physical settlement or net-share settlement is required and the contracts are indexed to PHC LLC’s own equity. At the time of issuance of the warrants the fair value was determined to be de minimis.
(12)   Other commitments and contingencies
(a)
Operating Lease Obligations

The Company leases 14,033 square feet of office space in Dallas, Texas to be used for its corporate headquarters. The Company has subleased 2,640 square feet of the office space to a third party. The lease termination date is May 2022 and does not include any extensions.
On August 10, 2016, in conjunction with the hiring of three professionals in San Francisco, California, the Company entered into an existing lease assignment for 5,730 square feet of office space with a term of approximately 4.5 years. The lease was terminated in January 2021.
Total lease expense recognized under these leases is approximately $107,000 and $179,000, respectively for the three months ended March 31, 2021 and 2020 and is included in administrative and other operating expense in the consolidated statements of income.
In compliance with ASC Topic 842, the Company recognized a right to use asset and a lease liability which as of March 31, 2021 is approximately $235,000 and $246,000, respectively.
Below is a maturity analysis of the operating lease liability reflected on the consolidated balance sheet as of March 31, 2021:
Lease payments allocable to office operating lease
2021	$186,973
2022	63,964
$250,937
Present value of operating lease liability	$245,548

(b)
Litigation

The Company is periodically involved in ordinary routine litigation incidental to its business, including actions relating to properties securing its municipal bond investments held by the Company. In the Company’s judgment, there are no pending legal proceedings to which the Company is a party or to which any of the properties which collateralize the Company’s municipal bond investments are subject the resolution of which is expected to have a material adverse effect on the Company’s consolidated results of operations, cash flows, or financial condition.
(c)
Indemnification

As permitted by Delaware law, the Company has agreements, pursuant to the LLC Agreement, whereby it indemnifies its current or former officers and Members for certain events or occurrences while the officer or Member is, or was, serving at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company maintains a director and officer insurance policy that limits its exposure and enables the Company to recover a portion of any such amounts. The Company had no liabilities recorded for these agreements as of March 31, 2021 and December 31, 2020.
(13)   Subsequent events
The Company has evaluated subsequent events through July 6, 2021, the date which these consolidated financial statements were available to be issued, and has determined that there have not been any events that have occurred that would require adjustments to, or disclosures in, the consolidated financial statements.

Through and including            , 2021 (the 25th day after the date of this prospectus), all dealers that effect transactions in shares of our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
10,526,316 SHARES
Preston Hollow Community Capital, Inc.
Class A Common Stock

PRELIMINARY PROSPECTUS

J.P. Morgan
Barclays
UBS Investment Bank
Piper Sandler
Deutsche Bank Securities
Loop Capital Markets

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE listing fee.
SEC Registration Fee	$26,413.69
FINRA Filing Fee	$36,816
Listing Fee	$25,000
Accounting Fees & Expenses	$300,000
Legal Fees and Expenses	$1,501,770
Printing Fees and Expenses	$80,000
Transfer Agent and Registrar Fees	$10,000
Miscellaneous	$20,000
Total	$2,000,000
Item 14.   Indemnification of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property, or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our Charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:
1. the act or omission of the director or officer was material to the matter giving rise to the proceeding and
•
was committed in bad faith; or

•
was the result of active and deliberate dishonesty;

2. the director or officer actually received an improper personal benefit in money, property or services; or
3. in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

The MGCL permits a Maryland corporation to advance reasonable expenses incurred by a director or officer who is party to a proceeding in advance of the final disposition of the proceeding upon its receipt of:
•
a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•
a written undertaking by the director or officer or on his or her behalf to repay the amount advanced to him or her if it is ultimately determined that the standard of conduct for indemnification by the corporation was not met.

Our Charter obligates us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•
any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

•
any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•
any individual who served any predecessor of our company, including PHC LLC in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity.

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require that, subject to certain conditions, we indemnify each director and officer to the fullest extent permitted by law against any and all liabilities and expenses to which they may become subject by reason of their service as a director, officer, employee, or agent of our Company, and that we advance to each director and officer all related expenses incurred by each director or officer in defense of any claim or proceeding without any preliminary determination of the director’s or officer’s entitlement to indemnification; provided, that any amounts advanced will be refunded to us by the indemnified director or officer if it is ultimately determined that they did not meet the standard of conduct necessary for indemnification. The indemnification agreements also require that we maintain directors’ and officers’ liability insurance covering our directors and officers on terms at least as favorable as the policy coverage in place as of the date each indemnification agreement is entered into. Each indemnification agreement may only be amended by the mutual written agreement of our Company and the director or officer party thereto.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities
On June 23, 2021 and July 12, 2021, respectively, (i) the Registrant issued 50 shares of Class A common stock, and (ii) PHCC OP, LP issued 50 Class A OP units to Preston Hollow Capital, LLC, each at a price of $10 per share and unit, for an aggregate purchase price of $1,000. In connection with Preston Hollow Capital, LLC's purchase of 50 Class A OP units the Registrant also issued to Preston Hollow Capital, LLC, 50 shares of Class B common stock for $10.00 in the aggregate (representing 2%, or 1/50, of the purchase price per share of the Class A OP Units).
The issuance of the Class A common stock, Class B common stock, and OP units described above was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, as transactions by an issuer not involving a public offering.

Item 16.   Financial Statements and Exhibits
(A) Financial Statements: See Index to Financial Statements.
(B) Exhibits: The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-1:
Exhibit	Description
1.1#	Form of Underwriting Agreement
3.1	Form of Articles of Amendment and Restatement
3.2	Form of Amended and Restated Bylaws
4.1#	Form of Specimen Class A Common Stock Certificate of Preston Hollow Community Capital, Inc.
4.2#	Form of Specimen Class B Common Stock Certificate of Preston Hollow Community Capital, Inc.
5.1#	Opinion of Clifford Chance US LLP
10.1#	Form of Shared Resources and Cooperation Agreement
10.2#	Form of Registration Rights Agreement
10.3#	Form of First Amended and Restated Limited Partnership Agreement
10.4#†	Form of 2021 Equity Incentive Plan
10.5#	Form of Indemnification Agreement
10.6#	Tax Receivables Agreement
10.7*	Standard Terms and Provisions of Trust Agreement with respect to Taxable Term A/B Trust Certificates, Class A and Taxable Term A/B Trust Certificates, Class B, dated August 6, 2020
10.8*
Amendment No. 2 to Credit Facility dated February 26, 2021, amending and restating the Credit
Facility Agreement dated July 2, 2019 by and between Preston Hollow Capital, LLC and Mitsubishi UFJ
Trust and Banking Corporation.

10.9#†	Form of Employment Agreement by and between Preston Hollow Community Capital, Inc. and Jim Thompson.
10.10#†	Form of Employment Agreement by and between Preston Hollow Community Capital, Inc. and Cliff Weiner.
10.11#†	Form of Employment Agreement by and between Preston Hollow Community Capital, Inc. and Paige Deskin.
10.12#†	Form of Employment Agreement by and between Preston Hollow Community Capital, Inc. and Ramiro Albarran.
10.13#†	Form of Employment Agreement by and between Preston Hollow Community Capital, Inc. and Charlie Visconsi.
10.14#†	Form of Restricted Share Unit Award Agreement
10.15#†	Form of Restricted Share Award Agreement
10.16#†	Form of LTIP Unit Award Agreement
21.1#	List of subsidiaries of Registrant
23.1	Consent of KPMG LLP, independent registered public accounting firm with respect to Preston Hollow Community Capital, Inc.

Exhibit	Description
23.2	Consent of KPMG LLP, independent registered public accounting firm with respect to Preston Hollow Capital, LLC
23.3#	Consent of Clifford Chance US LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney
99.1*	Consent of Jim Thompson as a director nominee
99.2*	Consent of Christopher Doody as a director nominee
99.3*	Consent of Alex Rogers as a director nominee
99.4	Consent of Mindy Hegi as a director nominee
99.5	Consent of J. Brendan Herron as a director nominee
# To be filed by amendment.
† Indicates management contract or compensatory plan.
* Previously filed.
Item 17.   Undertakings
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, in the State of Texas, on this 21st of July, 2021.
PRESTON HOLLOW COMMUNITY CAPITAL, INC.
By:
/s/ Jim Thompson

Name: Jim Thompson
Title: Sole director of the Board of Directors, Chairman nominee, Chief Executive Officer, and President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Date: July 21, 2021	/s/ Jim Thompson Jim Thompson Sole director of the Board of Directors, Chairman nominee, Chief Executive Officer, and President (Principal Executive Officer)
Date: July 21, 2021	/s/ Paige Deskin Paige Deskin Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)